                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                 NEOPATH, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[ ] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1) Title of each class of securities to which transactions apply:

    (2) Aggregate number of securities to which transactions apply:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transactions:

    (5) Total fee paid:

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   -----------------------------------------------------------------------------

                                 [NEOPATH LOGO]

                              8271 154TH AVENUE NE
                           REDMOND, WASHINGTON 98052

                                  NASDAQ: NPTH


                                                              September 10, 1999

Dear Stockholder:

     I am pleased to invite you to a special meeting of shareholders on September 30, 1999 at 10:00 a.m. at NeoPath's offices at 8271 154th Avenue NE, Redmond, Washington. At the meeting, you will be asked to approve the merger of NeoPath with a subsidiary of AutoCyte, Inc. Please review the enclosed information regarding the merger and complete your proxy today to vote "FOR" the approval of the merger.

     We need the affirmative vote of a majority of the outstanding shares of NeoPath common stock to approve the merger. If the NeoPath shareholders approve the merger, and the AutoCyte stockholders approve an amendment to AutoCyte's restated certificate of incorporation increasing its authorized common stock and the issuance of the AutoCyte common stock in the merger, the merger should be completed shortly after the special meeting.

     We believe that the proposed transaction with AutoCyte will successfully combine two of the most advanced technologies currently available for cervical cancer screening, including Pap smears: AutoCyte's liquid-based thin-layer specimen sample preparation and our automated sample screening system. We believe that the combination of AutoCyte and NeoPath will enhance our ability to pursue our mission of saving lives through visual intelligence. Our collective funding, research expertise and intellectual property resources will help us to reach critical milestones and potentially develop additional products.

     In the merger, NeoPath shareholders will receive 0.7903 shares of AutoCyte common stock for each share of NeoPath common stock. In addition, all options and warrants of NeoPath outstanding after the merger will convert into options and warrants to purchase AutoCyte common stock. After the merger, NeoPath shareholders will own approximately 49 percent of the outstanding AutoCyte common stock.

        PLEASE READ THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS FOR DETAILED INFORMATION ABOUT THE PROPOSED MERGER. WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY. IN ADDITION, YOU MAY OBTAIN OTHER INFORMATION ABOUT AUTOCYTE AND NEOPATH FROM DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

     Whether or not you plan to attend the special meeting, please complete and mail the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approving the merger. Your vote is very important.

     We appreciate your support in this very important transaction. We are very enthusiastic about the merger with AutoCyte, and are confident that the combined company will grow and prosper in a competitive marketplace. On behalf of the board of directors of NeoPath, I urge you to vote "FOR" the approval of the proposal.


                                          Sincerely,

                                          Ronald R. Bromfield
                                          President and Chief Executive Officer

--------------------------------------------------------------------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

           Joint proxy statement/prospectus dated September 8, 1999, and first mailed to shareholders on or about September 10, 1999.

                                 [NEOPATH LOGO]

                             8271 154(TH) AVENUE NE
                           REDMOND, WASHINGTON 98052

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 30, 1999


TO THE SHAREHOLDERS OF NEOPATH, INC:

     WE HEREBY NOTIFY YOU that NeoPath will hold a special meeting of its shareholders at 10:00 a.m. on September 30, 1999 at NeoPath's offices at 8271 154th Avenue NE, Redmond, Washington, for the following purposes:

        1. To consider and vote on an agreement and plan of merger with AutoCyte in which each outstanding share of NeoPath common stock will be converted into 0.7903 shares of AutoCyte common stock. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

        2. To transact any other business that properly comes before the special meeting or any adjournment(s) of the meeting.

     Only holders of shares of NeoPath common stock on September 8, 1999 may vote at the special meeting.

     To approve the merger, holders of a majority of the outstanding shares of NeoPath common stock must vote in favor of the merger. A majority of the outstanding shares of NeoPath common stock entitled to vote, represented in person or by proxy, constitutes a quorum for consideration of the merger agreement.

     If your shares are held through a bank or brokerage firm and you plan to vote your shares in person at the special meeting, please request a letter or some other evidence of ownership from your bank or brokerage firm.

     You will find information regarding the merger, the merger agreement, NeoPath, and AutoCyte in the accompanying joint proxy statement/prospectus.

     Shareholders of NeoPath who do not vote in favor of the merger agreement and who comply with the requirements of Section 238.12.020 of the Washington Business Corporation Act are entitled to appraisal rights based on the value of NeoPath shares they hold immediately prior to the merger. The text of Section
238.12.020 is attached as Annex B to the accompanying joint proxy statement/prospectus. THESE RIGHTS OF APPRAISAL ARE DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.


                                          By order of the Board of Directors


                                          Ronald R. Bromfield
                                          President and Chief Executive Officer

September 10, 1999

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

QUESTIONS & ANSWERS ABOUT THE MERGER......................................    1
SUMMARY...................................................................    4
COMPARATIVE PER SHARE DATA................................................   13
COMPARATIVE MARKET PRICES AND DIVIDENDS...................................   14
RISK FACTORS..............................................................   16
FORWARD-LOOKING STATEMENTS................................................   27
MEETINGS, VOTING AND PROXIES..............................................   28
The AutoCyte Special Meeting..............................................   28
The NeoPath Special Meeting...............................................   29
THE MERGER................................................................   30
General Description of the Merger.........................................   30
Background of the Merger..................................................   30
AutoCyte's Reasons for the Merger; Recommendations of the
  AutoCyte Board..........................................................   33
Opinion of Warburg Dillon Read LLC........................................   34
NeoPath's Reasons for the Merger; Recommendation of the
  NeoPath Board...........................................................   37
Opinion of Credit Suisse First Boston Corporation.........................   39
Accounting Treatment......................................................   44
Material Federal Income Tax Consequences..................................   44
NeoPath Shareholder Appraisal Rights......................................   46
Nasdaq Listing of AutoCyte Common Stock...................................   47
Federal Securities Law Consequences.......................................   48
Regulatory Matters........................................................   48
Potential Conflicts and Interests of Certain Persons in the
  Merger..................................................................   48
OVERVIEW OF THE CERVICAL CANCER SCREENING MARKET..........................   50
BUSINESS OF AUTOCYTE......................................................   52
BUSINESS OF NEOPATH.......................................................   70
RELATIONSHIPS BETWEEN AUTOCYTE AND NEOPATH................................   80
AUTOCYTE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.....................................   81
NEOPATH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.....................................   87
MANAGEMENT AFTER THE MERGER...............................................   96
Executive Directors.......................................................   96
Compensation of AutoCyte Executive Officers...............................   99
Director Compensation.....................................................  101
Compensation Committee Interlocks, Insider Participation and
  Certain Transactions of AutoCyte........................................  101
Compensation of NeoPath Executive Officers................................  102
NeoPath Compensation Committee Interlocks and Insider
  Participation...........................................................  104
THE MERGER AGREEMENT......................................................  104
Structure of the Merger...................................................  104
Effective Time............................................................  104
Merger Consideration......................................................  104
No Fractional Shares......................................................  104
Exchange of Share Certificates............................................  104
Treatment of NeoPath common stock options and warrants....................  105
Representations and Warranties............................................  106
Certain Covenants.........................................................  107
Conditions to the Merger..................................................  108
Amendments; Waivers.......................................................  109
No Solicitation...........................................................  109

                                                                           PAGE
                                                                           ----

Termination of the Merger Agreement.......................................  109
Termination Fees and Expenses.............................................  110
No Limitations on Recovering for Willful Breach...........................  111
Stockholder Voting Agreements.............................................  111
Affiliate Letter; Resales of Shares of AutoCyte Common Stock............... 111
PRINCIPAL STOCKHOLDERS....................................................  113
AutoCyte Share Ownership..................................................  113
NeoPath Share Ownership...................................................  115
DESCRIPTION OF AUTOCYTE CAPITAL STOCK.....................................  116
Common Stock..............................................................  116
Preferred Stock...........................................................  116
Anti-Takeover Measures....................................................  117
Transfer Agent............................................................  117
COMPARATIVE RIGHTS OF HOLDERS OF NEOPATH AND AUTOCYTE COMMON
  STOCK...................................................................  117
Authorized Capital Stock..................................................  118
Boards of Directors.......................................................  118
Removal of Directors......................................................  118
Special Meetings of Stockholders; Stockholder Action Without
  Meeting.................................................................  119
Stockholder Proposals.....................................................  119
Quorum for Meeting of Stockholders........................................  119
Stockholder's Voting Rights...............................................  119
Provisions Relating to Acquisitions and Business
  Combinations............................................................  119
Mergers, Acquisitions and Other Transactions..............................  121
Dissenters' Rights........................................................  121
Amendment of Governing Instruments........................................  122
Dividends.................................................................  123
Terms of Conversion.......................................................  123
Liquidation Rights........................................................  123
Stockholder Rights Plans..................................................  123
Liability of Directors and Officers.......................................  123
Indemnification of Directors and Officers.................................  124
Stockholders' Suits.......................................................  125
AMENDMENT OF AUTOCYTE'S RESTATED CERTIFICATE OF
  INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES
  OF CAPITAL STOCK........................................................  126
AMENDMENT OF AUTOCYTE'S RESTATED CERTIFICATE OF
  INCORPORATION TO CHANGE AUTOCYTE'S NAME FROM "AUTOCYTE,
  INC." TO "TRI-PATH IMAGING, INC.".......................................  128
LEGAL MATTERS.............................................................  129
EXPERTS...................................................................  129
FUTURE AUTOCYTE STOCKHOLDER PROPOSALS.....................................  129
FUTURE NEOPATH SHAREHOLDER PROPOSALS......................................  129
OTHER MATTERS.............................................................  129
WHERE YOU CAN FIND MORE INFORMATION.......................................  130
INDEX TO AUTOCYTE AND NEOPATH FINANCIAL STATEMENTS........................  F-1

Annex A   Agreement and Plan of Merger among AutoCyte, Inc., Trilogy
          Acquisition Corp. and NeoPath, Inc. ............................  A-1
Annex B   Section 238.12.020 of the Washington Business Corporation
          Act.............................................................  B-1
Annex C   Opinion of Warburg Dillon Read LLC..............................  C-1
Annex D   Opinion of Credit Suisse First Boston Corporation...............  D-1

                      QUESTIONS & ANSWERS ABOUT THE MERGER

1. HOW WILL THESE TWO COMPANIES MERGE?

     AutoCyte and NeoPath will combine when a wholly-owned subsidiary of AutoCyte merges with and into NeoPath. NeoPath will then be a wholly-owned subsidiary of AutoCyte.

2. WHAT WILL NEOPATH SHAREHOLDERS RECEIVE?

     Each share of outstanding NeoPath common stock will convert into the right to receive 0.7903 shares of AutoCyte common stock, together with cash instead of fractional shares.

     Please read the more detailed description of conversion of shares on page 104.

     On June 4, 1999, the last full trading day before the public announcement of the merger, the closing price of AutoCyte common stock was $7.75 and on September 7, 1999, the closing price of the AutoCyte common stock was $6.50.

3. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

     We intend that the merger qualify as tax-free so that neither NeoPath, AutoCyte nor the AutoCyte wholly-owned subsidiary will recognize any gain or loss solely by reason of the merger and no gain or loss will be recognized by NeoPath shareholders on their receipt of AutoCyte common stock solely in exchange for NeoPath common stock in the merger. NeoPath shareholders will, however, recognize gain or loss on any cash they receive instead of fractional shares. NeoPath shareholders should consult their tax advisors for a full understanding of the tax consequences of the merger.

4. WHO MUST APPROVE THE MERGER?

     NeoPath's board of directors and AutoCyte's board of directors have already approved the merger. NeoPath's shareholders must also approve the merger. AutoCyte's stockholders must approve the amendment to AutoCyte's restated certificate of incorporation increasing AutoCyte's authorized common stock and the issuance of AutoCyte common stock in the merger. Both stockholder approvals are necessary for the merger to be completed.

5. WHY IS AUTOCYTE'S BOARD OF DIRECTORS RECOMMENDING APPROVAL OF THE
TRANSACTION?

     AutoCyte's board of directors believes that the merger represents an opportunity to acquire new technology, products and employees that would allow AutoCyte to provide a more comprehensive product offering to the cervical cancer screening market. AutoCyte's board of directors also believes that the terms of the merger are fair to, and in the best interests of, AutoCyte and its stockholders.

6. WHY IS NEOPATH'S BOARD OF DIRECTORS RECOMMENDING APPROVAL OF THE TRANSACTION?

     NeoPath's board of directors believes that the merger will create a combined company with the technology and personnel to make a strong impact in the cervical cancer screening market. NeoPath's board also believes that the terms of the merger are fair to, and in the best interests of, the NeoPath shareholders.

7. WHEN IS THE AUTOCYTE SPECIAL MEETING?

     The AutoCyte special meeting will take place on September 30, 1999.

8. WHAT PROPOSALS ARE AUTOCYTE STOCKHOLDERS VOTING ON?

     AutoCyte stockholders are being asked to approve the issuance of 0.7903 shares of AutoCyte common stock in the merger for each outstanding share of NeoPath common stock and to amend AutoCyte's restated certificate of incorporation to increase the number of authorized common shares from 20,650,000 shares to 49,000,000 shares and to change AutoCyte's name from "AutoCyte, Inc." to "TriPath Imaging, Inc."

9. WHEN IS THE NEOPATH SPECIAL MEETING?

     The NeoPath special meeting will take place on September 30, 1999.

10. WHAT PROPOSALS ARE NEOPATH SHAREHOLDERS VOTING ON?

     NeoPath shareholders are being asked to approve the merger agreement.

11. WHAT STOCKHOLDER VOTE IS REQUIRED TO APPROVE THE MERGER?

     The holders of at least a majority of the outstanding shares of NeoPath common stock must vote in favor of the merger agreement. Likewise, the holders of at least a majority of the outstanding shares of AutoCyte common stock must vote in favor of the amendment to AutoCyte's restated certificate of incorporation increasing AutoCyte's authorized common stock. A majority of votes cast at the AutoCyte special meeting must vote in favor of the AutoCyte stock issuance. For both NeoPath and AutoCyte, a majority of the outstanding stock entitled to vote constitutes a quorum for each meeting.

12. WHO IS ENTITLED TO VOTE?

     Holders of record of NeoPath common stock on September 8, 1999 may vote at the NeoPath shareholders meeting. As of September 8, 1999, approximately 17,448,802 shares of NeoPath common stock were outstanding.

     Holders of record of AutoCyte common stock on September 8, 1999 may vote at the AutoCyte stockholders meeting. As of September 8, 1999, approximately 14,292,942 shares of AutoCyte common stock were outstanding.

13. WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

     We are working to complete all aspects of the merger transaction as quickly as possible. We currently expect the merger to be completed shortly after stockholder approvals are obtained at both the NeoPath and AutoCyte special meetings.

14. WHAT DO I NEED TO DO NOW?

     After you have carefully read this joint proxy statement/prospectus, just complete, sign and mail your proxy card in the enclosed return envelope as soon as possible. That way, your shares will be represented at the AutoCyte or NeoPath special meeting.

     In the case of the NeoPath shareholder meeting, failure to return a proxy card will have the same effect as a vote against the merger agreement.

     In the case of the AutoCyte stockholders meeting, failure to return a proxy card will have the same effect as a vote against the proposal to increase the authorized shares of AutoCyte. Approval of this proposal is a condition to completing the merger.

15. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

     Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker.

16. CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY CARD?

     Yes, you may change your vote at any time before the vote takes place. You can attend the special meeting and vote in person to do so.

     If you are an AutoCyte stockholder, you also can complete a new proxy card or send a written notice stating you would like to revoke your proxy. These should be sent to: AutoCyte, Inc., 780 Plantation Drive, Burlington, North Carolina 27215, Attention: President.

     If you are a NeoPath shareholder, you also can complete a new proxy card or send a written notice stating you would like to revoke your proxy. These should be sent to: NeoPath, Inc., 8271 154th Avenue NE, Redmond, Washington 98052,
Attention: President.

17. SHOULD I SEND IN MY NEOPATH STOCK CERTIFICATES NOW?

     No. For now you should continue to hold your certificates. If the merger is completed, you will receive a set of materials with instructions on how to exchange your shares of NeoPath common stock for AutoCyte common stock. You should use these materials to submit your certificates.

18. WHERE WILL MY SHARES OF AUTOCYTE COMMON STOCK BE TRADED?

     AutoCyte common stock is listed and traded on the Nasdaq National Market.

19. WILL THE NEOPATH STOCK OPTIONS AND WARRANTS BE EXCHANGED IN THE MERGER?

     Yes. Each option and warrant to purchase NeoPath common stock outstanding after the merger will be exchanged into a right to purchase shares of AutoCyte common stock. As a holder of an option or eligible warrant to purchase shares of NeoPath common stock, you will receive an option or warrant to purchase a number of shares of AutoCyte common stock equal to the number of shares you would have been eligible to purchase under your NeoPath option or warrant multiplied by
0.7903. The exercise price for the options and warrants to purchase shares of AutoCyte common stock will be the exercise price under the NeoPath option or warrant divided by 0.7903.

20. WHO SHOULD I CALL IF I HAVE ANY ADDITIONAL QUESTIONS?

     AutoCyte stockholders may call AutoCyte's Investor Relations at (336) 222-9707.

     NeoPath shareholders may call NeoPath's Investor Relations at (425)
556-4699.

21. ARE THERE ANY RISKS ASSOCIATED WITH THE MERGER?

     The merger does involve some risks. For a discussion of certain risks factors that you should consider in evaluating the merger, see "Risk Factors" beginning on page 16.

--------------------------------------------------------------------------------

                                    SUMMARY

     This summary highlights information from this joint proxy statement/prospectus. For a more complete description of the transaction, you should read this entire document, including the materials attached as annexes, and the other documents that we have referred you to. See "Where You Can Find More Information" on page 130. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

                                 THE COMPANIES

AUTOCYTE (SEE PAGE 52)

     AutoCyte develops, manufactures and markets the only integrated automated sample preparation and image analysis system to support professionals in cervical cancer screening. AutoCyte's integrated system is comprised of two separate products: the AutoCyte PREP System(TM) for sample preparation and the AutoCyte SCREEN System(TM) for image analysis. On June 17, 1999, AutoCyte received regulatory approval from the FDA to market PREP as a replacement for the conventional Pap smear preparation. AutoCyte is currently seeking regulatory approval of SCREEN for sale in the United States for cervical cancer screening. AutoCyte began sales of PREP in the United States for non-gynecologic applications in 1993 and with recent FDA approval, has begun selling PREP in the United States for gynecologic applications, its principal application. In addition, AutoCyte's Pathology Workstation product line works with some of AutoCyte's other product offerings to provide tools for data storage and transmission of cellular and tissue images, and tools for diagnosis of disease from cytology and pathology specimens.

     PREP is a proprietary automated liquid-based sample preparation system that prepares slides with a homogeneous layer, or thin-layer, of cervical cells. AutoCyte designed PREP to operate both as an independent sample preparation system and with SCREEN as part of an integrated diagnostic system. AutoCyte believes PREP will improve laboratory productivity and reduce interpretation errors, as compared to conventional Pap smears, by producing cell samples that are:

     - clearer than conventional Pap smear samples;

     - more uniform than conventional Pap smear samples and

     - easier to interpret than conventional Pap smear samples.

     SCREEN is an automated image analysis system that combines AutoCyte's own imaging technology and classification software with off-the-shelf computer hardware to screen and classify slides prepared using PREP. AutoCyte designed SCREEN to be an interactive support tool for the laboratory professional in the primary screening of cervical cells. SCREEN may also serve quality control and adjunctive testing purposes. By designing PREP and SCREEN to function together, AutoCyte has developed a system which AutoCyte believes will operate at a higher production level and with greater diagnostic sensitivity than the conventional Pap smear test and other cervical cancer screening systems.

     On May 18, 1999 AutoCyte completed its acquisition of the intellectual property estate of Neuromedical Systems, Inc. for $4.0 million in cash and the issuance of 1.4 million shares of AutoCyte's common stock. Concurrently with the execution of an asset purchase agreement on March 25, 1999, Neuromedical Systems filed a voluntary Chapter 11 petition in the U.S. Bankruptcy Court for the District of Delaware. AutoCyte's purchase of the intellectual property estate was completed when the bankruptcy court subsequently approved the transaction.

     On April 24, 1999, AutoCyte entered into a purchase and sale agreement with NeoPath, Inc. The agreement between AutoCyte and NeoPath provides that, subject to certain conditions, NeoPath will acquire an undivided interest in the intellectual property acquired by AutoCyte from Neuromedical Systems. The agreement requires NeoPath to pay AutoCyte $2.2 million in cash and issue AutoCyte 1,230,000 shares of NeoPath common stock at the later of the closing date for the acquisition of the Neuromedical Systems intellectual property or September 1, 1999. AutoCyte anticipates that this transaction will not be concluded if the merger with NeoPath is completed. If the closing date for this transaction occurs at a time that the NeoPath merger is still pending, AutoCyte expects to extend the closing date with NeoPath's consent.

--------------------------------------------------------------------------------

     The principal offices of AutoCyte, a Delaware corporation, are located at 780 Plantation Drive, Burlington, North Carolina 27215 and its telephone number at such offices is (336) 222-9707.

NEOPATH (SEE PAGE 70)

     NeoPath develops and markets visual intelligence technology to increase accuracy in medical testing. NeoPath's products include two automated screening systems that integrate proprietary high-speed morphology computers, video imaging technology and sophisticated image interpretation software to capture and analyze thousands of microscopic images from a Pap smear slide for the early detection of cervical cancer.

     The FDA approved the AutoPap(R) 300 QC Automatic Pap Screener System in 1995. The AutoPap QC is a rescreening device used for quality control and rescreening of previously screened Pap smear slides. Clinical studies have shown that the AutoPap QC detects a significantly higher proportion of undetected abnormal slides than procedures typically employed by clinical laboratories to meet federal rescreening requirements. These studies were performed by independent laboratories, and NeoPath funded the studies to support its FDA approved applications.

     The FDA approved the AutoPap(R) Primary Screening System in May 1998. The AutoPap Primary Screener uses the same hardware components as the AutoPap QC, but uses enhanced software to perform the initial screening of Pap smear slides and to classify up to 25% of such slides as requiring no further review. NeoPath also has funded clinical studies of the effectiveness of the AutoPap Screener by independent laboratories. These clinical studies showed that the AutoPap Primary Screener provides superior sensitivity and specificity when compared to existing laboratory practice. Currently it is the only instrument approved by the FDA that allows Pap smear slides to bypass human review. NeoPath believes that this feature of the AutoPap Primary Screener gives customers an economic incentive to adopt the technology. The AutoPap Screener provides customers with the functionality of both the AutoPap QC as well as a primary screening system; therefore, NeoPath is focusing its sales effort on the AutoPap Screener.

     The principal offices of NeoPath, a Washington corporation, are located at 8271 154th Avenue NE, Redmond, Washington 98052 and its telephone number is
(425) 869-7284.

TRILOGY ACQUISITION CORPORATION

     AutoCyte formed Trilogy Acquisition Corporation as a wholly-owned subsidiary corporation under the laws of Delaware solely for the purpose of the merger.

                                   THE MERGER

SUMMARY OF THE TRANSACTION (SEE PAGE 104)

     The merger agreement is attached at the back of this joint proxy statement/prospectus as Annex A. We encourage you to read the merger agreement because it is the legal document that governs the merger. In the proposed merger, AutoCyte's subsidiary, Trilogy Acquisition Corporation, will be merged into NeoPath and, as a result, NeoPath will become a subsidiary of AutoCyte.

     The proposed merger will occur following: (i) approval of the merger agreement by the NeoPath shareholders, (ii) approval by AutoCyte stockholders of the increase in Autocyte's authorized common stock and the issuance of AutoCyte common stock to NeoPath shareholders, and (iii) satisfaction or waiver of all other conditions to the merger.

--------------------------------------------------------------------------------
WHAT THE HOLDERS OF NEOPATH COMMON STOCK RECEIVE IN THE MERGER (SEE PAGE 104)

     In the proposed merger, the NeoPath shareholders will receive AutoCyte common stock. At the time the merger is completed each issued and outstanding share of NeoPath stock will convert into a right to receive 0.7903 shares of AutoCyte common stock. AutoCyte will not issue any fractional shares of common stock in the merger. Instead, NeoPath shareholders will receive cash for any fractional share.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 44)

     We intend that the merger qualify as a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended. Assuming the merger does qualify as a reorganization, no gain or loss will be recognized by NeoPath, AutoCyte or the merger subsidiary by reason of the merger, and NeoPath shareholders will recognize no gain or loss solely on the exchange of their shares of NeoPath common stock for shares of AutoCyte common stock, except in connection with any cash they receive instead of fractional shares of AutoCyte common stock.

        BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH NEOPATH SHAREHOLDER, NEOPATH SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS ABOUT THE FEDERAL (AND ANY STATE, LOCAL OR FOREIGN) TAX
        CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR
        CIRCUMSTANCES.

                          THE AUTOCYTE SPECIAL MEETING

DATE AND PURPOSE (SEE PAGE 28)

     The AutoCyte special meeting will be held at 10:00 a.m. on September 30, 1999 at the Courtyard by Marriott, 3141 Wilson Drive, Burlington, North Carolina. At the AutoCyte special meeting, AutoCyte stockholders will be asked to approve an amendment to AutoCyte's restated certificate of incorporation increasing the number of authorized common shares of AutoCyte from 20,650,000 to 49,000,000 shares, to approve the issuance of the AutoCyte common stock in the merger and to change AutoCyte's name from "AutoCyte, Inc." to "Tri-Path Imaging, Inc."

AUTOCYTE RECORD DATE; VOTING RIGHTS (SEE PAGE 28)

     If you owned shares of AutoCyte stock at the close of business on September 8, 1999, you may vote at the AutoCyte special meeting.

     On that date, there were approximately 14,292,942 shares of AutoCyte common stock outstanding. AutoCyte stockholders will have one vote at the AutoCyte special meeting for each share of stock they own on the AutoCyte record date.

QUORUM; REQUIRED VOTE (SEE PAGE 28)

     The holders of a majority of the outstanding shares of AutoCyte must be present, in person or by proxy, at the AutoCyte special meeting for there to be a quorum. The rules of the National Association of Securities Dealers, Inc. require AutoCyte to obtain stockholder approval of the stock issuance due to the number of shares of AutoCyte common stock expected to be issued in connection with the merger. This approval is required when the total number of shares to be issued will be equal to or greater than 20% of the total number of shares of AutoCyte common stock issued and outstanding immediately prior to the merger. Under the rules of the National Association of Securities Dealers, the affirmative vote of a majority of the votes cast at the AutoCyte special meeting must approve the issuance of AutoCyte common stock in the merger. Your failure to vote or your abstention will not affect the outcome of this proposal.

     In addition, due to the number of shares to be issued to NeoPath shareholders, the AutoCyte stockholders must approve an amendment to AutoCyte's restated certificate of incorporation to increase

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
the authorized shares of common stock. The holders of a majority of the outstanding shares of AutoCyte common stock must vote to approve the amendment. Your failure to vote or your abstention will have the effect of a vote against approval of the amendment which is a condition to completing the merger.

     Brokers who hold shares of AutoCyte common stock as nominees will not have authority to vote such shares unless you provide them with voting instructions.

RECOMMENDATION TO AUTOCYTE STOCKHOLDERS (SEE PAGE 33)

     The AutoCyte board of directors believes that the merger is in the best interest of AutoCyte stockholders and unanimously recommends that holders of AutoCyte common stock vote "FOR" the increase in authorized common stock, the issuance of the AutoCyte common stock in the merger and the change of AutoCyte's name.

FAIRNESS OPINION OF WARBURG DILLON READ (SEE PAGE 34)

     In deciding to approve the merger, the AutoCyte board of directors considered an opinion from Warburg Dillon Read LLC to the effect that, as of the date of the merger agreement, the exchange ratio is fair to AutoCyte, from a financial point of view. The full text of the Warburg Dillon Read opinion, including a description of the assumptions, limitations and qualifications of the opinion, is annexed to this joint proxy statement/prospectus as Annex C. Stockholders are urged to read the opinion in its entirety and to consider carefully its contents. The opinion of Warburg Dillon Read is directed to the board of directors of AutoCyte and does not constitute a recommendation to any stockholder how to vote on the merger.

                          THE NEOPATH SPECIAL MEETING

DATE AND PURPOSE (SEE PAGE 29)

     The NeoPath special meeting will be held at 10:00 a.m. on September 30, 1999 at NeoPath's offices at 8271 154th Avenue NE, Redmond, Washington. At the NeoPath special meeting, NeoPath will ask its shareholders to approve the merger.

NEOPATH RECORD DATE; VOTING RIGHTS (SEE PAGE 29)

     If you owned shares of NeoPath stock as of the close of business on September 8, 1999, the record date for the NeoPath special meeting, you may vote on the approval of the merger agreement.

     On that date, there were approximately 17,448,802 shares of NeoPath common stock outstanding stock. NeoPath shareholders will have one vote at the NeoPath special meeting for each share of stock they own on the record date.

QUORUM; REQUIRED VOTES (SEE PAGE 29)

     The holders of a majority of the outstanding shares of NeoPath common stock must be present, in person or by proxy, at the NeoPath special meeting for there to be a quorum. The holders of a majority of the outstanding shares of NeoPath common stock must approve the merger agreement. If you fail to vote or abstain from voting, this has the effect of a vote against the merger. A broker who holds NeoPath stock as your nominee will not have authority to vote your shares unless you provide them with voting instructions.

RECOMMENDATION TO NEOPATH SHAREHOLDERS (SEE PAGE 37)

     NeoPath's board of directors believes that the merger is in the best interest of NeoPath shareholders and unanimously recommends that the shareholders vote "FOR" approval of the merger.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
FAIRNESS OPINION OF CREDIT SUISSE FIRST BOSTON CORPORATION (SEE PAGE 39)

     In deciding to approve the merger, the NeoPath board considered an opinion from its financial advisor, Credit Suisse First Boston Corporation, that, as of the date of the opinion and based on and subject to the matters set forth in the opinion, the exchange ratio was fair, from a financial point of view, to the NeoPath shareholders. The full text of this written opinion is attached as Annex D to this joint proxy statement/prospectus. We encourage you to read this opinion carefully in its entirety. The opinion of Credit Suisse First Boston Corporation is directed to the NeoPath board and is not a recommendation to any shareholder how to vote on the merger or the merger agreement.

                     SUMMARY OF OTHER SELECTED INFORMATION

POTENTIAL CONFLICTS OF INTEREST OF OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 48)

     The officers and directors of NeoPath may have interests in the transaction that are different from, or in addition to, those of NeoPath shareholders. The NeoPath and AutoCyte boards were aware of these and other interests and considered them in approving the merger agreement.

     On the record date, directors and officers of NeoPath as a group owned approximately 3.2% of the outstanding shares of NeoPath common stock. They have each agreed to vote in favor of approval of the merger agreement.

     On the record date, directors and officers of AutoCyte as a group owned approximately 49% of the outstanding shares of AutoCyte common stock. They have each agreed to vote in favor of the increase of authorized common stock and the issuance of shares of AutoCyte common stock in the merger.

TREATMENT OF STOCK OPTIONS AND WARRANTS IN THE MERGER (SEE PAGE 105)

     Each outstanding option to purchase shares of NeoPath common stock and warrants to purchase shares of NeoPath common stock outstanding after the merger will be assumed by AutoCyte and will become an option or warrant to acquire AutoCyte common stock. We will adjust the number of shares and exercise price to reflect the exchange ratio of shares of NeoPath stock for AutoCyte common stock in the merger.

REGULATORY APPROVALS (SEE PAGE 48)

     We are not aware of any governmental or regulatory approvals required for consummation of the merger, other than compliance with applicable federal securities laws and state "blue sky" laws.

CONDITIONS TO THE MERGER (SEE PAGE 108)

     We must satisfy certain conditions before completing the merger, including the following:

     - Approval of the merger agreement by NeoPath shareholders.

     - Approval by AutoCyte stockholders of the issuance of shares of AutoCyte common stock in the merger and an increase in the number of authorized shares of AutoCyte common stock.

     - Effectiveness of the registration statement filed with the SEC, which includes this joint proxy statement/prospectus.

     - Receipt of all required third-party consents and approvals.

     - Approval for quotation on the Nasdaq National Market of the shares of AutoCyte common stock to be issued in the merger.

     - Receipt of letters from Ernst & Young LLP regarding the appropriateness of pooling-of-interests accounting for the merger under APB 16 if closed and consummated in accordance with the merger agreement.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     - Receipt of legal opinions that the merger will qualify as a tax free reorganization for federal tax purposes.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 109)

     AutoCyte and NeoPath may mutually terminate the merger agreement without completing the merger. Either of AutoCyte or NeoPath may terminate the agreement if the merger is not completed by November 30, 1999 and in certain other circumstances, including failure to obtain required stockholder approvals.

TERMINATION FEES AND EXPENSES (SEE PAGE 110)

     If either party terminates the merger agreement under circumstances involving an alternative acquisition proposal, it may be required to pay the other a termination fee of $2,800,000 plus all costs and expenses related to the merger.

     If we do not complete the merger, each party generally will pay its own expenses. If we complete the merger, the combined company will be liable for its unpaid expenses.

COMPARATIVE STOCKHOLDER RIGHTS (SEE PAGE 117)

     When we complete the merger, NeoPath shareholders will be stockholders of AutoCyte, and their rights will be governed by the AutoCyte restated certificate of incorporation, the AutoCyte amended and restated by-laws and Delaware law.

ACCOUNTING TREATMENT (SEE PAGE 44)

     AutoCyte and NeoPath expect the merger to qualify as a pooling of interests, which means that AutoCyte and NeoPath will be treated as if they had always been combined for accounting and financial reporting purposes.

STATUTORY APPRAISAL RIGHTS (SEE PAGE 46)

     If we complete the merger, NeoPath shareholders who comply with the conditions of Section 238.13.026 of the Washington Business Corporation Act and who do not vote in favor of the merger will be entitled to certain appraisal rights. Failure to follow the required procedure under Section 238.13.026 on a timely basis may nullify these rights. Section 238.13.026 of the WBCA is attached as Annex B to this joint proxy statement/prospectus. We encourage NeoPath's shareholders to read Annex B in full.

COMPARATIVE PER COMMON STOCK MARKET PRICE INFORMATION (SEE PAGE 14)

     Both the AutoCyte common stock and NeoPath common stock are listed on the Nasdaq National Market. On June 4, 1999, the last full trading day prior to the public announcement of the proposed merger, AutoCyte common stock closed at $7.75 and NeoPath common stock closed at $3.938. On September 7, 1999 AutoCyte common stock closed at $6.50 and NeoPath common stock closed at $4.75.

LISTING OF AUTOCYTE COMMON STOCK (SEE PAGE 47)

     AutoCyte will list the common stock to be issued in the merger on the Nasdaq National Market.

--------------------------------------------------------------------------------

             SELECTED HISTORICAL FINANCIAL INFORMATION OF AUTOCYTE

     The annual financial information below has been derived from AutoCyte's (or its predecessor's) audited consolidated financial statements. The data for the six-month periods ended June 30, 1999 and 1998 have been derived from AutoCyte's unaudited financial statements. You should read this information along with AutoCyte's financial statements and notes contained in this joint proxy statement/prospectus. The interim data reflect all adjustments that, in the opinion of management of AutoCyte are necessary to present fairly the information for the interim periods. You should not rely on the results of operations for the six-month periods to predict the results expected for a full year or any other interim period.

                                                     PRO FORMA
                                                      COMBINED
                                                    PREDECESSOR
                                                        AND
                                PREDECESSOR(1)
                              -------------------                       AUTOCYTE             AUTOCYTE
                                  YEARS ENDED         AUTOCYTE         YEAR ENDED        SIX MONTHS ENDED
                                 DECEMBER 31,        YEAR ENDED       DECEMBER 31,           JUNE 30,
                              -------------------   DECEMBER 31,   -------------------   -----------------
                                1994       1995       1996(2)        1997       1998      1998      1999
                              --------   --------   ------------   --------   --------   -------   -------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Net sales...................  $  3,396   $  3,396     $  1,876     $  2,668   $  4,770   $ 2,279   $ 2,349
Gross profit (loss).........       796        982       (1,032)         715      1,787       798       538
Research and development....     3,605      5,074        4,366        4,462      4,700     2,273     2,286
Selling, general and
  administrative............     8,479      7,895       12,491        6,532      7,458     3,842     3,628
Nonrecurring expenses(3)....        --         --           --           --         --        --     3,481
Operating loss..............   (11,288)   (11,987)     (17,889)     (10,279)   (10,370)   (5,317)   (8,857)
Net loss....................  $(11,288)  $(11,987)    $(17,846)    $(10,985)  $ (9,090)  $(4,603)  $(8,507)
                              ========   ========     ========     ========   ========   =======   =======
Net loss per share (basic
  and diluted)(4)...........                                       $  (1.59)  $  (0.72)  $ (0.36)  $ (0.65)
                                                                   ========   ========   =======   =======
Weighted-average shares
  outstanding(4)............                                          6,903     12,664    12,638    13,163
                                                                   ========   ========   =======   =======

                                                              JUNE 30, 1999
                                                              -------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................     $11,817
Working capital.............................................      13,227
Total assets................................................      32,387
Total stockholders' equity..................................      28,257

---------------
(1) Reflects the operations of the cytology and pathology automation business as conducted by Roche Image Analysis Systems.

(2) Reflects the operations of the cytology and pathology automation business as conducted by Roche Image Analysis Systems from January 1, 1996 through November 21, 1996 and AutoCyte's operations from November 22, 1996 through December 31, 1996.

(3) Nonrecurring expenses consists of in-process research and development acquired from Neuromedical Systems, Inc. and expenses associated with the NeoPath Merger.

(4) See Note 2 of Notes to AutoCyte's Financial Statements for information concerning the computation of net loss per share and shares used in computing net loss per share. Net loss per share is not disclosed for periods prior to November 22, 1996 since Roche Image Analysis Systems operated as a wholly owned subsidiary of Roche Holding Ltd. prior to the formation of AutoCyte.

--------------------------------------------------------------------------------

              SELECTED HISTORICAL FINANCIAL INFORMATION OF NEOPATH

     The annual financial information below has been derived from NeoPath's audited financial statements. The data for the six-month periods ended June 30, 1999 and 1998 have been derived from NeoPath's unaudited financial statements. You should read this information along with NeoPath's financial statements and notes contained in this joint proxy statement/prospectus. The interim data reflect all adjustments that, in the opinion of management of NeoPath, are necessary to present fairly the information for the interim periods. You should not rely on the results of operations for the six-month periods to predict the results expected for a full year or any other interim period.

                                                                                       SIX MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                       JUNE 30,
                               ----------------------------------------------------   ------------------
                                 1994       1995       1996       1997       1998      1998       1999
                               --------   --------   --------   --------   --------   -------   --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.....................  $     --   $     --   $  3,062   $ 10,824   $ 12,079   $ 7,871   $ 4,965
Gross margin.................        --         --      1,157      6,049      5,368     3,459     2,213
Research and development.....     9,183      9,384     11,202     14,249     11,269     5,957     4,780
Selling, general and
  administrative.............     3,320      6,626     11,295     17,746     17,950     9,836     6,190
Write-off of intangible
  assets(1)..................        --         --         --         --      3,084        --        --
Net loss.....................   (12,324)   (14,365)   (17,655)   (23,597)   (26,181)  (11,726)   (8,618)
Basic and diluted net loss
  per share(2)...............        --      (1.59)     (1.36)     (1.66)     (1.81)    (0.81)    (0.51)
Weighted average shares
  outstanding(2).............        --      9,008     13,029     14,197     14,468    14,442    16,804

                                                                                                JUNE 30,
                                                                                                  1999
                                                                                                --------
BALANCE SHEET DATA:
Cash, cash equivalents, and securities available-for-sale....................................   $ 9,911
Working capital..............................................................................    15,488
Total assets.................................................................................    40,696
Long-term obligations, less current portion..................................................        31
Total shareholders' equity...................................................................    33,891


---------------
The comparability of the above data is affected by NeoPath's initial public offering completed in February 1995, its follow on public offering completed in January 1996 and its privite equity transaction completed in February 1999. See
Note 7 of Notes to the Financial Statements of NeoPath.

(1) See Note 4 of Notes to the Financial Statements of NeoPath.

(2) The basis for determining the number of shares used in computing basic and diluted net loss per share is described in Note 1 of Notes to the Financial Statements of NeoPath. Basic and diluted net loss per share for 1994 is not considered meaningful due to changes in NeoPath's capital structure.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The following selected unaudited pro forma combined condensed financial data present the combined financial data of AutoCyte and NeoPath, including their respective subsidiaries, after giving effect to the merger, assuming the merger had been effective for the periods indicated. The selected unaudited pro forma combined condensed financial data for the year ended December 31, 1998 and as of June 30, 1999 and for the six months then ended were derived from, and should be read in conjunction with, the unaudited pro forma combined balance sheet and unaudited pro forma combined statements of operations, including the notes, which are contained in this joint proxy statement/prospectus. You should read the selected unaudited pro forma combined condensed financial data in conjunction with the historical financial statements of both AutoCyte and NeoPath, which are contained in this joint proxy statement/prospectus. We have presented the selected unaudited pro forma combined condensed financial data for illustration purposes only in accordance with the assumptions set forth below. This data does not necessarily show what the operating results or financial position would have been if the merger had been completed nor does it indicate future operating results or financial position of the combined enterprise. The selected unaudited pro forma combined condensed financial data do not include any adjustments to reflect any adjustments to reflect any cost savings or other synergies anticipated as a result of the merger.

                                                                 YEAR ENDED        SIX MONTHS ENDED
                                                              DECEMBER 31, 1998     JUNE 30, 1999
                                                              -----------------    ----------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)

Pro Forma Combined Condensed Statement of Operations Data:
  Net sales.................................................      $ 16,849             $  7,315
  Gross profit..............................................         7,155                2,751
  Research and development..................................        15,970                7,066
  Selling, general and administrative.......................        25,408                9,323
  Nonrecurring expenses.....................................         3,084                3,977
  Operating loss............................................       (37,307)             (17,615)
  Net loss..................................................      $(35,271)            $(17,124)
                                                                  ========             ========
  Net loss per share (basic & diluted)......................      $  (1.46)            $  (0.65)
                                                                  ========             ========
  Weighted average shares outstanding.......................        24,098               26,444
                                                                  ========             ========

                                                                                     JUNE 30, 1999
                                                                                     -------------
Pro Forma Combined Balance Sheet Data:
  Cash, cash equivalents and securities
     available-for-sale.....................................                           $ 21,728
  Working capital...........................................                             26,115
  Total assets..............................................                             73,083
  Total stockholders' equity................................                             59,548


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                                       12

                           COMPARATIVE PER SHARE DATA

     The following tables present certain unaudited historical per share data of AutoCyte and NeoPath and the combined per share data on an unaudited pro forma basis after giving effect to the merger. The table assumes that the merger is accounted for on a pooling of interests and gives effect to the issuance of
0.7903 shares of AutoCyte common stock in the merger in exchange for each share of NeoPath common stock. You should read this data in conjunction with the selected financial data and the unaudited pro forma combined condensed financial statements contained in this joint proxy statement/prospectus and the separate historical financial statements of AutoCyte and NeoPath contained in this joint proxy statement/ prospectus. The pro forma combined financial data does not necessarily show what the operating results or financial position that would have been if the merger had been completed as of the beginning of the periods presented, nor does it indicate the future operating results or financial position of AutoCyte or NeoPath.

                                                 YEAR ENDED        SIX MONTHS ENDED
                                              DECEMBER 31, 1998     JUNE 30, 1999
                                              -----------------    ----------------
AUTOCYTE-HISTORICAL
  Basic and diluted net loss per share......       $(0.72)              $(0.65)
  Book value per share at period end........       $ 2.11               $ 1.98

                                                 YEAR ENDED        SIX MONTHS ENDED
                                              DECEMBER 31, 1998     JUNE 30, 1999
                                              -----------------    ----------------
NEOPATH-HISTORICAL
  Basic and diluted net loss per share......       ($1.81)              $(0.51)
  Book value per share at period end........       $ 1.95               $ 1.94

                                                 YEAR ENDED        SIX MONTHS ENDED
                                              DECEMBER 31, 1998     JUNE 30, 1999
                                              -----------------    ----------------
AUTOCYTE/NEOPATH PRO FORMA COMBINED
  Basic and diluted net loss per share......       $(1.46)              $(0.65)
  Book value per share at period end........       $ 2.08               $ 2.12

--------------------------------------------------------------------------------

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

AUTOCYTE

     AutoCyte's common stock is quoted on the Nasdaq National Market under the symbol "ACYT". AutoCyte has never paid cash dividends on its common stock and does not anticipate paying such dividends in the foreseeable future. AutoCyte currently intends to retain any future earnings for use in its business. As of September 8, 1999, there were approximately 121 holders of record of AutoCyte common stock.

     The following table presents the range of high and low trade prices for AutoCyte's common stock as reported by the Nasdaq National Market for the periods indicated below since AutoCyte's initial public offering in September 1997.

                                                              PRICE RANGE
                                                           ------------------
                                                            HIGH        LOW
                                                           -------    -------
YEAR ENDED DECEMBER 31, 1997
  Third Quarter (from September 5, 1997).................  $10.125    $ 8.500
  Fourth Quarter.........................................  $13.125    $ 7.000

YEAR ENDED DECEMBER 31, 1998
  First Quarter..........................................  $ 8.375    $ 4.000
  Second Quarter.........................................  $ 8.250    $ 4.500
  Third Quarter..........................................  $ 6.375    $ 2.875
  Fourth Quarter.........................................  $ 4.438    $ 2.250

YEAR ENDED DECEMBER 31, 1999
  First Quarter..........................................  $ 7.750    $ 3.375
  Second Quarter.........................................  $ 8.250    $ 5.188
  Third Quarter (through September 7, 1999)..............  $ 7.125    $ 3.500

NEOPATH

     NeoPath's common stock is quoted on the Nasdaq National Market under the symbol "NPTH". NeoPath has never paid any cash dividends and does not anticipate paying cash dividends in the foreseeable future. As of September 8, 1999, there were approximately 269 holders of record of NeoPath's common stock.

     The following presents the high and low trade prices reported by Nasdaq National Market for the periods presented below.

                                                               PRICE RANGE
                                                            -----------------
                                                             HIGH       LOW
                                                            -------   -------
YEAR ENDED DECEMBER 31, 1997
  First Quarter...........................................  $19.750   $13.500
  Second Quarter..........................................  $23.000   $11.500
  Third Quarter...........................................  $20.000   $15.000
  Fourth Quarter..........................................  $20.375   $12.625

YEAR ENDED DECEMBER 31, 1998
  First Quarter...........................................  $18.188   $11.250
  Second Quarter..........................................  $16.000   $ 5.625
  Third Quarter...........................................  $ 8.625   $ 3.875
  Fourth Quarter..........................................  $ 8.750   $ 3.063

YEAR ENDED DECEMBER 31, 1999
  First Quarter...........................................  $ 7.625   $ 3.000
  Second Quarter..........................................  $ 4.875   $ 3.000
  Third Quarter (through September 7, 1999)...............  $ 6.000   $ 3.000


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     The following table presents the market value of AutoCyte common stock (on a historical basis) and the market value of NeoPath common stock (on a historical and equivalent per share basis) as of June 4, 1999, the last business day before we publicly announced the merger agreement.

                                                                                             EQUIVALENT
                                                                                             PER SHARE
                                             AUTOCYTE                    NEOPATH              VALUE OF
                                     ------------------------   -------------------------     NEOPATH
DATE                                  HIGH     LOW    CLOSING    HIGH     LOW     CLOSING   COMMON STOCK
----                                 ------   -----   -------   ------   ------   -------   ------------

June 4, 1999.......................  $8.250   $7.375  $7.750    $4.000   $3.875   $3.938        $6.12


     You are encouraged to obtain current market quotations for AutoCyte common stock and NeoPath common stock.

--------------------------------------------------------------------------------

                                  RISK FACTORS

     In addition to the other information included in this joint proxy statement/prospectus, you should consider the risk factors described below in deciding how to vote on the merger proposals.

RISKS RELATING TO THE MERGER

  IF AUTOCYTE'S STOCK PRICE DECLINES, THE VALUE OF THE MERGER CONSIDERATION TO NEOPATH'S SHAREHOLDERS WILL DECLINE.

     In the merger, NeoPath shareholders will receive 0.7903 shares of AutoCyte common stock for each share of NeoPath common stock they hold. The exchange ratio is fixed and will not be adjusted in the event of any increases or decreases in AutoCyte's or NeoPath's stock prices. The number of shares of AutoCyte common stock to be issued with the merger will only vary based upon the number of NeoPath shares outstanding at the closing of the merger and the number of NeoPath dissenting shareholders. If AutoCyte's stock price declines, the value of the merger consideration to NeoPath's shareholders will decline.

     The price of either AutoCyte common stock or NeoPath common stock at the effective date of the merger may vary significantly from the price at the date of this joint proxy statement/prospectus and at the dates of the special meetings. These price variations may be the result of changes in the business, operations or prospects of either company, market assessments of the likelihood that the merger will be consummated, the timing of the merger, regulatory considerations, general market and economic conditions, factors affecting the medical device industry in general and other factors. We urge you to obtain current market quotations for NeoPath common stock and AutoCyte common stock.

  AUTOCYTE AND NEOPATH MAY NOT SUCCESSFULLY INTEGRATE OPERATIONS, AND THE INTEGRATION OF OUR BUSINESSES MAY BE COSTLY.

     Integration of our operations may temporarily distract management's attention from the day-to-day business of the combined company. If we fail to integrate the companies quickly and efficiently, the combined company's business and results of operations could be impaired.

     The integration of our operations will require us to, among other things:

     - Educate the employees of each company about the technologies and programs of the other company;

     - Coordinate or combine research and development efforts;

     - Manage relationships with suppliers and customers of each of the companies; and

     - Align the strategic plans of two previously independent management teams.

     These integration efforts may be costly. For some period after the merger is completed, we anticipate that there will be some duplication of functions. In addition, we may need to pay to relocate people or equipment from one location to another. If we have underestimated these initial costs of integration, then our initial results as a combined company will be worse than anticipated.

 AUTOCYTE FACES RISKS THAT ARE DIFFERENT FROM THOSE FACED BY NEOPATH, AND THESE RISKS MAY CAUSE THE VALUE OF AUTOCYTE SHARES ISSUED TO NEOPATH SHAREHOLDERS TO DECLINE.

     Upon completion of the merger, NeoPath shareholders will become AutoCyte stockholders. AutoCyte's business and strategy are somewhat different from that of NeoPath, and AutoCyte's results of operations, as well as the price of AutoCyte common stock, will be affected by various factors different from those affecting NeoPath's results of operations and the price of NeoPath common stock. Future events, that may not have affected the price of NeoPath stock, may cause the price of AutoCyte's stock to fall. See "Forward-Looking Statements" for a summary of many of the key factors that might affect

AutoCyte and the price at which the AutoCyte common stock may trade from time to time. See "Comparative Per Share Data" and "Comparative Dividends and Market Prices."

RISKS RELATING TO THE COMBINED COMPANIES

 AUTOCYTE IS A YOUNG COMPANY THAT HAS NOT YET GENERATED ANY SIGNIFICANT REVENUE THROUGH THE SALE OF ITS PRODUCTS AND AUTOCYTE MAY NEVER GENERATE ANY SIGNIFICANT REVENUE FROM THE SALE OF ITS PRODUCTS.

     So far, AutoCyte has generated only limited revenues from the sale of its products. Of AutoCyte's two principal products, only PREP has been approved by the FDA for sale in the United States for gynecologic purposes. Since AutoCyte started operations in November 1996, AutoCyte has financed its operations through the following sources:

     - the private placement and public sale of equity securities;

     - borrowing; and

     - limited sales of its products.

     AutoCyte may not be able to successfully achieve all of the elements necessary for it to become a profitable company. To become a profitable company and sustain profitability, AutoCyte must:

     - successfully market PREP in the United States;

     - develop new products;

     - manufacture its products profitably and at an acceptable level of quality; and

     - establish appropriate internal financial controls and other infrastructure necessary to support large-scale business operations.

     If AutoCyte fails or runs into difficulties in any of these aspects of its business, it would harm AutoCyte's future ability to become a profitable company.

 BOTH NEOPATH AND AUTOCYTE HAVE INCURRED SUBSTANTIAL LOSSES SINCE EACH BEGAN DOING BUSINESS, AND THE COMBINED COMPANY MAY NEVER BE PROFITABLE.

     As of June 30, 1999, NeoPath's accumulated deficit was $122.4 million. NeoPath first began recognizing product revenue in 1996. For 1996, 1997, 1998 and the first six months of 1999, NeoPath incurred cumulative losses of $76.1 million on revenues of $30.9 million. NeoPath's net losses have increased each year since it began recognizing revenue. NeoPath expects continued losses from NeoPath's business in 1999 as it continues to market the AutoPap Primary Screener, continue product development initiatives and perform additional clinical studies.

     As of June 30, 1999, AutoCyte's accumulated deficit was $29.5 million and AutoCyte expects continued losses from its business through 1999 and into 2000.

     Since its inception, AutoCyte also has incurred substantial losses and has an accumulated deficit. Operating expenses for both companies has been concentrated in the following areas:

     - research and development activities;

     - clinical trials;

     - preparation and submission of premarket approval applications to the FDA for their respective products; and

     - general administrative functions.

     AutoCyte expects that marketing and sales expenses associated with AutoCyte's products will increase significantly in the future as a result of recently receiving approval to market PREP, which could contribute to financial losses for the combined company.

     To become profitable, the combined company must:

     - successfully market PREP and AutoPap in the United States and abroad;

     - develop and obtain new regulatory approval for new products;

     - manufacture its products profitably and at an acceptable level of quality; and

     - establish appropriate internal financial controls and other infrastructure necessary to support large-scale business operations.

     If the combined company fails or runs into difficulties in any of these aspects of its business, it would harm its future ability to become a profitable company. We cannot guarantee that the combined company will achieve or sustain profitability.

 THE COMBINED COMPANY'S ABILITY TO SUCCESSFULLY MARKET AND SELL ITS PRODUCTS DEPENDS ON RECEIVING AND MAINTAINING FDA APPROVAL OF ITS PRODUCTS, AND AUTOCYTE AND NEOPATH HAVE YET TO OBTAIN FDA APPROVAL FOR THE COMBINED USE OF PREP WITH AUTOPAP.

     The U.S. government extensively regulates the manufacture and sale of medical diagnostic devices for commercial use. Government agencies in certain other countries impose similar requirements. The combined company must obtain FDA approval of its products before it can market and sell them for their principal intended use in the United States.

     Of AutoCyte's two principal products, so far, only PREP has received FDA approval for its principal intended use. In addition, the FDA has not yet approved the use of AutoPap to screen PREP slides. If the combined company fails to obtain and maintain FDA approval for any of its future products, or if FDA approval is delayed or the combined company receives FDA approval for its products but labeling restrictions make the use of the products uneconomical to customers, its future product sales will be far less than we anticipate and may be insufficient to continue its operations.

     In addition, AutoCyte cannot guarantee that it will complete the clinical study relating to the use of AutoPap to screen PREP slides or that it will submit any PMA supplement to the FDA. Additionally, if AutoCyte does submit a PMA supplement to the FDA, the FDA may not accept it for substantive review. In addition, if it is accepted, it may not be approved by the FDA in a timely manner, or at all.

     To obtain FDA approval for its products, the combined company must submit a premarket approval application to the FDA. Several factors may limit the combined company's ability to successfully obtain FDA approval for the sale of its products, including the following:

     - we have only limited experience with the FDA premarket approval application process;

     - the premarket approval application process can be expensive and time-consuming, frequently lasting three to five years or more;

     - both companies have and may continue to encounter unanticipated delays or significant unanticipated costs in their efforts to secure FDA approval;

     - ultimately, we have no assurance that the FDA will ever approve SCREEN or our future products for their principal intended use; and

     - even if we receive approval on the premarket approval applications for our products, the FDA's approval may still not allow us to make some of the specific claims for which we sought FDA approval.

     In addition to the premarket approval application process, we may face further difficulties in connection with FDA approval of our products and product enhancements for the following reasons:

     - FDA regulations require submission and approval of a premarket approval application supplement for certain changes to a product if the changes affect the safety and effectiveness of the product;

     - even if we obtain FDA approval of our premarket approval applications, that approval may not confer the clinical indications we request;

     - Any FDA approval may include significant limitations on the indicated uses for which we may market our products, such as warnings, precautions or contraindications, requests for postmarket studies, or additional regulatory requirements

     - an approved product is still subject to continual review and regulation by the FDA and other regulatory agencies, so long as the product is being marketed. During this continual review process, any subsequent discovery of previously unknown problems with the product or a failure of the product to comply with any applicable regulatory requirements can result in, among other things:

        - fines;

        - the refusal of the FDA to approve further premarket approval applications;

        - suspension or withdrawal of our FDA approvals;

        - product recalls;

        - operating restrictions, including total or partial suspension of production, distribution, sales and marketing;

        - injunctions;

        - civil penalties; or

        - product seizures and criminal prosecution of the combined company, its officers or its employees.

     The FDA may not approve future products or commercial enhancements to our products on a timely basis, if at all. Our regulatory applications also may be delayed or rejected based on changes in regulatory policies or regulations.

 OUR LONG-TERM SUCCESS AS A COMBINED COMPANY DEPENDS IN PART ON MARKET ACCEPTANCE OF OUR PRINCIPAL PRODUCTS IN PLACE OF BOTH CONVENTIONAL PAP SMEARS AND COMPETITORS' PRODUCTS, AND WE CANNOT GUARANTEE THAT WE WILL ACHIEVE THIS MARKET ACCEPTANCE.

     The combined company's success and growth depends, in part, on market acceptance by clinical laboratories, third party payors and health care providers of our products for their primary intended use in cervical cancer screening. The market may never widely accept our products. Market acceptance of our products will depend on the combined company's ability to convince the market that:

     - there are limitations in the conventional Pap smear process of sample collection, slide preparation and screening; and

     - its products are better than the conventional Pap smear process because they substantially overcome its shortcomings.

     The combined company may not be able to convince the market that its products are cost competitive compared to the conventional Pap smear collection and screening process. In addition, clinical laboratories, third-party payors, and health care providers may not accept the combined company's products as a replacement for the conventional Pap smear collection and screening process. Even if PREP, AutoPap and other products of the combined company do gain market acceptance, their level of sales will still largely depend on the availability and level of reimbursement from third-party payors, such as private insurance plans, managed care organizations and Medicare and Medicaid.

 THE CERVICAL CANCER DIAGNOSTIC MARKET HAS A NUMBER OF COMPANIES THAT POSSESS SIGNIFICANT COMPETITIVE ADVANTAGES OVER THE COMBINED COMPANY.

     The diagnostic market for cervical cancer currently consists of both the conventional Pap smear procedure and new and developing technology. Some of these newly-developed technologies have already received FDA approval with product labeling that says they are significantly more effective than the conventional Pap smear for the detection of disease in certain patient populations. The combined company may not be able to successfully compete against companies marketing products based on competing technologies.

     Many of the combined company's existing and potential competitors have several competitive advantages over the combined company because they:

     - possess greater financial, marketing, sales, distribution and technological resources;

     - have more experience in research and development, clinical trials, regulatory matters, customer support, manufacturing and marketing; and

     - have received third-party payor reimbursement for their products.

     These competitors may manufacture, market and sell their products or services more successfully than us, which could adversely affect our product sales.

 DIRECT COMPETITORS MAY DEVELOP AND MARKET TECHNOLOGIES THAT COMPETE WITH THE COMBINED COMPANY'S PRODUCTS, AND THESE COMPETING PRODUCTS MAY REDUCE THE ATTRACTIVENESS OF OUR PRODUCTS OR RENDER OUR PRODUCTS OBSOLETE.

     Competition in the medical device industry is intense. Within the diagnostic market for cervical cancer, the combined company will face direct competition from companies that manufacture thin-layer slide preparation or automated screening systems. The combined company's products could be rendered obsolete or uneconomical because of:

     - technological advances by current or future competitors;

     - the introduction and market acceptance of competitors' products; or

     - the introduction and market acceptance of new detection methods.

     The combined company's products must remain competitive in accuracy and effectiveness, cost, including both charges by us to the laboratory and the laboratory's labor and overhead costs, convenience, perception among influential cytopathologists and laboratories, and processing speed and reliability. To effectively compete, we must keep pace with the rapid product development and technological change in our industry. Our products must demonstrate accuracy and cost effectiveness that equals or exceeds conventional preparation and review of Pap smears and the technology that may be offered by our competitors. We cannot guarantee that the our products will be competitive in any of these areas.

 THE COMBINED COMPANY MAY NEED TO RAISE A LARGE AMOUNT OF CAPITAL IN THE FUTURE TO SUSTAIN ITS OPERATIONS, AND THE FUNDING THAT IT MAY NEED MIGHT NOT BE AVAILABLE.

     Both NeoPath and AutoCyte have had negative cash flow from operations since they began doing business, and we expect negative cash flow from both companies' operations to continue at least through 1999. At June 30, 1999, NeoPath had about $9.9 million in cash and cash equivalents and AutoCyte had about $11.8 million in cash and cash equivalents, and we estimate that our existing cash and cash equivalents will meet our capital requirements at least through 1999.

     We believe that the combined company will need additional funding to sustain its operations and cover continuing losses until it is able to sustain its operations from the sale of its products. We may be unable to obtain adequate funds, whether obtained through financial markets or from collaborative or other arrangements with corporate partners or other sources, when we need them, or we may be unable to find adequate funding on favorable terms, if at all. If the combined company were unable to fund its future capital requirements, it would significantly harm its ability to become a profitable company.

     The size of our future capital requirements depends on several factors, including:

     - the progress and scope of clinical trials;

     - the timing and costs of filing future regulatory submissions;

     - the timing and costs required to receive both United States and foreign governmental approvals;

     - the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

     - the extent to which our products gain market acceptance;

     - the timing and costs of product introductions;

     - the extent of our combined ongoing research and development programs;

     - the costs of training laboratory personnel to become proficient with the use of our products; and

     - the costs of developing marketing and distribution capabilities and manufacturing sufficient quantities of our products.

     Many of these factors will be out of our control. We cannot guarantee that the assumptions underlying our estimates about our need for future capital will prove to be accurate.

 THE COMBINED COMPANY'S FUTURE FINANCING ARRANGEMENTS MAY DILUTE THE INTERESTS OF ITS STOCKHOLDERS OR MAY REQUIRE IT TO RELINQUISH IMPORTANT RIGHTS.

     The combined company may choose to raise additional funding to meet its future capital requirements through a variety of financing methods, including:

     - lease arrangements;

     - debt or equity financings; or

     - strategic alliances.

     If the combined company were to raise additional funding through the sale of equity or securities convertible into equity, the value of the existing stockholders' shares could be reduced. In addition, if it obtains additional funds through arrangements with collaborative partners, it may have to relinquish rights to certain of its technologies or potential products that it would otherwise seek to develop or commercialize itself.

 THE COMBINED COMPANY WILL RELY HEAVILY ON THE DEVELOPMENT AND PROTECTION OF PROPRIETARY TECHNOLOGY, WHICH MAKES IT VULNERABLE TO THE INHERENT UNCERTAINTIES INVOLVED IN THE PROCESS OF PATENT APPROVAL AND THE PROTECTION OF PROPRIETARY TECHNOLOGY.

     To protect its proprietary technology, rights and know-how, the combined company will rely on a combination of:

     - patents;

     - trade secrets;

     - copyrights; and

     - confidentiality agreements.

     Together, the combined companies will hold 31 foreign patents, 77 U.S. patents (issued or allowed), and have 25 additional U.S. patents pending. These patents will expire in 2012-2018. The combined company's reliance on patents poses the following risks:

     - pending patent applications may not ultimately issue as patents;

     - patents we obtain may not be broad enough to protect our proprietary rights;

     - the claims allowed in any of our existing or future patents may not provide competitive advantages for our products;

     - competitors may challenge or circumvent our patents or pending applications; and

     - in certain foreign countries, protection of our patent and other intellectual property may be unavailable or very limited.

     In addition, the large role that patents play in the combined company's industry may pose the following risks:

     - we cannot be sure that our products or technologies do not infringe patents of competitors that may be granted in the future pursuant to pending patent applications;

     - we cannot be sure that our products do not infringe any existing patents or proprietary rights of third parties; and

     - we cannot be sure that a court would rule that our products do not infringe any existing third-party patents or would invalidate any existing patents in our favor.

     If a court were to uphold any claims of infringement made by existing patent holders, the combined company could then be:

     - prevented from selling its products;

     - required to obtain licenses from the owners of the patents; or

     - required to redesign its products.

     In the event that a court were to uphold a claim of patent infringement against the combined company, it may not be able to obtain licenses from the owners of the patents or be able to successfully redesign its products to avoid patent infringement. If it were unable to obtain the necessary licenses or successfully redesign our products, it could seriously harm the combined company's ability to become profitable.

     In addition, our confidentiality agreements with employees and other parties may not protect the confidentiality of our trade secrets and proprietary information or provide meaningful protection for our confidential information. Moreover, our competitors could independently develop our trade secrets or proprietary information.

  THE SUCCESSFUL SALE OF THE COMBINED COMPANY'S PRODUCTS DEPENDS ON WHETHER THIRD-PARTY PAYORS WILL ADEQUATELY REIMBURSE THEIR CUSTOMERS FOR THE USE OF ITS PRODUCTS, AND THIRD-PARTY PAYORS MAY PROVIDE LITTLE IF ANY REIMBURSEMENT FOR THE USE OF ITS PRODUCTS.

     Our ability to successfully sell our products for cervical cancer screening in the United States and other countries depends on the availability of adequate reimbursement from third-party payors such as private insurance plans, managed care organizations and Medicare and Medicaid. Virtually all of our revenues will be dependent on customers who rely on third party reimbursement. Third-party healthcare payors in the United States are increasingly sensitive to containing healthcare costs and heavily scrutinize new technology as a primary factor in increased healthcare costs. Third-party payors may influence the pricing or perceived attractiveness of our products and services by regulating the maximum amount of reimbursement they provide or by not providing any reimbursement. Medical community or third-party healthcare payors may deny or delay acceptance of our products or may provide reimbursement at levels that are inadequate to support adoption of our technologies.

     If these payors do not reimburse for our preparation and screening products, or provide reimbursement significantly below the amount laboratories charge patients to perform screening with our products, our potential market and revenues will be significantly limited. Use of our products may never become widely reimbursed, and the level of reimbursement we obtain may never be sufficient to permit us to generate substantial revenue.

     Convincing third-party payors to provide reimbursement is a costly and time consuming process for the following reasons:

     - reimbursement approval is required from each payor individually; and

     - obtaining this approval from the third-party payor will require us to provide scientific and clinical data to support the use of our products to each payor separately.

     Ultimately, whether a third-party payor is willing to provide reimbursement for the use of our products at a level that can allow us to succeed will depend on several unpredictable factors, including:

     - the level of demand for our products by physicians;

     - the payor's determination that our products are an improvement over the conventional Pap smear process; and

     - the payor's determination that our products are safe and effective, medically necessary, appropriate for specific patient populations, and cost effective.

     We will likely face particular difficulties convincing third-party payors that our products are cost effective because the up-front, direct costs of using our products will initially be greater than the cost of the conventional Pap smear. As a result, we need to convince third-party payors that the use of our products will result in a net overall cost savings to the health care system because our products will allow earlier detection of cervical cancer and thus reduce the number of biopsies and colposcopies that need to be performed. We may not be able to successfully convince third-party payors that our products will prove cost effective in the long run.

 THE COMBINED COMPANY WILL NEED TO INCREASE ITS MARKETING AND SALES CAPABILITIES AND IT MAY NOT BE ABLE TO DO THIS SUCCESSFULLY THUS LIMITING THE COMBINED COMPANY'S REVENUES.

     Both AutoCyte and NeoPath currently have a limited marketing and sales force. To effectively market its products, the combined company may need to substantially increase its direct sales force. Even if we increase the size of our direct sales force, our present or future sales force may not be able to successfully promote our products to clinical laboratories, health care providers or third-party payors. In addition, we must educate health care providers and third-party payors regarding the clinical benefits and cost-effectiveness of our products because of the market's limited awareness of our products. We may not be able to recruit and retain skilled marketing, sales, service or support personnel to help us achieve these goals. Even if we were able to recruit and retain skilled marketing, sales, service or support personnel, they may not be successful.

     Our marketing success in the United States and abroad will depend on whether we can:

     - obtain required regulatory approvals;

     - successfully demonstrate the cost-effectiveness and clinical-effectiveness of our combined products;

     - further develop our direct sales capabilities; and

     - continue to establish arrangements with contract sales organizations, distributors and marketing partners.

     If we cannot successfully expand our marketing and sales capabilities in the United States and in international markets, we may never become a profitable company.

 WE FACE RISKS INHERENT IN INTERNATIONAL TRANSACTIONS THAT COULD SERIOUSLY UNDERMINE OUR INTERNATIONAL SALES.

     Both AutoCyte and NeoPath currently sell their products in the global market, and as a combined company, we intend to substantially expand our international sales in the future. We may never be able to successfully expand our international sales capabilities.

     Even if we can establish significant international sales capabilities, we may not succeed in obtaining reimbursement or regulatory approvals required in foreign countries. In addition, our international sales and operations could be limited or disrupted by any of the following:

     - the imposition of government controls;

     - export license requirements;

     - political instability;

     - trade restrictions;

     - changes in tariffs;

     - difficulties in staffing and managing international operations;

     - changes in applicable laws;

     - less favorable intellectual property laws;

     - longer payment cycles;

     - difficulties in collecting accounts receivable;

     - fluctuations in currency exchange rates and potential adverse tax consequences; and

     - the inability to obtain any necessary foreign regulatory approvals for its products in a timely manner.

     Ultimately, we may never be able to successfully sell our present or future products in any foreign market in volumes sufficient to justify our efforts.

  THERE WILL BE A LIMITED NUMBER OF CUSTOMERS FOR THE COMBINED COMPANY'S
PRODUCTS.

     A significant portion of our product sales will be concentrated among a small number of large clinical laboratories. Moreover, due to consolidation in the clinical laboratory industry, we expect that the number of potential domestic customers for our products will decrease. These factors increase our dependence on sales to the largest clinical laboratories and the bargaining power of those potential customers. Our market research indicates that over 30% of all U.S. Pap smears are processed by the two largest laboratories. Each of these companies operates multiple laboratory facilities nationwide.

     The combined company will have to make this small number of potential customers aware of its products and then convince them to accept its products. To gain acceptance of its products within this small customer base, the combined company will have to successfully demonstrate the benefits of its products over the conventional Pap smear process and other alternative methods of sample collection, slide preparation and cervical cancer screening. In addition, to generate demand for its products among these clinical laboratories, we believe that the combined company must:

     - educate doctors and health care providers on, and convince them of, the clinical benefits and cost-effectiveness of its products; and

     - demonstrate to doctors and health care providers that adequate levels of third-party payor reimbursement will be available for its products.

     Ultimately, the combined company may not be able to successfully sell its products to large clinical laboratories. Even if the combined company does successfully sell its products to large clinical laboratories, those sales may not generate enough revenue to make it a profitable company.

 THE COMBINED COMPANY PLANS TO MANUFACTURE AUTOCYTE'S PRODUCTS, BUT AUTOCYTE HAS LIMITED MANUFACTURING EXPERIENCE AND CAPACITY.

     The combined company intends to manufacture AutoCyte's products at its Burlington facility. Currently AutoCyte has limited manufacturing experience and capabilities.

     We expect that the combined company may need to substantially increase its manufacturing capabilities and acquire or rent additional manufacturing facilities. We may not be able to recruit and retain skilled manufacturing personnel to establish sufficient manufacturing capability and capacity. Even if we do establish sufficient manufacturing capability and capacity, we still may be unable to manufacture our products:

     - in a timely manner;

     - at a cost or in quantities necessary to make our products commercially viable;

     - in conformance with Quality System requirements; or

     - in a manner which otherwise insures the quality of our products.

     If we cannot successfully increase our manufacturing capability and capacity, or successfully contract with third parties to manufacture our products, the combined company may never be profitable.

 THE COMBINED COMPANY MAY BE UNABLE TO ATTAIN OR MAINTAIN REQUIRED COMPLIANCE WITH REGULATIONS GOVERNING MANUFACTURING OF MEDICAL DIAGNOSTIC DEVICES, AND OUR FAILURE TO DO SO COULD PREVENT US FROM SELLING OUR PRODUCTS.

     Manufacturers of medical diagnostic devices face strict federal regulations regarding the quality of manufacturing. For example, the FDA periodically inspects the manufacturing facilities of diagnostic device manufacturers to determine compliance with regulations. Our current and future manufacturing and design operations must comply with these and all other applicable regulations, including regulations imposed by other governments. If we fail to comply with quality systems regulations we could face civil or criminal penalties or enforcement proceedings. These proceedings may require us to recall a product or to stop placing our products in service or selling our products. Similar results could occur if we violate equivalent foreign regulations. We may not be able to attain or maintain compliance with quality systems requirements. Any failure to comply with the applicable manufacturing regulations would have a material adverse effect on our business.

 BOTH AUTOCYTE AND NEOPATH DEPEND ON SINGLE AND LIMITED SOURCE SUPPLIERS FOR CERTAIN COMPONENTS IN THEIR PRODUCTS.

     AutoCyte currently obtains certain components of PREP and SCREEN on a single source basis from certain suppliers. If AutoCyte were unable to successfully obtain sufficient quantities of components on a cost-competitive and timely basis from these single and limited source suppliers, AutoCyte would not be able to manufacture its products in a cost effective or timely manner. If AutoCyte cannot manufacture its products in a cost effective or timely manner, it would harm the combined company's ability to become a profitable company.

     If any of the components of PREP and SCREEN were no longer available in the marketplace, the combined company could be forced to further develop its technology to incorporate alternate components. The combined company also may try to establish relationships with additional suppliers or vendors for components for its products, so long as it is not prohibited from doing so by any existing contractual obligations. The combined company may not be able to further develop its technology to incorporate new components or establish relationships with additional suppliers or vendors for the necessary components of PREP and SCREEN.

     NeoPath purchases all components for the AutoPap System from outside vendors. A major component of the AutoPap System, the slide tray motion system, is supplied by a sole-source vendor, Applied Precision, Inc. In addition, AutoPap System optics are purchased sole-source from Nikon Corporation, and video cameras are purchased sole-source from Sony Electronics, Inc. Certain other components are currently purchased from single-source vendors. Components provided by additional or replacement suppliers would require some modification to be used in the AutoPap System. The combined company would be unable to quickly establish additional or replacement sources of supply for many AutoPap System components. If one of NeoPath's vendors were to become unable to supply acceptable components in a timely manner and in the quantity required it may delay or halt our manufacturing process. Any delay or cessation of manufacturing could adversely affect our combined business.

     The use of any new components or replacement components from alternative suppliers into either of our products may require us to submit premarket approval application supplements to the FDA. We would then need FDA approval on any premarket approval application supplements we have filed before we could market its products with new or replacement components.

     Ultimately, the combined company may not be able to successfully develop, obtain, or incorporate replacement components into its products. Even if it were able to successfully incorporate new components into its products, the FDA may not approve these new components quickly, if at all.

 FUTURE PRODUCT LIABILITY CLAIMS MAY STRAIN OUR FINANCIAL RESOURCES AND HARM OUR BUSINESS REPUTATION.

     The commercial screening of Pap smears has generated significant malpractice litigation. As a result, the combined company faces product liability, errors and omissions or other claims if our products are alleged to have caused a false-negative diagnosis. Although we have product liability insurance, it could become increasingly difficult for us to obtain and maintain reasonable product liability coverage. Our product liability coverage could be limited to amounts less than we desire. Substantial increases in insurance premium costs often make coverage economically impractical. We may not be able to obtain adequate product liability insurance at a reasonable cost. Thus, product liability claims may strain our financial resources and harm our business reputation.

 INTENSE COMPETITION FOR THE SERVICES OF OUR KEY PERSONNEL COULD CAUSE THEM TO LEAVE THE COMBINED COMPANY.

     The combined company will depend heavily on the principal members of its management and scientific staff. The loss of their services might impede achievement of our strategic objectives or research and development. Our success depends on our ability to retain key employees and to attract additional qualified employees, which may be particularly difficult to do following the merger. Competition for highly skilled scientific and management personnel is intense, particularly in the geographic areas in which the companies currently are located, and these resources are scarce relative to the needs of a growing high technology business sector. The failure to recruit such personnel or the loss of existing personnel could adversely affect our business.

                           FORWARD-LOOKING STATEMENTS

     This joint proxy statement/prospectus, and the documents which are incorporated by reference (see "Where You Can Find More Information"), include various forward-looking statements about AutoCyte, NeoPath and the combined company that are subject to risks and uncertainties. Forward-looking statements include the information concerning future financial performance, business strategy, projected costs and plans and objectives of AutoCyte, NeoPath and the combined company presented under "Questions and Answers About the Merger," "Summary," "Background of the Merger," "AutoCyte's Reasons for the Merger; Recommendation of the AutoCyte Board," "Opinion of Warburg Dillon Read," "NeoPath's Reasons for the Merger; Recommendation of the NeoPath Board," "Opinion of Credit Suisse First Boston Corporation," and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates" or similar expressions.

     AutoCyte and NeoPath participate in an industry that is characterized by rapidly evolving technology and intense competition. You should understand that the following important factors, in addition to those discussed elsewhere in this joint proxy statement/prospectus and the documents which are incorporated by reference could affect the future results of AutoCyte, NeoPath and the combined company and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this joint proxy statement/prospectus:

     - The effect of the merger and AutoCyte's other strategic initiatives on earnings and cash flow.

     - The successful integration of the Companies' operations and research and development programs.

     - The uncertainty regarding pre-clinical and clinical trials of new products.

     - Uncertainties regarding new product development.

     - Regulatory approval for commercial sale of products.

     - Obtaining U.S. and foreign patent protection for products.

     - Ability to secure adequate reimbursement from third party payors, such as government health administration authorities, private health insurers and other organizations.

     - Risk of product liability claims.

     - A significant delay in the expected completion of the merger.

     Most of these factors are difficult to accurately predict and are generally beyond the control of AutoCyte and NeoPath.

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

                          MEETINGS, VOTING AND PROXIES

     We are providing this joint proxy statement/prospectus to AutoCyte stockholders in connection with the solicitation of proxies by the AutoCyte board of directors for use at the special meeting of the AutoCyte stockholders. We are also providing it to NeoPath's shareholders in connection with the solicitation of proxies by the NeoPath board of directors for use at the special meeting of the NeoPath shareholders. AutoCyte and NeoPath anticipate that mailing of proxy materials to stockholders entitled to notice of and to vote at the special meetings will begin on or about September 10, 1999.

THE AUTOCYTE SPECIAL MEETING

     GENERAL. The purpose of the AutoCyte special meeting is to consider and vote upon a proposal to approve the issuance of shares of AutoCyte common stock pursuant to the Agreement and Plan of Merger dated June 4, 1999, providing for the merger of a subsidiary of AutoCyte with and into NeoPath and amendments to AutoCyte's restated certificate of incorporation to increase the authorized shares of common stock from 20,650,000 shares to 49,000,000 shares and to change AutoCyte's name from "AutoCyte, Inc." to "TriPath Imaging, Inc." Other matters may be presented for consideration, but the AutoCyte board does not know, as of the date of mailing of this joint proxy statement/prospectus, of any other business to be brought before the AutoCyte special meeting. The enclosed proxy card authorizes the proxy holders to vote shares represented by the proxy on all other matters that may properly come before the AutoCyte special meeting, and any adjournment or postponement of the special meeting. The proxy holders intend to vote the shares in accordance with their best judgment.

     The AutoCyte board, by a unanimous vote, has approved the stock issuance and the amendments to the AutoCyte restated certificate of incorporation and recommends that AutoCyte stockholders vote FOR the stock issuance and the amendments to the restated certificate of incorporation.

     DATE, PLACE AND TIME; RECORD DATE. The AutoCyte special meeting is scheduled to be held on September 30, 1999 at 10:00 a.m. at the Courtyard by Marriott, 3141 Wilson Drive, Burlington, North Carolina. AutoCycle stockholders of record at the close of business on September 8, 1999 will receive notice of and may vote at the AutoCyte special meeting.

     VOTING RIGHTS. On September 8, 1999, approximately 14,292,942 shares of AutoCyte common stock were issued and outstanding. Each share of AutoCyte common stock outstanding has one vote for each matter properly submitted at the AutoCyte special meeting. Under the rules of the National Association of Securities Dealers, the affirmative vote of a majority of the votes cast at the AutoCyte special meeting is required to approve the stock issuance. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding stock of AutoCyte is required to approve the amendments to AutoCyte's restated certificate of incorporation increasing the authorized common stock of AutoCyte and changing the name of AutoCyte.

     A majority of the outstanding AutoCyte shares entitled to vote must be present, in person or by proxy, for there to be a quorum for the transaction of business at the AutoCyte special meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum. Without specific instructions from the beneficial owner, brokers and nominees do not have the power to vote on behalf of the owner on the stock issuance or the proposal to increase the authorized common stock and change AutoCyte's name. As a result, abstentions and broker non-votes will not effect the outcome of voting on the stock issuance matter but will have the effect of a vote against the proposal to increase the authorized common stock. "Broker non-votes" are proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote.

     As of the AutoCyte record date, directors and executive officers of AutoCyte and their affiliates beneficially owned a total of 7,053,248 shares of AutoCyte common stock or 49% of the outstanding shares of AutoCyte common stock. Directors and executive officers of AutoCyte that own or control approximately 45% of the outstanding shares of AutoCyte have agreed to vote their shares of AutoCyte common stock in favor of the merger proposal and the proposal to increase the authorized common stock.


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

     VOTING AND REVOCATION OF PROXIES. The proxy holders will vote the shares of AutoCyte common stock represented by a proxy properly signed and received at or before the AutoCyte special meeting, unless later revoked, in accordance with the stockholder's instructions.

        IF YOU SIGN AND RETURN A PROXY WITHOUT INDICATING ANY VOTING INSTRUCTIONS, YOUR SHARES OF AUTOCYTE COMMON STOCK WILL BE VOTED IN FAVOR OF THE STOCK ISSUANCE AND THE RESTATED CERTIFICATE OF INCORPORATION AMENDMENT.

     AutoCyte proxy holders may in their discretion vote shares voted in favor of the stock issuance and the proposal to increase the authorized common stock to adjourn the AutoCyte special meeting to solicit additional proxies in favor of these proposals. AutoCyte stockholders may revoke any proxy at any time before the proxy is voted by the filing of an instrument revoking it or filing a properly executed proxy bearing a later date with the Secretary of AutoCyte, before or at the AutoCyte special meeting, or by voting in person at the AutoCyte special meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: AutoCyte, Inc., 780 Plantation Drive, Burlington, North Carolina 27215,
Attention: President. Attendance at the AutoCyte special meeting will not by itself constitute revocation of a proxy.

     AutoCyte may adjourn the AutoCyte special meeting to another date and/or place for any proper purpose, including, without limitation, for the purpose of soliciting additional proxies.

     SOLICITATION OF PROXIES. In addition to solicitation by mail, directors, officers and employees of AutoCyte may solicit proxies from the AutoCyte stockholders, personally or by telephone, telecopy or telegram or other forms of communication. Officers, directors and employees of AutoCyte will not be specifically compensated for these services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners AutoCyte will reimburse them for their reasonable expenses in doing so.

THE NEOPATH SPECIAL MEETING

     GENERAL. NeoPath has called its special meeting so that its shareholders may consider and vote on a proposal to approve the merger agreement, and any other matters properly presented at the meeting. As of the date of mailing of this joint proxy statement/prospectus, the NeoPath board was not aware of any other business to be brought before the NeoPath special meeting. The enclosed proxy card authorizes the proxy holder to vote shares represented by the proxy on all other matters that may properly come before the NeoPath special meeting, and any adjournment or postponement of the meeting. The proxy holders intend to vote on these matters in their best judgment.

     The NeoPath board, by a unanimous vote, has approved the merger agreement and recommends that NeoPath shareholders vote FOR approval of the merger agreement.

     DATE, PLACE AND TIME; RECORD DATE. NeoPath will hold its special meeting on September 30, 1999 at 10:00 a.m. at NeoPath's offices at 8271 154th Avenue NE, Redmond, Washington. NeoPath shareholders of record at the close of business on September 8, 1999 will receive notice of and may vote at the NeoPath special meeting.

     VOTING RIGHTS. On the record date NeoPath had approximately 17,448,802 shares of common stock issued and outstanding. Each share of NeoPath common stock outstanding has one vote on each matter presented at the NeoPath special meeting. A majority of the outstanding NeoPath shares must approve the merger at the NeoPath special meeting.

     A majority of the outstanding NeoPath shares must be present, in person or by proxy, for there to be a quorum for the transaction of business. Abstentions and broker non-votes will be considered present for the purpose of establishing a quorum. Without specific instructions from the beneficial owner, however, brokers and nominees do not have the power to vote the owner's shares on the merger proposal. Abstentions and broker non-votes will have the effect of a vote against the merger. "Broker non-votes" are proxies from brokers or nominees indicating that they have not received instructions from the beneficial owners or matters for which they do not have discretionary power to vote.


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

     As of the NeoPath record date, directors and executive officers of NeoPath and their affiliates beneficially owned a total of 557,569 shares of NeoPath common stock, or approximately 3.2% percent of NeoPath's outstanding shares. They have agreed to vote in favor of approval of the merger.

     VOTING AND REVOCATION OF PROXIES. The proxy holders will vote shares of NeoPath common stock represented by a proxy properly signed and received at or before the NeoPath special meeting, unless later revoked, in accordance with the shareholder's instructions.

        IF YOU SIGN AND RETURN A PROXY WITHOUT INDICATING ANY VOTING INSTRUCTIONS, YOUR SHARES OF NEOPATH COMMON STOCK WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT.

     NeoPath proxy holders may in their discretion vote to adjourn the NeoPath special meeting to solicit additional proxies in favor of this proposal. Neopath shareholders may revoke their proxy at any time before the vote by filing an instrument revoking it or filing a later-dated proxy with the President of NeoPath, or by voting in person at the NeoPath special meeting. You may direct all written notices of revocation and other communications about revocation of proxies to NeoPath, Inc., 8271 154th Avenue NE, Redmond, Washington 98052,
Attention: President. Attending the NeoPath special meeting will not by itself constitute a revocation of a proxy.

     The NeoPath special meeting may be adjourned to another date and/or place for any proper purpose, including solicitation of additional proxies.

     SOLICITATION OF PROXIES. In addition to solicitation by mail, directors, officers and employees of NeoPath may solicit proxies from Neopath shareholders, personally or by telephone, telecopy or telegram or other forms of communication. They will not be specifically compensated for such services. NeoPath will request brokerage houses, nominees, fiduciaries and other custodians to forward soliciting materials to beneficial owners and will reimburse them for their reasonable expenses in doing so.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER

     A wholly-owned subsidiary of AutoCyte will merge with and into NeoPath in accordance with the laws of the States of Washington and Delaware. NeoPath will then be a wholly-owned subsidiary of AutoCyte and will continue to be a Washington corporation. At the time of the merger, NeoPath's Articles of Incorporation and Bylaws, as in effect immediately before the merger, will become the Articles of Incorporation and Bylaws of the surviving company.

BACKGROUND OF THE MERGER

     On February 2, 1999 at a regularly scheduled board meeting, the AutoCyte board of directors discussed the desirability of combining with either or both of NeoPath and Neuromedical Systems, Inc. The decision was made to pursue a combination with either or both of these companies.

     During the first week in February 1999, Dr. Richard Charpie, a director of AutoCyte, contacted William Scott, a director of NeoPath, to discuss the level of interest in a possible combination of the two companies. Their discussion expanded to consider the effect of including Neuromedical Systems, Inc. in a three party combination. Following this conversation, Dr. Charpie called Dr. Paul Sohmer of Neuromedical, who indicated an interest in further discussions. During the week of February 8, 1999, executives of the companies continued to discuss the business advantages of combining the companies.

     On February 15, 1999, Dr. James B. Powell, Ernest A. Knesel, Dr. Robert Curry and Eric W. Linsley, executives of AutoCyte, Dr. Alan C. Nelson and Robert
C. Bateman, executives of NeoPath, and Dr. Paul Sohmer and Mark Smith, executives of Neuromedical, met in New York to further discuss the business rationale for a possible combination of the three companies. On February 15, 1999, the three companies also executed a mutual confidentiality agreement.

     On February 18, 1999, Mr. Scott, Dr. Charpie and Patrick Hurst, of Houlihan Lokey Howard & Zuckin, Neuromedical's financial advisor, discussed in general various structures and transaction terms of a possible business combination.

     During the week of February 15, 1999, the NeoPath board of directors held two meetings to discuss these matters and to authorize the management to retain Credit Suisse First Boston Corporation as financial advisor. On February 19, 1999, NeoPath and Credit Suisse First Boston Corporation entered into a formal engagement letter which was subsequently amended on June 4, 1999.

     On March 1, 1999, executives of the three companies, together with their legal and financial advisers, participated in a conference telephone call to discuss possible terms of a business combination transaction, including methods of determining the relative ownership positions in a combined company, alternative structures, accounting and tax treatment, composition of management and board of directors of the combined company and conditions that needed to be satisfied prior to completion.

     On March 5, 1999 Messrs. Nelson and Charpie continued discussing with Mr. Hurst alternative structures related to Neuromedical. These discussions continued during the following week, when NeoPath advised AutoCyte and Neuromedical that it was no longer interested in continuing discussion of a three party transaction.

     AutoCyte continued discussions and negotiations exclusively with Neuromedical. Based on these discussions, the AutoCyte management and board of directors concluded that it was desirable to pursue an acquisition of the Neuromedical intellectual property on a stand alone basis without the involvement of NeoPath. AutoCyte's management and board of directors believed that the acquisition of Neuromedical's intellectual property would allow the company to offer a broader range of interactive methods for cytology screening, including interactive methods for primary and adjunctive screening of both conventional Pap smears and thin-layer preparations, as opposed to AutoCyte's internal technology for screening only thin-layer preparations. Management and the board also believed that the acquisition of Neuromedical's intellectual property would reduce the risk of future patent infringement litigation costs. On March 25, 1999, AutoCyte entered into an agreement with Neuromedical to purchase all of its intellectual property, subject to certain conditions, including the condition that Neuromedical file for federal bankruptcy protection and that the transaction be approved by the applicable bankruptcy court. On March 26, 1999, AutoCyte publicly announced the execution of the agreement.

     On March 25, 1999, Dr. Charpie telephoned Messrs. Nelson and Scott to advise them of the agreement with Neuromedical and proposed that discussions between NeoPath and AutoCyte regarding a business combination of the two companies resume. Specifically, Dr. Charpie also proposed NeoPath purchase an undivided interest in Neuromedical intellectual property. On March 25 and 26, 1999, in a series of telephone conferences, Messrs. Nelson and Scott discussed with Messrs. Charpie and Powell various terms of transactions regarding the Neuromedical intellectual property and a possible business combination.

     On March 29, 1999, the NeoPath board of directors, at a previously scheduled meeting, discussed the principal elements of both proposed transactions and authorized management and Mr. Scott to continue negotiations and conferences with AutoCyte.

     On April 6, 1999, Messrs. Nelson and Scott from NeoPath and Messrs. Charpie and Powell from AutoCyte, together with certain legal and financial advisers, met in Chicago to discuss the further development of the terms of a possible business combination, including the basis on which the merger consideration calculation would be based, the composition of the management and board of directors of the combined company and the location of the corporate headquarters. These individuals also considered a more definitive schedule for the exchange of relevant business and financial information.

     Executives of AutoCyte and NeoPath, together with their legal advisers, continued to negotiate the terms of the transaction relating to the Neuromedical intellectual property. On April 22, 1999, the NeoPath board of directors approved the transaction. On April 24, 1999, AutoCyte and NeoPath entered into an Intellectual Property Agreement setting forth the terms of NeoPath's acquisition of an undivided
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

interest in the Neuromedical intellectual property and termination of outstanding litigation between NeoPath and Neuromedical. The agreement is described under "Relationships Between AutoCyte and NeoPath."

     On April 26 and 27, 1999, Dr. Nelson met with Dr. Charpie and Dr. Powell to discuss various proposed terms of the transaction, including management issues and the calculation of the merger consideration. Mr. Scott also participated in telephone conference calls during this period. On April 28, 1999, the NeoPath board of directors met by telephone conference to discuss the status of the transaction. On April 26, 1999, AutoCyte's legal advisers delivered an initial draft of the proposed merger agreement and related documents.

     On April 28 and 29, 1999, Mr. Scott had several telephone conferences with representatives of AutoCyte to discuss differences over various proposed terms of the transaction, including selection of management, corporate governance, location of headquarters, methods of determining an appropriate exchange ratio and possible conditions to completion of the transaction. Messrs. Scott and Charpie spoke by telephone on May 4, 1999 regarding these issues. Also on May 4, 1999, the NeoPath board of directors met to discuss the status of negotiation and differences between the parties over various terms. After discussion, the Board authorized Mr. Scott to continue negotiations in accordance with the board's discussion. Mr. Scott and Mr. Charpie discussed outstanding issues later on May 4, 1999 and reached agreement on the exchange ratio and determined to proceed with scheduled due diligence.

     On May 6 and 7, 1999, representatives of AutoCyte, together with their financial and legal advisers, met near NeoPath's headquarters to conduct due diligence concerning NeoPath's business, operations and financial affairs. On May 11, 1999, the AutoCyte board of directors held a meeting attended by AutoCyte's senior management and a representative of AutoCyte's legal counsel, Palmer & Dodge LLP. The board discussed the proposed transaction and the board authorized management to complete negotiations of remaining issues. On May 24 and 25, 1999, representatives of NeoPath, together with their financial and legal advisers, met near the AutoCyte headquarters to conduct due diligence concerning AutoCyte's business, operations and financial affairs. During this period, representatives of each company and their legal, accounting and financial advisers continued to negotiate the detailed terms of the merger agreement and to analyze the tax and accounting issues involved.

     On June 1, 1999, the NeoPath board of directors held a meeting in Chicago, attended by members of NeoPath's senior management and representatives of Credit Suisse First Boston Corporation and NeoPath's legal counsel, Perkins Coie. Counsel described to the NeoPath board of directors the fiduciary duties applicable to directors considering a strategic business combination and summarized the terms of the proposed merger agreement and related documents and the status of ongoing negotiations. Representatives of Credit Suisse First Boston Corporation described, on a preliminary basis, its financial analysis with respect to the possible business combination with AutoCyte. The board discussed the proposed transaction and other alternatives available to NeoPath. At the conclusion of the meeting, the board authorized management to complete negotiations of any remaining issues on the basis of the board discussion.

     On June 4, 1999, the NeoPath board of directors held a meeting by telephone conference, attended by senior management and representatives of Credit Suisse First Boston Corporation and Perkins Coie. Counsel summarized the results of final negotiations and reviewed the final terms of the merger agreement and related documents, including the final exchange ratio and the calculations on which it was based. Representatives of Credit Suisse First Boston Corporation reviewed its financial analysis and delivered its opinion to the effect that, as of June 4, 1999 and based on and subject to the matters set forth in the opinion, the exchange ratio was fair, from a financial point of view, to the NeoPath shareholders. Following discussion, the NeoPath board of directors concluded that the merger was fair to and in the best interest of NeoPath, and the directors approved the merger agreement and the related documents.

     On June 4, 1999, the AutoCyte board of directors held a meeting by conference telephone, attended by senior management and a representative of Palmer & Dodge. Dr. Powell summarized the background of the merger and the reasons for the merger. Counsel summarized the final terms of the merger agreement and related documents, including the final exchange ratio and the calculations on which it was based. Members of management also discussed Warburg Dillon Read's preliminary fairness opinion and noted that, as of that date and subject to certain assumptions, limitations and qualifications received by management, Warburg Dillon Read expressed the opinion that the proposed exchange ratio is fair to AutoCyte from a financial point of view. Following discussion, the AutoCyte board of directors concluded that the merger was fair to and in the best interests of AutoCyte and the directors approved the merger agreement and the related documents, subject to receipt of a final fairness opinion from Warburg Dillon Read. Later on June 4, Warburg Dillon Read reviewed its financial analysis and delivered its oral opinion, later confirmed in writing and subject to the limitations, qualifications and assumptions contained in the writing, to the effect that, as of June 4, 1999, the exchange ratio was fair, from a financial point of view, to AutoCyte.

     NeoPath and AutoCyte executed the merger agreement as of Friday, June 4, 1999. On the morning of Monday, June 7, 1999, prior to the commencement of trading, NeoPath and AutoCyte issued a joint press release announcing the execution of the merger agreement.

AUTOCYTE'S REASONS FOR THE MERGER; RECOMMENDATIONS OF THE AUTOCYTE BOARD

     In the course of reaching its decision to approve the merger agreement, the AutoCyte board of directors consulted with AutoCyte's legal, accounting and financial advisors as well as with AutoCyte management. In reaching its decision to proceed with the merger, AutoCyte considered the following positive factors:

     - the belief that the AutoCyte PREP System(TM) for liquid-based, thin-layer Pap smear preparations and the NeoPath AutoPap(R) Primary Screening System providing automated screening of Pap smears will provide the combined company with a comprehensive, cost-effective and competitive offering to clinical laboratories and others engaged in the large-scale processing of Pap smears;

     - the benefits of gaining immediate access to the AutoPap Primary Screening System, an FDA-approved primary screening device for conventional Pap smears;

     - the belief that the combined companies should have greater critical mass and enhanced prospects for success in this dynamic and competitive market place, thereby increasing shareholder value;

     - the belief that the combined company should offer greater liquidity to investors;

     - the belief that additional revenues should be generated from cross selling opportunities;

     - the benefits of cost reduction opportunities, primarily in research and development, and general and administrative functions;

     - the economic benefits of joint resource utilization in selling and seeking reimbursement for our products;

     - the benefits of a broad patent estate in automated image analysis;

     - the terms and conditions of the proposed merger; and

     - the opinion of Warburg Dillon Read, that as of the date thereof, and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the exchange ratio was fair from a financial point of view to AutoCyte.

     AutoCyte management also considered a number of potentially negative factors in its deliberations concerning the merger, including:

     - the risk that the advantages of the merger listed above might not be realized;

     - the risk that AutoCyte and NeoPath might not be able to operate successfully as a combined company due to potentially large difficulties in integrating the two companies;

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

     - the fact that AutoCyte stockholder ownership would be diluted as a result of the merger;

     - the risk that the FDA might never approve a PMA supplement for using AutoPap with PREP, and that even with approval, labeling restrictions might make the use of the combined products uneconomical to customers;

     - the risk that the merger could be challenged by the federal trade commission;

     - the risk that there might never be adequate reimbursement for automated screening; and

     - the risk that additional financing might not be available for the combined company.

     In view of the variety of factors considered in connection with its evaluation of the merger agreement and the merger, the AutoCyte board of directors did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the AutoCyte board of directors may have given different weight to different factors.

     After evaluating these factors and risks, the AutoCyte board of directors unanimously concluded that the NeoPath merger should provide a significant financial benefit to AutoCyte stockholders. The board of directors concluded that the terms of the merger are fair to, and in the best interests of, AutoCyte stockholders. Accordingly, the AutoCyte board of directors recommends that the AutoCyte stockholders vote for the issuance of the shares of AutoCyte's common stock pursuant to the merger agreement.

OPINION OF WARBURG DILLON READ LLC

     The board of directors of AutoCyte retained Warburg Dillon Read to provide an opinion as to the financial fairness from a financial point of view in connection with the merger. Warburg Dillon Read has delivered its written opinion, dated June 4, 1999, to the board of directors of AutoCyte, to the effect that, and based upon and subject to the limitations, assumptions, qualifications set forth therein, as of the date thereof, the exchange ratio is fair to AutoCyte from a financial point of view. The full text of Warburg Dillon Read's opinion dated June 4, 1999, which sets forth a description of the assumptions made, general procedures followed, matters considered and limitations on the review undertaken, is set out in Annex C and is incorporated herein by reference. Holders of AutoCyte common stock are urged to read the opinion carefully in its entirety, especially with regard to the assumptions made and matters considered by Warburg Dillon Read. The summary of opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinion, Warburg Dillon Read, among other things: (i) reviewed certain publicly available business and historical financial information relating to AutoCyte and NeoPath, (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of AutoCyte, including estimates and financial forecasts prepared by management of AutoCyte, that were provided to Warburg Dillon Read by AutoCyte and not publicly available, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of NeoPath, including estimates and financial forecasts prepared by management of AutoCyte, that were provided to AutoCyte by the management of AutoCyte and NeoPath and not publicly available, (iv) conducted discussions with members of the senior managements of AutoCyte and NeoPath, (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business Warburg Dillon Read believes to be generally comparable to those of AutoCyte and NeoPath, (vi) compared the financial terms of the merger with the publicly available financial terms of certain other transactions which it believed to be generally relevant, (vii) considered certain pro forma effects of the merger on AutoCyte's financial statements, (viii) reviewed drafts of the merger agreement, and (ix) conducted such other financial studies, analyses, and investigations, and considered such other information as it deemed necessary or appropriate, but none of which was individually material. Warburg Dillon Read's opinion was necessarily based upon economic, monetary, market and other conditions as in effect on, and the information made available to Warburg Dillon Read, as of the date thereof.


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

     In connection with its review, Warburg Dillon Read, with AutoCyte's consent, did not assume any responsibility for independent verification of any of the foregoing information and, with AutoCyte's consent, relied on such information as being complete and accurate in all material respects. In addition, with AutoCyte's consent, Warburg Dillon Read did not make or receive any evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of AutoCyte or NeoPath nor was Warburg Dillon Read furnished with such appraisal or evaluations. With respect to the financial forecasts, estimates, pro forma effects and estimates of merger savings, Warburg Dillon Read assumed, at AutoCyte's direction, that the AutoCyte and NeoPath financial forecasts, estimates, pro forma information and estimates of merger savings or synergies provided to or otherwise reviewed by or discussed by it had been prepared reasonably on a basis reflecting the best currently available estimates and judgments of the respective managements as to the future financial performance of their respective companies and would be realized in the amounts and at the times contemplated thereby. With respect to the business and financial information relating to NeoPath pro forma for the merger, Warburg Dillon Read did not, with AutoCyte's consent, hold any independent discussion with NeoPath's management as to any specific aspect of the information provided to Warburg Dillon Read.

     Warburg Dillon Read's opinion does not address AutoCyte's underlying business decision to effect the merger. In rendering its opinion, Warburg Dillon Read did not render any opinion as to the value of NeoPath or make any recommendation to the holders of NeoPath common stock with respect to the advisability of disposing of or retaining AutoCyte common stock received in the merger. In addition, Warburg Dillon Read did not make any recommendation regarding whether or not it is advisable for holders of AutoCyte common stock to vote in favor of the merger.

     For the purposes of the opinion, with the consent of AutoCyte, Warburg Dillon Read assumed that the representations and warranties of each party contained in the merger agreement were true and accurate, that each party thereto would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger would be satisfied without waiver thereof. AutoCyte did not place any limitations upon Warburg Dillon Read regarding the procedures to be followed or the factors to be considered in rendering its opinion.

     In arriving at its opinion, Warburg Dillon Read did not assign any particular weight to any analysis or factor considered by it, but rather made qualitative judgments based on its experience in rendering such opinions and on then existing economic, monetary and market conditions as to the significance and relevance of each analysis and factor. Accordingly, Warburg Dillon Read believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Warburg Dillon Read made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond AutoCyte's or NeoPath's control. Any estimates contained in Warburg Dillon Read's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of a business or securities do not purport to be appraisals or to reflect the actual prices at which businesses or securities might be sold.

     Warburg Dillon Read is an internationally recognized investment banking firm which, as a part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the past, Warburg Dillon Read and its predecessors have provided investment banking services to AutoCyte and have received customary compensation for the rendering of such services. In the ordinary course of business, Warburg Dillon Read, its predecessors and affiliates, may have traded the securities of AutoCyte and NeoPath for their own accounts and, accordingly, may at any time hold a long or short position in such securities.

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

     Pursuant to the engagement letter between AutoCyte and Warburg Dillon Read, AutoCyte has paid to Warburg Dillon Read a fee of $400,000 for the rendering of its opinion. AutoCyte has also reimbursed Warburg Dillon Read for the expenses incurred by it in connection with its engagement (including reasonable counsel fees) and has agreed to indemnify Warburg Dillon Read and its officers, directors, employees, agents and controlling persons against certain expenses, losses, claims, damages or liabilities in connection with its services, including those arising under the federal securities laws.

  ANALYSES RELATED TO AUTOCYTE

     In connection with rendering its opinion, Warburg Dillon Read employed a variety of evaluation methods. The material valuation methods are summarized below.

     ANALYSIS OF SELECTED COMPARATIVE COMPANIES. Using publicly available information, Warburg Dillon Read analyzed, based upon market trading values, selected financial criteria of companies which, in Warburg Dillon Read's judgment, were generally comparable to AutoCyte and NeoPath for the purpose of this analysis. The companies selected as comparative companies were as follows:
Cytyc Corporation, Digene Corporation, Selfcare, Inc., Abaxis, Inc., Optical Sensors Incorporated and Diametrics Medical, Inc. The analysis considered, among other things, (i) stock price as a multiple of estimated calendar 1999 and 2000 earnings per share ("EPS") based on industry sources; (ii) derived an "enterprise value" (defined as equity market value plus the book value of debt and preferred stock less cash and cash equivalents) and (iii) calculated enterprise value as multiple of latest twelve months ("LTM") revenue, LTM gross profit and LTM earnings before interest, taxes, depreciation and amortization ("EBITDA").

     The median equity value as a multiple of each of the indicated statistics for each of the AutoCyte Comparative Companies was as follows: estimated 1999 EPS and 2000 EPS of (5.8x) and 16.0x, respectively compared to equity value multiples of (9.1x) and (18.8x) and (4.5x) and (11.0x) respectively, for AutoCyte and NeoPath, respectively using stock prices of $7.00 for AutoCyte and $3.94 for NeoPath. The median enterprise value as a multiple of each of the indicated statistics for each AutoCyte comparative companies was as follows: LTM revenue of 3.57x, LTM gross profit of 8.9x and LTM EBITDA of (10.3x), compared to enterprise value multiples of 16.27x, 48.5x and (8.8x) for AutoCyte using a stock price of $7.00 for AutoCyte and enterprise value multiples of 6.67x, 14.9x and (4.1x) for NeoPath using a stock price of $3.94 for NeoPath.

     No company, transaction or business used in the analysis described under "Analysis of Selected Comparative Companies" is identical to AutoCyte. Accordingly, an analysis of the results thereof necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors which could effect the transaction or the public trading or other values of the company or companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable acquisition or comparable company data.

     CONTRIBUTION ANALYSIS. Warburg Dillon Read analyzed the relative contribution of revenues, EBITDA, earnings before interest and taxes ("EBIT") and net income from AutoCyte and NeoPath for each company's estimated 1999 statistics, which resulted in AutoCyte's contribution of 51.3% of revenues. In Warburg Dillon Read's judgment, the other contribution statistics were not meaningful as both companies were projected to have EBITDA, EBIT and net income losses in 1999. Based on the Exchange Ratio, the holders of AutoCyte common stock will have pro forma equity ownership of 52.1%.

     DISCOUNTED CASH FLOW ANALYSIS. Warburg Dillon Read performed discounted cash flow analyses based a stand alone projection provided by AutoCyte's management and a pro forma for the merger with NeoPath also provided by AutoCyte's management. Utilizing these projections, Warburg Dillon Read calculated the theoretical discounted present value of equity for AutoCyte by adding together the present value of (i) the future stream of cash flow through the year ended December 31, 2003, (ii) the future value of AutoCyte at the end of the year ended December 31, 2004, and (iii) the projected net debt as of December 31, 1999. The terminal value was calculated based on terminal EBITDA multiples of 10.0x to 14.0x. The cash flow streams and terminal values were then discounted to present values using a range of
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

discount rates from 30% to 45%. These assumptions yielded per share equity values of $6.22 to $7.83 under the AutoCyte stand-alone projections, and $7.83 to $9.87 under the pro forma merger projections.

     HISTORICAL EXCHANGE RATIO ANALYSIS. Warburg Dillon Read prepared one day and 30 day average exchange ratio analyses for AutoCyte and NeoPath for the time period beginning June 2, 1998 and ending June 2, 1999. The maximum exchange ratio was 2.79 and 1.99 for the daily and monthly exchange ratios, respectively. The minimum exchange ratio was 0.47 and 0.56 for the daily and monthly exchange ratios, respectively, and the median was 1.32 and 1.35 for the daily and monthly exchange ratios, respectively.

     PRO FORMA MERGER ANALYSIS. Warburg Dillon Read examined the impact of the merger on AutoCyte's net income per share by preparing a pro forma analysis of the impact of the Merger using the projections provided by the managements of AutoCyte and NeoPath for the December 31, 1999, 2000, 2001, 2002, 2003 and 2004. Assuming that the projections estimated by AutoCyte and NeoPath managements were achieved, the impact on AutoCyte's pro forma earnings per share was mildly dilutive in the year ending December 31, 1999 and accretive in the years ending December 31, 2000, 2001, 2002, 2003 and 2004.

NEOPATH'S REASONS FOR THE MERGER; RECOMMENDATION OF THE NEOPATH BOARD

     In reaching its decision to approve the merger agreement and the merger and to recommend approval of the merger agreement by NeoPath shareholders, the NeoPath board of directors consulted with its management team and advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. The following discussion of the factors considered by the NeoPath board of directors in making its decision is not intended to be exhaustive but includes all material factors considered by the NeoPath board of directors.

     The NeoPath board of directors considered the following factors as reasons that the merger will be beneficial to NeoPath and its shareholders:

     - the belief that the AutoCyte PREP System(TM) for liquid based collection and preparation of cervical specimens and the NeoPath AutoPap(R) Primary Screening System for automated screening of cervical specimens are compatible products and will provide the combined company with a comprehensive, cost effective and competitive offering to clinical laboratories and others engaged in the large scale processing of Pap smears for cervical cancer detection;

     - the possible cost reductions that can be obtained by the combined company by synergistic administrative, marketing and sales, regulatory and product development personnel and facilities presently supported by both organizations;

     - the belief that the combination of NeoPath's product and AutoCyte's product, with additional research and product development, will provide an even more cost effective solution for laboratories and others processing large volumes of Pap smears;

     - the belief that parties that provide financial resources for such testing through cost reimbursement would be more receptive to offer increased payments for the combined products;

     - the belief that, through a tax-free reorganization, the opportunity to own stock of the combined company would provide the shareholders with greater future liquidity and a better possibility of return on shareholder investment; and

     - the belief that the combined intellectual property (including Neuromedical's) creates a highly competitive foundation.

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

     In the course of its deliberations, the NeoPath board of directors reviewed with NeoPath management a number of other factors relevant to the merger. In particular, the NeoPath board of directors considered, among other things:

     - information relating to the business, assets, management, competitive position, operating performance, trading performance and prospects of each of NeoPath and AutoCyte, including the prospects of NeoPath if it were to continue as an independent company;

     - the current and historical market prices of the NeoPath common stock and the AutoCyte common stock (including the fact that the closing prices of NeoPath common stock and AutoCyte common stock on June 4, 1999 were $3.938 and $7.75, respectively);

     - the financial presentation by Credit Suisse First Boston Corporation, including its opinion described under "Opinion of Credit Suisse First Boston Corporation" on page 39 to the effect that, as of the date of such opinion and based on and subject to the matters set forth in the opinion, the exchange ratio was fair, from a financial point of view, to the shareholders of NeoPath;

     - the possibility of strategic alternatives to the merger for enhancing long-term shareholder value;

     - the impact of the merger on NeoPath's and AutoCyte's customers, suppliers and employees;

     - the likelihood that the merger would be completed, the terms of the merger agreement, including balanced representation and warranties, conditions to closing and rights on termination and provisions permitting the NeoPath board of directors to terminate the merger agreement in response to a third party proposal which the NeoPath board of directors determines in its good faith judgment to be more favorable to NeoPath shareholders than the merger; and

     - the expected qualification of the merger as a reorganization under
       Section 368(a) of the Internal Revenue Code.

     The NeoPath board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including:

     - the risk that the operations of AutoCyte and NeoPath might not be successfully integrated;

     - a recognition that the AutoCyte and NeoPath common stock are thinly traded and have not received significant recognition and support in the public trading market and that combining the companies may not change this market performance;

     - the risk that, despite the efforts of AutoCyte and NeoPath after the merger, key personnel might leave the combined company;

     - the difficulty of managing operations in the different geographic locations in which NeoPath and AutoCyte operate and will continue to operate;

     - the risk that the potential benefits of the merger might not be fully realized;

     - the risk that the merger could be challenged by the federal trade commission; and

     - the risk that the combined company may not have sufficient capital resources to achieve profitability.

     The NeoPath board of directors believed that certain of these risks were unlikely to occur, that NeoPath could avoid or mitigate others, and that, overall, these risks were outweighed by the potential benefits of the merger.

     In view of the variety of factors considered in connection with its evaluation of the merger agreement and the merger, the NeoPath board of directors did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the NeoPath board of directors may have given different weight to different factors.

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

     After careful consideration, the NeoPath board of directors has unanimously determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, NeoPath and its shareholders and has unanimously approved the merger agreement and the merger. The NeoPath board of directors unanimously recommends that the shareholders of NeoPath vote "for" the approval of the merger agreement.

OPINION OF CREDIT SUISSE FIRST BOSTON CORPORATION

     NeoPath retained Credit Suisse First Boston Corporation to act as its financial advisor in connection with the merger. CSFB was selected by NeoPath based upon CSFB's experience, expertise and familiarity with NeoPath and its businesses. On June 4, 1999 CSFB delivered to the board of directors of NeoPath its written opinion that, based upon and subject to the factors and assumptions set forth in the fairness opinion, as of the date of the opinion, the exchange ratio of 0.790 was fair from a financial point of view to the holders of NeoPath common stock (other than AutoCyte and its subsidiaries). NeoPath determined the exchange ratio following arm's-length negotiations with AutoCyte and determined that the exchange ratio was fair to and in the best interest of its shareholders. These determinations were based on many factors, including those discussed under the heading "NeoPath's Reasons for the Merger; Recommendation of the NeoPath Board" and including the opinion of CSFB that the exchange ratio was fair to the shareholders from a financial point of view.

     The summary of the CSFB opinion described in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the CSFB opinion. The opinion explains the procedures followed, assumptions and qualifications made, matters considered and limitations on the review undertaken by CSFB. The full text of the CSFB opinion, which has been used in this joint proxy statement/prospectus with the consent of CSFB, is attached as Annex D to this joint proxy statement/prospectus and is incorporated in this summary by reference. Shareholders of NeoPath are urged to read the CSFB opinion carefully in its entirety. The CSFB opinion was provided to the NeoPath board of directors for its information in connection with its consideration of the merger and is not a recommendation to any shareholder on how to vote on the proposed merger.

     In preparing the CSFB opinion, CSFB performed a variety of financial and comparative analyses, including those described below. The following summary of CSFB's analyses is not a complete description of the analyses underlying the CSFB opinion or the presentation made by CSFB to the NeoPath board of directors. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and therefore, it is inherently difficult to summarily describe the fairness opinion. As a result, CSFB believes that its analyses must be considered as a whole and that selecting portions of its analyses without considering all analyses would create an incomplete view of the process underlying its analyses and its opinion.

     In performing its analyses, CSFB made numerous assumptions with respect to NeoPath and AutoCyte, industry performance, regulatory, general business, economic, market, and financial conditions and other matters, many of which are beyond the control of NeoPath or AutoCyte. No company, transaction or business used in those analyses as a comparison is identical to NeoPath, AutoCyte or the proposed merger, nor is an evaluation of the results of the analyses entirely mathematical; rather, the evaluation of the results of the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. Any estimates contained in the analyses performed by CSFB do not necessarily indicate actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Additionally, estimates of the value of businesses or securities are not appraisals and do not reflect the prices at which those businesses or securities might actually be sold. Accordingly, the analyses and estimates described above are inherently subject to substantial uncertainly. In addition, the CSFB opinion and CSFB's presentation to the NeoPath board were among several factors taken into consideration by the NeoPath board in making its determination to approve the merger. Consequently, the CSFB analyses described below should not be
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

viewed as, and were not, determinative of the opinion of the NeoPath board or NeoPath management with respect to the exchange ratio or the proposed merger.

     In arriving at its opinion, CSFB reviewed certain publicly available business and financial information relating to NeoPath and AutoCyte, as well as the merger agreement. CSFB also reviewed certain other information relating to NeoPath and AutoCyte, including financial forecasts, provided to CSFB by NeoPath and AutoCyte, and met with NeoPath's and AutoCyte's managements to discuss the business and prospects of NeoPath and AutoCyte.

     CSFB also considered certain financial and stock market data of NeoPath and AutoCyte, and compared that data with similar data for other publicly held companies in businesses similar to NeoPath and AutoCyte and considered the financial terms of certain other business combinations and other transactions which have recently been effected. CSFB also had discussions with managements of NeoPath and AutoCyte concerning the business, operational and strategic benefits and implications of the merger, and the synergistic values and operating cost savings expected to be achieved through the combination of the operations of NeoPath and AutoCyte. CSFB also considered other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

     In connection with its review, CSFB did not assume any responsibility for independent verification of any of the information described above and relied on its being complete and accurate in all material respects. With respect to the financial forecasts, CSFB assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of NeoPath's and AutoCyte's managements as to the future financial performance of NeoPath and AutoCyte. In addition, CSFB was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of NeoPath or AutoCyte, nor was it furnished with any evaluations or appraisals. The CSFB opinion is necessarily based on financial, economic, market and other conditions as they existed and could be evaluated on the date the opinion was given. CSFB did not express any opinion as to the actual value of the AutoCyte common stock when issued to NeoPath shareholders pursuant to the merger or the prices at which the AutoCyte common stock will trade subsequent to the merger. CSFB was not requested to, and did not, solicit third-party indications of interest in acquiring all or any part of NeoPath. CSFB assumed that the merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free "plan of reorganization" pursuant to Section 368 of the Internal Revenue Code of 1986, as amended.

     The following is a summary of the analyses performed by CSFB in connection with the preparation of the CSFB opinion. The summary of the analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the text of each summary. Consideration of the tables alone without the full narrative description of the analyses, including the underlying assumptions, would create a misleading or incomplete view of the process underlying, and conclusions presented by, the CSFB opinion.

     In preparing its valuation of each of NeoPath and AutoCyte, CSFB conducted several financial analyses for each company. Given the inherent difficulties in assigning multiples for a company that is not yet profitable and whose peers are often not profitable (and may not be profitable in the near future) but which expects significant revenue growth over the next few years from increased market penetration or new product introductions, CSFB placed greater emphasis on the discounted cash flow analyses and less emphasis on the other valuation analyses. While certain of the valuation analyses are described in greater detail below, in arriving at its opinion, CSFB assigned greater significance to those analyses and factors which in its judgment were more relevant and appropriate for companies and transactions of this type.

     NEOPATH DISCOUNTED CASH FLOW ANALYSES. CSFB performed discounted cash flow analyses for fiscal years 1999 to 2008 to estimate the present value of the stand-alone unlevered free cash flows that NeoPath is expected to generate if NeoPath performs in accordance with scenarios based on financial forecasts discussed below. For purposes of these analyses, unlevered free cash flows were defined as unlevered net income plus deprecation plus amortization less capital expenditures less investment in working capital.

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

     CSFB performed analyses based on three scenarios:

     - a NeoPath management base case provided to CSFB by NeoPath management, reflecting baseline assumptions primarily related to revenue growth, pricing trends and gross margins;

     - a NeoPath management upside case provided to CSFB by NeoPath management, reflecting more aggressive assumptions primarily related to accelerated revenue growth, more favorable pricing trends and higher gross margins; and

     - a CSFB downside case, a more conservative version of the NeoPath management base case, reflecting less aggressive assumptions primarily related to slower revenue growth, less favorable pricing trends and lower gross margins.

     Ranges of estimated terminal values were calculated using terminal value multiples of unlevered net income of 14.0x to 16.0x and earnings before interest, taxes, depreciation and amortization ("EBITDA") of 7.0x to 8.0x. This range is based on prospective growth in outer years and on the performance of similar companies determined through a comparable company analysis.

     For all of the cases, the unlevered free cash flow streams were then discounted using a discount rate of 24% to 26%. The discount rates applied in this case reflect commercial risk premium and small size premium. The following presents the implied equity values per diluted share for NeoPath based on the NeoPath discounted cash flow analyses.

        Implied NeoPath Equity Value Range Per Diluted
        Share..............................................  $3.24-$9.82

     AUTOCYTE DISCOUNTED CASH FLOW ANALYSES. CSFB performed discounted cash flow analyses for fiscal years 1999 to 2008 to estimate the present value of the stand-alone unlevered free cash flows that AutoCyte is expected to generate if AutoCyte performs in accordance with scenarios based on financial forecasts discussed below. CSFB performed a valuation of AutoCyte because holders of NeoPath common stock will be receiving AutoCyte common stock in the merger. For purposes of this analysis, unlevered free cash flows were defined as unlevered net income plus depreciation plus amortization less capital expenditures less investment in working capital.

     CSFB performed its analyses based on projections and CSFB's due diligence review with AutoCyte management for three separate business scenarios:

     - an AutoCyte management case based on projections provided to CSFB by AutoCyte management, reflecting aggressive assumptions primarily relating to increased product placements and test volume, favorable pricing trends, increased gross margins, and FDA approval of PREP in the second quarter of 1999 and of SCREEN by the second quarter of 2001;

     - a CSFB base case, a more conservative scenario than the AutoCyte management case, reflecting baseline assumptions made by CSFB primarily relating to product placements, test volume, pricing trends, gross margins, and FDA approval of PREP in the second quarter of 1999 and of SCREEN by the first quarter of 2002; and

     - a CSFB downside case, a more conservative version of the CSFB base case, reflecting assumptions made by CSFB primarily relating to relatively slower increases in product placements and test volume, less favorable pricing trends, lower gross margins and FDA approval of PREP in the second quarter of 1999 and of SCREEN by the second quarter of 2001.

     For all three scenarios, the unlevered free cash flow streams were then discounted using a discount rate of 24% to 26%. As with the discount rate used in the NeoPath analysis, the discount rates applied in this case reflect commercial risk premium and small size premium. As with the NeoPath analysis, terminal value multiples of unlevered net income and EBITDA of 14.0x to 16.0x and 7.0x to 8.0x, respectively, were assumed. The following presents the implied equity values per diluted share for AutoCyte based on the AutoCyte discounted cash flow analyses.

        Implied AutoCyte Equity Value Per Diluted Share...  $3.81-$12.06

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

     NEOPATH COMPARABLE COMPANIES ANALYSIS. Using publicly available information, CSFB compared selected financial, operating and stock market data for NeoPath to corresponding data of seven comparable diagnostic and pathology laboratory automation companies, including:

     - ChromaVision Medical Systems Inc.

     - Digene Corp.

     - Ventana Medical Systems, Inc.

     - AutoCyte, Inc.

     - Cytyc Corp.

     - I-Stat Corp.

     - Biosite Diagnostics Inc.

     CSFB noted that its discounted cash flow analysis was a more appropriate valuation technique for NeoPath than the comparable companies analysis given the inherent difficulty in assigning multiples to NeoPath and its peer group since many of those companies are not yet profitable. Given that NeoPath does not have very meaningful historical multiples and because NeoPath is projected to reach profitability in 2000, CSFB believed that the best parameters from which to value NeoPath versus comparable companies were projected revenue and net income multiples for the year 2000. The following presents the valuation range for NeoPath common stock based on the NeoPath comparable companies analysis.

        Valuation Range Per Share of NeoPath Common
        Stock..............................................  $3.81-$5.53

     AUTOCYTE COMPARABLE COMPANIES ANALYSIS. Using publicly available information, CSFB compared selected financial, operating and stock market data for AutoCyte to corresponding data of the same comparable companies as were used in the NeoPath analysis. Due to AutoCyte's lack of projected profitability prior to 2001, CSFB believed that the best parameter from which to value AutoCyte versus comparable companies is a projected revenue multiple for the year 2000. The following presents the valuation range for AutoCyte common stock based on the AutoCyte comparable companies analysis.

        Valuation Range Per Shares of AutoCyte Common
        Stock..............................................  $5.13-$7.77

     COMPARABLE ACQUISITIONS ANALYSIS. CSFB reviewed twelve transactions in the diagnostics sector from May 1994 through January 1999 to determine the relative prices paid in comparable transactions. CSFB compared purchase prices in the selected transactions as multiples of revenue and earnings before interest and taxes ("EBIT") for the 12 month periods preceding each of these transactions. CSFB then applied a range of multiples for the selected transactions to (1) financial data of NeoPath, utilizing the NeoPath management base case estimates of revenue and EBIT in 2000, and (2) financial data of AutoCyte, utilizing the CSFB base case estimate of revenue in 2000. These amounts were then discounted back 1.75 years in order to derive an approximation of their present values. This comparable acquisitions analysis provided a valuation range per share of NeoPath common stock of $3.53 to $4.96 and a valuation range per share of AutoCyte common stock of $2.82 to $3.81. However, CSFB did not rely on the comparable acquisitions analysis in arriving at valuations of NeoPath and AutoCyte because neither company currently has meaningful historical multiples upon which to base such a comparison. In addition, CSFB believed that the historical operating statistics of each of NeoPath and AutoCyte do not provide an accurate reflection of each company's potential over the next few years. Furthermore, many of the selected transactions in the diagnostics sector have been of significantly larger companies with much more mature businesses and therefore CSFB did not believe the transactions to be truly "comparable" to the merger.

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     MERGER CONSEQUENCES ANALYSIS.  CSFB analyzed the merger consequences based on the following key assumptions:

     - pooling-of-interests accounting treatment for the merger;

     - an exchange ratio of 0.790x based on AutoCyte's 20-day trailing average closing bid price as of June 3, 1999;

     - use of the NeoPath management base case projections for NeoPath and the CSFB base case projections for AutoCyte with the base synergies case; and

     - limitations on the use of NeoPath's NOLs to the extent the combined company generates earnings in future periods but no limitations on the use of AutoCyte's NOLs.

     CSFB determined that, based on the above assumptions, the proposed merger would be

     - accretive to AutoCyte's stand-alone earnings per share for each of the years 2000, 2001, and 2002; and

     - dilutive to NeoPath's stand-alone earnings per share for the year 2000, slightly accretive for the year 2001, and dilutive for the year 2002;

     The actual results achieved by the combined company may vary from projected results and the variations may be material.

     NEOPATH/AUTOCYTE SYNERGIES VALUATION. CSFB also separately valued the potential synergies resulting from the merger. Projections were made based in part on discussions with managements of NeoPath and AutoCyte for three separate scenarios reflecting varying assumptions relating to the synergistic effects of the merger on revenues, pricing and operating expenses.

     The synergy cash flow streams were then discounted using a discount rate of approximately 10% and assumed a perpetuity growth of 2%. The following presents the implied equity values of the synergies per diluted share of NeoPath common stock based on the discounted cash flow analyses of potential synergies resulting from the merger.

        Implied Equity Value of Synergies Per Diluted NeoPath
        Share..............................................  $0.76-$3.31

     EXCHANGE RATIO ANALYSIS. CSFB also conducted the following relative analyses and compared the exchange ratio in the merger, based on AutoCyte's 20-day trailing average closing bid price as of June 3, 1999, of 0.790x with the exchange ratios implied by an historical stock trading exchange ratio analysis and a relative contribution exchange ratio analysis.

     - Historical Stock Trading Exchange Ratio Analysis: CSFB performed an exchange ratio analysis comparing the average daily closing prices for NeoPath and AutoCyte during one-month, three-month, six-month and one-year periods preceding June 3, 1999. This analysis indicated exchange ratios ranging from 0.580x to 1.227x.

     - Relative Contribution Exchange Ratio Analysis: Based on the AutoCyte management case and the CSFB base case projections for AutoCyte, CSFB performed an exchange ratio analysis comparing the relative contributions of NeoPath (using each of the NeoPath management base case, NeoPath management upside case, and the CSFB downside case for NeoPath) and AutoCyte to the estimated revenue and earnings before interest and tax ("EBIT") of the combined company in the years ending 2000 and 2003. This analysis yielded implied exchange ratios ranging from 0.254x to 1.249x.

     In an engagement letter dated February 19, 1999, as amended as of June 4, 1999, between CSFB and NeoPath, NeoPath agreed to pay CSFB, upon the consummation of the merger, a transaction fee equal to $1.5 million, plus 2.25% of the amount of total consideration between $100 million and $200 million, plus 3.0% of the amount of total consideration in excess of $200 million. In addition, NeoPath agreed to pay a financial advisory fee of $50,000 payable on or before May 1, 1999, with such amount fully credited

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

against the transaction fee discussed above. For delivery of its fairness opinion on June 4, 1999, CSFB is entitled to receive a fee of $350,000, which became payable upon delivery of its opinion, with such amount fully credited against any transaction fee discussed above. It is currently estimated that the aggregate financial advisory fee payable to CSFB in connection with the merger will be approximately $1.5 million. NeoPath also has agreed to reimburse CSFB for out-of-pocket expenses incurred by CSFB in performing its services, including fees and expenses of legal counsel and any other advisor retained by CSFB, and to indemnify CSFB and certain related persons and entities against certain liabilities, including certain liabilities under the federal securities laws, arising out of CSFB's engagement. The fees associated with CSFB's engagement were determined through arm's-length negotiations between NeoPath and CSFB. In the past, CSFB has performed investment banking services for NeoPath and has received customary fees for such past services.

     In the ordinary course of its business, CSFB and its affiliates may actively trade the equity securities of both NeoPath and AutoCyte for its and its affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

ACCOUNTING TREATMENT

     The merger will be accounted for by AutoCyte using the pooling of interests method of accounting for a business combination. Under this method of accounting the historical recorded assets and liabilities of AutoCyte and NeoPath will be carried forward to the combined company at their recorded amounts, the operating results of the combined company will include the operating results of AutoCyte and NeoPath for the entire fiscal year in which the combination occurs and the historical reported operating results of the separate companies for prior periods will be combined and restated as the operating results of the combined company.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The income tax discussion below is based on the opinions of Perkins Coie LLP, counsel to NeoPath, and of Palmer & Dodge, counsel to AutoCyte, and summarizes the material United States federal income tax consequences of the merger for a NeoPath shareholder. The opinions of counsel are included as exhibits 8.1 and 8.2 to the registration statement of which this joint proxy statement/prospectus forms a part. This discussion is not a comprehensive description of all of the tax consequences that may be relevant to any given shareholder. For example, we have not described tax consequences that arise from rules that apply generally to all taxpayers or to some classes of taxpayers. We have also not described tax consequences that are generally assumed to be known by investors.

     This discussion, and counsels' opinions, are based upon the Internal Revenue Code, the regulations of the United States Treasury Department, and court and administrative rulings and decisions in effect on the date of this joint proxy statement/prospectus. These authorities may change, possibly retroactively, and any change could affect the continuing validity of counsels' opinions and of this discussion. This discussion, and counsels' opinions, are also based upon (1) representations made by NeoPath and AutoCyte contained in the tax representation letters, signed by officers of NeoPath and AutoCyte, attached to the opinions included as exhibits to AutoCyte's registration statement and (2) the assumptions that the merger will be effected pursuant to applicable state law and otherwise completed according to the terms of the merger agreement and as described in this joint proxy statement/prospectus. The validity of counsels' opinions and of this discussion depends upon the continuing validity of these representations and assumptions.

     This discussion, and counsels' opinions, assume that NeoPath's shareholders hold their shares of NeoPath common stock as capital assets and do not address the tax consequences that may be relevant to a particular shareholder receiving special treatment under some United States federal income tax laws. Shareholders receiving this special treatment include:

     - banks

     - insurance companies

     - pension funds

     - tax-exempt organizations

     - dealers in securities or foreign currencies

     - Shareholders who are not U.S. persons

     - Shareholders who have a "functional currency" other than the U.S. dollar

     - Shareholders who do not hold their NeoPath common stock as capital assets within the meaning of Section 1221 of the Code

     - Shareholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

     - Shareholders who hold shares of NeoPath common stock as part of a hedge, straddle or conversion transaction.

     In addition, the following discussion does not address the tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of transactions completed prior or subsequent to or concurrently with the merger, whether or not such transactions are in connection with the merger. ACCORDINGLY, NEOPATH SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

     The tax opinions NeoPath received from its tax counsel, Perkins Coie LLP, and that AutoCyte received from its tax counsel, Palmer & Dodge, state that, subject to the foregoing and the limitations referred to below and in the opinions, the merger will constitute a "reorganization" within the meaning of
Section 368 of the Code. The opinions referred to above also conclude that, subject to the foregoing and the limitations referred to below and in the opinions, the merger will result in the following federal income tax consequences:

          (i) each of AutoCyte, NeoPath and Trilogy Acquisition Corporation, the subsidiary of AutoCyte that will merge with and into NeoPath, will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code of 1986, as amended;

          (ii) No gain or loss will be recognized by holders of NeoPath common stock solely upon their receipt of AutoCyte common stock in exchange for NeoPath common stock in the merger, except to the extent of cash received in lieu of fractional shares of AutoCyte common stock.

          (iii) The aggregate tax basis of AutoCyte common stock received by NeoPath shareholders in the merger will be the same as the aggregate tax basis of NeoPath common stock surrendered in the merger reduced by any amount allocable to fractional share interests for which cash is received.

          (iv) The holding period of the AutoCyte common stock received in the merger will include the period during which the NeoPath common stock surrendered in exchange therefor was held, provided that the NeoPath common stock is held as a capital asset at the time of the merger.

          (v) Cash payments received by holders of NeoPath common stock in lieu of fractional shares will be treated as if fractional shares of AutoCyte common stock had been issued in the merger and then redeemed by AutoCyte. A shareholder of NeoPath receiving such cash will generally recognize gain or loss upon such payment, equal to the difference, if any, between such shareholder's allocable basis in the fractional shares and the amount of cash received. This gain or loss will be a capital gain or loss if the NeoPath common stock is held by such shareholder as a capital asset at the effective time of the merger.

          (vi) NeoPath, AutoCyte and Trilogy Acquisition Corporation will recognize no gain or loss solely as a result of the merger.


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

     It is a condition to the merger that each of AutoCyte and NeoPath receives another tax opinion from its counsel, prior to completing the merger, that the merger will be treated for United States federal income tax purposes as a reorganization. The opinions will be based on customary assumptions and factual representations to be provided by NeoPath and AutoCyte at the closing and will assume that the merger will be effected pursuant to applicable state law and otherwise completed according to the terms of the merger agreement and as described in this joint proxy statement/prospectus. Opinions of counsel are not binding upon the Internal Revenue Service or the courts. Neither AutoCyte nor NeoPath has requested or will request an advance ruling from the Internal Revenue Service as to the tax consequences of the merger.

     Neopath Shareholders will be required to attach a statement to their tax returns for the year of the merger that contains certain information required by Treasury Regulations under Section 368 of the Code. Such statement must include the shareholder's tax basis in the shareholder's NeoPath common stock and a description of the AutoCyte common stock received.

     FAILURE OF THE MERGER TO QUALIFY AS A REORGANIZATION. A successful IRS challenge to the reorganization status of the merger would result in a NeoPath shareholder recognizing gain or loss with respect to each share of NeoPath common stock surrendered equal to the difference between the shareholder's basis in that share and the fair market value, as of the effective time of the merger, of the AutoCyte common stock received in exchange for that share. In that case, a shareholder's aggregate basis in the AutoCyte common stock so received would equal such fair market value and his or her holding period for that AutoCyte common stock would begin the day after the merger.

NEOPATH SHAREHOLDER APPRAISAL RIGHTS

     Holders of shares of NeoPath common stock are entitled to dissenters' rights under Chapter 23B.13 of the Washington Business Corporation Act with respect to the merger.

     THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO DISSENTERS' RIGHTS UNDER THE WASHINGTON BUSINESS CORPORATION ACT AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF CHAPTER 23B.13 OF THE WASHINGTON BUSINESS CORPORATION ACT, WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS.

     Holders of shares of NeoPath common stock will have the right to dissent with respect to the merger and, subject to certain conditions, will be entitled to receive a payment of the fair value for those shares under the Washington Business Corporation Act. Each beneficial owner asserting dissenters' rights must assert those rights with respect to all shares of which he or she is the beneficial owner or has power to direct the vote, and must submit to NeoPath, with or prior to his or her assertion of dissenters' rights, the record shareholder's written consent to the dissent. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies NeoPath in writing of the name and address of each person on whose behalf that shareholder asserts dissenters' rights.

     A NeoPath dissenting holder (1) must deliver to NeoPath, before the vote on the merger is taken, written notice of his or her intent to demand payment for his or her shares if the merger is effectuated and (2) must not vote his or her shares in favor of the merger. The notice should be delivered to NeoPath at its principal executive offices, 8271 154th Avenue NE, Redmond Washington 98052,
Attention: Secretary. A shareholder who does not satisfy both of these requirements will not be entitled to dissenters' rights.

     If the merger is approved by the NeoPath shareholders, NeoPath will send written notice not later than ten days after the effective time of the merger agreement to each NeoPath dissenting shareholder who satisfied the two requirements in the preceding paragraph:

     - stating where the shareholder must send his or her written payment demand;

     - stating where and when certificates representing NeoPath common stock must be deposited;

     - containing a form for demanding payment which requires that the dissenter certify whether or not he or she acquired beneficial ownership before the first public announcement of the merger on June 7, 1999; and

     - setting a date by which the written payment demand must be received.

     The notice by NeoPath will be accompanied by a copy of Chapter 23B.13 of the Washington Business Corporation Act. A NeoPath shareholder who does not demand payment, does not certify that he or she acquired the shares before June 7, 1999, and does not deposit his or her shares within the time provided by this notice will not be entitled to dissenters' rights.

     NeoPath will pay to each NeoPath dissenting shareholder who complies with the procedures described in the previous paragraphs, within 30 days after the later of the effective time of the merger agreement and receipt of the demand, the amount that NeoPath estimates to be the fair value of the dissenters' shares, plus accrued interest. NeoPath will provide, along with this payment,

     - certain financial information, including NeoPath's balance sheet, income statement and statement of changes in shareholders' equity for its last fiscal year and NeoPath's latest available interim financial statements, if any,

     - an explanation of how NeoPath estimated the fair value of the shares, and

     - an explanation of how the accrued interest was calculated and certain other information;

but NeoPath may elect to withhold this payment until completion of the merger from any dissenter who was not the beneficial owner of the shares of NeoPath common stock as to which dissenters' rights are asserted before the date of first public announcement of the merger, June 7, 1999.

     Any dissenting shareholder who is dissatisfied with the payment or the offer may, within 30 days of the payment or offer for payment, notify NeoPath in writing of the shareholder's estimate of the fair value of his or her shares and the amount of interest due, and demand payment. If any NeoPath dissenting shareholder's demand for payment is not settled within 60 days after receipt by NeoPath of the shareholder's payment demand, the Washington Business Corporation Act requires that NeoPath commence a proceeding, and petition the court to determine the fair value of the shares and accrued interest, naming all NeoPath dissenting shareholders whose demands remain unsettled as parties to the proceeding. The court may appoint one or more persons as appraisers to receive evidence and recommend the fair value of the shares. The dissenters will be entitled to the same discovery rights as parties in other civil actions. Each dissenter made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus accrued interest, exceeds the amount paid by NeoPath. Court costs and approval fees would be assessed against NeoPath, except that the court may assess costs against some or all of the dissenters to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts that the court finds equitable
(1) against NeoPath, if the court finds that it did not substantially comply with certain provisions of the Washington Business Corporation Act concerning dissenters' rights and (2) against either the dissenter or NeoPath, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the court finds that services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees should not be assessed against NeoPath, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to dissenters who benefited from the proceedings.

NASDAQ LISTING OF AUTOCYTE COMMON STOCK

     It is a condition to completion of the merger that the AutoCyte common stock issuable to NeoPath shareholders in the merger be listed on the Nasdaq National Market. So long as AutoCyte continues to meet the requirements of the Nasdaq National Market, AutoCyte intends to continue to list its common stock on the Nasdaq National Market.

FEDERAL SECURITIES LAW CONSEQUENCES

     All shares of AutoCyte common stock received by NeoPath shareholders in the merger will be freely transferable, except that shares of AutoCyte common stock received by individuals and entities who are deemed to be affiliates of NeoPath before the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or Rule 144 under the Securities Act, in the case of individuals and entities who become affiliates of AutoCyte) or in other transactions permitted under the Securities Act. Persons who may be deemed to be affiliates of NeoPath or AutoCyte generally include individuals or entities that control, are controlled by, or are under common control with, NeoPath or AutoCyte and may include some officers and directors of NeoPath or AutoCyte as well as principal stockholders of NeoPath or AutoCyte. The merger agreement also requires NeoPath to use all reasonable efforts to cause each of its affiliates to execute and deliver to AutoCyte a written agreement to the effect that the affiliate will not offer or sell or otherwise dispose of AutoCyte common stock issued to the affiliate in the merger in violation of the Securities Act or the rules and regulations adopted by the Securities Exchange Commission. The delivery of such agreements is also a condition to AutoCyte's obligation to complete the merger.

     This joint proxy statement/prospectus does not cover resales of AutoCyte common stock received by any person who may be deemed to be an affiliate of NeoPath and/or AutoCyte.

REGULATORY MATTERS

     AutoCyte and NeoPath are not aware of any material governmental or regulatory requirements that must be complied with in connection with the merger, other than applicable federal securities laws and securities and "blue sky" laws of the various states and the filing of the certificate of merger, setting forth the principal terms of the merger agreement, with the Secretary of State of the State of Washington and the Secretary of the State of Delaware.

POTENTIAL CONFLICTS AND INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the NeoPath board of directors in favor of the merger, shareholders of NeoPath should be aware that certain directors and executive officers of NeoPath have interests in the merger that are different from, or in addition to, the interests of shareholders of NeoPath. These interests relate to or arise from, among other things:

     - the continued indemnification of current directors and officers of NeoPath pursuant to the merger agreement;

     - the retention of certain current officers of NeoPath as employees; and

     - directors and employees with stock options to acquire NeoPath common stock will have these options converted to stock options to acquire AutoCyte common stock pursuant to the merger agreement and options held by executive officers and all other employees will become fully vested.

     These interests are described below, to the extent material, and except as described below those persons have, to the knowledge of AutoCyte and NeoPath, no material interest in the merger apart from those of shareholders generally. The NeoPath board of directors was aware of, and considered the interests of, their directors and executive officers in approving the merger agreement and the merger.

     INDEMNIFICATION AND INSURANCE. The merger agreement provides that all rights of indemnification and exculpation from liabilities existing in favor of the current and former directors or officers of NeoPath and its subsidiaries as provided in their respective articles of incorporation and by-laws will be assumed by the surviving corporation in the merger, and will continue in full force and effect in accordance with their terms after the merger. AutoCyte will maintain for six years after the merger directors' and officers' liability insurance for acts or omissions which occur prior to the merger for those directors and officers who were, as of the date of the merger agreement, covered by NeoPath's directors' and officers' liability insurance policy, on terms no less favorable than those in effect on the date of the merger agreement.

AutoCyte's obligation to provide this insurance coverage is subject to a cap based on the current annual premium paid by NeoPath for its existing insurance coverage. If AutoCyte cannot maintain the existing or equivalent insurance coverage without exceeding the cap, AutoCyte is required to maintain only that amount of insurance coverage which can be obtained by paying an annual premium equal to the cap.

     NEOPATH EXECUTIVE OFFICERS. If the merger is completed, Shih-Jong James Lee, Mary K. Norton and David H. Robison, who currently serve as the Vice President and Chief Technical Officer, Vice President, Regulatory/Government Affairs and Quality Assurance and Vice President, Operations of NeoPath, will become the Vice President of Corporate Partner Advisory Development, Vice President, Regulatory Affairs and Quality Assurance and Vice President, Operations of AutoCyte.

     STOCK OPTIONS. Under the merger agreement, at the effective time of the merger, AutoCyte will assume each stock option plan of NeoPath and all stock options granted under those plans to acquire shares of NeoPath common stock. Each stock option under those plans will be converted into a stock option to acquire AutoCyte common stock on the same terms and conditions. The number of shares of AutoCyte common stock to be subject to any option will be equal to the number of shares of NeoPath common stock subject to that NeoPath option multiplied by the 0.7903 exchange ratio and rounded down to the nearest whole share. The exercise price per share of AutoCyte common stock under any option will be equal to the exercise price per share of NeoPath common stock subject to that NeoPath option divided by the 0.7903 exchange ratio. As soon as practicable following the effective time of the merger, AutoCyte will prepare and file with the Securities and Exchange Commission an appropriate registration statement registering the shares of AutoCyte common stock subject to the assumed NeoPath stock options. That registration statement will be kept effective (and the current status of the prospectus or prospectuses required by the SEC shall be maintained) for so long as any assumed NeoPath options remain outstanding. See "The Merger Agreement -- Treatment of NeoPath common stock options and warrants". Also, stock options held by executive officers and all other employees of NeoPath will become fully vested AutoCyte options as a result of the merger.


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

                        BUSINESS OF AUTOCYTE AND NEOPATH

                        OVERVIEW OF THE CERVICAL CANCER
                                SCREENING MARKET

CERVICAL CANCER

     Cancer of the uterine cervix, or cervical cancer, is the second most common form of cancer among women worldwide, with approximately 500,000 new cases reported each year. In 1996, approximately 247,000 deaths worldwide were attributable to cervical cancer. In the United States alone, the American Cancer Society projected that in 1998 doctors would diagnose approximately 13,700 new cases of invasive cervical cancer and approximately 4,900 women would die of cervical cancer. In addition, recent studies have indicated that cervical cancer is linked to the presence of certain strains of Human Papillomavirus.

     Almost all deaths due to cervical cancer can be prevented through early-stage detection and treatment. Early detection and cure is possible because cervical cancer is preceded by a precancerous, curable stage that generally progresses without symptoms over a period of years until it reaches an invasive stage. If detected early, treatment of abnormalities that may progress to cervical cancer is relatively inexpensive and almost always successful. Treating cervical cancer after it is has reached the invasive stage, however, becomes more difficult and expensive, and does not always succeed.

THE CONVENTIONAL PAP SMEAR TEST PROCESS

     The conventional Pap smear test was developed by Dr. George N. Papanicolaou in the 1940s. The Pap smear test serves as a screening procedure for the early detection of precancerous and cancerous conditions of the uterine cervix by identifying abnormalities that may progress to cervical cancer. This test is currently the most widely used screening test for cervical cancer. It is estimated that clinical laboratories in the United States perform over 50 million conventional Pap smear tests annually. Of these 50 million Pap smear tests, industry sources estimate that about 2.5 million, or 5%, are diagnosed with precancerous conditions or cancer.

     The conventional Pap smear process begins with the collection of cervical cells during a gynecologic examination. To obtain a Pap smear, a gynecologist, general practitioner, or a clinician uses a sampling device to scrape the surface of a woman's uterine cervix to collect a sample of cervical cells. This sample is then manually smeared onto a microscope slide and preserved with a fixative agent such as alcohol, creating what is conventionally known as a Pap smear.

     After the Pap smear sample has been taken, the sample and patient information are sent to a clinical laboratory for further preparation, screening and diagnosis. At the clinical laboratory, a technician stains the Pap smear sample to highlight important cellular features and then seals it with a protective coverslip. The slide containing the Pap smear sample is then given to a cytotechnologist, the analyst responsible for reviewing samples at a laboratory, who generally spends about five to ten minutes screening each Pap smear slide and completing related paper work.

     The cytotechnologist reviews the Pap smear slide with a microscope to determine whether the sample is adequate for evaluation and to assess the presence of abnormal cells. After determining whether the sample is adequate for evaluation, the cytotechnologist manually screens the slide with a microscope to differentiate diseased or abnormal cells from normal cells based on size, shape and structural details of the cells and their nuclei. In the United States, each conventional Pap smear slide is then typically classified according to the Bethesda System for Reporting Cervical/Vaginal Cytological Diagnoses, a five point classification system that assigns a rating for cervical cytology slides ranging from negative to carcinoma. Typically, about 90% to 95% of all Pap smears are classified as normal. In the remaining cases where the cytotechnologist detects a suspicious condition, a senior cytotechnologist then reviews the slide. Ultimately, slides confirmed to have signs of precancerous conditions or cancer are referred to a cytopathologist who carefully reviews the Pap smear and makes a final diagnosis.

     Any slide classified as other than normal under the Bethesda System for Reporting Cervical/Vaginal Cytologic Diagnoses is considered abnormal and may be precancerous or cancerous. Abnormalities may indicate various conditions ranging from atypical squamous cells of undetermined significance and atypical glandular cells of undetermined significance, both commonly referred to as "atypia," and low-grade squamous intraepithelial lesions to high-grade squamous intraepithelial lesions and cancer. A woman whose Pap smear indicates the presence of high-grade lesions or cancer will typically receive a colposcopic examination, and if necessary, a biopsy. Treatment of early-stage noninvasive cervical cancer, which is relatively curable, often consists of epithelial treatment in which the cancerous tissue is removed, for example, by electrocautery. Once the cancer reaches an invasive stage, the patient's chances for recovery decline. These cases typically require treatment such as radiation therapy, surgery or chemotherapy.

LIMITATIONS OF THE CONVENTIONAL PAP SMEAR TEST PROCESS

     Each Pap smear slide sample typically contains 50,000 to 300,000 cervical cells, and the process of manually screening and interpreting a conventional Pap smear requires intense visual examination of the slide sample through a microscope. Errors often occur during the review process because it is difficult to properly evaluate and categorize subtle changes in the size and/or shape of cells and their nuclei.

     Pap smears have a highly variable false-negative rate, which is the percentage of abnormal smears that are misclassified as normal. In certain laboratories, more than one out of four abnormal Pap smears are misclassified as normal. Errors made by clinicians while collecting samples and preparing slides cause many inaccurate test results, including false negative and false positive diagnoses. Studies suggest that approximately 60% of all false negative diagnoses are the result of inadequacies in sample collection and slide preparation; approximately 40% are attributable to detection and interpretation errors.

     A recent study published in the American Journal of Clinical Pathology reported that, with a conventional Pap smear, as much as 80% of the sample taken from a patient is not transferred to the slide and remains on the discarded collection device. In addition to the problem of cell transfer, the conventional Pap smear slide preparation process produces inconsistent and non-uniform slides with extreme variability in quality, often making examination difficult. Furthermore, the batch staining done by the laboratory technicians may result in cross-contamination among slide samples. AutoCyte estimates that annual costs to the United States health care system of repeat testing due to unsatisfactory slides and slides that are satisfactory but cannot be fully evaluated due to certain characteristics of the sample are $50 million and $750 million, respectively.

     When using the conventional Pap smear process, a physician cannot perform additional testing using the original patient sample. If additional testing is required, the patient must return to the physician's office to provide a second sample. AutoCyte believes that the ability to access the remaining cellular material from the original patient sample would lower the costs associated with inconclusive Pap smear tests.

     Physical and mental stress escalates with the number of Pap smear slides that a cytotechnologist examines, which increases the risk of false-negatives. For this reason, federal regulations promulgated under the Clinical Laboratory Improvement Amendments of 1988 require cytology laboratories to:

     - rescreen 10% of the slides that are initially classified as negative;

     - limit the number of slides screened by a cytotechnologist per day to 100; and

     - perform proficiency testing and quality control by testing cytotechnologists in order to assure a minimum level of competence and expertise.

     In addition to these federal regulations, certain states have also adopted regulations further limiting the number of slides that may be manually examined per day by a cytotechnologist.

     It has become significantly more expensive for laboratories to perform conventional Pap smear screening due to these regulations.

                              BUSINESS OF AUTOCYTE

     The discussion included in this section as well as elsewhere in this joint proxy statement/prospectus may contain forward-looking statements based on current expectations of AutoCyte's management. Such statements are subject to risks and uncertainties that could cause actual results to differ from those projected. See "Risk Factors" beginning on page 16 of this joint proxy statement/prospectus. Readers are cautioned not to place undue reliance on the forward looking statements, which speak only as the date of this joint proxy statement/prospectus. AutoCyte has no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

OVERVIEW

     AutoCyte develops, manufactures and markets the only integrated automated sample preparation and image analysis system to support professionals in cervical cancer screening. AutoCyte's integrated system is comprised of two separate products: the AutoCyte PREP System(TM) for sample preparation and the AutoCyte SCREEN System(TM) for image analysis. On June 17, 1999, AutoCyte received regulatory approval from the FDA to market PREP as a replacement for the conventional Pap smear preparation. AutoCyte is currently seeking regulatory approval of SCREEN for sale in the United States for cervical cancer screening. AutoCyte began sales of PREP in the United States for non-gynecologic applications in 1993 and with the recent FDA approval, has begun selling PREP in the United States for gynecologic applications, its principal application. In addition, AutoCyte's Pathology Workstation product line works with some of AutoCyte's other product offerings to provide tools for data storage and transmission of cellular and tissue images, and tools for diagnosis of disease from cytology and pathology specimens.

     PREP is a proprietary automated liquid-based sample preparation system that prepares slides with a thin-layer of cervical cells. AutoCyte designed PREP to operate both as an independent sample preparation system and with SCREEN as part of an integrated diagnostic system. AutoCyte believes PREP will improve laboratory productivity and reduce interpretation errors, as compared to conventional Pap smears, by producing cell samples that are:

     - clearer than conventional Pap smear samples;

     - more uniform than conventional Pap smear samples; and

     - easier to interpret than conventional Pap smear samples.

     SCREEN is an automated image analysis system that combines AutoCyte's own imaging technology and classification software with off-the-shelf computer hardware to screen and classify slides prepared using PREP. AutoCyte designed SCREEN to be an interactive support tool for the laboratory professional in the primary screening of cervical cells. SCREEN may also serve quality control and adjunctive testing purposes. By designing PREP and SCREEN to function together, AutoCyte has developed a system which it believes will operate at a higher production and level and with greater diagnostic sensitivity than the conventional Pap smear test and other cervical cancer screening systems.

THE AUTOCYTE SOLUTION

     AutoCyte is the first company to develop a system for preparing and screening cervical cell samples for cancer that addresses the limitations of the conventional Pap smear process.

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

  THE AUTOCYTE PREP SYSTEM(TM)

     PREP consists of AutoCyte's own line of preservative fluid and reagents, plastic disposables and automated equipment for preparing a thin-layer of cervical cells on the microscope slide. A cervical cell sample is prepared using PREP as follows:

     - STEP 1: A clinician takes a patient's cervical sample using a conventional collection device.

     - STEP 2: The clinician then places the collection device in a vial containing AutoCyte's own CytoRich preservative fluid, thereby retaining virtually all of the cells from the collection device.

     - STEP 3: The laboratory thoroughly mixes the sample, generating a randomized cell suspension, which is then layered onto AutoCyte's own liquid density reagent in a plastic centrifuge tube using AutoCyte's patented disaggregation syringe device. AutoCyte is developing PREPMATE (described below), a more automated device for performing this process.

     - STEP 4: A lab technician then conducts batch centrifugation on the cell suspension to remove excess blood, inflammatory cells and other debris from the sample.

     - STEP 5: The lab technician places the tube containing the separated diagnostic cells onto the automated PREP pipetting station.

     - STEP 6: PREP then distributes the cells in a thin-layer on a microscope slide and discretely stains the slide for subsequent analysis.

     A PREP slide typically contains between approximately 50,000 and 160,000 diagnostic cells which are distributed uniformly over a 13-mm diameter circle. PREP is currently capable of preparing and discretely staining 48 thin-layer slides in approximately one hour.

     AutoCyte also is currently developing a new automated front-end processor called PREPMATE that will reduce the number of manual preparation steps required for the PREP system. PREPMATE reduces the time and labor required to prepare samples for processing on the PREP instrument.

     AutoCyte believes that PREP will offer the following advantages over the conventional Pap smear process:

     - Because the entire patient sample is contained in the preservative fluid, the subsample on the thin-layer preparation is more representative of the entire patient specimen. Using the conventional Pap smear process, as much as 80% of the cervical sample can be inadvertently discarded after smearing the sample onto the slide.

     - PREP virtually eliminates air-drying, generates a more complete fixation and provides a more standardized preparation process in a controlled, laboratory environment by eliminating variations in preparation techniques and the fixative spraying step from the sample collection process.

     - Unlike conventional Pap smear slides that are often manually stained in a batch process using common reservoirs of staining reagents, PREP staining reagents are directly applied to individual slides by a computer-controlled robotic pipetting station, which AutoCyte believes should reduce the risk of cross-contamination among cell samples.

     - Because AutoCyte's proprietary CytoRich preservative system enables the patient sample to be preserved for several months, it permits, if necessary, preparation of several slides from a single sample.

     AutoCyte believes these advantages should result in, among other things, improved diagnostic sensitivity and reduction in unsatisfactory and inadequate samples.

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

     AutoCyte believes that PREP will offer the following advantages over other liquid-based sample preparation systems:

     - AutoCyte believes that its cell enrichment process more effectively controls the incidence of mucus, inflammatory cells and other debris that may reduce the performance of membrane filtration systems.

     - PREP has the capacity to produce 48 thin-layer slide preparations in approximately one hour, providing a higher throughput than other available automated slide preparation systems.

     - AutoCyte believes that the smaller cell circle on a PREP slide, which has approximately an equal number of diagnostic cells as slides prepared using other thin-layer sample preparation systems, coupled with a lower incidence of infectious agents and inflammatory cells and other debris, should result in faster, more efficient screening by cytology professionals.

     - The PREP centrifugation and robotic liquid handling techniques are similar to procedures already in use in clinical laboratories.

     - Unlike other thin-layer sample preparation systems that rely on batch staining using common reservoirs of staining reagents PREP staining reagents are applied directly to individual slides. Discrete staining offers several benefits, including a reduced risk of cross-contamination among cell samples, less degradation of the staining solution, less staining time and lower costs.

  THE AUTOCYTE SCREEN SYSTEM(TM)

     SCREEN is an automated image analysis system which combines AutoCyte's own imaging technology and classification software with off-the-shelf computer hardware to screen thin-layer slides prepared using the PREP system.

     SCREEN is designed to:

     - function as an interactive support tool for the cytology professional in the primary screening of cervical cells;

     - serve quality control and adjunctive testing purposes;

     - use a series of proprietary algorithms to independently classify cells and present the cytotechnologist with 120 images of the most diagnostic cells on the sample slide;

     - evaluate all areas of the PREP thin-layer slide and

     - present high-resolution, color images of diagnostic cells in the sample.

     When using SCREEN, a cytotechnologist is able to undertake an independent analysis of these selected cells to interpret each slide. Once the cytotechnologist inputs his or her determination into the computer, SCREEN displays its interpretation for comparison. Unless SCREEN and the cytotechnologist agree that the slide is normal, the slide is referred to a senior cytotechnologist or pathologist for reevaluation. Combining expert human review with unbiased computer interpretation is a fundamental component of AutoCyte's patented SCREEN process.

     AutoCyte believes that its integrated system combining PREP and SCREEN will offer the following advantages over the conventional Pap smear process:

     - SCREEN reduces the need for traditional manual screening, bringing human-assisted automated detection of abnormality to cytology practice and thereby reducing cytotechnologist fatigue.

     - SCREEN is designed to allow the cytotechnologist to review the thin-layer slide in less than one-half the time now required for manual screenings of conventional Pap smear slides.

     - SCREEN allows cytotechnologists to control and display high resolution cell images and to enlarge and enhance images of cells and abnormalities for easier examination. This process enables

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

       cytotechnologists to concentrate on the most significant cells and clusters, thereby reducing the complexity and tedious nature of manual review which AutoCyte believes will enable cytotechnologists to reach accurate cell classification decisions more quickly and efficiently.

     - The Clinical Laboratory Improvement Act of 1988 allows thin-layer slides which result in cell dispersion on one-half or less of the total available slide area to be screened at levels higher than the current 100 slide-per-day limit applicable to conventional Pap smear slides.

     AutoCyte believes that, by designing PREP and SCREEN to work together, it has created a system which will operate with higher throughput and with greater diagnostic sensitivity than other available systems or combinations of approaches thus giving it an advantage over other screening systems recently developed to enhance or replace conventional Pap smear testing.

AUTOCYTE PRODUCT SYSTEMS

  AUTOCYTE PREP SYSTEM(TM)

     PREP consists of the CytoRich line of proprietary preservatives and reagents, a variety of proprietary plastic disposable components, and the customized PREP instrument. The CytoRich reagents include the preservative fluid, density reagent and multiple stains. The plastic disposables include the preservative vial, a patented disaggregating syringe (not needed when using PREPMATE), a slide settling column and pipette tip. The PREP instrument is AutoCyte's own, computer-controlled robotic pipetting station that has been specifically engineered for preparing and discretely staining PREP thin-layer slides. The user can program the instrument to apply a variety of different stains. AutoCyte also provides a centrifuge as part of the system. AutoCyte holds a number of patents covering certain components of PREP and the PREP thin-layer slide preparation process.

     PREPMATE is a system to provide laboratories with additional automation supporting PREP. PREPMATE is designed to function as a robotic mixer of the cell suspension in the preservative vial and to transfer the cell suspension to centrifuge tubes. By eliminating manual steps, PREPMATE is designed to enhance the throughput of PREP.

  AUTOCYTE SCREEN SYSTEM(TM)

     The SCREEN system currently consists of a fully automated microscope; a high capacity slide handler; an ultra high resolution digital color camera; a high performance UNIX-based multi-processor and high resolution monitor.

     The SCREEN system uses AutoCyte's own cell population histogram analysis software. Up to 400 PREP slides may be placed onto the fully automated SCREEN instrument for unattended slide handling, identification and screening, and a built-in mechanical counter allows AutoCyte to monitor the number of slides screened.

     SCREEN currently has the capacity to process, in unattended operation, 160 slides per 24-hour period.

  AUTOCYTE PATHOLOGY WORKSTATION

     The Pathology Workstation is a flexible computerized microscope which supports PC-based applications, such as:

     - image telecommunications;

     - archiving;

     - image and patient data management; and

     - other supplemental testing designed to complement and support the SCREEN system.

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

     Pathology Workstation applications currently available from AutoCyte include:

     - the AutoCyte Image Management System, an intelligent user interface which organizes images and data using electronic folders;

     - AutoCyte QUIC (DNA & Immuno), cellular and histological measurement systems;

     - AutoCyte LINK which provides the ability to interactively capture and transfer diagnostic quality images during an online telepathology consultation; and

     - AutoCyte ImageTiter(R) which enables the quantitative assessment of anti-nuclear antibodies in a patient's blood specimen.

     - SlideWizard(TM) is being developed as a support system for manual microscopic review. Cytology professionals can use this system to electronically mark cells of interest and communicate these images and data to colleagues. SlideWizard will assist with cell relocation during manual or automated screening, and is designed to be networked with SCREEN and other AutoCyte products.

NON-GYNECOLOGIC PRODUCT APPLICATIONS

     AutoCyte's predecessor, Roche Image Analysis Systems, began limited sales of PREP for non-gynecologic cytology applications in 1993. Non-gynecologic applications relate to cytology preparation from a wide variety of specimen types, including:

     - urine;

     - sputum;

     - plural fluid;

     - spinal fluid;

     - peritoneal fluid; and

     - other body cavity fluids.

     Cell preparations from bronchial, gastrointestinal and endometrial brushings and washings as well as fine needle aspiration of specific organs are also addressed among these applications. These non-gynecologic applications of the PREP system do not require FDA clearance. AutoCyte has developed its own preservatives that are created specifically for these non-gynecologic cytology preparations.

REGULATORY STATUS

  PREP

     On June 17, 1999, AutoCyte received regulatory approval from the FDA to market PREP as a replacement for the conventional Pap smear.

  STATUS OF SCREEN PMA

     In October 1996, AutoCyte began blinded clinical trials for SCREEN and submitted a PMA for SCREEN to the FDA on July 6, 1998. The SCREEN PMA was accepted for substantive review by the FDA on August 31, 1998. On November 24, 1998, the FDA notified AutoCyte that the SCREEN PMA would not be considered further until the PREP PMA was approved. The FDA also raised other issues. On February 18, 1999, AutoCyte's representatives met with the FDA to address specific questions regarding SCREEN performance and the SCREEN clinical trial. On May 7, 1999 AutoCyte filed a formal amendment to the SCREEN PMA documenting its responses to FDA questions. FDA regulations provide that the FDA will review a PMA or a PMA amendment within 180 days from the date of submission. While the FDA review of the SCREEN PMA amendment may be shorter than 180 days,

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

AutoCyte cannot guarantee that the FDA will complete its review in 180 days or less or that the FDA will approve the SCREEN PMA within that period or at all.

     In December 1998, AutoCyte's Burlington, North Carolina manufacturing facility was inspected by the FDA for compliance with the FDA's Quality System requirements relating to the SCREEN product. In April 1999 AutoCyte was notified in writing that the facility had no outstanding deficiencies and that it had passed the inspection.

  SUPPLEMENTAL STUDY WITH NEOPATH

     In March 1999, AutoCyte announced an agreement with NeoPath to pursue a clinical study to obtain supplemental approval from the FDA to use NeoPath's AutoPap(R) Primary Screening System to screen slides prepared using PREP.

  PATHOLOGY WORKSTATION

     AutoCyte has received FDA clearance of a premarket notification covering ImageTiter, an application for the Pathology Workstation which AutoCyte is currently selling. AutoCyte believes that it may need to obtain premarket notification clearance to market in the United States certain additional Pathology Workstation applications currently being developed.

MARKETING AND SALES

     AutoCyte's predecessor, Roche Image Analysis Systems, began limited commercial sales of PREP for non-gynecologic cytology uses in 1993. The first commercial use of both PREP and SCREEN for cervical cancer screening began in laboratories in Australia, Hong Kong and Japan. Sales were expanded to Europe, with a concentration in Switzerland and France. The FDA approved PREP for cervical cancer screening in the U.S. on June 17, 1999 and AutoCyte is now selling and marketing PREP in the U.S. AutoCyte generates PREP revenue from both system sales and rentals, as well as from the sale of reagents and consumables

     For SCREEN customers in the United States, AutoCyte intends to place instruments without charge at customer locations and to charge customers on a per test, or fee-per-use, basis. In foreign markets, AutoCyte plans to either sell or license SCREEN. As an important element of AutoCyte's business strategy, it has obtained third-party financing to support rentals of PREP, and will seek third-party financing to support fee-per-use placements of SCREEN. AutoCyte may never be able to obtain SCREEN financing and, if it does, it may not be on favorable terms.

     AutoCyte sells Pathology Workstation products through distributors and original equipment manufacturer vendors who integrate certain of the workstation software into their own products. AutoCyte has entered into an international distribution agreement with Carl Zeiss Jena Gmbh, to distribute the Pathology Workstation in the US and Europe. AutoCyte has also entered into an agreement with Dynamic HealthCare, Inc. to supply the AutoCyte Image Management System as a component of its CoPath(R) client/server solution for anatomic pathology laboratories. AutoCyte has also entered into an exclusive distribution agreement with Medical and Biological Laboratories Co. to distribute ImageTiter in support of their autoimmune diagnostic reagent offering to laboratories worldwide. Medical and Biological Laboratories Co. will also distribute Pathology Workstation products in Japan, Korea and Taiwan.

  MARKETING STRATEGY

     AutoCyte has recently commenced marketing PREP in the United States for cervical cancer screening, and AutoCyte expects to commence marketing SCREEN in the United States for cervical cancer screening when and if FDA approval for cervical cancer screening is obtained. AutoCyte designed

PREP to be sold as either a stand-alone system or as an integrated system with SCREEN. AutoCyte intends to achieve market acceptance of PREP alone and then to target PREP customers for use of SCREEN with the goal of achieving market acceptance for the integrated PREP and SCREEN system for cervical cancer screening. AutoCyte will address the needs of the constituencies in the cervical cancer screening market in the manner described below.

     LARGE CLINICAL LABORATORIES. Conventional Pap smear testing has become a concentrated market in the United States. AutoCyte believes that two major clinical laboratories account for approximately 40% of the conventional Pap smear Market. Other large testing laboratories account for another 20% of the market, concentrating approximately 60% of cervical cancer test volume among a relatively small number of large laboratories. AutoCyte believes that it can market PREP successfully to this concentrated market segment. AutoCyte also believes that pressures associated with rising health care costs, rising litigation costs and the limited supply of qualified cytotechnologists will make it easier for AutoCyte to market PREP and SCREEN to large laboratories. Because such a high volume of testing is performed by a small number of large laboratories, AutoCyte believes that a relatively small number of employees will be able to effectively market AutoCyte's systems to these customers.

     MEDIUM AND SMALL CLINICAL LABORATORIES. AutoCyte also intends to devote a substantial portion of its marketing resources to targeting medium and small clinical laboratories. Hospital consolidation, and particularly the consolidation of laboratories of the larger hospitals, is creating a new medium sized customer for AutoCyte's products.

     THIRD-PARTY PAYORS. Customers will not accept AutoCyte's products unless it ensures that the use of its products is supported by third-party payors. AutoCyte will promote the clinical and economic benefits of its PREP and SCREEN systems to national managed care providers, major private insurers and other third-party payors. When compared to a conventional Pap smear test, AutoCyte's cervical cancer screening system will initially cost more per test. Because the up-front, direct costs of using AutoCyte's products will be greater than the cost of the conventional Pap smear, AutoCyte will need to convince third-party payors that the overall cost savings to the health care system will more than offset the cost of AutoCyte's products. At least two of AutoCyte's competitors have received third-party reimbursement for products that are similar to PREP and SCREEN. See "Third-Party Reimbursement."

     HEALTH CARE PROVIDERS. AutoCyte intends to promote the clinical and economic benefits of PREP and SCREEN directly to gynecologists and primary care physicians by marketing with reference laboratory sales organizations. As part of AutoCyte's sales and marketing program, AutoCyte will educate the medical community on the advantages of its integrated cervical cancer screening system.

  MARKETING AND SALES ORGANIZATION

     AutoCyte currently has 24 employees worldwide to market, sell and provide after-sale support of its products. AutoCyte anticipates that its worldwide base of employees to market, sell and provide after-sale support of its products will grow to 30 to 35 persons by the end of 1999.

     In the United States, AutoCyte plans to do the following:

     - Market AutoCyte's cervical cancer screening system through a direct sales force.

     - Hire a small highly-specialized sales organization which will market to managed care and other third-party payor organizations to achieve appropriate reimbursement levels and to create demand for the products.

     - Emphasize co-marketing agreements with sales organizations of major reference laboratories to market AutoCyte's products directly to health care providers.

     - Support the needs of third-party payors, laboratories and individual physicians through development of reimbursement hotlines and cost-effectiveness software models.

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     In international markets AutoCyte markets and sells its products primarily through distributors. To support these efforts, AutoCyte employs three people, consisting of sales professionals, supporting product managers and after-sales support personnel located in Europe and Australia. AutoCyte anticipates that these distributor organizations will ultimately assume responsibility for all sales and after sales support activities as well as a portion of AutoCyte's marketing activities.

     AutoCyte will offer the following after-sale support services directly to customers in the United States:

     - customer training;

     - product installation;

     - telephone technical support; and

     - repair service.

     Personnel providing these services will be located both at AutoCyte's headquarters and in select major metropolitan areas. Internationally, AutoCyte plans to provide these services through distributor organizations.

MANUFACTURING

  QUALITY SYSTEMS

     AutoCyte is in the process of certifying its quality systems according to ISO 9001 standards. On June 24, 1999 AutoCyte completed a favorable registration audit and expects full certification within the next four months.

  AUTOCYTE PREP SYSTEM

     AutoCyte currently assembles, tests and packages components of the PREP system at its manufacturing facility in Burlington, North Carolina. AutoCyte also manufactures its CytoRich line of reagents and stains for PREP at the Burlington facility. AutoCyte believes that its existing manufacturing and assembly processes are adequate to meet the near-term, full-scale production requirements for PREP for cervical cancer screening.

     AutoCyte purchases certain of the PREP instrument components from a single original equipment manufacturer supplier in Europe. AutoCyte purchases the consumable items used with PREP, including glass slides, centrifuge tubes, pipette tips, settling chambers and other disposable components, from a variety of third-party vendors, some of which are sole-source suppliers.

     In 1998, AutoCyte agreed to new multi-year exclusive contracts with two suppliers of manufactured plastic components incorporated into its products. The first contract covers a specially engineered component that is required for the PREPMATE system. The contract started in March 1998 and will end in March 2001. Pricing is fixed, but may be adjusted if raw material costs change. In addition, AutoCyte has the ability to renegotiate pricing, or obtain the product elsewhere, if it can identify another third-party supplier that is willing to supply the product on more competitive terms.

     The second contract covers three plastic components used with PREP. The contract started in June 1998 and will end in June 2002. Pricing is fixed, but may be adjusted if raw material costs change. AutoCyte is only obligated to use this supplier exclusively for the components if this supplier's prices are competitive with prices offered by other suppliers on similar terms, and if this supplier meets AutoCyte's quality and production requirements.

     In June 1999 AutoCyte signed an exclusive supply agreement with the manufacturer of the automated pipetting and staining component of PREP. This agreement ends December 31, 1999, but contains renewal provisions. AutoCyte expects to renew the contract.

     AutoCyte believes that each of these suppliers has sufficient capacity to meet its present and future supply requirements.

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

     AutoCyte may seek to establish other relationships with additional suppliers or vendors for components of its products. AutoCyte cannot guarantee, however, that it will be successful in doing so. Additionally, if AutoCyte adds new components to its products or use components supplied by an alternative supplier, the FDA may require us to submit PMA supplements and obtain further regulatory approvals before marketing the products with the new or replacement components.

  AUTOCYTE SCREEN SYSTEM

     AutoCyte also intends to assemble, test, and package SCREEN at its Burlington facility. The SCREEN system is composed of:

     - a sophisticated automated microscope;

     - a robotic slide handler;

     - a digital color camera;

     - a computer; and

     - other related components.

     AutoCyte is also developing a next generation SCREEN system called SCREEN II that utilizes fewer custom parts than the current system.

     AutoCyte relies upon certain sole-source vendors for a variety of SCREEN components. AutoCyte intends to minimize this reliance in the future by establishing relationships with additional suppliers. The FDA may require AutoCyte to submit PMA supplements to the FDA if AutoCyte incorporates alternative components from new suppliers into SCREEN. AutoCyte cannot guarantee that the FDA will approve these supplements.

     AutoCyte is taking steps to ensure it will have adequate manufacturing capacity in place for SCREEN by the time the FDA approves SCREEN for marketing, if it approves it at all. AutoCyte cannot, however, guarantee that it will ever have adequate manufacturing capacity to produce SCREEN.

  PATHOLOGY WORKSTATION PRODUCTS

     AutoCyte currently integrates and assembles the Pathology Workstation products at its Burlington facility and believes it has sufficient capacity to meet anticipated customer demand for this product. AutoCyte's Pathology Workstation products consist primarily of off-the-shelf components and AutoCyte's own software. The components are supplied by a variety of vendors, some of which are sole-source suppliers. AutoCyte has been integrating and selling Workstation products since 1993.

  MANUFACTURING STANDARDS

     AutoCyte's manufacturing process is subject to extensive regulation by the FDA, including the FDA's Quality System Regulations, also known as Good Manufacturing Practice. AutoCyte's Burlington, North Carolina manufacturing facility was inspected by the FDA in October 1997 for compliance with Quality System Regulations requirements relating to PREP. AutoCyte was notified by the FDA in December 1997 that the facility had no outstanding deficiencies and that it had passed the inspection. The facility was inspected again by the FDA in December 1998 for compliance with Quality System Regulations requirements relating to SCREEN. In April 1999, AutoCyte was notified in writing by the FDA that the facility had no outstanding deficiencies and that it had passed the inspection. If at any point AutoCyte fails to meet the FDA's Quality System Regulations requirements, it is unlikely that AutoCyte could achieve or maintain the levels of production necessary for commercial sales of its products, resulting in potential loss of customers and sales.

     In addition to Quality System Regulations manufacturing requirements, AutoCyte may be required to meet certain requirements relating to ISO 9001 certification and other European regulatory requirements. AutoCyte must obtain a European CE certification to successfully sell PREP and SCREEN in Europe.
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The original equipment manufacturer of the PREP instrument components has ISO
9001 certification and has obtained CE certification for the main PREP component. AutoCyte expects to achieve CE compliance for the entire PREP system by the end of 1999. AutoCyte designed the SCREEN system to meet the requirements of CE certification. All SCREEN units shipped to Europe after January 1, 1999 comply with CE requirements and are appropriately labeled. AutoCyte is in the process of certifying its quality systems according to ISO 9001 standards. On June 24, 1999 AutoCyte completed a favorable registration audit and expect full certification within the next four months.

     AutoCyte's failure to either attain or maintain compliance with the applicable manufacturing requirements of regulatory agencies would have a material adverse effect on its business, financial condition and results of operations.

RESEARCH AND DEVELOPMENT

     AutoCyte's research and development programs are currently focused on:

     - continued enhancement of the PREP instrument, related reagents and disposables;

     - PREPMATE for further automation of the PREP slide preparation and handling process;

     - continued development of SCREEN II; and

     - development of additional Pathology Workstation applications to address the needs of the broader pathology automation market.

     AutoCyte designed PREPMATE, an automated front-end processor for PREP, to reduce the number of manual pre-preparation steps required for the PREP system and to further enhance the throughput of the PREP system.

     AutoCyte designed SCREEN II to replace SCREEN, to increase throughput, incorporate more off-the-shelf components and facilitate slide handling. SCREEN II will rely on an enhanced classification technology and will be designed to have increased information management and storage capabilities. AutoCyte is developing SCREEN II to include networking and sophisticated database capabilities.

     AutoCyte is continuing to develop additional applications to run on its Pathology Workstation platform. These applications include quantitative image analysis, tumor grading and slide management.

     AutoCyte cannot guarantee that any product enhancement or development project it undertakes will be successfully completed, receive regulatory approvals or be successfully commercialized. AutoCyte's failure to complete, receive approval for or commercialize any such enhancement or project could prevent AutoCyte from successfully competing in its targeted markets and could have a material adverse effect on AutoCyte's business, financial condition and results of operations.

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     AutoCyte currently has 33 employees engaged in research and development.
The following table shows the approximate amounts AutoCyte has spent on research and development for the previous four years:

                                                               APPROXIMATE
                                                              EXPENDITURE ON
                                                                RESEARCH &
                                                               DEVELOPMENT
                                                              --------------
FOR THE YEAR ENDED DECEMBER 31
1994 (predecessor)..........................................   $3.6 million
1995 (predecessor)..........................................   $5.1 million
1996 (proforma-combined)....................................   $4.4 million
1997 (AutoCyte).............................................   $4.5 million
1998 (AutoCyte).............................................   $4.7 million
FOR THE SIX MONTHS ENDED JUNE 30
1998........................................................   $2.3 million
1999........................................................   $2.3 million

THIRD-PARTY REIMBURSEMENT

     In order to successfully commercialize PREP and SCREEN for cervical cancer screening in the United States and other countries, reimbursement from third-party payors such as private insurers and managed care organizations must be available. AutoCyte intends to focus on obtaining coverage and reimbursement from major national and regional managed care organizations and insurance carriers throughout the United States. AutoCyte expects to emphasize the improved disease detection and cost savings benefits (from both early disease detection and less repeat testing) in seeking to obtain reimbursement for PREP and SCREEN for cervical cancer screening.

     Current Procedural Terminology codes, which are used in the submission of claims to insurers for reimbursement for medical service, are assigned, maintained and revised by the CPT Editorial board administered by the American Medical Association. In January 1998 the CPT Editorial board established two separate Current Procedural Terminology codes (88142 and 88143) for liquid-based cervical cytology interpretations by a cytotechnologist and, if necessary, a pathologist, respectively. The United States Health Care Financing Administration has targeted September 1999 as a deadline for establishing a national limit on the amount of reimbursement for these procedures. AutoCyte cannot guarantee that the national limit for monetary reimbursement will be high enough to support use of PREP on a routine basis. If the national limit is insufficient to support the routine use of PREP, AutoCyte's business, financial condition and results of operations could be materially adversely effected.

     AutoCyte has very limited experience in obtaining reimbursement for its products in the United States or other countries. In addition, third-party payors are routinely limiting reimbursement and coverage for medical devices and in many instances are exerting significant pressure on medical suppliers to lower their prices. Lack of, or inadequate, reimbursement by government and other third-party payors for its products would have a material adverse effect on AutoCyte's business, financial condition and results of operations. Further, outside of the United States, health care reimbursement systems vary from country to country, and AutoCyte cannot guarantee that third-party reimbursement will be made available at an adequate level, if at all, for PREP or SCREEN under any other reimbursement system.

     In February 1998, the Medical Advisory Panel of the Blue Cross and Blue Shield Association's Technology Evaluation Center completed a cost-effectiveness study pertaining to some of AutoCyte's competitors. The Medical Advisory Panel concluded that systems being marketed by AutoCyte's competitors offer only modest improvements in diagnostic accuracy at a high cost. While AutoCyte's products were not included in the study, AutoCyte cannot guarantee that the report will not have an adverse effect on market acceptance of AutoCyte's products. Further, in July 1998, the American College of Obstetricians and Gynecologists released a report stating that, while the new technologies improve

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sensitivity of the Pap test, their routine use cannot be recommended based on costs and a lack of sufficient data demonstrating a reduction in incidence of late-stage disease or an improvement in cervical cancer survival rate. Again, AutoCyte was not one of the companies whose products were evaluated in this report. However, AutoCyte cannot guarantee that this information will not negatively affect acceptance of PREP and SCREEN in the marketplace. AutoCyte cannot guarantee that third-party payors will provide coverage, that reimbursement levels will be adequate or that health care providers or clinical laboratories will use PREP and SCREEN for cervical cancer screening in lieu of the conventional Pap smear.

     Recent health care cost containment initiatives in the United States that have focused on reduction in reimbursement levels may effect AutoCyte negatively. However, emphasis on preventive measures to reduce the overall costs to the health care system could lead to more frequent testing for cervical cancer and use of PREP and SCREEN if approved by the FDA. AutoCyte is unable to predict the outcome or the effect on its business of the current health care reform debate.

PATENTS, COPYRIGHTS, LICENSES AND PROPRIETARY RIGHTS

     AutoCyte relies on a combination of patents, trade secrets, copyrights and confidentiality agreements to protect its proprietary technology, rights and know-how. AutoCyte currently holds numerous issued United States patents as well as corresponding foreign patents and patent applications, and have additional United States patent applications that have been allowed but not issued, relating to various aspects of AutoCyte's slide preparation and computerized image analysis technologies. These patents cover system components, such as the disaggregation syringe, as well as the PREP process and the interactivity of the cytotechnologist with the SCREEN system. AutoCyte has also filed one patent application which is pending in the United States and numerous patent applications which are pending abroad.

     AutoCyte cannot guarantee that the claims allowed in any of its existing or future patents will not be successfully challenged or circumvented by competitors. Under current law, patent applications in the United States are maintained in secrecy until patents are issued and patent applications in foreign countries are maintained in secrecy for a period after filing. The right to a patent in the United States belongs to the first to invent, not the first to file a patent application. AutoCyte cannot be sure that its products or technologies do not infringe patents that may be granted in the future pursuant to pending patent applications or that AutoCyte's products do not infringe any patents or proprietary rights of third parties. AutoCyte is aware that several of its competitors hold several patents relating to automated slide preparation and screening. AutoCyte cannot guarantee that a court would rule that its products do not infringe such third-party patents or would invalidate such third-party patents.

     AutoCyte could incur substantial legal fees in defending against a patent infringement claim or in asserting claims of invalidity against third parties. In the event that any claims of third-party patents are upheld as valid and enforceable, the owners of such patents could prevent AutoCyte from selling its products or could require AutoCyte to obtain licenses from them. Alternatively, AutoCyte would have to redesign its products to avoid infringement. AutoCyte cannot guarantee that such licenses would be available or, if available, would be on terms acceptable to it or that AutoCyte would be successful in any attempt to redesign its products or processes to avoid infringement. AutoCyte's failure to obtain these licenses or to redesign its products would have a material adverse effect on its business, financial condition and results of operations.

     AutoCyte has entered into confidentiality agreements with all of its employees and several of its consultants and third-party vendors. AutoCyte cannot guarantee that the obligations of its employees and employees of other companies with whom AutoCyte has entered into confidentiality agreements to maintain the confidentiality of trade secrets and proprietary information will effectively prevent disclosure of AutoCyte's confidential information. AutoCyte also cannot guarantee that these agreements will provide meaningful protection for its confidential information if there is unauthorized use or disclosure, or that AutoCyte's trade secrets or proprietary information will not be independently developed by its competitors. AutoCyte also hold unregistered rights to copyrights on documentation and operating software it developed for PREP and SCREEN. AutoCyte cannot guarantee that any copyrights it owns will not be challenged or

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circumvented by its competitors. Litigation may be necessary to defend against claims of infringement, to enforce AutoCyte's patents and copyrights, or to protect trade secrets. Litigation of this nature could result in substantial cost to, and diversion of effort by, AutoCyte. Furthermore, AutoCyte cannot guarantee that it would prevail in any infringement litigation. In addition, the laws of some foreign countries do not protect AutoCyte's proprietary rights to the same extent as do the laws of the United States.

COMPETITION

     The cervical cancer screening market is comprised of the conventional Pap smear and certain technologies which have been introduced in recent years or are currently under development to provide improvements over the conventional Pap smear process. AutoCyte's competitors in the development and commercialization of alternative cervical cancer screening technologies include both publicly traded and privately held companies. The alternative technologies of which AutoCyte is aware have focused on:

     - improvements in slide sample preparation;

     - the development of automated, computerized screening systems; and

     - adjunctive testing technologies.

     To date, AutoCyte knows of no competitor which has developed an integrated sample preparation and image analysis system, such as PREP and SCREEN. Nevertheless, some competitors' products have already received FDA approval and are being marketed in the United States. In addition, some of AutoCyte's competitors have substantially greater financial, marketing, sales, distribution and technical resources than AutoCyte does. Certain competitors also have more experience in research and development, clinical trials, regulatory matters, customer support, manufacturing and marketing. In addition, some of these companies have received third-party reimbursement for their products. AutoCyte believes that its products will compete on the basis of a number of factors, including:

     - slide specimen adequacy;

     - screening sensitivity;

     - ease of use;

     - efficiency;

     - cost to customers; and

     - performance claims.

     While AutoCyte believes that its products will have competitive advantages based on some of these factors, AutoCyte cannot guarantee that various competitors' products will not have competitive advantages based on other factors that, when coupled with the earlier market entry of some products, will adversely effect the market acceptance of PREP and SCREEN. Moreover, AutoCyte cannot guarantee that it will be able to compete successfully against current or future competitors or that competition, including the development and commercialization of new products and technologies, will not have a material adverse effect on AutoCyte's business, financial condition and results of operations. AutoCyte's products could be rendered obsolete or uneconomical by technological advances of its current or potential competitors, the introduction and market acceptance of competing products or by other approaches.

     AutoCyte's primary competitor in thin-layer slide preparation is Cytyc Corporation. Cytyc's system, the ThinPrep(R) 2000 Processor(TM), is based on a membrane-filtration separation system rather than the centrifugation approach used in the AutoCyte PREP process. It is also used for non-gynecologic applications. The FDA has allowed Cytyc to conclude in the discussion section of the package insert for ThinPrep 2000 that the sample preparation is ". . . significantly more effective than the conventional Pap smear for the detection of Low Grade Squamous Intraepithelial and more severe lesions in a variety of patient populations." The FDA has also allowed Cytyc to conclude in the package insert that specimen

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quality ". . . is significantly improved over that of conventional Pap smear preparation in a variety of patient populations."

     In June 1997, Cytyc entered into a multi-year agreement with Quest, at the time, one of the three large national chain laboratories. AutoCyte believes that this agreement is scheduled to expire at the end of 1999. In February 1999, Quest announced that it was acquiring the clinical laboratory operations of SmithKline Beecham, another of the large national chain laboratories. The acquisition is subject to review by various regulatory authorities and is targeted for completion in the third quarter of 1999. In addition, in October of 1996, Cytyc announced a non-exclusive co-marketing agreement with Digene Corporation, which has developed a product that detects the presence or absence of human papillomavirus in precancerous cervical lesions. In September 1997, the FDA approved PMA supplements submitted by Cytyc and Digene enabling testing for human papillomavirus directly from Cytyc's ThinPrep process cell suspension. AutoCyte is currently working with Digene on a PMA supplement for use of PREP's cell suspension with Digene's human papillomavirus test in the United States. In Europe, PREP cell suspension is already in routine use with Digene's human papillomavirus test. Cytyc has also announced that it is developing a higher throughput version of its ThinPrep 2000 system (the ThinPrep 3000) that is expected to complete clinical trials by the end of 1999. In January 1999, Cytyc announced that it was expanding its direct sales force by 75 people to sell directly to hospitals, laboratories and doctors. Finally, in July 1999, Cytyc announced that it was collaborating with Battelle's Medical Products Group to accelerate development of a computer imaging system to aid in cervical cancer screening. Cytyc's success with implementation of any of the foregoing arrangements or marketing initiatives may make it more difficult for AutoCyte to promote PREP in markets in which it competes with Cytyc.

     In automated screening AutoCyte faces direct competition primarily from one company, NeoPath, which markets imaging systems for both primary screening of conventional Pap smears, and to reexamine or rescreen conventional Pap smears previously diagnosed as negative. NeoPath's primary AutoPap Screening System was approved for primary screening in May 1998. The NeoPath primary screening system protocol excludes high-risk patient samples, and of the remaining samples, approximately 25% are designated, based on system analysis, for no further review. The remaining 75% of non-high-risk patients' samples undergo full cytotechnologist review.

     NeoPath's system could not be used with PREP without FDA approval, and, therefore, if this system is installed at or used by hospitals and reference laboratories, those hospitals and laboratories may not purchase AutoCyte's products, which would result in a material adverse effect on AutoCyte's business, financial condition and results of operations.

     In March 1999, AutoCyte announced an agreement with NeoPath to pursue a clinical study to obtain supplemental approval from the FDA to use NeoPath's AutoPap Primary Screening System to screen slides prepared using PREP. See "Supplemental Study with NeoPath", above, for a further discussion of this agreement.

     Morphometrix is also developing an automated, computerized system for screening thin-layer slides.

GOVERNMENT REGULATION

     The manufacture and sale of medical diagnostic devices are subject to extensive governmental regulation in the United States and in other countries. PREP and SCREEN are regulated for cervical cytology applications in the United States as medical devices by the FDA under the Federal Food, Drug, and Cosmetic Act and require premarket approval by the FDA prior to commercial distribution. In addition, certain modifications to medical devices, their manufacture or their labeling also are subject to FDA review and approval before marketing. Pursuant to the or their labeling also are subject to FDA review and approval before marketing. Pursuant to the Federal Food, Drug, and Cosmetic Act, the FDA regulates the following with regard to medical devices in the United States:

     - preclinical and clinical testing;

     - manufacturing;
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     - labeling;

     - distribution;

     - sales;

     - marketing;

     - advertising; and

     - promotion.

     Failure to comply with applicable requirements, including good clinical practice requirements, can result in:

     - the refusal of the government to grant premarket approval for devices;

     - suspension or withdrawal of clearances or approvals;

     - total or partial suspension of production, distribution, sales and marketing;

     - fines;

     - injunctions;

     - civil penalties;

     - recall or seizure of products; and

     - criminal prosecution of a company and its officers and employees.

     Medical devices are classified into one of three classes, Class I, II or III, on the basis of the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls (e.g., labeling and adherence to FDA-mandated quality system (including Quality System) requirements and, in some cases, premarket notification). Class II devices are subject to general controls including, in most cases, premarket notification, and to special controls (e.g., performance standards, patient registries and FDA guidelines). Generally, Class III devices are those that must receive premarket approval by the FDA to ensure their safety and effectiveness (e.g., life-sustaining, life-supporting and implantable devices) and also include most "new medical devices," devices that were not on the market before May 28, 1976, and for which the FDA has not made a finding of "substantial equivalence" based on a premarket notification. Class III devices usually require clinical testing and FDA approval prior to marketing and distribution. AutoCyte's PREP and SCREEN products, when intended for gynecologic use, are regulated as Class III medical devices.

     If human clinical trials of a device are required and the device presents a "significant risk," the sponsor of the trial (usually the manufacturer or distributor of the device) is required to file an investigational new device application prior to commencing human clinical trials. The investigational new device application must be supported by data, typically including the results of animal and laboratory testing. If the investigational new device application is approved by the FDA (or the FDA does not notify the sponsor 30 days after receipt of the application that the trials may not begin) and one or more appropriate institutional review boards approves the study protocol, clinical trials may begin at a specified number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a "nonsignificant risk" to the patient, such as AutoCyte's PREP and SCREEN products when intended for gynecologic use in a "split-sample" study, or is an investigational new exempt in-vitro diagnostic device, a sponsor may begin the clinical trial after obtaining approval for the study from one or more appropriate institutional review boards. Sponsors of clinical trials are permitted to sell devices distributed in the course of the study provided the price charged does not exceed recovery of the cost of manufacture, research, development and handling. Generally, for an investigational new device study, a supplement must be submitted to, and approved by, the FDA (or the FDA does not notify the sponsor 30 days after receipt of the supplement that the change may not be implemented) before a sponsor or an investigator may make a change to the investigational plan that may affect its scientific soundness or the
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rights, safety or welfare of human subjects. The FDA has the authority to re-evaluate, alter, suspend or terminate clinical testing based on its assessment of data collected throughout the trials or for non-compliance with regulatory requirements.

     Generally, before a new Class II medical device can be introduced into the market, the manufacturer must obtain FDA clearance of a premarket notification or approval of a premarket approval application, unless the device is exempt from the requirement of such clearance. A premarket notification clearance will be granted if the submitted information establishes that the device is "substantially equivalent" to a legally marketed predicate device (Class I or II medical device (for a Class I or II device that is not exempt from the requirement of premarket notification clearance) or to a legally marketed Class III device that does not itself require an approved PMA prior to marketing). A premarket notification must contain information to support a claim of substantial equivalence, which may include laboratory test results or the results of clinical studies of the device in humans. Such studies can take years to complete, analyze, and prepare for submission to the FDA. Commercial domestic distribution of a device for which a premarket notification is required may begin only after the FDA issues an order finding the device to be "substantially equivalent" to a predicate device. An FDA review of a premarket notification is generally expected to take from three to six months from the date the premarket notification is accepted for review by the agency, but it may take far longer, and premarket notification clearance may never be obtained.

     An FDA order may declare that the device is "substantially equivalent" to another legally marketed device and allow the proposed device to be marketed in the United States. The FDA, however, may determine that the proposed device is not "substantially equivalent" or require further information, including clinical data, to make a determination of substantial equivalence. Such determinations or requests for additional information could prevent or delay market introduction of the product that is the subject of the premarket notification premarket notification.

     Generally, a PMA for a new Class III device must be filed with and approved by the FDA before marketing of the device may begin. A PMA must be supported by valid scientific evidence that typically includes extensive data, including data from preclinical testing and human clinical trials to demonstrate the safety and effectiveness of the device. The FDA ordinarily requires the performance of independent, statistically significant human clinical trials that demonstrate the safety and effectiveness of the device in order to obtain FDA approval of the PMA. The PMA must also contain the results of all relevant bench tests, laboratory and animal studies, a complete description of the device and its components, and a detailed description of the methods, facilities and controls used to manufacture the device. In addition, the submission must include the proposed labeling and promotional labeling.

     Upon receipt of the PMA, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. If the FDA so determines, the FDA will accept the PMA for filing and begin an in-depth review of it. An FDA review of a PMA typically is expected to take approximately one year from the date the PMA application is accepted for filing, but may take significantly longer if the FDA requests additional information and any major amendments to the PMA are filed. The review time is often significantly extended by requests from the FDA for more information or clarification of information already provided in the submission. During the review period, an advisory committee, including clinicians, may be convened to review and evaluate the application and provide recommendations to the FDA as to whether the PMA should be approved. The FDA is not bound by the recommendation of the advisory committee. The FDA will usually inspect the applicant's manufacturing facility to ensure compliance with Quality System requirements prior to approval of a PMA. The FDA also may conduct bioresearch monitoring inspections of the clinical trial sites and the PMA applicant to ensure data integrity, and that the studies were conducted in compliance with the applicable FDA regulations.

     If the FDA's evaluations of the clinical study sites' compliance with the agency's Good Clinical Practice requirements and the Quality System compliance of the manufacturing facilities are acceptable, the FDA will issue either an approval letter (order) or an "approvable letter" containing a number of conditions that must be met in order to secure approval of a PMA. If the FDA's evaluation of the PMA,

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the clinical study sites or the manufacturing facilities are not favorable, the
FDA will deny approval of the PMA or issue a "not approvable letter." The FDA may also determine that additional preclinical testing or human clinical trials are necessary, in which case approval of the PMA could be delayed for several years while additional testing or trials are conducted and submitted in an amendment to the PMA. The IDE/ PMA process is expensive, uncertain and lengthy (typically taking five to seven years or more to complete), and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing. There can be no assurance that AutoCyte will be able to obtain necessary regulatory approvals for any proposed future products in a timely manner or at all. Delays in receipt of approvals, failure to receive approvals, the loss of previously received approvals, or failure to comply with existing or future regulatory requirements, would have a material adverse effect on AutoCyte's business, financial condition and results of operations.

     The FDA's regulations require agency approval of a PMA supplement for certain changes if they affect the safety and effectiveness of the device, including, but not limited to, new indications for use; certain labeling changes; certain types of manufacturing changes; and changes in performance or design specifications. Any such change will require FDA approval of a PMA supplement before implementing the change.

     PREP and SCREEN and any other products manufactured or distributed by AutoCyte pursuant to an approved PMA application and supplements (or to premarket notification clearances) will be subject to pervasive and continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experience with the use of the device. Device manufacturers are required to register their establishments and list their devices with the FDA. The FDC Act requires that medical devices be manufactured in accordance with the FDA's Quality System regulation. Product labeling and promotional activities are also subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. Products may only be promoted by AutoCyte and any of its distributors for their approved indications. No assurance can be given that modifications to the labeling which may be required by the FDA in the future will not adversely affect AutoCyte's ability to market or sell PREP, SCREEN or other of AutoCyte's products.

     AutoCyte also is subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that AutoCyte will not be required to incur significant costs to comply with such laws and regulations in the future, or that such laws or regulations will not have a material adverse effect upon AutoCyte's business, financial condition and results of operations.

     Sales of medical devices outside of the United States are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ. No assurance can be given that such foreign regulatory approvals will be granted on a timely basis, or at all. AutoCyte has been advised by various parties, including consultants it engaged and foreign distributors, that no regulatory approvals for a device analogous to FDA approval of a PMA are currently required by any country where AutoCyte currently sells PREP or SCREEN. Such approval requirements may be imposed in the future. Export sales of investigational devices that are subject to PMA or IDE application requirements and have not received FDA marketing approval generally may be subject to FDA export permit requirements depending upon, among other things, the purpose of the export (investigational or commercial), the country to which the device is intended for export, and on whether the device has valid marketing authorization in a country listed in the FDA Export Reform and Enhancement Act of 1996, e.g., any member country of the European Union and certain other countries including but not limited to Australia, Canada, Israel, Japan, New Zealand, and South Africa. In order to obtain such a permit, when one is required, AutoCyte must provide the FDA with documentation from the medical device regulatory authority of the country in which the purchaser is located, stating that the device may be marketed in the country. In addition, the FDA must find the exportation of the device is not contrary to the public health and safety of the country in order for AutoCyte to obtain the permit. AutoCyte received an FDA permit
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to export PREP and SCREEN to all foreign countries in which it is currently selling these products and where such a permit was required. There can be no assurance that AutoCyte will meet the FDA's export requirements or receive additional FDA export approval when such approval is necessary, or that countries to which the devices are to be exported will approve the devices for import. AutoCyte's failure to meet the FDA's export requirements or obtain FDA export approval when required to do so, or to obtain approval for import, could have a material adverse effect on AutoCyte's business, financial condition and results of operations.

     The laboratories that would purchase AutoCyte's PREP and SCREEN products are subject to extensive regulation under CLIA, which requires laboratories to meet specified standards in the areas of personnel qualifications, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. AutoCyte believes that its PREP and SCREEN products operate in a manner that will allow laboratories using the products to comply with the requirements of the Clinical Laboratory Improvement Amendments. However, AutoCyte cannot guarantee that interpretations of current Clinical Laboratory Improvement Amendments regulations or future changes in Clinical Laboratory Improvement Amendments regulations would not make compliance by the laboratory difficult or impossible and therefore have an adverse effect on sales of AutoCyte's products.

PRODUCT LIABILITY

     Commercial use of any of AutoCyte's products may expose AutoCyte to product liability claims. AutoCyte currently carries $12,000,000, limited to $11,000,000 per occurrence, in general liability (including product liability) insurance coverage. AutoCyte believes that this amount is adequate to meet its present needs. The medical device industry has experienced increasing difficulty in obtaining and maintaining reasonable product liability coverage, and substantial increases in insurance premium costs in many cases have rendered coverage economically impractical. To date, AutoCyte has not experienced difficulty obtaining an amount of insurance coverage commensurate with its level of sales. As AutoCyte's sales expand, however, there can be no assurance that its existing product liability insurance will be adequate or that additional product liability insurance will be available to AutoCyte at a reasonable cost, or that any product liability claim would not have a material adverse effect on AutoCyte's business, financial condition and results of operations.

EMPLOYEES

     As of September 7, 1999 AutoCyte employed 83 persons on a full-time basis. AutoCyte believes that its relations with its employees are good. None of AutoCyte's employees are a party to a collective bargaining agreement.

FACILITIES

     AutoCyte currently leases a total of 43,000 square feet of space devoted to manufacturing, warehousing, administrative, research and development and engineering functions, at 780 Plantation Drive, Burlington, North Carolina under a seven-year lease expiring in July 2005. The lease is renewable for five additional one-year terms.

     AutoCyte also currently leases a 5,000 square foot education facility at 1111 Huffman Mill Road in Burlington, North Carolina under a three-year lease expiring in June 2001. The education facility lease is renewable for one additional three-year term, and also contains an option to expand the leased space by 4,500 square feet.

LEGAL PROCEEDINGS

     AutoCyte is not a party to any legal proceedings.



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                              BUSINESS OF NEOPATH

     NeoPath develops and markets visual intelligence technology to increase accuracy in medical testing. NeoPath's products include two automated screening systems that integrate proprietary high-speed morphology computers, video imaging technology and sophisticated image interpretation software to capture and analyze thousands of microscopic images from a Pap smear slide for the early detection of cervical cancer.

     The FDA approved the AutoPap(R) 300 QC Automatic Pap Screener System in 1995. The AutoPap QC is a rescreening device used for quality control and rescreening of previously screened Pap smear slides. Clinical studies have shown that the AutoPap QC detects a significantly higher proportion of undetected abnormal slides than procedures typically employed by clinical laboratories to meet federal rescreening requirements. These studies were performed by independent laboratories, and NeoPath funded the studies that support the FDA claims.

     The FDA approved the AutoPap(R) Primary Screening System in May 1998. The AutoPap Primary Screener uses the same hardware components as the AutoPap QC, but uses enhanced software to perform the initial screening of Pap smear slides and to classify up to 25% of such slides as requiring no further review. NeoPath also has funded clinical studies of the effectiveness of the AutoPap Screener by independent laboratories. These clinical studies showed that the AutoPap Primary Screener provides superior sensitivity and specificity when compared to existing laboratory practice. Currently it is the only instrument approved by the FDA that allows Pap smear slides to bypass human review. NeoPath believes that this feature of the AutoPap Primary Screener gives customers an economic incentive to adopt the technology. The AutoPap Screener provides customers with the functionality of both the AutoPap QC as well as a primary screening system; therefore, NeoPath is focusing its sales effort on the AutoPap Screener.

     The AutoPap System refers to the AutoPap Primary Screener and the AutoPap QC together.

MARKET

     NeoPath believes that clinical analysis of Pap smears is the largest nonautomated clinical laboratory procedure. U.S. clinical laboratories process over 50 million Pap smears annually, and laboratories outside the United States process more than 60 million Pap smears annually.

     The AutoPap Screener is the only instrument approved by the FDA to process Pap smears without human review. In addition, in recent years the medical community has increasingly focused on improving the quality of women's healthcare. NeoPath believes that the AutoPap System will allow laboratories to better detect precancerous cervical conditions and cervical cancer, thereby improving the standard of care for their female patients. Earlier detection and treatment should lower risks of morbidity and mortality.

     Laboratories that fail to accurately identify abnormal Pap smears may face malpractice suits. Because federal law requires all laboratories to retain Pap smears for five years, they face significant exposure to liability. NeoPath believes that use of the AutoPap System will substantially improve the current quality of practice, and will reduce exposure to liability for laboratories that use the AutoPap System.

PRODUCTS

     The AutoPap QC and AutoPap Screener use identical hardware components. The AutoPap Screener, however, contains enhanced software, including additional cell-classification algorithms, for use in the initial screening of Pap smears.

     The AutoPap System works with a wide range of staining procedures used on conventionally prepared Pap smear slides. The AutoPap System analyzes a Pap smear in about the same time as a cytotechnologist. It holds 288 Pap smear slides at a time, is easy to load and unload, and can operate continuously, with minimal intervention, for up to 24 hours per day. NeoPath provides each clinical

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laboratory with on-site training, system documentation, a comprehensive quality assurance program, and ongoing customer and technical support.

     NeoPath believes that its automated visual intelligence technology can be used for other diagnostic tests that involve microscopic analysis of biological specimens on glass slides, such as sputum, blood, or urine samples. In addition, NeoPath has identified several other potential uses for its technology, including automated tissue analysis, breast and skin cancers. To develop its systems for other applications, NeoPath must adapt software algorithms developed for the analysis of Pap smears to the analysis of other tissue specimens. NeoPath continues to evaluate other applications for future development efforts, including non-medical applications. In July 1999, NeoPath announced a collaborative research agreement with Bayer Diagnostics to develop an automated screening system for the detection of early lung cancer.

  AUTOPAP 300 QC AUTOMATIC PAP SCREENER SYSTEM

     The AutoPap QC rescreens Pap smears that have already been screened and classified as normal by a cytotechnologist. Laboratories use the AutoPap QC to improve the detection of false-negatives and to improve diagnostic accuracy. The AutoPap QC classifies slides based on their likelihood of being abnormal; it classifies 10% or more of slides showing the highest potential for abnormality as requiring additional review by a cytotechnologist qualified to perform quality control. Laboratories can use the AutoPap QC as either a quality-control or an adjunctive rescreening device for manually screened Pap smears. This allows laboratories to implement the AutoPap QC into their quality-control procedures or to offer rescreening as an additional service for women who request additional review of their Pap smears.

     Preclinical and clinical trials demonstrated that the AutoPap QC, operating in a quality-control mode, detected up to five times more low-grade and worse false negative slides than a 10% random selection method. The AutoPap QC achieved up to an eight-fold improvement in the detection of biopsy-confirmed high-grade and cancer slides. NeoPath believes that use of the AutoPap QC provides consistent earlier detection of precancerous conditions and cancer, earlier treatment and reduced risk of morbidity and mortality.

  AUTOPAP PRIMARY SCREENER SYSTEM

     The FDA approved the AutoPap Screener in May 1998. The AutoPap Screener uses new diagnostic algorithms to improve accuracy in the primary screening of Pap smear slides. As approved by the FDA, the AutoPap Screener identifies up to about 25% of slides as "within normal limits" and requiring no further review. Cytotechnologists then manually screen the remaining approximately 75% of slides with the assistance of the AutoPap ranked review report. This ranked review report shows the relative scores of the processed slides. At least 15% of the highest-ranking slides that are classified normal by manual review then undergo quality control rescreening.

     The AutoPap Screener has been approved in certain foreign countries to identify up to 50% of slides "within normal limits." Clinical studies have shown that the AutoPap Screener-assisted practice identifies significantly more abnormal slides compared to current practice. This difference is statistically significant in favor of the AutoPap Screener-assisted practice. In addition, the AutoPap Screener-assisted practice is better able to correctly identify normal slides than current practice.

     The AutoPap Screener is NeoPath's principal product for the Pap smear screening market. By reducing the number of Pap smears requiring cytotechnologist review, the AutoPap Screener increases the number of Pap smears a laboratory can process. This reduces the per-slide processing cost while improving overall laboratory accuracy. Because the AutoPap Screener is an upgrade, designed to incorporate the features of the AutoPap QC, the laboratory can continue to perform its AutoPap QC-assisted quality control rescreening without having to process Pap smear slides twice through the AutoPap System.

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MARKETING AND SALES

     The AutoPap System is the only fully automated Pap smear screening device to receive regulatory clearance for marketing in the United States. NeoPath believes that use of the AutoPap System will distinguish its customers' laboratories as providing a higher standard of care for Pap smear screening.

     NeoPath recognizes revenue on either a product sale or fee-per-use basis. Under its fee-per-use program, NeoPath retains ownership of AutoPap Systems placed at customer sites and assesses customers a charge for each Pap smear slide they process.

     NeoPath markets the AutoPap System to domestic and foreign clinical laboratories through direct sales activities in the U.S. and primarily through distributors in international markets. Approximately 19% of NeoPath's revenues in 1998 were from customers outside of the United States, compared to 51% in 1997 and 45% in 1996. NeoPath believes that over 35% of all U.S. Pap smears are screened by the three largest laboratories, including SmithKline Beecham Clinical Laboratories, Quest Diagnostics Incorporated, and Laboratory Corporation of America. Each of these companies operates multiple laboratory facilities nationwide.

     NeoPath distributes AutoPap Systems in Japan through an agreement with Nikon Corporation. Under this agreement, Nikon markets NeoPath products to customers and handles maintenance and service, and NeoPath provides training for Nikon sales personnel and service engineers, who in turn train Japanese customers. The Japanese market, which conducts about 12 million Pap smear tests annually, is second only to the United States in current screening volume.

     In 1997, NeoPath established NeoPath Europe, located in Belgium, as its first international branch.

     NeoPath's largest customers have accounted for a significant percentage of total revenues, as noted below.

                                                           SIX MONTHS        YEAR ENDED DECEMBER 31,
                                                              ENDED         -------------------------
                                                          JUNE 30, 1999     1998      1997      1996
                                                          -------------     -----     -----     -----
Smith Kline Beecham Clinical Laboratories...............       44%           18%       15%       22%
Nikon Corporation (Japan)...............................        *             *        38%       33%
Chang's Instrument Company Limited (Taiwan).............        *            10%        *         *
Immuno Bio Systems (Australia)..........................        *             *         *        12%
Cascade Pathology Services Corporation..................        *             *         *        19%
Unilab Corporation......................................       17%            *         *         *

---------------
* Less than 10%

     NeoPath installs the AutoPap System at customer laboratories. By providing this on-site service, NeoPath believes that clinical laboratories will be better able to integrate use of the AutoPap System into their normal workflow. By installing the AutoPap System on site, clinical laboratories can maintain control over patient specimens data, minimize slide handling and avoid delays in reporting their test results.

     As its product development efforts improve the performance of the AutoPap System, NeoPath intends, subject to obtaining applicable regulatory approvals, to offer upgraded products to its customers. NeoPath has not yet determined how it will charge for its upgrade packages, but anticipates that upgrades will increase its fee-per-use and sale pricing.

MANUFACTURING

     NeoPath's manufacturing operations are located at its headquarters in Redmond, Washington, where it conducts final assembly, integration and testing of the electronic, mechanical and optical components and modules of the AutoPap System. In its manufacturing process, NeoPath must meet and adhere to all applicable requirements of U.S. and international regulatory agencies, including Quality Systems Regulations issued by the FDA. As part of the FDA regulatory process, NeoPath faces periodic FDA
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inspections and other periodic inspections by U.S. and foreign regulatory agencies. See "Governmental Regulation." NeoPath's manufacturing operations have produced sufficient AutoPap Systems to meet customer demand since it began commercial operations in 1996.

     NeoPath purchases all components for the AutoPap System from outside vendors. A major component of the AutoPap System, the slide tray motion system, is supplied by a sole-source vendor, Applied Precision, Inc. In addition, NeoPath purchases all of its AutoPap System optics from Nikon Corporation, and all of its video cameras from Sony Electronics, Inc. Certain other components are currently purchased from single-source vendors. NeoPath would need to modify any components provided by additional or replacement suppliers for use in the AutoPap System. NeoPath would be unable to quickly establish additional or replacement sources of supply for many AutoPap System components. In addition, NeoPath may need to obtain regulatory approval to substitute certain components. NeoPath cannot be sure of obtaining the necessary approvals. If one of its vendors becomes unable to supply acceptable components in a timely manner and in the quantity required NeoPath may need to delay or halt its manufacturing process. Any delay or cessation of manufacturing could adversely affect its business.

CORE AUTOPAP SYSTEM TECHNOLOGY

     NeoPath's core AutoPap System technology consists of:

     - an integrated high-speed video microscope that can capture high-quality images,

     - comprehensive image interpretation software that accurately analyzes images and classifies cells and slides, and

     - high-speed custom field-of-view computers that run the software at high speed.

     This technology can automatically analyze and extract important features of cellular material and can classify a specimen based on those features according to likelihood of abnormality.

  HIGH-SPEED VIDEO MICROSCOPE

     To capture high-quality images, NeoPath has designed a high-speed video microscope with an integrated mechanical/optical system, a custom microscope and video cameras that focus, capture and digitize images from a Pap smear. The microscope and three video cameras remain stationary while the platform holding the Pap smear is moved. This allows the camera system to scan the Pap smear in a continuous, systematic motion. High-intensity, narrow band light from a strobe illuminates the Pap Smear, which enhances cell contrast and freezes each image without interrupting the motion of the platform holding the Pap smear.

     A custom-designed image capture and focus module controls the mechanical/optical system. This module uses specialized integrated circuits and software. This module calibrates the image acquisition system, automatically focuses the system to obtain diagnostically relevant images and adjusts for the non-uniform background and cell distributions of a conventional Pap smear. The image capture and focus module also digitizes images, evaluates image and focus quality, decides whether to accept or reject the image for analysis and identifies the location of a rejected image for a repeat scan.

     The mechanical/optical system scans the slide in three separate operations. First, it performs a setup in which it locates the slide, identifies the coverslip area and maps three-dimensional surface irregularities of the Pap smear. The system then captures and analyzes low-magnification images from the slide in a systematic scan of the slide coverslip area. Finally, using information from the low-magnification scan, the system captures high-magnification images from those areas of the slide having the greatest diagnostic interest.

  IMAGE-INTERPRETATION SOFTWARE

     NeoPath's image-interpretation software uses a series of
image-interpretation algorithms to examine slide images and select and analyze those that best indicate normality and abnormality. An image-
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

interpretation algorithm consists of multiple-step mathematical and algorithmic processes that detect and classify an object or collection of objects based on shape, structure, optical density, contextual features and other measurable characteristics. The process consists of five steps:

     - selecting images from a slide,

     - segmenting the images into objects,

     - measuring object features,

     - classifying objects, and

     - classifying the slide.

     SELECTION OF IMAGES. By analyzing images from a low-magnification scan of the slide coverslip area, algorithms first identify the areas most likely to contain cellular material of diagnostic significance. This information then guides the high-speed video microscope to analyze the locations of greatest diagnostic interest in a separate high-magnification scan. The AutoPap System also accumulates and stores information gathered in this first step for later use in the slide classification process.

     SEGMENTATION INTO OBJECTS. In the high-magnification scan, the AutoPap System locates and separates the well-defined cells or group of cells in each image from poorly defined objects and obvious artifacts such as blood, mucus, dust particles and similar matter.

     MEASUREMENT OF OBJECT FEATURES. Once the system separates objects or groups of objects from other elements of the image, algorithms measure more than 100 features from each object. These features independently or in combination distinguish normal cells, artifacts and abnormal cells. The algorithms discriminate on the basis of such categories as density, texture, size, shape and context. Density features are measures of the optical density of various portions of the cell, such as the cytoplasm and nucleus, and the ratios of these densities to each other. Texture is a localized measure of optical density variation. Size features refer to the physical areas of the segmented objects and their ratios to each other. Shape features measure the boundary complexity of the segmented objects, can differentiate cell types, and are used to discriminate among isolated and overlapping objects. Context compares an object to its surroundings and the proximity of objects to each other.

     CLASSIFICATION OF OBJECTS. Using the measured object features, a series of algorithms then classifies the objects contained in the images. Each classification algorithm proceeds from easily identifiable objects to increasingly difficult objects, adding more features at each level of classification. Three complementary algorithms analyze the cells and cell groupings that could indicate normality and abnormality: the single-cell algorithm, the group algorithm and the thick-group algorithm. The algorithm computes an "anomaly likelihood" value at various steps of the classification process and generates "alarms," that identify objects that are more likely to be abnormal cells. The results of the three algorithms are combined to achieve a high level of accuracy.

     CLASSIFICATION OF THE SLIDE. The system compiles all the gathered and analyzed information from objects in a series of scores that the system uses to classify the slide. Other algorithms evaluate the suitability of the slide for machine processing based on the quality of staining, adequacy of cell collection, presentation of material on the slide and image quality. Others determine the probable presence of certain important cellular material such as endocervical and squamous cells.

     The AutoPap Screener uses new diagnostic algorithms that provide an additional evaluation score, in addition to the original evaluation score, for superior detection of glandular abnormalities. The screener uses new algorithms that classify clusters of cells. The additional evaluation score provides a second opinion to the decision of the original evaluation score. The combined scores better detect abnormalities in all categories.

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  FIELD-OF-VIEW COMPUTER

     The AutoPap System requires a high-speed computing system, with significant computing power to run its image-interpretation algorithms. To address this requirement, NeoPath developed specialized field-of-view computers, which are powerful image processors that contain application-specific integrated circuits and other processing components. These special purpose computers accelerate the execution speed of NeoPath's image-interpretation software. NeoPath estimates that one field-of-view computer can perform over 1.6 billion elemental pixel operations per second and at proportionately higher rates when several field-of-view computers are linked to run in parallel. The current AutoPap System contains 15 field-of-view computers. The field-of-view computer can be programmed to execute algorithms for other applications.

PATENTS AND PROPRIETARY RIGHTS

     Because of the substantial length of time and expense required to bring new products through development and regulatory approval to the marketplace, the medical device industry relies heavily on patent protection and protecting trade secrets for new technologies, products and processes. NeoPath files patent applications to protect technologies that it believes are significant to the development of its business. NeoPath holds 58 U.S. patents (issued or allowed) and has 22 additional U.S. patent applications pending. The patents and patent applications relate to various aspects of its high-speed image-interpretation technology. NeoPath holds 7 foreign patents and has applied for patent protection for certain aspects of its technology in various foreign countries. NeoPath intends to continue to pursue patent protection where it is available and cost-effective, both in the United States as well as in other countries.

     Companies in the medical device industry have engaged in extensive litigation regarding patents and other intellectual property rights. NeoPath may face such litigation to enforce its patents, protect its trade secrets or know-how, challenge the validity of proprietary rights of others or defend against alleged infringement of proprietary rights of others.

     NeoPath relies on a combination of patents, trade secrets and confidentiality agreements to protect its proprietary technology, rights and know-how. NeoPath requires each of its employees and consultants to enter into a confidentiality agreement that prohibits them from disclosing confidential information to anyone outside NeoPath. These agreements also require employees and consultants to disclose to NeoPath ideas, developments, discoveries or inventions they conceive during employment or consultation. They also must assign their proprietary rights in such matters if the matters relate to NeoPath business and technology.

     NeoPath has registered trademarks in the United States, Australia, Japan, Canada, France, the Benelux countries, Germany, the United Kingdom, Italy and Spain for "NeoPath" and "AutoPap." NeoPath also has registered trademarks for "Pathfinder" and "PapMap" in the United States. NeoPath has applied for registration of its trademarks in several other foreign countries.

THIRD-PARTY REIMBURSEMENT

     Some private third-party medical insurance providers and governmental agencies offer reimbursement for laboratory testing associated with routine medical examinations, including Pap smears. In the United States, the level of reimbursement by those third-party payors varies considerably, and the patient often pays for Pap smears. Third-party healthcare payors in the United States are increasingly sensitive to containing healthcare costs and heavily scrutinize new technology. Third-party payors may influence the pricing or perceived attractiveness of NeoPath's products and services by regulating the maximum amount of reimbursement they provide or by not providing any reimbursement.

     Restrictions on reimbursement may limit the price NeoPath can charge for AutoPap System screening or reduce the demand for AutoPap System screening. If these payors do not reimburse for the AutoPap System screening, or provide reimbursement significantly below the amount laboratories charge patients to perform AutoPap System screening, NeoPath's potential market will shrink. NeoPath intends to

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focus on obtaining coverage and reimbursement from major national and regional third-party payors in the United States.

     NeoPath believes that increased third-party reimbursement of Pap smears in general, and increased reimbursement for screening utilizing the AutoPap System in particular, would increase market acceptance of its products. Virtually all of NeoPath's revenues are dependent on customers who rely on third-party reimbursement. In early 1998, NeoPath established a reimbursement team to work with third-party insurers and managed care organizations to establish and improve third-party reimbursement rates for the AutoPap System. These reimbursement specialists work closely with NeoPath's field sales personnel throughout the United States. On January 1, 1999, revised Physicians' Current Procedural Terminology codes established by the American Medical Association became effective for the AutoPap Screener. These codes are a standardized system used by physicians and clinical laboratories to identify specific procedures when billing insurers for their services. New codes that address utilization of the AutoPap QC were established on January 1, 1998.

GOVERNMENTAL REGULATION

  UNITED STATES

     Medical devices like the AutoPap QC and the AutoPap Screener are heavily regulated in the United States by the FDA and by other federal, state and local authorities. The FDA regulates the research, development, clinical studies, manufacturing, packaging, labeling, distribution, promotion and postmarket surveillance of medical devices in the United States. FAA regulations govern all preclinical and clinical trials of medical devices. In addition, state and local authorities may require permits under regulations relating to clinical activities.

     Under the Federal Food, Drug, and Cosmetic Act, the AutoPap System is a Class III medical device, subject to stringent FDA review to ensure that the device is safe and effective before it is marketed, sold and distributed in the United States. Once a PreMarket Approval application receives FDA approval and the company begins marketing a product, it must register with the FDA and to submit device listing information for products in commercial distribution. In addition, the FDA may impose certain post-approval requirements in a pre-market approval order at the time of approval. In conjunction with FDA approval of the pre-market application and supplements with respect to the AutoPap System, NeoPath's manufacturing operations are subject to FDA inspection. NeoPath will continue to be inspected on a routine basis by the FDA for compliance with regulations with respect to manufacturing, testing, distribution, storage and control activities. The FDA also regulates labeling and promotional activities. NeoPath must establish and maintain a system for tracking AutoPap Systems through the chain of distribution and conduct postmarket surveillance, and must provide periodic reports containing safety and effectiveness information.

     In addition, the FDA's Medical Device Reporting regulations require medical device companies such as NeoPath to provide information to the FDA whenever evidence reasonably suggests that a device may have caused or contributed to a death or serious injury. These regulations also apply if the device malfunctions and the device or a similar device sold by the company would be likely to cause or contribute to a death or serious injury if the malfunction were to recur.

     If the FDA believes that NeoPath has not complied with the law, it can take one or more of the following actions:

     - refuse to review or clear applications to market its products in the United States

     - refuse to allow NeoPath to enter into government supply contracts;

     - withdraw approvals already granted;

     - require that NeoPath notify users regarding newly found risks;

     - request repair, refund or replacement of faulty devices;

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

     - request corrective advertisements, recalls or temporary marketing suspension; or

     - initiate legal proceedings to detain or seize products, enjoin future violations or assess criminal penalties against NeoPath or its officers or employees.

     The FDA also may assess civil penalties for Food, Drug, and Cosmetic Act violations. These actions could disrupt NeoPath's operations for an indefinite period of time. Various states in which NeoPath products are sold also may impose additional regulatory requirements.

  INTERNATIONAL MARKETS

     Under FDA rules, companies can export a Class III medical device that has not been approved for marketing in the United States only after meeting certain criteria. The FDA must determine that exportation does not threaten public health and safety and that the company has received approval of the country to which the device will be exported. Companies usually must obtain approval by a comparable regulatory authority of a non-U.S. country before applying to the FDA for clearance to export and begin marketing in that country. Foreign regulatory requirements for sales of medical devices vary widely from country to country.

     In addition to regulatory approvals in the United States, the AutoPap System is approved for primary screening and quality control rescreening in Japan, Canada, Australia, New Zealand, The Netherlands, Italy, Hong Kong, Korea, and Taiwan. NeoPath intends to pursue additional product registrations in other foreign countries.

     NeoPath's products are subject to a variety of regulations in Europe, including the European Union. In vitro medical devices, including the AutoPap System, must now comply with the EU's In-Vitro Diagnostic Medical Devices Directive. The Directive was published in the Official Journal of European Communities in December, 1998. The EU member states will likely implement the Directive into national law by December 1999. A transition period, which begins from the date of publication of the Directive and ends December, 2003, applies to all devices placed on the market in the EU. During this transition period, both Directive "CE" marked and non CE-marked devices may be placed on the market. In other words, companies may choose to follow either the CE mark or the national legislation, if any. If no such national legislation exists, the devices can be freely placed on the market. By the conclusion of this transition period, NeoPath's products must comply with the requirements of the Directive and member state local language requirements.

     Other European countries may enact national laws that would conform to the Directive. Member states of the EU and the European Economic Area may enact requirements in addition to those imposed by the Directive. Some European countries have established national regulations relating to in vitro diagnostic medical devices. EU directives and national laws impose requirements for electrical safety and electromagnetic compatibility that apply to the AutoPap System. NeoPath has performed the requisite testing procedures and related documentation to apply the European CE mark to the AutoPap System. NeoPath cannot guarantee that the AutoPap System or any other product it may develop will obtain any required regulatory clearance or approval on a timely basis, if at all.

  REGULATION OF CERVICAL PAP SMEAR ANALYSIS

     Congress has directed the Department of Health and Human Services to issue regulations designed to improve the quality of biomedical analytic services, particularly the examination of Pap smears. These regulations require clinical laboratories to rescreen at least 10% of the Pap smears classified on initial manual screen as normal. This 10% must include normal cases selected from the laboratory's total caseload, and from patients or groups of patients that are have a high probability of developing cervical cancer based on available patient information. The AutoPap System is not intended to replace a laboratory's current practices regarding screening or rescreening Pap smears of "high-risk" patients.

     In addition, laboratories often must comply with state regulations, inspection, and licensing. In recent years, a few states, including New York and California, have adopted regulations that limit the number of
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slides that may be manually examined by a cytotechnologist within a given period of time. NeoPath cannot guarantee that states will not directly regulate the AutoPap System in the future. NeoPath cannot predict the effect, if any, regulation may have on its business or operations.

COMPETITION

     Competition in the medical device industry is intense. To effectively compete, NeoPath must keep pace with the rapid product development and technological change in the industry. The AutoPap System competes with existing manual methods of screening Pap smears and with semi-automated systems. To compete effectively, the AutoPap System must demonstrate accuracy and cost effectiveness that equals or exceeds manual review of Pap smears. The AutoPap System must remain competitive in accuracy and effectiveness, cost, convenience, perception among influential cytopathologists and laboratories, and processing speed and reliability.

     NeoPath is aware of two potential direct competitors:

     - AutoCyte, which is developing a semi-automated system to analyze liquid-based Pap smears, a potential alternative to conventional Pap smears; and

     - Morphometrix Technologies Inc., which is developing an automated system to analyze liquid-based Pap smears

     Neuromedical Systems, Inc., had obtained regulatory approval for a semi-automated system that rescreens conventional Pap smears and was developing a semi-automated primary screener. On March 26, 1999, Neuromedical announced that it had filed a voluntary Chapter 11 petition for bankruptcy. On March 26, 1999, AutoCyte announced an agreement to purchase certain Neuromedical technology, including patent rights, for $4.0 million in cash and 1.4 million shares of AutoCyte common stock. On April 26, 1999, NeoPath and AutoCyte announced an agreement in which NeoPath may acquire an undivided interest in the intellectual property estate of Neuromedical that AutoCyte had agreed to acquire. If the Merger of AutoCyte and NeoPath does not occur, NeoPath will pay AutoCyte $2.2 million in cash and issue AutoCyte 1.2 million shares of NeoPath common stock. On May 18, 1999, AutoCyte announced that it had completed its acquisition of the Neuromedical technology.

     NeoPath also faces indirect competition from companies such as AutoCyte that manufacture liquid-based or monolayer slide preparation systems and devices that automate various aspects of cytology. Cytyc Corporation also is approved to market its ThinPrep System that prepares slides for cervical cancer screening using a liquid-based sampling and preparation technique as a replacement for the conventional Pap smear method.

EMPLOYEES

     At June 30, 1999, NeoPath employed 100 full-time equivalent personnel, including 41 in research and development and regulatory; 35 in administration, customer service and support, and sales and marketing; and 24 in manufacturing and operations. None of its employees is represented by a union or other bargaining group. NeoPath believes its relationship with its employees is good.

PROPERTIES

     NeoPath leases approximately 72,000 square feet of office and manufacturing space in Redmond, Washington under operating leases expiring through January 2000, with various renewal options. NeoPath believes that the Redmond facility and other available office space are adequate for its current needs and that additional space is available in the area, should it be needed. NeoPath also leases office space in Brussels, Belgium under an operating lease expiring in August 2007.

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LEGAL PROCEEDINGS

     On July 15, 1996, Neuromedical filed a lawsuit against NeoPath in the United States District Court for the Southern District of New York. The complaint alleged patent infringement, unfair competition, false advertising, and related claims and requested monetary damages and injunctive relief. On September 5, 1996, NeoPath filed its answer and counter claims. In May 1998, a judge in the United States District Court for the Southern District of New York denied Neuromedical's motion for a preliminary injunction against NeoPath. The parties agreed to dismiss their claims and counterclaims on all but the patent issues, and Neuromedical accordingly served an amended complaint on July 27, 1998 asserting only patent infringement claims. Virtually all of NeoPath's domestic revenues, which represented 81% of its total revenues in 1998, are derived from products that incorporate technology covered by this patent. NeoPath believes it has a strong position in this action and will defend against these claims vigorously. On March 26, 1999, Neuromedical announced that it had filed a voluntary chapter 11 petition for bankruptcy. On April 6, 1999, the court removed the case from its active docket pending further developments in Neuromedical's bankruptcy proceedings.

     On March 31, 1997, NeoPath filed a patent infringement lawsuit against Neuromedical in the United States District Court for the Western District of Washington. The complaint alleges patent infringement and seeks permanent injunctions against Neuromedical. In March and April 1998 this lawsuit was amended, and NeoPath filed an additional related patent lawsuit against Neuromedical. Neuromedical filed a motion for summary judgment, which the court denied in April 1998. In October 1998, Neuromedical filed another motion for summary judgment that the court denied. By court order on March 30, 1999, proceedings were stayed pending resolution of Neuromedical's bankruptcy proceedings. The court ordered that these cases be removed from the court's active caseload.

     The intellectual property acquisition agreement between NeoPath and AutoCyte provides that the patent infringement litigation between NeoPath and Neuromedical will be terminated.

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                   RELATIONSHIPS BETWEEN AUTOCYTE AND NEOPATH

     In March 1999, AutoCyte and NeoPath announced an agreement to pursue a supplemental study to allow NeoPath to obtain approval from the FDA to use the AutoPap Primary Screening System to screen PREP slides. This supplement is expected to be submitted to the FDA in the second half of 1999.

     In connection with the acquisition by AutoCyte of the entire intellectual property estate of Neuromedical Systems, Inc., which was completed on May 17, 1999, AutoCyte has succeeded Neuromedical as the plaintiff in certain patent infringement litigation filed by Neuromedical against NeoPath. The action is currently stayed pending completion of the bankruptcy proceedings in which Neuromedical is subject.

     On April 24, 1999, AutoCyte entered into a purchase and sale agreement with NeoPath, Inc. The agreement between AutoCyte and NeoPath provides that, subject to certain conditions, NeoPath will acquire an undivided interest in the intellectual property acquired by AutoCyte from Neuromedical Systems. The agreement further provides for termination of pending patent infringement litigation between NeoPath and Neuromedical Systems over the patents included in the intellectual property acquired by AutoCyte from Neuromedical Systems. The agreement requires NeoPath to pay AutoCyte $2.2 million in cash and issue AutoCyte 1,230,000 shares of NeoPath common stock. The agreement further provides that the pending patent infringement litigation between NeoPath and AutoCyte (as successor to the claim filed by Neuromedical Systems) will be terminated. AutoCyte does not anticipate that this transaction will ever be concluded if the merger with NeoPath is completed. AutoCyte and NeoPath have agreed to extend the scheduled closing date for this transaction to November 1, 1999. If the scheduled closing date for this transaction occurs at a time that the NeoPath merger is still pending, AutoCyte expects to further extend the closing date with NeoPath's consent.


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

                 AUTOCYTE MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The following discussion of the financial condition and results of operations of AutoCyte should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this joint proxy statement/prospectus. The financial results for the years ended December 31, 1994 and 1995 and for the period from January 1, 1996 through November 21, 1996 are for AutoCyte's business as conducted by its predecessor, the cytology and pathology automation business of Roche Image Analysis Systems. For purposes of this discussion, information for the year ended December 31, 1996 combines financial results of AutoCyte's predecessor and AutoCyte.

BACKGROUND

     AutoCyte was formed in October 1996 to acquire the cytology and pathology automation business then owned by Roche Image Analysis Systems, a wholly-owned subsidiary of Roche Holding Ltd. Roche had previously operated such business as part of Roche Biomedical Reference Laboratories, Inc., a predecessor company to Laboratory Corporation of America, Inc., one of the largest clinical laboratory chains in the United States and formerly a wholly-owned subsidiary of Roche.

     On June 17, 1999 AutoCyte received FDA approval to market PREP for cervical cancer screening. AutoCyte cannot market SCREEN in the United States for use in screening thin-layer slides for cervical cancer until it receives PMA approval from the FDA. AutoCyte expects to generate a substantial majority of its future revenues from PREP and SCREEN. AutoCyte's long-term revenues and future success are partially dependent upon its ability to obtain regulatory approval for, and market and commercialize SCREEN for, cervical cancer screening in the United States and abroad.

     AutoCyte generates PREP revenue from both system sales and rentals. For system sales, customers purchase the PREP instrument and make separate purchases of related reagents and other disposables. For system rentals, AutoCyte places the PREP instrument at the customer's site and charges the customer for reagents and disposables at a price that includes a rental charge for the equipment. The term of the PREP rental program is typically three years. For SCREEN customers in the United States, AutoCyte intends to place instruments without charge at customer locations and to charge customers on a per test, or fee-per-use, basis. In foreign markets, AutoCyte plans to either sell or license SCREEN. An important element of AutoCyte's business strategy is to obtain third-party financing to support rentals of PREP and fee-per-use placements of SCREEN. Financing for rentals of PREP is currently in place. AutoCyte cannot guarantee that it will be able to obtain sufficient financing or, if so, on favorable terms. AutoCyte's failure to obtain sufficient financing could have a material adverse effect on its business, financial condition and results of operations.

     AutoCyte's future revenues and the results of its operations may change significantly from quarter to quarter and will depend on many factors, including:

     - the timing of FDA approval for SCREEN;

     - the extent to which AutoCyte's products gain market acceptance;

     - the timing and volume of sales and rental orders;

     - regulatory and reimbursement matters;

     - introduction of alternative technologies by competitors;

     - pricing of competitive products; and

     - the cost and effect of promotional discounts and marketing programs AutoCyte adopts.

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     Having received FDA approval to market PREP for gynecologic uses, AutoCyte expects its marketing and sales expenditures to increase significantly. AutoCyte also anticipates that research and development expenses, both in the areas of product enhancement and new product development, and manufacturing expenses will also increase as product commercialization increases. AutoCyte additionally expects to incur compensation expense of $1.4 million as its deferred compensation balance is amortized.

     On March 25, 1999, AutoCyte entered into a purchase and sale agreement to acquire the intellectual property estate of Neuromedical Systems, Inc., a developer of interactive, neural net technology for the computer screening of conventional Pap smears. Under the terms of the agreement, AutoCyte agreed to acquire the entire patent estate (including the right to pursue any claims relating to the patent estate), trademarks, regulatory applications, clinical data and all other intellectual and intangible property rights relating to the business of Neuromedical Systems, which, concurrent with the execution of the agreement, filed a voluntary Chapter 11 petition in the U.S. Bankruptcy Court for the District of Delaware. The bankruptcy court approved this agreement and the transaction was closed on May 17, 1999. AutoCyte acquired these Neuromedical Systems assets for $4.0 million in cash and the issuance of 1.4 million shares of AutoCyte common stock valued at $9.5 million, representing a total purchase price of $13.5 million, net of transaction costs.

     Based upon the results of a valuation of the acquired property, approximately $2.9 million of the total purchase price represents the acquisition of in process research and development project, and accordingly was expensed in the second quarter of 1999. The remaining purchase price was assigned to patents and core technology acquired from Neuromedical Systems and was capitalized and will be amortized over the estimated remaining useful life of those assets of approximately 14 years.

     On April 24, 1999, AutoCyte entered into a purchase and sale agreement with NeoPath, Inc. The agreement between AutoCyte and NeoPath provides that, subject to certain conditions, NeoPath will acquire an undivided interest in the intellectual property acquired by AutoCyte from Neuromedical Systems. The agreement further provides for termination of pending patent infringement litigation between NeoPath and Neuromedical Systems over the patents included in the intellectual property acquired by AutoCyte from Neuromedical Systems. The agreement requires NeoPath to pay AutoCyte $2.2 million in cash and issue AutoCyte 1,230,000 shares of NeoPath common stock. AutoCyte does not anticipate that this transaction will ever be concluded if the merger with NeoPath, which is described in the next paragraph, is completed. This transaction is only expected to be completed if the merger agreement with NeoPath is terminated. AutoCyte and NeoPath have agreed to extend the scheduled closing date for this transaction to November 1, 1999. If the scheduled closing date for this transaction occurs at a time that the NeoPath merger is still pending, AutoCyte expects to further extend the closing date with NeoPath's consent.

     On June 4, 1999, AutoCyte entered into an agreement to merge with NeoPath in a transaction expected to be accounted for as a pooling of interests. Under the terms of the agreement, each outstanding share of NeoPath common stock will be exchanged for 0.7903 shares of AutoCyte common stock. Based on a total of approximately 17,440,000 shares of NeoPath common stock outstanding on June 30, 1999, AutoCyte would issue approximately 13,783,000 shares of AutoCyte common stock. The closing of this transaction is dependent on the satisfaction of certain conditions, including approval by the stockholders of both AutoCyte and NeoPath. This transaction is expected to be completed in the second half of 1999. If this transaction is completed, AutoCyte expects that it will incur substantial expenses integrating the two businesses and that certain operating expenses will increase and remain higher for the combined companies than their current levels. This may cause AutoCyte to need to raise additional capital sooner than it might otherwise.

RESULTS OF OPERATIONS

  SIX MONTHS ENDED JUNE 30, 1999 AND 1998

     Net sales for the six months ended June 30, 1999 were $2.3 million, approximately the same as with the corresponding period of 1998. AutoCyte's gross margin during the six months ended June 30, 1999 was 23%, a decrease from 35% in the corresponding period of 1998. This decrease was due primarily to a


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change in product mix, as a greater percentage of revenues in the first half of
1999 were from the lower margin non-gynecologic applications of PREP. With the recent FDA approval of PREP for gynecologic applications, we expect that our margins will improve as sales volume increases and the product mix moves to a greater concentration of the higher margin gynecologic applications of PREP.

     Operating expenses increased 54% from $6.1 million in first half of 1998 to $9.4 million in the first half of 1999. This increase was due primarily to $3.5 million of non-recurring expenses incurred in the second quarter of 1999, consisting of $2.9 million of in-process research and development acquired from Neuromedical Systems, Inc. and $600,000 of expenses associated with the pending merger with NeoPath. This increase was partially offset by a reduction in professional fees and consultant expenses. Sales and marketing expenses are expected to increase significantly as sales and marketing efforts for PREP increase in the United States. Net loss increased 85% from $4.6 million in the first half of 1998 to $8.5 million in the first half of 1999, due primarily to the non-recurring expenses incurred in 1999. Net loss per share was $0.65, an increase from a net loss per share of $0.36 in the corresponding period of 1998.

     Interest income decreased by 43% from $722,000 in the first half of 1998 to $412,000 in the first half of 1999, due primarily to the lower average cash balance during 1999.

  YEARS ENDED DECEMBER 31, 1998 AND 1997

     NET SALES AND GROSS PROFIT. Net sales increased by 79% from $2.7 million in 1997 to $4.8 million in 1998. The increase was due to higher sales of PREP units and related consumables and an increase in Pathology Workstation related sales. Included in Pathology Workstation revenues in 1998 was $540,000 of non-recurring revenue recognized pursuant to a world-wide distribution agreement for ImageTiter(R), AutoCyte's product that enables the quantitative assessment of anti-nuclear antibodies in a patient's blood specimen. AutoCyte's gross profit during 1998 was $1.8 million, or 37% of sales, an increase from $715,000, or 27% of sales, in 1997. This increase was due to the increased sales of PREP consumables, as well as improved margins on Pathology Workstation products that primarily resulted from the high margin on the ImageTiter(R) distribution agreement revenue.

     TOTAL OPERATING EXPENSES. Operating expenses increased by 11% from $11.0 million in 1997 to $12.2 million in 1998. Research and development costs for 1998 were $4.7 million, an increase of $238,000 from $4.5 million in 1997, due primarily to increased regulatory expenses associated with the PREP and SCREEN products. Selling, general and administrative costs for 1998 were $7.5 million, an increase of $925,000 from $6.5 million in 1997, due primarily to higher costs as AutoCyte increased its staffing levels and other expenditures to support product commercialization.

     INTEREST INCOME AND INTEREST EXPENSE, INCLUDING CREDIT AGREEMENT COMMITMENT FEE. Interest income for 1998 was $1.3 million, an increase of 68% from $773,000 in 1997, primarily attributable to the short-term investment of proceeds from AutoCyte's initial public offering in September 1997. Interest expense for 1998 was $21,000, a decrease from $1.5 million in 1997. The significant interest expense in 1997 was due to the one-time, non-cash expense resulting from the issuance of warrants as a commitment fee for a credit agreement between AutoCyte and some of its principal stockholders.

  YEARS ENDED DECEMBER 31, 1997 (AUTOCYTE) AND DECEMBER 31, 1996 (PRO FORMA COMBINED)

     NET SALES AND GROSS PROFIT. Net sales increased by 42% from $1.9 million in 1996 to $2.7 million in 1997. The increase was primarily attributable to a $1.1 million increase in PREP revenue from $65,000 in 1996 to $1.2 million in 1997 as AutoCyte increased the number of PREP placements in the United States and international markets. This increase was partially offset by a $512,000 decrease in sales of Pathology Workstation products from $1.8 million in 1996 to $1.3 million in 1997. This decrease was a result of management's decision to focus on development and sales of PREP and SCREEN products. Additionally, SCREEN revenues increased to $220,000 in 1997 from $0 in 1996, resulting from foreign placements. Gross profit increased by $1.7 million from a loss of $1.0 million in 1996 to gross profit of $715,000. The loss in 1996 was due primarily to the write-off by AutoCyte's predecessor of $1.4 million of obsolete

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inventory in the fourth quarter of 1996 as a result of management's decision to focus on development and sales of PREP and SCREEN products.

     TOTAL OPERATING EXPENSES. Operating expenses decreased by 35% from $16.9 million in 1996 to $11.0 million in 1997. Research and development costs remained relatively flat, increasing from $4.4 million in 1996 to $4.5 million in 1997. Selling, general and administrative costs decreased by 48% from $12.5 million in 1996 to $6.5 million in 1997 due primarily to the write-down of property and equipment by AutoCyte's predecessor of $3.9 million in the fourth quarter of 1996, and other acquisition-related one-time charges in the fourth quarter of 1996 of $1.5 million.

     During 1997 AutoCyte granted options under the Amended and Restated 1996 Equity Incentive Plan to acquire 304,962 shares of common stock at an exercise price of $0.2033 per share. AutoCyte also sold to certain members of management 48,819 shares of Series A Preferred Stock at a price of $2.048 per share. AutoCyte recorded $1.7 million of deferred compensation expense and $432,000 of compensation expense with respect to these transactions. AutoCyte also recorded $705,000 of amortization of deferred compensation expense during 1997.

     INTEREST INCOME AND INTEREST EXPENSE, INCLUDING CREDIT AGREEMENT COMMITMENT FEE. On June 27, 1997 AutoCyte issued warrants to acquire 207,291 shares of common stock at an exercise price of $2.033 per share as a commitment fee for a credit agreement among AutoCyte and some of its principal stockholders. AutoCyte recorded $1.5 million of commitment fee expense with respect to this transaction, all of which was expensed in June 1997. This increase in interest expense was partially offset by an increase in interest income of $730,000 which was primarily attributable to the investment of the proceeds from AutoCyte's initial public offering.

INCOME TAXES

     AutoCyte has not generated any taxable income to date and, therefore, has not paid any federal income taxes since its inception. Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Accordingly, valuation allowances in amounts equal to the net deferred tax assets have been established in each period to reflect these uncertainties.

     At June 30, 1999, AutoCyte had net operating losses, for tax purposes, of approximately $27.6 million that may be carried forward to offset future taxable income. This amount expires in 2011 through 2014. Utilization of net operating losses and any tax credit carryforwards are subject to complex treatment under the Internal Revenue Code of 1986, as amended. Pursuant to Section 382 of the Code, the change in ownership resulting from AutoCyte's initial public offering in September 1997 and any other future sale of stock may limit utilization of future losses in any one year.

YEAR 2000 READINESS

     AutoCyte has established a task force comprised of experienced personnel from all functional areas to determine the impact the Year 2000 problem will have on its operations. The task force's activities are designed to ensure that there is no adverse effect on AutoCyte's core business operations and that transactions with customers and suppliers are fully supported before, during and after January 1, 2000. The status of AutoCyte's Year 2000 readiness is reported on a regular basis to executive management and the board of directors. AutoCyte anticipates achieving complete Year 2000 readiness, including the development of a contingency plan, if necessary, by September 30, 1999. The task force is focusing its efforts on four key areas: products, information technology systems, facilities, including non-information technology systems, and vendors and service providers.

     All shipments of PREP units made subsequent to September 1, 1998 are Year 2000 compliant, and AutoCyte is upgrading non-compliant units in the field in conjunction with routine preventative maintenance visits. Most of AutoCyte's Pathology Workstation products are currently Year 2000 compliant, and AutoCyte is determining an appropriate course of action to deal with non-compliant products. AutoCyte expects to complete its assessment of SCREEN by September 1999. AutoCyte has

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conducted a review of its internal information technology systems and facilities and believes that all of its internal information technology systems and facilities are Year 2000 compliant. AutoCyte also has initiated correspondence with significant suppliers, large customers and financial institutions to ensure that those parties have appropriate plans to remedy Year 2000 issues where their systems could effect AutoCyte's operations. While AutoCyte believes its planning efforts are adequate to address its Year 2000 concerns, there can be no guarantee that systems of other entities on which AutoCyte relies, including financial institutions, customers, service providers, public utilities and governments, will be converted on a timely basis and will not have a material effect on AutoCyte's operations. AutoCyte is dependent on certain sole-source suppliers. Failure on the part of those suppliers to become Year 2000 compliant could affect AutoCyte's ability to obtain product from those suppliers and could adversely affect operations and financial results. To-date, AutoCyte has not incurred material costs in addressing the Year 2000, and the remaining costs of the Year 2000 initiatives are not expected to be material to AutoCyte's results of operation or financial position.

RECENTLY ISSUED ACCOUNTING STANDARDS

     Effective January 1, 1998, AutoCyte adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." Standard No. 130 establishes standards for reporting and display of comprehensive income and its components in financial statements. The application of the new rules did not have an impact on AutoCyte's financial statements since it has no items of other comprehensive income in any period presented.

     Effective January 1, 1998, AutoCyte adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." Standard No. 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial statements to shareholders. Standard No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The application of the new rules did not have an impact on AutoCyte's financial statements as it operates in only one business segment.

     In June 1999, the FASB approved the Exposure Draft to defer for one year the effective date of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is now effective for years beginning after June 15, 2000. Standard No. 133 establishes a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. AutoCyte will adopt Standard No. 133 in 2001, which may result in additional disclosures. The application of the new rules is not expected to have a significant impact on AutoCyte's financial position or results from operations.

LIQUIDITY AND CAPITAL RESOURCES

     Since AutoCyte's formation on October 24, 1996, its expenses have significantly exceeded its revenues, resulting in an accumulated deficit of $29.5 million as of June 30, 1999. AutoCyte has funded its operations primarily through the private placement and public sale of equity securities, resulting in net proceeds of $38.0 million, debt facilities and limited product sales. As of June 30, 1999, AutoCyte had cash and cash equivalents of $11.8 million.

     On May 17, 1999 AutoCyte completed its acquisition of the intellectual property estate of Neuromedical Systems, Inc. for $4.0 million in cash and the issuance of 1.4 million shares of AutoCyte common stock. Concurrent with the execution of an asset purchase agreement on March 25, 1999, NSI filed a voluntary Chapter 11 petition in the U.S. Bankruptcy Court for the District of Delaware. AutoCyte's purchase of the intellectual property estate was completed when the bankruptcy court subsequently approved the transaction.

     Cash used in AutoCyte's operations was $8.0 million in 1998, $8.1 million during 1997, $10.0 million on a pro forma combined basis during 1996 and $3.8 million and $4.5 million during the six months ended June 30, 1999 and 1998 respectively. Negative operating cash flow was caused primarily by operating
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losses. AutoCyte's capital expenditures were $1.6 million in 1998, $1.0 million during 1997, $377,000 on a pro forma combined basis during 1996, and $373,000 and $816,000 during the six months ended June 30, 1999 and 1998 respectively. A significant portion of the capital expenditures were attributable to the purchase of PREP units for rental and demonstration purposes. AutoCyte has no material commitments for capital expenditures.

     AutoCyte believes that its existing cash and existing or anticipated additional debt and lease financing for internal use assets, rental placements of PREP and fee-per-use placements of SCREEN (if and when FDA approval for SCREEN is received), will be sufficient to enable it to meet its future cash obligations through mid 2000. AutoCyte's future liquidity and capital requirements will depend upon numerous factors, including:

     - the availability of financing for AutoCyte's anticipated equipment lease and rental programs;

     - the level of placements of rental PREP systems and fee-per-use SCREEN systems;

     - the resources required to further develop AutoCyte's marketing and sales capabilities domestically and internationally; and

     - the resources required to expand manufacturing capacity and the extent to which AutoCyte's products generate market acceptance and demand.

     In particular AutoCyte anticipates that marketing and sales expenditures for the PREP market launch for gynecologic uses in the United States and expenditures related to manufacturing and other administrative costs will increase significantly. AutoCyte cannot guarantee that it will not require additional financing or will not in the future seek to raise additional funds through bank facilities, debt or equity offerings or other sources of capital. Additional funding may not be available when AutoCyte needs it or on terms AutoCyte finds acceptable. AutoCyte's failure to obtain funding, would have a material adverse effect on its business, financial condition and results of operations.

QUALITATIVE AND QUANTITATIVE DISCLOSURE ABOUT MARKET RISK

     AutoCyte's financial results and cash flows are subject to fluctuation due to changes in interest rates primarily from its investment of available cash balances in highly rated institutions. AutoCyte's current policies do not allow it to use interest rate derivative instruments to manage exposure to interest rate changes. AutoCyte does not expect its operating results or cash flows to be affected to any significant degree by a sudden change in market interest rates.

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                  NEOPATH MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BACKGROUND

     NeoPath began recognizing product revenues in 1996. NeoPath recognizes revenue on either a product sale or fee-per-use basis. Sales of AutoPap Systems are generally recognized at date of shipment and are subject to continuing service and license agreements for which revenue is recognized over the corresponding contract period. Fee-per-use revenue commences in the month an AutoPap(R) System is initially placed in commercial use at a customer site and consists of per-slide monthly billings, fixed rental billings, and minimum payments due on certain fee-per-use contracts. Fee-per-use revenue is recognized as earned. The cost of each AutoPap System is reclassified from inventories to depreciable equipment upon shipment to a fee-per-use customer site. Such equipment, reflected on the balance sheet under "fee-per-use systems, net," is depreciated on a straight-line basis over a four-year period, commencing upon commercial operation.

     Because the AutoPap Screener is the only FDA-approved system for automated primary screening of Pap smears, NeoPath's U.S. strategy includes offering AutoPap Screeners to customers with initial fee-per-use pricing in line with existing laboratory economics. Per-slide pricing may increase during contract periods to reflect expected laboratory cost efficiencies and overall increased third-party reimbursement levels.

     In October 1998, NeoPath announced an agreement with SmithKline Beecham Clinical Laboratories pursuant to which SmithKline agreed to adopt the AutoPap Screener throughout its domestic laboratory organization. This four-year contract is intended to enable SmithKline to process 100% of its Pap smear volume on AutoPap Screeners. SmithKline is NeoPath's largest fee-per-use customer. At current AutoPap processing rates, NeoPath estimates that SmithKline may require up to 125 AutoPap Screeners to process its nationwide volume of Pap smears under contract. As of June 30, 1999, SmithKline had about 70 AutoPap Screeners installed at various laboratory sites.

     In February 1999, SmithKline and Quest Diagnostics Incorporated announced that Quest had agreed to purchase SmithKline's clinical laboratory business. While NeoPath's national agreement with SmithKline is binding on successor organizations, no additional AutoPap Systems were shipped to SmithKline during the second quarter of 1999. Additional AutoPap Screener orders have been delayed as the two laboratory companies work through their combined business issues. Future negotiations with SmithKline and Quest could change the pricing and placement rate under the existing SmithKline agreement. In addition, SmithKline has not fully implemented certain shipped systems, and SmithKline's current AutoPap Screener usage is below NeoPath's expectations. NeoPath continues to work with SmithKline to fully optimize AutoPap usage at those SmithKline laboratory sites.

     In October 1998, NeoPath announced a national agreement with Kaiser Permanente, which is the largest non-profit group health plan in the United States. This national agreement allows Kaiser and affiliated entities to purchase AutoPap Screeners during the two-year term of the agreement, with additional annual service and licensing fees due over four years. At current AutoPap processing rates, NeoPath estimates that Kaiser may require up to 35 AutoPap Screeners to process its nationwide volume of Pap smears. The timing of specific purchase orders and AutoPap Screener shipments will depend on Kaiser's adoption plans. NeoPath has not recognized any product revenues under this agreement.

RESULTS OF OPERATIONS

  FISCAL YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                  CHANGE FROM               CHANGE FROM
                                        1998      PRIOR YEAR      1997      PRIOR YEAR      1996
                                       -------    -----------    -------    -----------    ------
                                                             (IN THOUSANDS)
Revenues.............................  $12,079      $1,255       $10,824      $7,762       $3,062
                                                        12%                      254%

     AutoPap System placements have consisted primarily of fee-per-use contracts in the United States and sale contracts internationally. Because sale contracts result in immediate revenue recognition, whereas

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fee-per-use contracts provide a recurring revenue stream over several years,
NeoPath's total revenues have included a significant sale component.

     NeoPath's revenues for the year ended December 31, 1998 consisted of $4.4 million of fee-per-use and service fees, $7.3 million of AutoPap product sales, and $0.4 million of Pathfinder product sales. Revenues in 1997 consisted of $3.4 million of fee-per-use and service fees, $7.2 million of AutoPap System product sales, and $0.3 million of Pathfinder product sales. Revenues in 1996 consisted of $1.1 million of fee-per-use and service fees and $1.9 million of AutoPap System product sales.

     Fee-per-use and service revenues in 1998 increased 33 percent from 1997. Much of this increase occurred in the fourth quarter of 1998. The increase in fee-per-use business resulted from higher overall per-slide pricing and increased placements during the fourth quarter of 1998, primarily at SmithKline sites. Fee-per-use and service revenues in 1997 increased 200 percent from 1996. The increase was attributable to a greater number of AutoPap Systems processing slides under fee-per-use contracts in 1997 as compared to 1996, the first year of NeoPath's commercial operations.

     Revenues from AutoPap product sales in 1998 increased 1 percent from 1997. AutoPap product sales in 1997 increased 269 percent from 1996. Because sale contracts result in immediate revenue recognition, whereas fee-per-use contracts provide a recurring revenue stream over several years, any increase or decrease in unit sale placements between periods can result in a significant fluctuation in reported revenues. Since NeoPath's international AutoPap placements are generally product sale agreements, in comparison to AutoPap placements in the U.S. which are primarily fee-per-use, a decrease in the total number of international shipments can correspondingly result in a significant fluctuation in revenues.

     NeoPath generated approximately 19 percent of its revenues in 1998 from customers outside of the United States, compared to 51 percent in 1997 and 45 percent in 1996. International revenues in 1996 and 1997 included initial system orders under a distribution agreement in Japan. The AutoPap technology is now sold internationally at commercial laboratories in Taiwan, Japan, Hong Kong, Korea, Australia, and in Europe. Total 1998 revenues included additional AutoPap System placements in Taiwan, Hong Kong and Japan. International product placements typically are denominated in U.S. dollars, but future product revenues may be subject to foreign exchange rate fluctuations.

                                         PERCENTAGE               PERCENTAGE               PERCENTAGE
                                1998     OF REVENUES     1997     OF REVENUES     1996     OF REVENUES
                               ------    -----------    ------    -----------    ------    -----------
                                                           (IN THOUSANDS)

Cost of revenues.............  $6,711        56%        $4,775        44%        $1,905        62%
Gross margin.................  $5,368        44%        $6,049        56%        $1,157        38%


     The primary components of fee-per-use cost of revenues include depreciation and allocated service and support costs. For AutoPap Systems sold, cost of revenues includes the related manufacturing cost and estimated one-year warranty expense.

     The decrease in gross margin percentage in 1998 reflects discounts and incentives NeoPath offered in AutoPap QC sale pricing in the first half of 1998 as customers anticipated the FDA's approval of the AutoPap Screener, as well as pricing incentives NeoPath offered in the second half of the year as it signed initial orders for AutoPap Screeners. NeoPath had a higher comparative gross margin percentage in 1997 because of international sales under a distribution agreement with higher initial AutoPap System pricing.

     Due to lower-than-optimal usage of certain AutoPap Systems on fee-per-use contracts, the overall gross margin percentage on fee-per-use revenues has been somewhat lower than the gross margin percentage on AutoPap Systems sold. However, NeoPath expects primary screening systems to process a greater number of slides, on average, than the prior installed base of AutoPap QCs. This should improve


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the fee-per-use gross margin percentage. Fee-per-use revenues in the periods included lower-margin initial AutoPap QC placements.

                                                 CHANGE FROM               CHANGE FROM
                                       1998      PRIOR YEAR      1997      PRIOR YEAR      1996
                                      -------    -----------    -------    -----------    -------
                                                            (IN THOUSANDS)
Research and development expenses...  $11,269     $(2,980)      $14,249      $3,047       $11,202
                                                     (21)%                       27%

RESEARCH AND DEVELOPMENT EXPENSES INCLUDE:

     - salaries and benefits of scientific, engineering, and regulatory personnel;

     - costs relating to clinical studies and submission of applications to the FDA;

     - testing equipment;

     - components used in prototypes;

     - relevant consulting services; and

     - the costs of preparing and filing applications for patent protection of NeoPath technologies.

     NeoPath incurred higher research and development costs in 1997 than in either 1998 or 1996 primarily due to its AutoPap Screener clinical study, which NeoPath completed in 1997. NeoPath continues to focus research and development efforts primarily on AutoPap enhancements and other applications of AutoPap technology.

                                                 CHANGE FROM               CHANGE FROM
                                       1998      PRIOR YEAR      1997      PRIOR YEAR      1996
                                      -------    -----------    -------    -----------    -------
                                                            (IN THOUSANDS)
Selling, general and administrative
  expenses..........................  $17,950       $204        $17,746      $6,451       $11,295
                                                       1%                        57%

     Selling, general and administrative expenses include:

     - salaries and benefits of sales, marketing, administrative, and financial personnel;

     - non-patent application legal expenses;

     - amortization of intangible assets; and

     - certain facility-related costs.

     Overall expenses in 1998 remained flat in comparison to the prior year, despite significant increased expenses in the first half of 1998 to launch the AutoPap Screener. NeoPath reduced overall spending in the second half of 1998 as it carefully focused corporate spending.

     Spending increased in 1997 relative to spending in 1996 because of significant new sales and marketing initiatives, costs related to the purchase and integration of the Pathfinder System product line, amortization of Pathfinder intangible assets, increased personnel-related expenses, and increased legal expenses relating primarily to the Neuromedical Systems, Inc. lawsuits. See Note 9 of Notes to Financial Statements of NeoPath's 1998 Annual Report.

                                                       CHANGE FROM            CHANGE FROM
                                              1998     PRIOR YEAR     1997    PRIOR YEAR     1996
                                             ------    -----------    ----    -----------    ----
                                                                (IN THOUSANDS)
Write-off of intangible assets.............  $3,084      $3,084       $--         $--        $--

     In the quarter ended December 31, 1998, NeoPath wrote off $3.1 million of intangible assets related to the Pathfinder System product line. The write-off did not involve any cash expenditure. NeoPath acquired the Pathfinder System product line from CompuCyte Corporation in June 1997 for a total purchase price of $4.6 million, including transaction-related expenses. As a result of the purchase, NeoPath recognized $4.3 million in intangible assets that were to be amortized over five years.

     The intangible assets included the following:

                                               JUNE 1997             DECEMBER 1998
                                           INITIAL ALLOCATION    WRITE-OFF OF REMAINING
                                           OF PURCHASE PRICE         NET BOOK VALUE
                                           ------------------    ----------------------
Patents..................................      $2,000,000              $1,400,000
Trademark................................         100,000                  70,000
Copyright................................         200,000                 140,000
Non-compete agreement....................         400,000                 280,000
Goodwill.................................       1,609,195               1,194,289
                                               ----------              ----------
          Total..........................      $4,309,195              $3,084,289
                                               ==========              ==========

     At the time of the acquisition, NeoPath's financial projections indicated that PathFinder would generate significant future revenues. NeoPath based its initial PathFinder revenue projections on information available at the time, making numerous assumptions about likely domestic and international market acceptance rates, the robustness of the PathFinder technology, and the brief selling history recorded by CompuCyte. Based on these factors, NeoPath also expected significant undiscounted positive cash flows. However, actual revenues and cash flows have been significantly below these original expectations. PathFinder product sales accounted for 3 percent of total revenues in 1998, and NeoPath no longer offers the PathFinder System.

     NeoPath noted the following indications of impairment from PathFinder in the fourth quarter of 1998:

     - continued low revenue levels and operating losses from PathFinder, despite initiatives to train sales personnel on PathFinder demonstrations and sales commission incentives;

     - a product assessment completed in the fourth quarter of 1998 that demonstrated significant technology changes would be necessary to make PathFinder commercially viable and acceptable to a broad base of laboratory customers; and

     - sales forecasts prepared in the fourth quarter of 1998 that predicted continuing product line losses and negative cash flows.

     Using revised PathFinder sales forecast figures, NeoPath prepared a cash flow analysis and determined that future PathFinder undiscounted cash flows would likely be negative. In accordance with required accounting practices, NeoPath compared the carrying value of the PathFinder intangible assets to expected future discounted cash flows applicable to the PathFinder product and, as a result of the analysis, wrote off the entire $3.1 million remaining balance of intangible assets.

                                                   CHANGE FROM              CHANGE FROM
                                          1998     PRIOR YEAR      1997     PRIOR YEAR      1996
                                         ------    -----------    ------    -----------    ------
                                                              (IN THOUSANDS)
Interest Income........................  $1,009      $(1,390)     $2,399      $(1,343)     $3,742
                                                         (58)%                    (36)%

     Interest income decreased over the past two years because of NeoPath's negative operating cash flow during these periods and the resulting decreased cash available for investment purposes.

                                                      CHANGE FROM            CHANGE FROM
                                             1998     PRIOR YEAR     1997    PRIOR YEAR     1996
                                             -----    -----------    ----    -----------    ----
                                                               (IN THOUSANDS)
Interest Expense...........................  $(253)      $(202)      $(51)      $  6        $(57)
                                                           396%                  (11)%

     The increase in interest expense in 1998 is due to NeoPath's initial draw-down of its debt facility in June 1998.

  THREE AND SIX MONTHS ENDED JUNE 30, 1999

RESULTS OF OPERATIONS

                                                  JUNE 30, 1999    CHANGE     JUNE 30, 1998
                                                  -------------    -------    -------------
                                                               (IN THOUSANDS)
Revenues:
  Three months ended............................     $2,939        $(1,369)      $4,308
                                                                       (32)%
  Six months ended..............................     $4,965        $(2,906)      $7,871
                                                                       (37)%

     NeoPath's revenues for the three months ended June 30, 1999 consisted of $2.1 million of fee-per-use and service fees and $0.8 million of AutoPap product sales. Revenues in the comparable 1998 quarter included $0.9 million of fee-per-use and service fees, $3.3 million of AutoPap System product sales, and $0.1 million of Pathfinder product sales. Pathfinder product sales were not significant in the three months ended June 30, 1999. NeoPath's fee-per-use and service revenues increased 145 percent from the second quarter of 1998, while AutoPap product sales decreased 77 percent in the same period. International revenues accounted for 14 percent of total revenues in the second quarter of 1999, compared to 31 percent in the comparable period in 1998.

     For the six months ended June 30, 1999, NeoPath's revenues consisted of $4.2 million of AutoPap fee-per-use and service fees and $0.8 million of AutoPap product sales. This compares to $2.0 million of fee-per-use and service fees, $5.7 million of AutoPap product sales, and $0.2 million of Pathfinder product sales in the six months ended June 30, 1998. NeoPath's fee-per-use and service revenues increased 113 percent from the six months ended June 30, 1998, while AutoPap product sales decreased 86 percent in the same period. International revenues accounted for 10 percent of total revenues in the six months ended June 30, 1999, compared to 27 percent in the comparable period in 1998.

     The increase in fee-per-use and service revenues in the three and six-month periods ended June 30, 1999 was attributable to a greater number of AutoPap Systems processing slides under fee-per-use contracts in 1999 as compared to 1998, as well as improved per-slide pricing in the current year. NeoPath's AutoPap System placements have consisted primarily of fee-per-use contracts in the United States and sale contracts internationally.

     The decrease in total revenues from prior periods was primarily the result of fewer AutoPap product sales in 1999 compared to 1998. In the second quarter of 1998 NeoPath's sale transactions included four AutoPap Systems in Taiwan; this contrasts with one international system sale in the second quarter of 1999. In addition to the Taiwan sales in 1998, Neopath also recognized a greater number of unit sales to certain other international and domestic customers in the six months ended June 30, 1998 in comparison to the six months ended June 30, 1999. NeoPath anticipates that future periods will include product sales; however, revenue trends are subject to actual product placements, which have been difficult to project.

     NeoPath's AutoPap technology is available internationally at commercial laboratories in Taiwan, Japan, China (Hong Kong), Korea, Australia, and in Europe. The Company's international product placements have primarily been denominated in U.S. dollars in the past; however, future product revenues may be subject to foreign exchange rate fluctuations. Payment for the AutoPap System sold internationally during the second quarter of 1999 is due NeoPath in EUROS and is therefore subject to exchange rate fluctuations until paid.

                                                             PERCENTAGE                      PERCENTAGE
                                            JUNE 30, 1999    OF REVENUES    JUNE 30, 1998    OF REVENUES
                                            -------------    -----------    -------------    -----------
                                                                   (IN THOUSANDS)
Cost of revenues:
  Three months ended......................     $1,588            54%           $2,372            55%
  Six months ended........................     $2,752            55%           $4,413            56%
Gross margin:
  Three months ended......................     $1,351            46%           $1,937            45%
  Six months ended........................     $2,213            45%           $3,459            44%

     The gross margin in the three and six months ended June 30, 1999 included the effect of lower margins on fee-per-use systems that were processing slides below the systems' capacity. Margins are expected to increase in the future as NeoPath works with its customers to optimize system utilization.

                                                  JUNE 30, 1999    CHANGE     JUNE 30, 1998
                                                  -------------    -------    -------------
                                                               (IN THOUSANDS)
Research and development:
  Three months ended............................     $2,362        $  (549)      $2,911
                                                                       (19)%
  Six months ended..............................     $4,780        $(1,177)      $5,957
                                                                       (20)%

     NeoPath incurred lower research and development costs in the three and six-month periods ended June 30, 1999, compared to the comparable periods in 1998, due primarily to decreased net development costs on other AutoPap applications, elimination of Pathfinder development expenses, and lower patent filing expenditures. These reductions were offset by increases in expenses related to NeoPath's clinical study to support AutoPap processing of AutoCyte's PREP Pap smear as well as $275,000 in severance-related expenses commensurate with a June 7, 1999 reduction of 1/3 of NeoPath's overall work force.

                                                  JUNE 30, 1999    CHANGE     JUNE 30, 1998
                                                  -------------    -------    -------------
                                                               (IN THOUSANDS)
Selling, general and administrative:
  Three months ended............................     $2,632        $(2,698)      $5,330
                                                                       (51)%
  Six months ended..............................     $6,190        $(3,646)      $9,836
                                                                       (37)%

     NeoPath has reduced its overall spending rate significantly over the past several quarters and continues to carefully focus corporate spending. The decrease in the first six months of 1999 compared to the same period in 1998 is due primarily to these cost reduction efforts and reduced sales and marketing expenditures. Decreased expenses also reflect lower required legal expenses as a result of the expected resolution of outstanding law suits, and the elimination of Pathfinder-related administrative expenses (including amortization) following NeoPath's decision to write-off Pathfinder intangible assets in the fourth quarter of 1998.

     Decreased expenditures were offset by expenses incurred in the second quarter of 1999 of approximately $500,000 related to NeoPath's announced merger with AutoCyte, Inc. and $75,000 in severance-related expenses commensurate with a June 7, 1999 reduction of 1/3 of NeoPath's work force.

                                                  JUNE 30, 1999    CHANGE     JUNE 30, 1998
                                                  -------------    -------    -------------
                                                               (IN THOUSANDS)

Interest income:
  Three months ended............................     $  164        $  (103)      $  267
                                                                       (39)%
  Six months ended..............................     $  301        $  (332)      $  633
                                                                       (52)%

     The decrease in interest income in 1999 is due to decreased cash equivalents and securities available-for-sale resulting from NeoPath's negative operating cash flow.

                                                  JUNE 30, 1999    CHANGE     JUNE 30, 1998
                                                  -------------    -------    -------------
                                                               (IN THOUSANDS)
Interest expense:
  Three months ended............................     $  (71)       $   (56)      $  (15)
                                                                       364%
  Six months ended..............................     $ (161)       $  (136)      $  (25)
                                                                       555%

     The increase in interest expense in 1999 is due to NeoPath's initial draw-down of its debt facility in June 1998.

LIMITATION ON USE OF NET OPERATING LOSS AND TAX CREDIT CARRYFORWARDS

     As of December 31, 1998, NeoPath had net operating loss carryforwards of approximately $111.5 million and research and development credit carryforwards of approximately $3.4 million for federal income tax purposes, which expire between 2004 and 2013. Due to the issuance and sale of shares of preferred stock prior to 1995 and its initial public offering completed in 1995, NeoPath incurred "ownership changes" under regulations in effect under the Internal Revenue Code of 1986, as amended. Therefore, its use of losses incurred through the date of these ownership changes will be limited during the carryforward period. The merger with AutoCyte will reinstate an additional "ownership change" that may further limit the use of these losses. NeoPath estimates that the use of approximately $28.0 million of losses incurred prior to one or more of the ownership changes will be limited in the carryforward periods. Furthermore, the "ownership change" arising from the merger with AutoCyte will limit the use of NeoPath's net operating losses incurred after the date of the last ownership change through the date of the merger (as noted above, it may also further limit the use of previously incurred losses). To the extent that NeoPath does not use any single-year loss to the full amount of the limitation, the unused loss is carried over to subsequent years until NeoPath uses it or the carryforward period expires. See Note 6 of Notes to the Financial Statements of NeoPath.

MARKET RISKS

     NeoPath faces market risk related to changes in interest rates, which could adversely affect the value of its investments in securities available-for-sale or increase the interest expense on outstanding debt. NeoPath does not use derivative financial instruments.

     NeoPath maintains a short-term investment portfolio consisting of interest bearing securities with an average maturity of less than two years. These securities are classified as "available-for-sale" securities. The interest bearing securities are subject to interest rate risk and will fall in value if market interest rates increase. If market interest rates were to increase immediately and uniformly by 10% from levels at June 30, 1999, the fair value of the portfolio would decline by an immaterial amount.

     Conversely, a 10% increase in market interest rates would not materially affect NeoPath's long-term obligations. NeoPath does not expect its operating results or cash flows to be affected to any significant degree by a sudden change in market interest rates.

LIQUIDITY AND CAPITAL RESOURCES

     As of June 30, 1999, NeoPath had $9.9 million in cash, cash equivalents, and securities available-for-sale, compared to $9.0 million as of December 31, 1998. The increase was a result of a $14.5 million private equity transaction completed in February 1999, offset by cash used during the six months ended June 30, 1999 for operating activities. As a result of the equity transaction, NeoPath issued 2.9 million shares of common stock to existing institutional NeoPath investors at a price of $5.00 per share. NeoPath has used, and will continue to use, the proceeds of the transaction to fund its operating cash requirements. On February 12, 1999, NeoPath filed a shelf registration statement on Form S-3 that allows resale of the newly issued shares. NeoPath must use its best efforts to keep this registration statement effective for two years. Because the registration statement was not declared effective within 120 days of the transaction closing, the agreement specified that the purchase price would be reduced by 2 percent. As a result, NeoPath recognized a liability of $290,000 as of June 30, 1999.

     NeoPath's cash used in operating activities was $12.1 million in the six months ended June 30, 1999, compared to $12.5 million in the six months ended June 30, 1998. NeoPath expended cash for property and equipment, excluding AutoPap Systems reclassified to either fee-per-use systems or reclassified to property and equipment, of $59,000 in the six months ended June 30, 1999, compared to $531,000 in the six months ended June 30, 1998.

     NeoPath has a debt facility with Silicon Valley Bank with $2.5 million remaining outstanding as of the end of the second quarter. The bank facility's interest rate was 8.75 percent as of June 30, 1999, and the facility is secured by $2.0 million in restricted cash in an interest-bearing account with the bank. The restricted cash is included in cash and cash equivalents on the balance sheet. The remaining debt is due monthly through June 2000. NeoPath is required to maintain certain financial covenants, including minimum liquidity coverage, minimum tangible net worth, and minimum debt-to-tangible-net-worth figures. NeoPath complied with all financial covenants as of June 30, 1999. The bank debt is secured by substantially all of NeoPath's assets, excluding intellectual property.

     NeoPath estimates that existing cash and cash equivalents will meet its capital requirements through 1999. In the year 2000, NeoPath expects that cash requirement will depend primarily on the placement rate and pricing of fee-per-use AutoPap Screeners. Fee-per-use placements require NeoPath to invest in initial manufacturing costs to achieve long-term return through monthly customer payments. NeoPath cannot guarantee that the assumptions underlying these estimates will prove to be accurate.

     NeoPath's future capital requirements will depend on numerous factors, including:

     - sales of AutoPap Screeners and fee-per-use revenues;

     - completion of the announced merger with AutoCyte, and related expenses;

     - research and development programs for the development of enhanced products;

     - additional clinical trials;

     - relationships with existing and future corporate collaborators, if any;

     - competing technological and market developments;

     - the time and costs involved in obtaining regulatory approvals;

     - the costs involved in filing, prosecuting, defending and enforcing patent claims; and

     - the time and costs of manufacturing scale-up and commercialization activities.

     NeoPath may require additional funds to produce AutoPap Systems for its fee-per-use program and cover continuing losses. NeoPath may be unable to obtain adequate funds, whether obtained through financial markets or from collaborative or other arrangements with corporate partners or other sources, when the funds are needed, or NeoPath may be unable to find adequate funding on favorable terms, if at all. NeoPath intends to seek additional funding through private debt financing to provide additional resources to support AutoPap Primary Screener production, but may be unable to do so. To date, NeoPath has had discussions with various potential lenders. A lender's collateral would be based primarily on AutoPap Systems placed on multi-year fee-per-use contracts. SmithKline Beecham Clinical Laboratories is NeoPath's largest customer; therefore, the February 1999 announcement that Quest Diagnostics Incorporated agreed to purchase SmithKline may delay NeoPath's ability to obtain debt financing.

     If NeoPath raises additional funds by issuing equity securities, existing shareholders will suffer dilution of their interest in NeoPath. In addition, if NeoPath obtains additional funds through arrangements with collaborative partners, it may have to relinquish rights to certain technologies or potential products that it would otherwise seek to develop or commercialize itself.

IMPACT OF YEAR 2000

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of NeoPath's internal or product computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system errors or failures, and could significantly disrupt normal business activities.

     Based on assessments made in 1998, NeoPath determined that it would be required to modify or replace certain portions of its internal systems and product software and certain hardware so that those systems will properly recognize dates beyond December 31, 1999. To date, NeoPath has completed its assessment of all internal and product systems that could be significantly affected by the Year 2000 issue. The assessment indicated that certain of NeoPath's internal and product systems could be affected. However, no significant Year 2000 issues have been identified that cannot be resolved through software or hardware upgrades that are currently available or expected to be available soon. NeoPath presently believes that with modifications or replacements of existing software and certain hardware, the Year 2000 issue as it relates to NeoPath's internal systems and products can be effectively mitigated. However, if such modifications and replacements are not made, or are not completed in a timely manner, the Year 2000 issue could have a material impact on NeoPath's and its customers' operations. In addition, NeoPath has gathered information about the Year 2000 compliance status of its significant suppliers and subcontractors and continues to monitor their compliance.

     NeoPath uses existing internal resources to reprogram or replace, test, and implement the internal systems and product software and certain hardware modifications necessary for Year 2000 compliance. The total cost of the Year 2000 project has been borne primarily by operating departments with existing personnel and infrastructure; therefore, incremental costs have not been material and remaining incremental costs are estimated at less than $100,000. A significant portion of the project is complete, and NeoPath expects the remaining items to be completed during the third quarter.

     NeoPath has asked its significant suppliers and subcontractors about their Year 2000 compliance status. NeoPath is not aware of any external agent with Year 2000 problems that are likely to materially impact NeoPath's results of operations, liquidity, or capital resources. However, NeoPath cannot ensure that its external agents will be Year 2000 ready. NeoPath's business could be affected if external agents do not complete their Year 2000 resolution process in a timely fashion. NeoPath cannot determine the effect of non-compliance by external agents.

     NeoPath currently has no contingency plans in place in the event it does not complete all phases of the Year 2000 program, including if its external agents are not Year 2000 ready. NeoPath evaluated its status during the second quarter of 1999 and determined that no contingency plan is necessary. NeoPath management believes it has an effective program in place to resolve the Year 2000 issues within its control in a timely manner. NeoPath believes that with modifications to its products, existing internal software and conversions to new software, the Year 2000 Issue will not pose significant operational problems for its computer systems. However, in the worst case scenario, if NeoPath or external agents do not make necessary modifications and conversions, or do not complete them on time, the Year 2000 issue could disrupt NeoPath's operations and materially affect its business, financial condition, and results of operations.

                          MANAGEMENT AFTER THE MERGER

EXECUTIVE DIRECTORS

     The following individuals will serve as the directors and executive officers of AutoCyte immediately following the effective time of the merger.

NAME                            AGE                               POSITION
----                            ---                               --------
James B. Powell...............  61    President, Chief Executive Officer and Director
Ernest A. Knesel..............  53    Vice President of Business Development
Thomas Gahm...................  43    Vice President of Cytology Research and Development
Shih-Jong James Lee...........  43    Vice President of Corporate Partner Advance Development
Eric W. Linsley...............  37    Chief Financial Officer, Vice President of Finance and Treasurer
Mary K. Norton................  36    Vice President of Regulatory Affairs and Quality Assurance
David H. Robison..............  49    Vice President of Operations
Thomas A. Bonfiglio...........  55    Director
Richard A. Charpie............  47    Director
Robert E. Curry...............  52    Director
David A. Thompson.............  53    Director
Alan C. Nelson................  49    Director

     James B. Powell has served as President and Chief Executive Officer of AutoCyte since January 1997. Prior to joining AutoCyte, Dr. Powell served as the President and Chief Executive Officer of Laboratory Corporation of America Holdings from May 1995 until January 1997. From June 1982 until May 1995, Dr. Powell served as President of Biomedical Reference Laboratories/Roche Biomedical Laboratories, Inc., the predecessor to both LabCorp and Roche Image Analysis, Inc., which he co-founded. He continues to serve on the board of LabCorp, a publicly traded company. Dr. Powell received a B.A. degree from Virginia Military Institute and a M.D. from Duke University, and is board certified in anatomical and clinical pathology.

     Ernest A. Knesel has served as Executive Vice President of AutoCyte since November 1996 and served as our interim President from November 1996 until January 1997. Previously, Mr. Knesel was a founder of Roche Image Analysis Systems and served as its President from May 1989 until joining AutoCyte. Mr. Knesel also was a co-founder of Biomedical Reference Laboratories/Roche Biomedical Laboratories, Inc., for which he served as Senior Vice President and was responsible for Scientific Affairs from June 1969 until 1993. Mr. Knesel received a B.S. in medical technology and an M.S. in biochemistry from Fairleigh Dickinson University.

     Thomas Gahm, Ph.D. has served as Vice President of Computer Science of AutoCyte since November 1996. Previously, he served Roche Image Analysis Systems and Biomedical Reference Laboratories/Roche Biomedical Laboratories in the same capacity since August 1993. From 1983 to 1993, Dr. Gahm was a Scientific Advisor and Project Coordinator of Kontron Electronics, Image Analysis Division, where he focused on the commercial development of microscopic image analysis. Dr. Gahm received an engineering degree from the University of Stuttgart (Institute of Physical Electronics) and a Ph.D. from the Medical and Technical University of Hannover, Germany.

     Shih-Jong James Lee, Ph.D., Vice President and Chief Technical Officer of NeoPath, joined NeoPath in March 1989. Dr. Lee served as the Company's Chief Scientist beginning March 1993 and Vice President, Chief Scientist in February 1995. In 1997, Dr. Lee was named Vice President and Chief Technical Officer. Dr. Lee was Principal Engineer for the High Technology Center of the Boeing Company from 1986 to 1989, and founded its Image Analysis Group. He currently serves on the Editorial Board of the Pattern Recognition Journal.

     Eric W. Linsley has served as Vice President of Operations and Business Development of AutoCyte since May 1997. Prior to joining AutoCyte, Mr. Linsley was a partner with Ampersand Ventures, a venture capital firm, from 1991 to May 1997, and, in connection with such position, served as interim management in operating and financial roles for various industrial products and health care companies. From 1989 to 1991, Mr. Linsley was a management consultant with Bain & Co. In 1988, he served in the same capacity with McKinsey & Co. He also has worked as a certified public accountant with Arthur Andersen LLP from 1984 to 1987. He received a B.A. from Trinity College, an M.S. in accounting from New York University and an M.B.A. from the Wharton School at the University of Pennsylvania.

     Mary K. Norton, Vice President, Regulatory/Government Affairs and Quality Assurance of NeoPath, joined NeoPath in August 1996 as the Company's Director of Regulatory and Clinical Affairs. In May 1998, Ms. Norton was named Vice President, Regulatory Affairs and Quality Assurance, and in January 1999, was named Vice President, Regulatory/Government Affairs & Quality Assurance. Prior to joining NeoPath, Ms. Norton managed Regulatory Affairs and Quality Assurance from July 1994 through May 1996 at Bioject, Inc., a company that develops, manufactures and markets advanced needle-free drug delivery systems. Ms. Norton was employed by Siemens Medical Systems, Ultrasound Group, as Senior Biomedical Engineer from August 1992 to June 1994. From September 1987 to October 1990, Ms. Norton was employed by Advanced Technology Laboratories.

     David H. Robison, Vice President, Operations of NeoPath, joined NeoPath in May 1996. Prior to joining NeoPath, Mr. Robison was employed by Abbott Laboratories in various positions from February 1978 through May 1996. From February 1995 to May 1996, Mr. Robison was Research and Development Director for Abbott's Diagnostic Division, and from May 1990 to February 1995 he was Director, Customer Satisfaction.

     Thomas A. Bonfiglio, M.D., serves as Senior Attending Pathologist and Head, Division of Pathology, at The Genesee Hospital in Rochester, New York. Dr. Bonfiglio is also a Clinical Professor at the University of Rochester's Department of Pathology and Laboratory Medicine, where he has maintained various academic positions since 1971. Since 1969, Dr. Bonfiglio has held pathology positions at various hospitals, most recently as Pathologist in Chief at Strong Memorial Hospital from 1989 to 1997. He is a past president of the American Society of Clinical Pathologists and the American Society of Cytopathology and has authored numerous medical publications.

     Richard A. Charpie is Chairman of the AutoCyte board of directors. Dr. Charpie is the Managing General Partner of Ampersand Ventures and all of its affiliated partnerships. He founded Ampersand in 1988 as a spin-off from PaineWebber Incorporated. Dr. Charpie is currently a director of V.I. Technologies, Inc. and of several privately held companies. Dr. Charpie holds a M.S. in physics and a Ph.D. in applied economics and finance, both from the Massachusetts Institute of Technology.

     Robert E. Curry is Vice President of DLJ Capital Corporation, a wholly owned subsidiary of Donaldson, Lufkin & Jenrette, Inc. He joined the Sprout Group, a submanager of various venture capital funds within the Donaldson, Lufkin & Jenrette organization, as a general partner in May 1991. Prior to joining Sprout, Dr. Curry served in various capacities with Merrill Lynch R&D Management and Merrill Lynch Venture Capital from 1984, including as President of both organizations from January 1990 to May 1991. Previously, Dr. Curry was a Vice President of Becton Dickinson from May 1980 to July 1984, and General Manager of Bio-Rad Laboratory Inc.'s Diagnostics Systems Division from August 1976 to May 1980. He currently is a director of Adeza Biomedical, Inc., Biometric Imaging, Inc., Instrumentation Metrics, Inc., Mycotech, Inc., Urosurge, Inc., Prometheus Laboratories, Inc. and Photon Technology International, Inc. Dr. Curry received a B.S. from the University of Illinois, and a M.S. and Ph.D. in chemistry from Purdue University.

     David A. Thompson has been a director of NeoPath since June 1995. Mr. Thompson retired in June 1995 from Abbott Laboratories, a manufacturer and distributor of pharmaceutical and nutritional products, where he served in various capacities since 1964. From August 1983 to July 1990, he was Abbott's Vice President, Diagnostic Operations and President, Diagnostics Division; from July 1990 to June 1994, he was Abbott's Senior Vice President, Diagnostic Operations and President, Diagnostics Division; and from June 1994 until his retirement, he was Abbott's Senior Vice President, Strategic Improvement Processes. Mr. Thompson is currently Chief Executive Officer of Diagnostic Marketing

Strategies, a private consulting firm. Mr. Thompson is also a director of HYCOR Biomedical, Inc., NABI, LifeCell Corporation, and St. Jude Medical, Inc.

     Alan C. Nelson, Ph.D., NeoPath's founder and chairman of the board, has been a director since May 1989. He was NeoPath's Chairman of the board from March 1991 until June 1994, when he became President and Chief Executive Officer, a position he held until March 1999 when Ronald R. Bromfield joined NeoPath as its President and Chief Executive Officer. In August 1998, Dr. Nelson was again appointed Chairman of the board. From September 1986 to September 1992, Dr. Nelson was an associate professor at the Center for Bioengineering and an adjunct professor in the Departments of Pathology, Radiology, and Electrical Engineering at the University of Washington, where he directed that university's Center for Imaging Systems Optimization from 1990 to 1991. Since 1991, Dr. Nelson has held an affiliate professorship with the Center for Bioengineering at the University of Washington.

COMPENSATION OF AUTOCYTE EXECUTIVE OFFICERS

     The compensation paid in respect of the year ended December 31, 1998 to the executive officers of AutoCyte who served during the year was as set forth below.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                      ANNUAL          COMPENSATION     ALL OTHER
                                                   COMPENSATION          AWARDS       COMPENSATION
                                                 -----------------    ------------    ------------
                                                                       SECURITIES
                                                                       UNDERLYING
          NAME AND PRINCIPAL POSITION            YEAR    SALARY(1)     OPTIONS(#)
          ---------------------------            ----    ---------    ------------
James B. Powell, M.D. .........................  1998    $171,976         4,125         $ 5,000(2)
  President and Chief Executive Officer(4)       1997    $145,279            --         $ 2,542(2)
Ernest A. Knesel...............................  1998    $190,304        17,379         $ 5,000(2)
  Executive Vice President(5)                    1997    $184,032            --         $ 4,750(2)
                                                 1996    $193,931       245,941         $22,771(3)
Thomas Gahm, Ph.D. ............................  1998    $175,976        17,165         $ 5,000(2)
  Vice President of Computer Science             1997    $164,287            --         $ 4,750(2)
                                                 1996    $159,509       135,268         $ 6,775(3)
Eric W. Linsley................................  1998    $148,195        16,471         $ 4,369(2)
  Vice President of Operations and               1997    $ 88,266       135,268         $96,235(8)
  Business Development(6)
Steven C. McPhail..............................  1998    $158,556        16,719         $ 3,083(2)
  Vice President of Sales and Marketing(7)       1997    $ 94,343        98,376         $96,798(9)

---------------
(1) The amounts shown for 1996 represent amounts paid by Roche Image Analysis Systems for services performed from January 1, 1996 to November 21, 1996, and amounts paid by AutoCyte for services performed from November 22, 1996 to December 31, 1996.

(2) Represents contributions by AutoCyte to its 401(k) plan on behalf of the executive officers.

(3) Represents payments made by RIAS in connection with the formation of AutoCyte for accrued vacation time with RIAS.

(4) Dr. Powell joined AutoCyte as President and Chief Executive Officer in January 1997.

(5) Mr. Knesel served as interim President from November 22, 1996 until January 1997. During that period, no executive officer held the title of Chief Executive Officer.

(6) Mr. Linsley joined AutoCyte as Vice President of Operations and Business Development in May 1997.

(7) Mr. McPhail served as Vice President of Sales and Marketing from May 1997 to July 1999.

(8) Represents payments of $95,251 made by AutoCyte for relocation expenses and related income tax gross-up payments and contributions of $984 by AutoCyte to its 401(k) plan on behalf of the executive officer.

(9) Represents payments of $96,564 made by AutoCyte for relocation expenses and related income tax gross-up payments and contributions of $234 by AutoCyte to its 401(k) plan on behalf of the executive officer.

     The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1998 to AutoCyte's executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS
                                    ----------------------------------------------------   POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                                                  PERCENT OF                                  ANNUAL RATES OF
                                    NUMBER OF       TOTAL                                       STOCK PRICE
                                    SECURITIES     OPTIONS                                   APPRECIATION FOR
                                    UNDERLYING    GRANTED TO    EXERCISE OR                     OPTION TERM
                                     OPTIONS     EMPLOYEES IN      BASE       EXPIRATION   ---------------------
              NAME                   GRANTED     FISCAL YEAR    PRICE/SHARE      DATE        5%(1)      10%(1)
              ----                  ----------   ------------   -----------   ----------   ---------   ---------
James B. Powell, M.D. ..........       5,500(2)      1.18%        $4.188       2/5/2008     $14,486     $36,710
Ernest A. Knesel................      14,000(3)      3.01%        $4.188       2/5/2008     $36,873     $93,444
                                       4,506(4)      0.97%        $4.188       2/5/2008     $11,868     $30,076
Thomas Gahm, Ph.D. .............      14,000(3)      3.01%        $4.188       2/5/2008     $36,873     $93,444
                                       4,220(5)      0.91%        $4.188       2/5/2008     $11,115     $28,167
Eric W. Linsley.................      14,000(3)      3.01%        $4.188       2/5/2008     $36,873     $93,444
                                       3,375(6)      0.78%        $4.188       2/5/2008     $ 8,889     $22,527
Steven C. McPhail...............      14,000(3)      3.01%        $4.188       2/5/2008     $36,873     $93,444
                                       3,625(7)      0.73%        $4.188       2/5/2008     $ 9,548     $24,195

---------------
(1) The dollar amounts shown in these columns are the result of calculations at the 5% and 10% rates required by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying common stock. No gain to the optionee is possible without an increase in price of the underlying common stock, which will benefit all stockholders proportionately.

(2) These options became exercisable with respect to 4,125 shares on December 31, 1998 upon AutoCyte's achieving certain performance-based criteria. These options terminated with respect to the remaining 1,375 shares on December 31, 1998.

(3) These options were granted on February 6, 1998 and become exercisable as to 1/48th of the shares on the first day of each month following the date of grant.

(4) These options became exercisable with respect to 3,379 shares on December 31, 1998 upon AutoCyte's achieving certain performance-based criteria. These options terminated with respect to the remaining 1,127 shares on December 31, 1998.

(5) These options became exercisable with respect to 3,165 shares on December 31, 1998 upon AutoCyte's achieving certain performance-based criteria. These options terminated with respect to the remaining 1,055 shares on December 31, 1998.

(6) These options became exercisable with respect to 2,471 shares on December 31, 1998 upon AutoCyte's achieving certain performance-based criteria. These options terminated with respect to the remaining 904 shares on December 31, 1998.

(7) These options became exercisable with respect to 2,719 shares on December 31, 1998 upon AutoCyte's achieving certain performance-based criteria. These options terminated with respect to the remaining 906 shares on December 31, 1998.

     The following table sets forth certain information concerning exercisable and unexercisable stock options held by AutoCyte's executive officers as of December 31, 1998.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                SHARES                        UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                              ACQUIRED ON       VALUE       OPTIONS AT FISCAL YEAR-END      AT FISCAL YEAR-END(2)
            NAME               EXERCISE      REALIZED(1)    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
            ----              -----------    -----------    --------------------------    -------------------------
James B. Powell, M.D. ......         --       $     --             4,125/--                      $--/$--
Ernest A. Knesel............    114,732       $494,632            11,533/134,055            $20,869/$489,941
Thomas Gahm, Ph.D. .........     37,453       $153,754            34,262/78,718             $112,279/$269,467
Eric W. Linsley.............     28,471       $125,313            30,459/92,809             $101,051/$325,609
Steven C. McPhail...........      2,000       $ 14,718            40,575/70,520             $139,208/$236,805

---------------
(1) Based on the difference between the last sale price of AutoCyte common stock on the date of exercise, as reported on the Nasdaq National Market, and the exercise price.

(2) Based on the difference between the last sale price of AutoCyte common stock on December 31, 1998 as reported on the Nasdaq National Market of $4.1875, and the option exercise price.

DIRECTOR COMPENSATION

     Directors currently receive no compensation for their service on the Board except pursuant to the 1997 Director Stock Option Plan, which was adopted by the Board and stockholders of the Company in June 1997. All of the directors who are not employees of the Company are currently eligible to participate in the Director Plan. There are 100,000 shares of common stock reserved for issuance under the Director Plan. Upon the election or reelection of an eligible director, such director automatically will be granted an option to purchase 10,000 shares of common stock. Options become exercisable with respect to 2,000 shares on each anniversary of the date of grant for a period of five years, provided that the optionee is still a director of the Company at the opening of business on such date. Each option has a term of ten years. The exercise price for each option is equal to the last sale price for the common stock on the business day immediately preceding the date of grant, as reported on the Nasdaq National Market. The exercise price may be paid in cash, shares of common stock or a combination of both.

COMPENSATION COMMITTEE INTERLOCKS, INSIDER PARTICIPATION AND CERTAIN TRANSACTIONS OF AUTOCYTE

     During fiscal year 1998, the AutoCyte compensation committee consisted of Dr. Charpie, Dr. Curry and Mr. Mac Mahon. None of the members of the compensation committee is an officer of AutoCyte.

     Dr. Charpie is a general partner of (i) ASMC-III MCLP LLP, which is the general partner of the general partner of both Ampersand Specialty Materials and Chemicals III Limited Partnership and Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership, and (ii) Ampersand Lab Partners MCLP LLP, which is the general partner of both Laboratory Partners I Limited Partnership and Laboratory Partners Companion Fund Limited Partnership, which, together, are a principal stockholder of AutoCyte.

     Dr. Curry is divisional Vice President of DLJ Capital Corporation, the managing general partner of Sprout Capital VII, L.P. and Sprout CEO Fund, L.P., and acts as attorney-in-fact with respect to DLJ Capital's direct and indirect investments in AutoCyte. Together, these entities are a principal stockholder of AutoCyte.

     Mr. Mac Mahon succeeded Dr. Powell as President and Chief Executive Officer of LabCorp, a publicly held company of which Dr. Powell currently is a director. Mr. Mac Mahon also serves as LabCorp's Chairman of the board.

  LABCORP ARRANGEMENTS

     AutoCyte has entered into certain ongoing arrangements with LabCorp for selling its products to LabCorp. In 1998, LabCorp purchased approximately $635,000 worth of products from AutoCyte.

AutoCyte currently expects that LabCorp's purchases of AutoCyte products in 1999 will exceed 5% of AutoCyte's consolidated gross revenue for 1999.

     AutoCyte has continuing arrangements with LabCorp (i) for leasing a portion of LabCorp's facility in Elon College, North Carolina and (ii) for providing cytology services in support of AutoCyte's clinical trials. In 1998, AutoCyte paid LabCorp approximately $62,000 and $5,500, respectively, under these arrangements.

COMPENSATION OF NEOPATH EXECUTIVE OFFICERS

     The following table presents the compensation paid by NeoPath in the last three fiscal years to its Chief Executive Officer and its four other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                                     ANNUAL COMPENSATION                AWARDS
                                            --------------------------------------   -------------
                                                                                      SECURITIES      ALL OTHER
                                                                    OTHER ANNUAL      UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR   SALARY(5)   BONUS(6)   COMPENSATION(7)   OPTIONS(#)(8)       (9)
---------------------------          ----   ---------   --------   ---------------   -------------   ------------
Alan C. Nelson(1)(2)...............  1998   $314,500    $     --       $56,251          288,780         $1,000
  Chairman of the Board              1997   $300,014    $     --       $    --           62,160         $1,400
  (former President and              1996   $257,022    $102,150       $    --          100,000         $  750
  Chief Executive Officer)
Shih-Jong James Lee................  1998   $193,769    $     --       $44,623          105,813         $7,543
  Vice President and                 1997   $182,000    $     --       $    --           26,000         $8,836
  Chief Technical Officer            1996   $166,985    $ 54,146       $    --           27,793         $1,500
Larry A. Nelson(1).................  1998   $159,346    $     --       $    --           78,250         $  343
  Vice President, Intellectual       1997   $145,616    $     --       $    --           16,570         $1,400
  Property and New Business          1996   $139,365    $ 38,744       $    --           41,250         $   --
  Development
Mary K. Norton(3)..................  1998   $118,529    $ 13,472       $    --           56,850         $   --
  Vice President, Regulatory/        1997   $ 93,558    $  2,478       $    --           11,150         $   --
  Government Affairs & Quality       1996   $ 38,585    $     --       $    --           12,000         $   --
  Assurance
David H. Robison(4)................  1998   $169,969    $     --       $    --           89,470         $   --
  Vice President, Operations         1997   $155,616    $     --       $    --           17,680         $   --
                                     1996   $ 87,692    $ 28,652       $    --           50,000         $   --

---------------
(1) Alan C. Nelson and Larry A. Nelson are not related.

(2) Dr. Nelson was President and Chief Executive Officer until March 1999.

(3) Mary K. Norton joined NeoPath as Director, Regulatory Affairs in August 1996, and became a corporate officer in May 1998.

(4) David H. Robison joined NeoPath as Vice President, Operations in May 1996.

(5) Salary amounts in 1998 include 27 biweekly pay periods instead of the normal 26 pay periods; therefore, amounts shown are approximately 4% higher than actual annual salary.

(6) Bonuses were earned by achievement of specified corporate goals approved by the compensation committee of the NeoPath board. NeoPath paid these bonuses within 60 days following the year-end. No bonus was paid to any person for services as an officer in 1997 and 1998.

(7) Consists of amounts paid for accrued vacation, as approved by the compensation committee.

(8) 1998 awards include options granted in exchange for previously granted options pursuant to a repricing of options.

(9) Represents compensation paid in connection with the filing of patent applications.

     The following table presents information regarding stock options granted during the fiscal year ended December 31, 1998 to NeoPath's executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                         ---------------------------------------------------            VALUE AT
                                       PERCENT OF                                    ASSUMED ANNUAL
                                          TOTAL                                         RATES OF
                         NUMBER OF       OPTIONS                                      STOCK PRICE
                         SECURITIES    GRANTED TO                                   APPRECIATION FOR
                         UNDERLYING     EMPLOYEES     EXERCISE                       OPTION TERM(3)
                          OPTIONS          IN          PRICE      EXPIRATION    ------------------------
NAME                     GRANTED(#)    FISCAL YEAR     ($/SH)        DATE         5%($)         10%($)
----                     ----------    -----------    --------    ----------    ----------    ----------
Alan C. Nelson
     (1)                   76,620          4.4%        $13.00      5/21/08      $  626,417    $1,587,463
     (2)                  212,160         12.0          13.00       6/2/08       1,626,546     4,223,704
Shih-Jong James Lee
     (1)                   32,020          1.8          13.00      5/21/08         261,784       663,411
     (2)                   73,793          4.2          13.00       6/2/08         565,742     1,469,079
Larry A. Nelson
     (1)                   20,430          1.2          13.00      5/21/08         167,028       423,282
     (2)                   57,820          3.2          13.00       6/2/08         443,283     1,151,086
Mary K. Norton
     (1)                   16,850          1.0          13.88       5/5/08         147,032       372,607
     (2)                   40,000          2.4          13.00       6/2/08         306,663       796,324
David H. Robison
     (1)                   21,790          1.2          13.00      5/21/08         178,147       451,459
     (2)                   67,680          3.9          13.00       6/2/08         518,876     1,347,381

---------------
(1) Represents annual stock option grant using a formula-based model applied to all eligible NeoPath employees. One-quarter of the options vest on each anniversary of the date of grant. All of these options had an exercise price per share equal to the per share market price of NeoPath's common stock on the date of grant.

(2) Represents options issued pursuant to a repricing of previously issued options. These options retained the vesting schedules of the original options.

(3) Based on the exercise price per share on the date of grant. The actual value per share may differ from the potential realizable values presented in the table.

     The following table presents information regarding stock options exercised during the fiscal year ended December 31, 1998 and options held at December 31, 1998 by NeoPath's executive officers.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED             IN-THE-MONEY
                                  SHARES                      OPTIONS AT FISCAL             OPTIONS AT FISCAL
                                 ACQUIRED      VALUE             YEAR-END(#)                 YEAR-END($)(2)
                                    ON        REALIZED   ---------------------------   ---------------------------
NAME                            EXERCISE(#)    ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            -----------   --------   -----------   -------------   -----------   -------------
Alan C. Nelson................        --      $    --      217,273        164,908       $330,453       $     --
Shih-Jong James Lee...........     3,645       54,402       43,614         62,199             --             --
Larry A. Nelson...............        --           --       30,782         47,468             --             --
Mary K. Norton................        --           --        9,788         30,212             --             --
David H. Robison..............        --           --       36,710         52,760             --             --

---------------
(1) Based on the closing price of NeoPath's common stock on the date of exercise.

(2) Based on the closing price of NeoPath's Common Stock on December 31, 1998 of $5.94 per share as reported by the Nasdaq stock market.

NEOPATH COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998, the Compensation Committee was comprised of David A. Thompson and Dr. Gail R. Wilensky, who were members throughout 1998, and Christina H. Kepner, who became a member effective May 21, 1998. Alan D. Frazier, who left the Board of Directors effective May 21, 1998, was a member of the compensation committee in 1998 prior to his departure. Ms. Kepner is a principal at Invemed Associates, Inc., which assisted NeoPath in a private equity placement transaction completed in February 1999.

                              THE MERGER AGREEMENT

     The following is a summary of significant provisions of the merger agreement. The merger agreement is attached as Annex A and is incorporated into this joint proxy statement/prospectus by reference. You should read the merger agreement for a complete understanding of its terms.

STRUCTURE OF THE MERGER

     The merger agreement provides that, following the approval of the merger agreement by the NeoPath shareholders, the approval of the issuance of shares of AutoCyte common stock in the merger by the AutoCyte stockholders and the satisfaction or waiver of the other conditions to the merger, NeoPath will become a wholly owned subsidiary of AutoCyte and NeoPath shareholders will become AutoCyte stockholders.

EFFECTIVE TIME

     We expect to close the merger before November 30, 1999. The merger will be effective upon the filing of appropriate documents with the Delaware and Washington Secretaries of State, or a later time that we specify in these documents. AutoCyte and NeoPath plan to file these documents as soon as possible after the AutoCyte and NeoPath shareholders meetings.

MERGER CONSIDERATION

     The merger agreement provides that, at the effective time of the merger, each share of NeoPath common stock outstanding immediately before the effective time, other than dissenting shares, will be converted into the right to receive
0.7903 shares of AutoCyte common stock. The exchange ratio was agreed to as a result of arm's-length negotiations between representatives of AutoCyte and NeoPath, during which NeoPath and AutoCyte had the benefit of advice from their respective financial advisors.

NO FRACTIONAL SHARES

     AutoCyte will not issue fractional shares in the merger. Instead, AutoCyte will pay to each holder of shares of NeoPath common stock who otherwise would be entitled to receive a fraction of a share of AutoCyte common stock an amount in cash, without interest, equal to the fraction multiplied by the market value of a share of AutoCyte common stock, with the market value being based on the average closing bid price of a share of AutoCyte common stock on the Nasdaq National Market for the 10 trading days ending on the day before the effective time.

EXCHANGE OF SHARE CERTIFICATES

     After the closing, AutoCyte will mail transmittal forms to record holders of NeoPath common stock for use in exchanging NeoPath common stock certificates for AutoCyte common stock certificates and any cash for fractional shares. We will send instructions specifying details of the exchange with the transmittal forms.

NEOPATH SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A
                               TRANSMITTAL FORM.

     After the effective time of the merger, each certificate evidencing shares of NeoPath common stock, until surrendered and exchanged, will be deemed, for all purposes, to represent the right to receive the number of shares of AutoCyte common stock into which the shares of NeoPath common stock evidenced by such certificate have been converted and the right to receive any cash payment in lieu of a fractional share of AutoCyte common stock.

TREATMENT OF NEOPATH COMMON STOCK OPTIONS AND WARRANTS

     At the effective time of the merger, each outstanding option to purchase shares of NeoPath common stock under the NeoPath 1989 stock option plan (amended and restated on February 26, 1998), the NeoPath stock option plan for nonemployee directors (amended and restated on February 27, 1997) and the NeoPath 1999 stock incentive compensation plan, whether or not exercisable, will be assumed by AutoCyte. Each NeoPath option so assumed will continue to have, and be subject to, the same terms and conditions set forth in the applicable NeoPath stock option plan immediately before the effective time of the merger, except that:

     - each option will be exercisable for a number of shares of AutoCyte common stock equal to the number of shares of NeoPath common stock that were issuable upon exercise of the option immediately before the effective time multiplied by 0.7903, rounded down to the nearest whole number of shares of AutoCyte common stock;

     - the per share exercise price for the shares of AutoCyte common stock issuable upon exercise of the assumed option will be equal to the exercise price per share of NeoPath common stock at which such option was exercisable immediately before the effective time divided by 0.7903, rounded up to the nearest whole cent; and

     - all options to purchase shares of NeoPath common stock will become fully vested and exercisable upon completion of the merger.

     As of September 8, 1999, 1,998,303 shares of NeoPath common stock were issuable upon the exercise of outstanding NeoPath options. These options will be converted into options to purchase approximately 1,579,259 shares of AutoCyte common stock. The weighted average exercise price per share of all NeoPath options outstanding as of September 8, 1999 was $11.36 per share. The weighted average exercise price of these options as converted into options to purchase AutoCyte common stock will be $14.37.

     At the effective time of the merger, AutoCyte will assume all warrants to purchase shares of NeoPath common stock remaining outstanding after the merger whether or not exercisable. Each warrant assumed by AutoCyte will continue to have, and be subject to, the terms and conditions set forth in the applicable warrant immediately before the effective time of the merger except that:

     - each warrant will be exercisable for a number of shares of AutoCyte common stock equal to the number of shares of NeoPath common stock that are issuable upon exercise of the warrant immediately before the effective time multiplied by 0.7903, rounded down to the nearest whole number of shares of AutoCyte common stock; and

     - the per share exercise price for the shares of AutoCyte common stock issuable upon exercise of the assumed warrant will be equal to the exercise price per share of NeoPath common stock at which such warrant was exercisable immediately before the effective time divided by 0.7903, rounded up to the nearest whole cent.

     At September 8, 1999, 378,910 shares of NeoPath common stock were issuable upon the exercise of outstanding and vested NeoPath warrants. Of the total warrants outstanding, one warrant for the purchase of 100,000 shares will be converted into a warrant to purchase approximately 79,030 shares of AutoCyte common stock at the effective time. The remaining warrants will expire at the effective time of the merger. The weighted average exercise price per share of all NeoPath warrants outstanding as of

September 8, 1999 is $5.89. The weighted average exercise price of certain warrants as converted into warrants to purchase AutoCyte common stock will be $7.45.

REPRESENTATIONS AND WARRANTIES

     Each of AutoCyte and NeoPath has made customary representations and warranties to the other in the merger agreement relating to, among other things:

     - its organization, the organization of its subsidiaries and similar corporate matters;

     - its capital structure;

     - the authorization, execution, delivery and performance of the merger agreement and the absence of conflicts, violations or defaults under its organizational documents and other agreements and documents or conflicts with or violations of any laws as a result of executing the merger agreement;

     - governmental consents and filings;

     - reports and financial statements filed with the SEC and the accuracy of the information contained therein;

     - the absence of any undisclosed liabilities and material adverse events since March 31, 1999;

     - the filing of tax returns and the payment of taxes;

     - compliance with applicable laws and agreements and maintenance of licenses and permits;

     - the absence of litigation proceedings;

     - its material contracts;

     - its leased properties;

     - ownership, use and non-infringement of intellectual property rights;

     - title to its assets;

     - its employee benefit plans;

     - compliance with governmental regulations concerning employees and relations with employees;

     - disclosure of relationships with affiliates;

     - maintenance of insurance coverage;

     - brokers' and finders' fees incurred in connection with the merger;

     - compliance with environmental laws and other environmental matters;

     - the information provided for inclusion in this joint proxy statement/prospectus;

     - receipt of a fairness opinion;

     - matters relating to accounting treatment of the merger; and

     - full disclosure.

     AutoCyte has made additional representations and warranties to NeoPath as to the following:

     - the capitalization of the subsidiary AutoCyte formed to effect the merger; and

     - the business activities of the subsidiary AutoCyte formed to effect the merger.

CERTAIN COVENANTS

  INTERIM OPERATIONS OF AUTOCYTE AND NEOPATH

     From the date of the execution of the merger agreement until the closing of the merger, AutoCyte and NeoPath have each agreed to carry on their business diligently and in the ordinary course. AutoCyte and NeoPath also have each agreed to use reasonable efforts to preserve intact their business organization, to keep available the services of its employees, to maintain its properties and assets in good condition, to keep insurance policies in effect, to preserve and protect its proprietary rights and to preserve its relationships with third parties. These obligations are subject to exceptions provided in the merger agreement and any other exceptions that are agreed to in writing.

     During the period before the closing of the merger, neither AutoCyte nor NeoPath, without the other's consent and subject to exceptions, will do or agree to do any of the following:

     - sell or transfer, or mortgage, pledge or create or permit to be created any encumbrance on, any of its assets other than sales or transfers in the ordinary course of business;

     - voluntarily incur any obligation or liability other than in the ordinary course of its business or incur any indebtedness for borrowed money, or enter into any contracts or commitments involving payments of $50,000 or more other than purchase orders or commitments for inventory materials and supplies in the ordinary course of business;

     - change the compensation or fringe benefits of any officer, director or employee or modify any employee plan or any employment, severance or other agreement with any officer, director or employee;

     - grant or accelerate the exercisability of, any option, warrant or other right to purchase, or to convert any obligation into, shares of its capital stock, or declare or pay any dividend or other distribution with respect to any shares of its capital stock, or reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, or issue any shares of its capital stock, except upon the exercise of options outstanding on the date of the merger agreement;

     - amend its certificate or articles of incorporation or by-laws;

     - acquire any business or make any material acquisition of assets or property other than in the ordinary course of business;

     - enter into or modify any material agreement with any other person or entity other than in the ordinary course of business involving payments of less than $50,000.

  NEOPATH SPECIAL MEETING AND AUTOCYTE SPECIAL MEETING; RECOMMENDATION OF THE NEOPATH BOARD AND THE AUTOCYTE BOARD

     NeoPath has agreed to cause the NeoPath special meeting to be held as promptly as practicable after the registration statement of AutoCyte of which this joint proxy statement/prospectus is a part is declared effective by the SEC for the purpose of considering adoption of the merger agreement. AutoCyte similarly has agreed, in accordance with NASD rules, to cause the AutoCyte special meeting to be held as promptly as practicable after the registration statement is declared effective for the purpose of considering the approval of the issuance of shares of AutoCyte common stock in the merger and the amendment to AutoCyte's restated certificate of incorporation increasing the number of authorized shares of AutoCyte common stock. The NeoPath board of directors and the AutoCyte board of directors has each agreed, subject to its fiduciary duties, to use its reasonable effects to solicit from its stockholders proxies in favor of the adoption of the merger agreement and the issuance of shares of AutoCyte common stock in the merger, respectively, and to take all other actions necessary or advisable to secure the vote or consent of its stockholders required to obtain such approval.

  INDEMNIFICATION AND INSURANCE FOR NEOPATH OFFICERS AND DIRECTORS

     AutoCyte has agreed to honor NeoPath's indemnification obligations under NeoPath's articles of incorporation and by-laws as in effect before the effective time. The indemnification obligations include only those arising before the effective time. AutoCyte also agreed either to purchase or to keep in effect directors' and officers' liability insurance coverage for these indemnification obligations in an amount and containing terms and conditions that are no less advantageous to the indemnified parties as NeoPath's existing coverage. AutoCyte, however, will not be required to pay aggregate premiums in excess of six times the current annual premium paid by NeoPath. See "The
Merger -- Potential Conflicts and Interests of Certain Persons in the Merger" on page 48.

  CERTAIN OTHER COVENANTS

     The merger agreement contains mutual covenants, including covenants relating to public announcements, notifications, access to information, reporting of the transaction for federal income tax purposes, best efforts and further assurances, compliance with legal requirements, cooperation relating to obtaining consents and approvals and confidential treatment of non-public information.

     The merger agreement also contains covenants of AutoCyte, including covenants obligating AutoCyte to use reasonable commercial efforts to list the shares of AutoCyte common stock to be issued in the merger on the Nasdaq National Market.

CONDITIONS TO THE MERGER

  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER

     The obligation of AutoCyte and NeoPath to consummate the merger are subject to the satisfaction or waiver of the following conditions:

     - NeoPath shareholders must adopt the merger agreement;

     - AutoCyte stockholders must approve the issuance of shares of AutoCyte common stock in the merger and the amendment to AutoCyte's restated certificate of incorporation increasing the number of authorized shares of AutoCyte common stock;

     - the registration statement of which this joint proxy statement/prospectus is a part must have been declared effective by the SEC and not be subject to any stop order or related proceeding by the SEC;

     - no applicable law or regulation, judgment, injunction, order or decree of a court of competent jurisdiction may prohibit, enjoin or have a material adverse effect on NeoPath, AutoCyte or the consummation of the merger;

     - AutoCyte and NeoPath must obtain all required approvals from governmental entities;

     - the shares of AutoCyte common stock to be issued in the merger must be approved for quotation on the Nasdaq National Market; and

     - AutoCyte and NeoPath will have received letters, at closing, from Ernst & Young LLP regarding the appropriateness of pooling-of-interests accounting for the merger under APB 16 if closed and consummated in accordance with the agreement.

  CONDITIONS TO THE OBLIGATION OF AUTOCYTE

     The obligation of AutoCyte to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

     - the representations and warranties of NeoPath contained in the merger agreement must be accurate in all material respects;

     - NeoPath must have performed in all material respects all of its obligations under the merger agreement before the effective time;

     - NeoPath must deliver to AutoCyte customary legal opinions, including opinions relating to tax treatment of the merger, and other documents described in the merger agreement;

     - each of the individuals and entities who is an affiliate of NeoPath must deliver to AutoCyte an agreement prohibiting transactions in NeoPath common stock for 30 days before the effective time of the merger and restricting resale of the shares of AutoCyte common stock issued in the merger;

     - not more than five percent (5%) of the shares of NeoPath common stock issued and outstanding on the closing date of the merger may have exercised dissenters' rights;

     - NeoPath must have obtained all required third party waivers and consents.

  CONDITIONS TO THE OBLIGATION OF NEOPATH

     The obligation of NeoPath to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

     - the representations and warranties of AutoCyte contained in the merger agreement must be accurate in all material respects;

     - AutoCyte must have performed in all material respects all of its obligations under the merger agreement before the effective time;

     - AutoCyte must deliver to NeoPath customary legal opinions, including opinions relating to tax treatment of the merger, and other documents described in the merger agreement;

     - each of the individuals and entities who is an affiliate of AutoCyte must deliver to NeoPath an agreement prohibiting transactions in AutoCyte common stock and NeoPath common stock for 30 days before the effective time and for a certain period after the effective time; and

     - AutoCyte must have obtained all required third party waivers and consents.

AMENDMENTS; WAIVERS

     AutoCyte and NeoPath generally may amend or waive any provisions of the merger agreement before the effective time.

NO SOLICITATION

     AutoCyte and NeoPath have each agreed not to, directly or indirectly, (1) solicit any proposal relating to a business combination involving either of them or (2) except as required by fiduciary duties, engage in discussions or negotiations with, or furnish information to, a third party seeking to engage in such a transaction. AutoCyte and NeoPath have each agreed to inform the other of any offer, proposal or inquiry relating to any acquisition proposal and to promptly furnish to the other copies of any written communications or documents received with respect to the acquisition proposal.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time before the effective time, whether before or after adoption of the merger agreement by NeoPath shareholders or approval of the issuance of shares of AutoCyte common stock in the merger by AutoCyte stockholders:

     - by mutual written consent of AutoCyte and NeoPath;

     - by NeoPath:

        - for misrepresentation or significant uncured breaches by AutoCyte;

        - if AutoCyte experiences a significant, uncorrected adverse event or condition;

        - if the AutoCyte board of directors withdraws its recommendation of the merger agreement; or

        - if the AutoCyte board of directors, in the exercise of its fiduciary duties, recommends or resolves to recommend an alternative transaction with a third party;

     - by AutoCyte:

        - for misrepresentation or significant uncured breaches by NeoPath;

        - if NeoPath experiences a significant, uncorrected adverse event or condition;

        - if the NeoPath board of directors withdraws its recommendation of the merger agreement; or

        - if the NeoPath board of directors, in the exercise of its fiduciary duties, recommends or resolves to recommend an alternative transaction with a third party; or

     - by AutoCyte or NeoPath:

        - if the closing date has not occurred on or before November 30, 1999 (although this date may be extended by mutual consent), unless its breach is the reason that the merger has not been consummated;

        - if there is a nonappealable government action prohibiting the consummation of the merger;

        - if either NeoPath shareholders do not vote to adopt the merger agreement or AutoCyte stockholders do not vote to issues the shares of AutoCyte common stock in the merger; or

        - if Ernst & Young or the SEC gives notice that the merger will not qualify for pooling of interests accounting treatment.

TERMINATION FEES AND EXPENSES

  PAYMENT OF EXPENSES OF THE MERGER GENERALLY

     AutoCyte and NeoPath will share equally the fees and expenses incurred in connection with the printing and filing of this joint proxy statement/prospectus and the registration statement. Except as described below, AutoCyte and NeoPath will each pay the fees and expenses it incurs in connection with the merger.

  PAYMENT OF AUTOCYTE AND NEOPATH EXPENSES BY THE OTHER

     AutoCyte and NeoPath have each agreed to (1) pay the other $2,800,000 and
(2) reimburse the other for all costs and expenses related to entering into the merger agreement and seeking to consummate the merger if the other terminates the merger agreement for certain reasons as follows (in each case, the terminating party will receive $2,800,000 and reimbursement of its costs and expenses):

     - AutoCyte or NeoPath terminates the merger agreement because the board of directors of the other has withdrawn its recommendation of the merger agreement or has, in the exercise of its fiduciary duties, recommended or resolved to recommend an alternative transaction with a third party; or

     - AutoCyte or NeoPath terminates the merger agreement because the other's stockholders have voted and failed, in the case of NeoPath, to adopt the merger agreement or, in the case of AutoCyte, to approve the issuance of the shares of AutoCyte common stock in the merger if at the time of that failure (1) the terminating party's stockholders have voted and, in the case of NeoPath, adopted the merger agreement or, in the case of AutoCyte, approved the issuance of the shares of AutoCyte common stock in the merger and (2) an alternative transaction between the other and a third party has been announced or commenced and the other or the board of directors of the other has taken any action not permitted, or failed to take any action required, by the merger agreement with respect to that alternative transaction or takes any prohibited action within 12 months after the date of the special meeting of the other's stockholders.

NO LIMITATIONS ON RECOVERING FOR WILLFUL BREACH

     If the merger agreement is terminated by AutoCyte or NeoPath because of a willful breach by the other, the merger agreement does not limit the remedies the terminating party may seek.

STOCKHOLDER VOTING AGREEMENTS

     Certain stockholders of NeoPath have entered into stockholder voting agreements with AutoCyte in the form of Exhibit A to the merger agreement. Similarly, certain stockholders of AutoCyte have entered into stockholder voting agreements with NeoPath in the form of Exhibit B to the merger agreement.

     Each of the stockholders that has signed these agreements has agreed, until termination of the merger agreement, that it will (1) not transfer or otherwise dispose of any shares of, in the case of NeoPath shareholders, NeoPath common stock and, in the case of AutoCyte stockholders, AutoCyte common stock owned by it and (2) vote all shares of, in the case of NeoPath shareholders, NeoPath common stock and, in the case of AutoCyte stockholders, AutoCyte common stock in favor of adopting the merger agreement and issuing the shares of AutoCyte common stock in the merger, respectively, and against:

     - any proposal made in opposition to or in competition with the merger;

     - any merger, consolidation, sale of assets, reorganization or recapitalization with any party other than AutoCyte or NeoPath and their affiliates; and

     - any proposed liquidation or winding up of either of them.

     Each of the stockholders that has signed these agreements has granted certain officers of AutoCyte and NeoPath, as applicable, irrevocable proxies to vote its shares accordingly.

     Directors and executive officers having the right to vote in the aggregate 557,569 shares of NeoPath common stock, or approximately 3.2% of the NeoPath common stock outstanding as of the record date (excluding shares that the stockholder has the right to acquire upon the exercise of stock options), have executed the stockholder voting agreement. Directors and executive officers and certain related entities having the right to vote in the aggregate 6,468,272 shares of AutoCyte common stock, or approximately 45% of the AutoCyte common stock outstanding as of the record date (excluding shares that the stockholder has the right to acquire upon the exercise of stock options), have executed the stockholder voting agreement.

AFFILIATE LETTER; RESALES OF SHARES OF AUTOCYTE COMMON STOCK

  AFFILIATE LETTERS

     NeoPath has agreed to use its best efforts to cause each individual and entity that may be an affiliate of NeoPath within the meaning of Rule 145 under the Securities Act to execute an affiliate agreement in the form of Exhibit C to the merger agreement promptly after the execution of the merger agreement. Similarly, AutoCyte has agreed to use its best efforts to cause each individual and entity that may be an affiliate of AutoCyte within the meaning of Rule 145 to execute an affiliate agreement in the form of Exhibit D to the merger agreement promptly after the execution of the merger agreement.

     Both forms of affiliate agreement provide that neither NeoPath nor AutoCyte affiliates will sell, transfer, assign or otherwise dispose or reduce the risk of ownership of any shares of NeoPath common stock owned by the affiliate during the 30 days before the effective time of the merger, nor sell, transfer, assign or otherwise dispose or reduce the risk of ownership of any shares of AutoCyte common stock (including any shares issued in the merger) owned by the affiliate from the date of execution of the affiliate agreement until after financial results covering at least 30 days of combined operations of AutoCyte and NeoPath after the effective time of the merger have been published.

  RESALES

     The shares of AutoCyte common stock to be issued in the merger have been registered under the Securities Act and may be traded without restriction by all former NeoPath shareholders who are not affiliates of NeoPath. Directors and certain executive officers of NeoPath, and certain members of their immediate families and associates, may be deemed to be affiliates. The ability of affiliates to sell the shares of AutoCyte common stock they receive in the merger is restricted by Rule 145 under the Securities Act, and each NeoPath affiliate executing the affiliate agreement has agreed to comply with these restrictions.

                             PRINCIPAL STOCKHOLDERS

AUTOCYTE SHARE OWNERSHIP

     The following table and footnotes set forth certain information regarding the beneficial ownership of AutoCyte's common stock as of July 31, 1999 by (i) each person known by AutoCyte to own beneficially 5% or more of its common stock, (ii) each executive officer identified in the Summary Compensation Table on page 99, (iii) each director of AutoCyte and (iv) all directors and executive officers of the Company as a group:

                                                              SHARES OF COMMON STOCK
                                                              BENEFICIALLY OWNED(1)
                                                              ----------------------
BENEFICIAL OWNER                                               SHARES        PERCENT
----------------                                              ---------      -------
Roche Image Analysis Systems, Inc...........................  3,049,680        21.3%
  1080 U.S. Highway 202
  Somerville, NJ 08876-3771
Sprout Capital VII, L.P. and certain related entities(2)....  2,170,098        15.2%
  3000 Sand Hill Road
  Bldg 3, Suite 170
  Menlo Park, CA 94025-7114
Ampersand Specialty Materials and Chemicals III Limited
  Partnership and certain related entities(3)...............  2,156,411        15.1%
  55 William Street
  Suite 240
  Wellesley, MA 02481
Allemanni, LLC..............................................  1,991,763        13.9%
  1573 York Place
  Burlington, NC 27215
Neuromedical Systems, Inc. as debtor and debtor in
  possession................................................  1,400,000         9.8%
  10 Mountainview Road, Suite C-100
  Upper Saddle River, NJ 07458
James B. Powell, M.D.(4)....................................  2,151,138        15.0%
Richard Charpie, Ph.D.(5)...................................  2,156,411        15.1%
Robert E. Curry, Ph.D.(6)...................................  2,170,098        15.2%
Thomas P. Mac Mahon.........................................     48,819           *
Susan E. Whitehead(7).......................................     12,918           *
Ernest A. Knesel(8).........................................    280,080         2.0%
Thomas Gahm, Ph.D.(9).......................................    129,970           *
Eric W. Linsley(10).........................................    116,490           *
Steven C. McPhail(11).......................................     76,018           *
All executive officers and directors as a group (12
  persons)(12)..............................................  7,314,843        51.2%

---------------
  *  Indicates less than 1%.

 (1) The persons and entities named in the table have sole voting and investment power with respect to the shares beneficially owned by them, except as noted below. Share numbers include shares of common stock issuable pursuant to outstanding options that may be exercised within the 60-day period following July 31, 1999.

 (2) Consists of the following shares: 1,887,760 shares held by Sprout Capital VII, L.P.; 217,009 shares held by DLJ First ESC, L.L.C.; 43,401 shares held by DLJ Capital Corporation; and 21,928 shares held by the Sprout CEO Fund, L.P. DLJ Capital is the managing general partner of Sprout and Sprout CEO and has voting and investment control over the shares held by those two entities. DLJ LBO Plans Management Corporation is the manager of DLJ First and has voting and investment control over the shares held by DLJ First. DLJ Capital and DLJ LBO both are wholly owned subsidiaries of Donaldson, Lufkin & Jenrette, Inc. Does not include 29,500 shares beneficially owned by Alliance Capital Management L.P. Both Alliance and DLJ, Inc. are majority-owned subsidiaries of The Equitable Companies Incorporated. In a Schedule 13G filed on February 16, 1999, The Equitable reported that Alliance and DLJ, Inc. operate independent of The Equitable and The Equitable has no power to vote or dispose of the shares owned by Alliance or DLJ, Inc. or any of the DLJ, Inc. subsidiaries.

 (3) Consists of the following shares: 1,724,126 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership; 28,183 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership; 282,841 shares held by Laboratory Partners I Limited Partnership; and 121,261 shares held by Laboratory Partners Companion Fund Limited Partnership. ASMC-III MCLP LLP is the general partner of ASMC-III Management Company Limited Partnership, which itself is the general partner of both ASMC-III and ASMC-III C.F. and has voting and investment control over the shares held by those two entities. Ampersand Lab Partners MCLP LLP is the general partner of Ampersand Lab Partners Management Company Limited Partnership which itself is the general partner of both Lab Partners I and Lab Partners C.F. and has voting and investment control over the shares held by those two entities.

 (4) Includes 1,991,763 shares held by record by Allemanni, LLC. Dr. Powell is the manager of Allemanni and has voting and investment control over the shares held by that entity. Dr. Powell disclaims beneficial ownership of such shares except to the extent of his pecuniary interest. Also includes 9,375 shares that may be acquired within 60 days of July 31, 1999 upon the exercise of options.

 (5) Consists solely of shares as described in note (3). Dr. Charpie is a general partner of ASMC-III MCLP LLP and Ampersand Lab Partners MCLP LLP and thus may be considered the beneficial owner of the shares described in note (3). Dr. Charpie disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.

 (6) Consists solely of shares as described in note (2). Dr. Curry is divisional Vice President of DLJ Capital and acts as attorney-in-fact with respect to its investment in AutoCyte and thus may be considered the beneficial owner of the shares described in note (2). Dr. Curry disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.

 (7) Includes 4,918 shares that may be acquired within 60 days of July 31, 1999 upon the exercise of options.

 (8) Includes 97,638 shares held by LE'BET, LLC. Mr. Knesel is the general manager of LE'BET and has voting and investment control over the shares held by that entity. Mr. Knesel disclaims beneficial ownership of such shares. Also includes 62,896 shares that may be acquired within 60 days of July 31, 1999 upon the exercise of options.

 (9) Includes 31,057 shares that may be acquired within 60 days of July 31, 1999 upon the exercise of options.

(10) Includes 27,255 shares that may be acquired within 60 days of July 31, 1999 upon the exercise of options.

(11) Includes 24,270 shares that may be acquired within 60 days of July 31, 1999 upon the exercise of options.

(12) See notes (2) through (11) above. Includes 261,595 shares that may be acquired within 60 days of July 31, 1999 upon the exercise of options.

NEOPATH SHARE OWNERSHIP

     The following table sets forth as of July 31, 1999, except as otherwise noted, information with respect to the beneficial ownership of the NeoPath's common stock by (i) each person known by NeoPath to beneficially own more than 5% of NeoPath's common stock, (ii) each director of NeoPath, (iii) the executive officers, and (iv) all directors and executive officers of NeoPath as a group. The beneficial ownership information excludes unvested stock options that would become exercisable upon consummation of the merger. Except as otherwise indicated, NeoPath believes that the beneficial owners of the common stock listed below, based on information furnished by the owners, have sole voting and investment power with respect to their shares.

                                                              SHARES OF COMMON STOCK
                                                                BENEFICIALLY OWNED
                                                              ----------------------
BENEFICIAL OWNER                                               SHARES        PERCENT
----------------                                              ---------      -------
Alan C. Nelson(1)...........................................    614,651        3.5%
Shih-Jong James Lee(2)......................................     89,310          *
Robert C. Bateman(3)........................................     32,208          *
Mary K. Norton(4)...........................................     17,461          *
David H. Robison(5).........................................     57,573          *
Thomas A. Bonfiglio(6)......................................      8,000          *
Cristina H. Kepner(7).......................................     77,486          *
Walter L. Robb(8)...........................................    211,438        1.2%
William L. Scott(9).........................................     42,608          *
David A. Thompson(10).......................................     44,500          *
Ronald R. Bromfield.........................................         --          *
Zesiger Capital Group LLC Investors(11).....................  2,252,300       12.9%
  320 Park Avenue
  New York, NY10022
The Kaufmann Fund, Inc.(12).................................  2,071,000       11.9%
  140 East 45th Street, 43rd Floor
  New York, NY10017
Trustees of General Electric Pension Trust(13)..............  1,526,463        8.8%
  3033 Summer Street
  Stamford, CT 06904-7900
Capital Research and Management Company, and SMALLCAP World
  Fund, Inc.(14)............................................  1,121,400        6.4%
  333 South Hope Street
  Los Angeles, CA 90071
All directors and executive officers as a group (11
  persons)(15)..............................................  1,195,235        6.6%

---------------
  *  Indicates less than 1%

 (1) Includes 365,016 outstanding shares, 247,635 shares issuable upon exercise of options that are exercisable within 60 days, and 2,000 shares held by Dr. Nelson's wife for the benefit of her nephew. Dr. Nelson disclaims beneficial ownership of the 2,000 shares held by his wife for the benefit of her nephew.

 (2) Includes 25,145 outstanding shares and 64,165 shares issuable upon exercise of options that are exercisable within 60 days.

 (3) Includes 720 outstanding shares and 31,488 shares issuable upon exercise of options that are exercisable within 60 days.

 (4) Consists of shares issuable upon exercise of options that are exercisable within 60 days.

 (5) Includes 1,620 outstanding shares and 55,953 shares issuable upon exercise of options that are exercisable within 60 days.

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 (6) Includes 1,000 outstanding shares and 7,000 shares issuable upon exercise of options that are exercisable within 60 days.

 (7) Includes 29,068 outstanding shares, 32,000 shares issuable upon exercise of options that are exercisable within 60 days, and 16,418 shares issuable upon exercise of warrants held by Ms. Kepner.

 (8) Includes 128,000 outstanding shares and 83,438 shares issuable upon exercise of options that are exercisable within 60 days.

 (9) Consists of shares issuable upon exercise of options that are exercisable within 60 days.

(10) Includes 5,000 outstanding shares and 39,500 shares issuable upon exercise of options that are exercisable within 60 days.

(11) Consists of outstanding shares per NeoPath's filing on Form S-3 on February 12, 1999 combined with Zesiger's outstanding shares as of December 31, 1998 per filing on Schedule 13G. Zesiger Capital Group disclaims beneficial ownership of these securities. Such securities are held in discretionary accounts, which ZCG manages.

(12) Consists of outstanding shares per NeoPath's filing on Form S-3 on February 12, 1999.

(13) Consists of shares outstanding as of December 31, 1998 per filing on
     Schedule 13G.

(14) Consists of outstanding shares per NeoPath's filing on Form S-3 on February 12, 1999. SMALLCAP World Fund, Inc. is the beneficial owner of the shares. Capital Research and Management Company may be deemed to have beneficial ownership of the shares, but specifically disclaims beneficial ownership.

(15) Includes 557,569 outstanding shares, 621,248 shares issuable upon exercise of options that are exercisable within 60 days, and 16,418 shares issuable upon exercise of warrants.

                     DESCRIPTION OF AUTOCYTE CAPITAL STOCK

     AutoCyte's authorized capital stock currently consists of 20,650,000 shares of common stock, $0.01 par value per share and 1,000,000 shares of preferred stock. As of the date of this prospectus, there were approximately 14,292,942 shares of common stock outstanding.

     The following summary of certain provisions of the common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, (i) the provisions of AutoCyte's Restated Certificate of Incorporation and Amended and Restated By-laws (each as filed and effective, respectively, on or before the closing of this offering and included as exhibits to the registration statement) and (ii) the provisions of applicable law.

COMMON STOCK

     Holders of common stock are entitled to one vote per share on matters to be voted upon by the stockholders. There are no cumulative voting rights. Holders of common stock are entitled to receive dividends if, as and when declared by the board of directors. AutoCyte will pay dividends out of funds legally available for the payment of dividends. Upon AutoCyte's liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in our assets available for distribution to our stockholders, subject to the preferential rights of any then outstanding shares of preferred stock. No shares of preferred stock are currently outstanding. The common stock outstanding upon the effective date of the registration statement, and the shares offered by this prospectus, upon issuance, will be fully paid and nonassessable.

PREFERRED STOCK

     AutoCyte's board of directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the relative rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, sinking fund terms and the number of shares

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constituting any series or the designation of such series, without further vote or action by the stockholders. AutoCyte believes that the power to issue preferred stock will provide flexibility in connection with possible corporate transactions. The issuance of preferred stock could adversely affect the voting power of the holders of common stock and restrict their rights to receive payment upon liquidation and could have the effect of delaying, deferring or preventing a change in our control. See -- "Anti-Takeover Measures." AutoCyte has no present plans to issue any shares of preferred stock.

ANTI-TAKEOVER MEASURES

     In addition to the board of directors' ability to issue shares of preferred stock, the Restated Certificate and the By-laws contain several other provisions that are commonly considered to discourage unsolicited takeover bids. The Restated Certificate includes a provision classifying the board of directors into three classes with staggered three-year terms. The Restated Certificate also includes a provision prohibiting stockholder action by written consent except as otherwise provided by law. Under the Restated Certificate and By-laws, the board of directors may enlarge the size of the board and fill any vacancies on the board. The Restated Certificate requires the approval of the holders of at least 66 2/3% of AutoCyte's outstanding capital stock prior to (i) the merger of AutoCyte into another entity, (ii) the sale or disposition of all or substantially all of AutoCyte's assets, (iii) the issuance or transfer by AutoCyte of its securities having a market value in excess of $500,000 and (iv) engaging in any other business combination transaction unless, in each case, such transaction has been approved by a majority of the board of directors. Further, provisions of the By-laws and the Restated Certificate provide that the stockholders may amend the By-laws or certain provisions of the Restated Certificate only with the affirmative vote of 66 2/3% of our capital stock. The By-laws provide that nominations for directors may not be made by stockholders at any annual or special meeting unless the stockholder intending to make a nomination notifies us of its intention a specified period in advance and furnishes certain information. The By-laws also provide that special meetings of AutoCyte's stockholders may be called only by the President or the board of directors and require advance notice of business to be brought by a stockholder before the annual meeting. AutoCyte is also subject to the provisions of Section 203 of the Delaware General Corporation Law, a law regulating corporate takeovers. See "Comparative Rights of Holders of NeoPath and AutoCyte Common Stock -- Provisions Relating to Acquisitions and Business Combinations."

     The provisions of the Restated Certificate and By-laws and Delaware law described above could have the effect of discouraging others from attempting hostile takeovers of AutoCyte and, as a consequence, they may also inhibit temporary fluctuations in the market price of the common stock that might result from actual or rumored hostile takeover attempts. Such provisions may also have the effect of preventing changes in AutoCyte management. It is possible that such provisions could make it more difficult to accomplish transactions which AutoCyte stockholders may otherwise deem to be in their best interests.

TRANSFER AGENT

     The transfer agent and registrar for AutoCyte common stock is American Stock Transfer and Trust Company. Its telephone number is (212) 936-5100.

                    COMPARATIVE RIGHTS OF HOLDERS OF NEOPATH
                           AND AUTOCYTE COMMON STOCK

     The rights of AutoCyte stockholders are currently governed by the Delaware General Corporation Law, AutoCyte's restated certificate of incorporation and AutoCyte's by-laws. The rights of NeoPath shareholders are currently governed by the Washington Business Corporation Act, NeoPath's restated articles of incorporation and NeoPath's by-laws. Upon completion of the merger, the rights of NeoPath shareholders who become stockholders of AutoCyte in the merger will be governed by the Delaware General Corporation Law, AutoCyte's restated certificate of incorporation and AutoCyte's by-laws.

     The following description summarizes the material differences that may affect the rights of stockholders of AutoCyte and shareholders of NeoPath but does not purport to be a complete statement of
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all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Shareholders should read carefully the relevant provisions of the Delaware General Corporation Law, AutoCyte's restated certificate of incorporation, AutoCyte's by-laws, the Washington Business Corporation Act, NeoPath's restated articles of incorporation and NeoPath's by-laws.

AUTHORIZED CAPITAL STOCK

     NEOPATH. NeoPath is authorized to issue up to 40,000,000 shares of common stock, $.01 par value per share and 10,000,000 shares of preferred stock, $.01 par value per share. With respect to NeoPath's preferred stock, the NeoPath board is authorized, without shareholder approval, to designate one or more series of preferred stock and to determine the number of shares included in any series and the designation, preferences, limitations and relative rights of the shares of any series. On the record date there were approximately 17,448,802 shares of NeoPath common stock and no shares of NeoPath preferred stock issued and outstanding

     AUTOCYTE. AutoCyte is authorized to issue up to 20,650,000 shares of common stock, $.01 par value and 1,000,000 shares of preferred stock, $.01 par value. With respect to AutoCyte's preferred stock, the AutoCyte board is authorized, without stockholder approval, to designate the series of preferred stock and to determine the number of shares included in the series and the designation relative powers, preferences and rights and the qualifications, limitations or restrictions of the series. On the record date there were approximately 14,292,942 shares of AutoCyte common stock and no shares of AutoCyte preferred stock issued and outstanding.

BOARDS OF DIRECTORS

     NEOPATH. NeoPath's board of directors has seven members. The by-laws provide that the number of directors must be at least two but no more than nine and may be set by a resolution adopted by a majority of the directors present or by the shareholders. As permitted under the Washington Business Corporation Act, NeoPath's articles of incorporation provides that the NeoPath board of directors will consist of three classes of directors as equal in number as possible. The directors in each class serve on the NeoPath board of directors for approximately three years each. Under NeoPath's by-laws, vacancies on the NeoPath board of directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by shareholders, the directors or, if the directors in office are fewer than a quorum, by the affirmative vote of a majority of the remaining directors.

     AUTOCYTE. The AutoCyte Board of Directors currently consists of five members, with the number of directors constituting the AutoCyte board to be fixed, from time to time by resolution of the AutoCyte board, but in no event shall be less than three. The number of the board of directors may be increased at any time, with the increase to be effective immediately, by vote of a majority of the directors then in office. As permitted by the Delaware General Corporation Law, AutoCyte's restated certificate of incorporation provides that the AutoCyte board of directors will consist of three classes of directors as equal in number as possible. The directors in each class serve on the AutoCyte board of directors for approximately three years each. Each director shall hold office until the second succeeding annual meeting and until their successors are elected and qualified or until their earlier death, resignation or removal.

REMOVAL OF DIRECTORS

     NEOPATH. The Washington Business Corporation Act provides that a corporation's shareholders at a special meeting called expressly for that purpose may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. NeoPath's articles of incorporation provide that directors may be removed only for cause by the holders of not less than two-thirds of the shares entitled to elect the director or directors whose removal is sought.

     AUTOCYTE. Under the AutoCyte restated certificate of incorporation, a director may be removed with cause, by the holders of a majority of the shares entitled to vote at an election of directors, provided that

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the directors of a class elected by a particular class of stockholders may be removed only by the vote of a majority of the shares of the particular class of stockholders entitled to vote for the election of such directors.

SPECIAL MEETINGS OF STOCKHOLDERS; STOCKHOLDER ACTION WITHOUT MEETING

     NEOPATH. Under the Washington Business Corporation Act, a special meeting of shareholders may be called by a corporation's board of directors or other persons authorized by the corporation's articles of incorporation or by-laws, or, unless limited by the articles of incorporation, on written demand by holders of at least 10% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. NeoPath's articles of incorporation provide that special meetings of the shareholders may be called in the manner provided by the bylaws, provided that shareholders may call a special meeting only if the holders of not less than 25% of all shares entitled to vote at the special meeting so request. No action required or permitted to be taken at any annual or special meeting of NeoPath's stockholders may be taken by less than unanimous written consent.

     AUTOCYTE. Special meetings of the stockholders may be called at any time by AutoCyte's President or board of directors. No action required or permitted to be taken at any annual or special meeting of AutoCyte's stockholders may be taken by written consent.

STOCKHOLDER PROPOSALS

     NEOPATH.  NeoPath's bylaws do not limit or affect shareholder proposals.

     AUTOCYTE. AutoCyte's by-laws provide that, for a stockholder proposal to be properly brought before an annual meeting, the proposal must generally be received not less than 50 nor more than 75 days prior to the meeting and must contain certain specified information.

QUORUM FOR MEETING OF STOCKHOLDERS

     NEOPATH. The holders of a majority in interest of all stock issued and outstanding and entitled to vote upon a question to be considered at a NeoPath shareholder meeting, present in person or represented by proxy, shall constitute a quorum for the consideration of such question.

     AUTOCYTE. The holders of a majority in interest of all stock issued and outstanding and entitled to vote upon a question to be considered at an AutoCyte stockholder meeting, present in person or represented by proxy, shall constitute a quorum for the consideration of such question.

STOCKHOLDER'S VOTING RIGHTS

     NEOPATH. The Washington Business Corporation Act allows for more or less than one vote per share if provided in the articles of incorporation. The Washington Business Corporation Act also permits cumulative voting for directors unless otherwise provided in the articles of incorporation. Each holder of NeoPath common stock is entitled to one vote for each share held of record, and NeoPath's articles of incorporation do not permit cumulative voting for the election of directors.

     AUTOCYTE. Each share of AutoCyte common stock entitles the holder to one vote.

PROVISIONS RELATING TO ACQUISITIONS AND BUSINESS COMBINATIONS

     NEOPATH. Chapter 23B.19 of the Washington Business Corporation Act, which applies to Washington corporations which have a class of voting stock registered with the SEC under the Exchange Act, prohibits for a period of five years after the acquisition, a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" with an acquirer which beneficially owns 10% or more of the voting securities of the target corporation unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. These prohibited transactions include, among other things, a merger, share exchange or

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consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquirer, termination of 5% or more of the employees of the target corporation employed in Washington as a result of the acquirer's acquisition of 10% or more of the shares, or allowing the acquirer to receive any disproportionate benefit as a shareholder. After the five-year period, a "significant business transaction" may take place if it complies with certain "fair price" provisions of the statute. A corporation may not "opt out" of this statute, and NeoPath is subject to it. The merger with AutoCyte will not be restricted by this statute because the NeoPath board has approved the merger agreement.

     AUTOCYTE. Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any "business combination" with any person who owns 15% or more of a corporation's voting stock (i.e., an "interested stockholder") for a period of three years following the time that person became an interested stockholder, unless:

     - the corporation's board of directors has approved, prior to the time on which that person became an interested stockholder, either the business combination or the transaction that resulted in the person becoming an interested stockholder,

     - upon consummation of the transaction that resulted in that person becoming an interested stockholder, that person owned at least 85% of the corporation's voting stock outstanding at that time, excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer, or

     - at or after the time on which that person became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

     For purposes of determining whether a person is the "owner" of 15% or more of a corporation's voting stock for purposes of Section 203 of the Delaware General Corporation Law, ownership is defined broadly to include the right, directly or indirectly, to acquire the stock or to control the voting or disposition of the stock.

     A "business combination" is also defined broadly to include:

     - mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested stockholder,

     - certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries,

     - certain transactions that would result in an increase in the proportionate share of a corporation's or its subsidiaries' stock owned by the interested stockholder, and

     - any receipt by the interested stockholder of the benefit, directly or indirectly, except proportionately as a stockholder, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any of its subsidiaries.

     A Delaware corporation may elect not to be governed by Section 203 by a provision contained in its original certificate of incorporation, its by-laws, or an amendment to the original certificate of incorporation, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors. Such an amendment is effective immediately in the case of a corporation that (1) has not elected in its original certificate of incorporation or amendment thereto to be governed by
Section 203 and (2) has never had voting stock listed on a national securities exchange, authorized for quotation on the Nasdaq Stock Market or held of record by more than 2,000 stockholders. Otherwise this amendment is not effective until 12 months following its adoption. AutoCyte has not expressly made such an election in its original certificate of incorporation or an amendment thereto or in its by-laws.

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MERGERS, ACQUISITIONS AND OTHER TRANSACTIONS

     NEOPATH. Under the Washington Business Corporation Act, a merger, consolidation or sale of substantially all of a corporation's assets other than in the regular course of business generally must be approved by the affirmative vote of a majority of directors and by two-thirds of all votes entitled to be cast by each voting group entitled to vote as a separate group, unless another percentage, but not less than a majority of all votes entitled to be cast, is specified in the articles of incorporation. NeoPath's articles of incorporation require that certain business combinations (including a merger, share exchange and the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance of a substantial part of our assets other than in the usual and regular course of business) be approved by the holders of not less than two-thirds of the outstanding shares, unless such business combination has been approved by a majority of the board of directors, in which case the affirmative vote required shall be a majority of the outstanding shares.

     AUTOCYTE. Under the Delaware General Corporation Law, a merger, consolidation or sale of all or substantially all of a corporation's assets must be approved by the board of directors and by a majority of the outstanding stock of the corporation entitled to vote thereon, provided that no vote of stockholders of a constituent corporation surviving a merger is required unless the corporation provides otherwise in its certificate of incorporation if:

     - the merger agreement does not amend the certificate of incorporation of the surviving corporation,

     - each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, and

     - either no shares of common stock of the surviving corporation are to be issued or delivered pursuant to the merger or, if common stock will be issued or delivered, it will not increase the number of shares of common stock outstanding immediately prior to the merger by more than 20%.

DISSENTERS' RIGHTS

     NEOPATH. Under the Washington Business Corporation Act, a shareholder of a Washington corporation may exercise dissenters' rights in connection with:

     - a plan of merger providing for a shareholder vote;

     - a plan of exchange involving the acquisition of the corporation's shares and providing for a shareholder vote;

     - a sale or exchange of all, or substantially all, the property of the corporation other than in the usual and regular course of business, if a shareholder is entitled to vote on the sale or exchange;

     - a reverse stock split that results in the shareholder owning a fractional share if that fractional share is to be acquired for cash; and

     - any corporate action taken by shareholder vote for which the articles of incorporation, by-laws or resolution of the board of directors provide for dissenters' rights.

     Accordingly, NeoPath shareholders have the right to dissent from the merger and receive payment of the fair value of their shares of NeoPath common stock. See "NeoPath Shareholder Appraisal Rights" on page 46.

     AUTOCYTE. The stockholders of AutoCyte are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law. Under Section 262 of the Delaware General Corporation Law, stockholders who follow prescribed statutory procedures are entitled, in the event of certain mergers or consolidations, to surrender their shares to the corporation in exchange for the judicially determined "fair value" of such shares. Stockholders are entitled to these appraisal rights unless the shares of stock (or depositary receipts in respect thereof) held by the stockholder are either (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the

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National Association of Securities Dealers, Inc. or (2) held of record by more than 2,000 holders. No appraisal rights are available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in the Delaware General Corporation Law. Regardless of this provision appraisal rights are available for the shares of any class or series of stock of a constituent corporation if its holders are required by the terms of an agreement of merger or consolidation to accept for such stock anything except the following:

     - shares of stock or depositary receipts of the surviving or resulting corporation in the merger or consolidation;

     - shares of stock or depositary receipts of any other corporation, which shares of stock or depositary receipts, at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 holders;

     - cash in lieu of fractional shares or fractional depositary receipts described in the two above clauses; and

     - any combination of the shares of stock, depositary receipts and cash in lieu of fractional shares, or fractional depositary receipts described in all of the above clauses.

AMENDMENT OF GOVERNING INSTRUMENTS

     NEOPATH. The Washington Business Corporation Act authorizes a corporation's board of directors to make various changes of an administrative nature to the corporation's articles of incorporation without shareholder action. These changes include a change to the corporate name, changes to the number of authorized shares solely to effectuate a stock split or stock dividend in the corporation's shares and changes to or elimination of provisions with respect to the par value of the corporation's stock. The Washington Business Corporation Act requires that other amendments to a corporation's articles of incorporation must be recommended to the shareholders by the board of directors, unless the board determines that, because of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders. Under the Washington Business Corporation Act, these other amendments must be approved by each voting group entitled to vote thereon by a majority of all the votes entitled to be cast by that voting group, unless another proportion is specified in the articles of incorporation, by the board of directors as a condition to its recommendation, or by the provisions of the Washington Business Corporation Act. NeoPath's articles of incorporation permit the amendment or repeal any provisions of the articles of incorporation by an affirmative vote of the holder of a majority of outstanding shares entitled to vote thereon, except that amendments to provisions of the articles of incorporation relating to the board of directors, amendments to the bylaws and articles of incorporation, the calling of special meetings of the shareholders and special voting requirements relating to business combinations require the affirmative vote of the holders of two-thirds of outstanding shares.

     AUTOCYTE. Under Section 242 of the Delaware General Corporation Law, a corporation's board of directors may propose, and its stockholders may adopt, one or more amendments to the corporation's certificate of incorporation. Unless the certificate of incorporation otherwise provides, these amendments may be adopted by the vote of holders of a majority of the outstanding shares entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class. AutoCyte's certificate of incorporation provides that certain provisions of the certificate of organization relating to the:

     - certain transactions with a beneficial owner of 5% or more of AutoCyte's capital stock entitled to vote for the election of directors; and

     - prohibition against stockholder action by written consent,

may only be amended with the vote of the holders of 66% of the shares entitled to vote for the election of directors. Under the Delaware General Corporation Law, the power to amend the bylaws of a corporation

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is vested in the stockholders, but a corporation in its certificate of incorporation may also confer such power upon the board of directors. AutoCyte's bylaws provide that the board of directors may amend the bylaws.

DIVIDENDS

     NEOPATH. Under the Washington Business Corporation Act, a corporation may make a distribution in cash or in property to its shareholders upon the authorization of its board of directors and subject to its articles of incorporation unless, after giving effect to that distribution, (1) the corporation would be unable to pay its debts as they become due in the usual course of business or (2) the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the distribution. The NeoPath certificate of incorporation and the NeoPath bylaws do not restrict the payment of dividends.

     AUTOCYTE. Section 154 of the Delaware General Corporation Law permits a corporation to pay dividends on common stock, subject to any restrictions contained in the certificate of incorporation, either (1) out of its surplus or
(2) if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year; except that no dividends may be paid out of such net profits if the net assets of the corporation are less than the aggregate amount of capital represented by the issued and outstanding stock having a preference upon the distribution of assets. Surplus is defined in the Delaware General Corporation Law as the amount by which net assets (total assets less total liabilities) exceeds the capital of the corporation. In accordance with the Delaware General Corporation Law, capital is determined by the board of directors and shall not be less than the aggregate par value of the outstanding capital stock of the corporation having par value. The AutoCyte restated certificate of incorporation and the AutoCyte bylaws do not restrict the payment of dividends.

TERMS OF CONVERSION

     NEOPATH.  No convertible preferred stock is outstanding.

     AUTOCYTE.  No convertible preferred stock is outstanding.

LIQUIDATION RIGHTS

     NEOPATH. In the event of the liquidation, dissolution, or winding up of NeoPath, whether voluntary or involuntary, after payment shall have been made to the holders of any preferred stock the full amount to which they are entitled, the holders of common stock shall be entitled to share ratably according to the number of shares of common stock held by them, in all remaining assets of NeoPath available for distribution to its stockholders.

     AUTOCYTE. In the event of the liquidation, dissolution, or winding up of AutoCyte, whether voluntary or involuntary, after payment shall have been made to the holders of any preferred stock the full amount to which they are entitled, the holders of common stock shall be entitled to share ratably according to the number of shares of common stock held by them, in all remaining assets of AutoCyte available for distribution to its stockholders.

STOCKHOLDER RIGHTS PLANS

     NEOPATH.  NeoPath does not have a shareholders rights plan.

     AUTOCYTE.  AutoCyte does not have a stockholders rights plan.

LIABILITY OF DIRECTORS AND OFFICERS

     NEOPATH. The Washington Business Corporation Act provides that a corporation's articles of incorporation may include provisions that eliminate or limit the personal liability of a director to the

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corporation or its shareholders for monetary damages for conduct as a director.
However, the provisions may not eliminate or limit the liability of a director for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, unlawful distributions, or any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. NeoPath's articles of incorporation authorizes NeoPath to limit or eliminate the liability of directors to the fullest extent permitted by the Washington Business Corporation Act.

     AUTOCYTE. The Delaware General Corporation Law permits a Delaware corporation to include in its certificate of incorporation a provision eliminating the personal liability of directors for monetary damages for certain breaches of fiduciary duty in a lawsuit by or on behalf of the corporation or in an action by stockholders of the corporation. The AutoCyte restated certificate of incorporation eliminates a director's monetary liability in a lawsuit by or on behalf of the corporation or in an action by stockholders of the corporation to the full extent permitted by the Delaware General Corporation Law.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     NEOPATH. Under the Washington Business Corporation Act, if authorized by the articles of incorporation or a by-law adopted or ratified by the shareholders or by a resolution adopted or ratified by the shareholders, a corporation has the power to indemnify a director or officer made a party to a proceeding, or advance or reimburse expenses incurred in a proceeding, except that no indemnification is allowed on account of:

     - acts or omissions of a director or officer finally adjudged to be an intentional misconduct or a knowing violation of the law;

     - conduct of a director or officer finally adjudged to be an unlawful distribution;

     - any transaction with respect to which it was finally adjudged that the director or officer personally received a benefit in money, property or services to which the director or officer was not legally entitled; and

     - liability arising from a shareholder's derivative suit in which the director or officer is found liable to the corporation.

Unless limited by the corporation's articles of incorporation, Washington law requires indemnification if the director or officer is wholly successful on the merits of the action or otherwise. Any indemnification of a director in a derivative action must be reported to the shareholders in writing with or before notice of the next shareholders meeting.

     NeoPath's by-laws provide a right to indemnification to directors and officers of NeoPath subject to the limitations under Washington law described in the previous paragraph. Advancement of expenses may be made to a director upon an undertaking by the director to repay the expenses if it is later determined that the director was not entitled to indemnification. NeoPath's articles of incorporation do not limit indemnification. The by-laws provide that the right to indemnification is a contract right.

     AUTOCYTE. Section 145 of the Delaware General Corporation Law provides that a corporation may, and in certain circumstances, must, indemnify its directors, officers, employees and agents for expenses, judgments or settlements actually and reasonably incurred by them in connection with suits and other legal actions or proceedings if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding had no reasonable cause to believe their conduct was unlawful. In any such suit or action brought by or on behalf of the corporation such indemnification is limited to expenses reasonably incurred in defense or settlement of the suit or action. The Delaware General Corporation Law also permits a corporation to adopt procedures for advancing expenses to directors, officers and others without the need for a case-by-case determination of eligibility, so long as in the case of officers and directors, they undertake to repay the amounts advanced if it is ultimately determined that the officer or director was not entitled to be indemnified. The AutoCyte restated certificate of incorporation and AutoCyte bylaws contain provisions for advancing expenses in the manner provided for in the Delaware General Corporation Law. The Delaware General Corporation Law permits corporations to purchase and maintain insurance for directors and officers against liability for expenses, judgments or settlements whether or not the corporation would have the power to indemnify such persons therefor.

STOCKHOLDERS' SUITS

     NEOPATH. Under Washington law, a shareholder may institute a lawsuit against one or more directors, either on his own behalf, or derivatively on behalf of the corporation. An individual shareholder may also commence a lawsuit on behalf of himself and other similarly situated shareholder when the requirements for maintaining a class action under Washington law have been met. The Washington Business Corporation Act enables a corporation in its articles of incorporation or by laws to eliminate or limit the personal liability of a director for monetary damages for conduct as a director and to indemnify directors and officers who are made parties to actions, including derivative actions, in accordance with the procedures and standards described above.

     AUTOCYTE. Under Delaware law, a stockholder may institute a lawsuit against one or more directors, either on his own behalf, or derivatively on behalf of the corporation. An individual stockholder may also commence a lawsuit on behalf of himself and other similarly situated stockholders when the requirements for maintaining a class action under Delaware law have been met.
Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except for the following:

     - any breach of a director's duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - liability under Section 174 of the DGCL which provides for director liability for unlawful payment of dividends or unlawful stock purchases or redemptions; or

     - any transaction from which a director derived an improper personal benefit.

         AMENDMENT OF AUTOCYTE'S RESTATED CERTIFICATE OF INCORPORATION
          TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK

     Currently AutoCyte's restated certificate of incorporation authorizes the issuance of 20,650,000 shares of common stock, and of 1,000,000 shares of preferred stock. On July 20, 1999, AutoCyte's board of directors approved, and recommended for adoption by the stockholders at the AutoCyte special meeting, a proposed amendment to AutoCyte's restated certificate of incorporation which would, if approved by the stockholders, effect an increase in the number of authorized shares of common stock of AutoCyte from 20,650,000 shares to 49,000,000 shares, resulting in the aggregate number of authorized shares of capital stock of AutoCyte to be increased from 21,650,000 shares to 50,000,000 shares.

     As of the close of business on September 8, 1999, approximately 14,292,942 shares of common stock were issued and outstanding, leaving approximately 6,357,058 shares authorized but unissued. Of the authorized but unissued shares, AutoCyte has currently reserved 2,986,325 shares under AutoCyte's amended and restated 1996 equity incentive plan and 100,000 shares under AutoCyte's 1997 director stock option plan. Therefore, on September 8, 1999, out of the 20,650,000 authorized shares of common stock, approximately 3,270,733 shares were available for issuance by AutoCyte.

     The board of directors of AutoCyte believes that the adoption of the proposed amendment to its restated certificate of incorporation increasing the authorized shares of common stock is advisable and in the best interests of AutoCyte and its stockholders. Approximately 14,000,000 shares of AutoCyte's common stock will be issued pursuant to the merger. AutoCyte does not currently have a sufficient number of authorized but unissued shares of common stock to complete the merger. In order to issue the shares of AutoCyte common stock that comprise the merger consideration, AutoCyte's restated certificate of incorporation must be amended to increase the number of authorized shares of capital stock of AutoCyte. The merger will not be completed unless the proposal to increase the number of authorized AutoCyte common shares is approved.

     In addition, adoption of the proposed amendment would increase the flexibility of AutoCyte to issue common stock and would ensure that an adequate supply of authorized and unissued shares of common stock is available for general corporate needs, including stock splits, issuances under AutoCyte's amended and restated 1996 equity incentive plan, and 1997 director stock option plan, acquisitions and equity financings. The availability of additional shares of common stock for issue, without the delay and expense of obtaining the approval of stockholders at a special meeting, will afford AutoCyte greater flexibility in taking these corporate actions.

     The additional shares of common stock for which authorization is sought would be identical to the shares of common stock of AutoCyte currently authorized. The newly authorized common stock, like the currently authorized common stock, may be used by AutoCyte for any proper corporate purpose. These purposes may include issuance as part or all of the consideration required to be paid by AutoCyte in the acquisition of other businesses or properties or issuance in public or private sales for cash as a means of obtaining additional capital for use in AutoCyte's business and operations.

     If approved by the stockholders, the increased authorized shares of common stock will be available for issue from time to time for such purposes and consideration as the board of directors may approve, and no further vote of the stockholders of AutoCyte will be required, except as required under the Delaware General Corporation Law or the rules of any national securities exchange or quotation system, such as the Nasdaq National Market, on which the shares of AutoCyte are at the time listed or quoted.

     Although the board of directors will authorize the issuance of additional common stock based on its judgment as to the best interests of AutoCyte and its stockholders, the issuance of common stock could have a dilutive effect on the earnings per share, book value per share, and on the equity and voting power of existing holders of common stock. Holders of common stock are not now, and will not be, entitled to preemptive rights to purchase shares of any authorized capital stock of AutoCyte. In addition, the issuance of additional shares of common stock could, in certain instances, render more difficult or discourage a merger, tender offer, or proxy contest and thus potentially have an "anti-takeover" effect, especially if common stock were issued in response to a potential takeover.

     If the amendment is approved by the stockholders, the first paragraph of Article FOURTH of AutoCyte's restated certificate of incorporation will be amended to read as follows:

     FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 50,000,000 shares consisting of: (i) 49,000,000 shares of common stock, $.01 par value per share ("Common Stock"), and (ii) 1,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock").

     If approved by the stockholders, the amendment to AutoCyte's restated certificate of incorporation increasing the authorized shares of common stock will become effective upon the filing of an amendment to AutoCyte's restated certificate of incorporation with the Secretary of State of the State of Delaware, which is expected to occur promptly following approval by the stockholders.

             THE BOARD OF DIRECTORS OF AUTOCYTE RECOMMENDS THAT THE
           AUTOCYTE STOCKHOLDERS VOTE IN FAVOR OF THE INCREASE IN THE
                     AUTHORIZED CAPITAL STOCK OF AUTOCYTE.

                AMENDMENT OF AUTOCYTE'S RESTATED CERTIFICATE OF
        INCORPORATION TO CHANGE AUTOCYTE'S NAME FROM "AUTOCYTE, INC." TO
                            "TRIPATH IMAGING, INC."

     On August 25, 1999, the AutoCyte Board of Directors approved, and recommended for adoption by the stockholders at the AutoCyte special Meeting, a proposed amendment to Article FIRST of AutoCyte's restated certificate of incorporation to change the name of AutoCyte upon completion of the merger with NeoPath from "AutoCyte, Inc." to "TriPath Imaging, Inc." For the reasons described below, the board believes that it would be in the best interests of AutoCyte and its stockholders to make such a change to the name of AutoCyte. To accomplish this name change, it is necessary to amend the applicable provision of AutoCyte's restated certificate of incorporation.

     AutoCyte believes that the new name, "TriPath Imaging, Inc.," better focuses customer and consumer awareness on its control of the technologies of three of the leaders in automated cytology imaging and its continuing commitment to furthering the advancement of the pathology and cervical cancer screening markets.

     The change in AutoCyte's name will not affect in any way the validity of currently outstanding stock certificates. Stockholders will not be required to surrender or exchange any stock certificates that they currently hold. Stockholders should keep the certificates that they now hold and should not send them to AutoCyte or its transfer agent.

     The board believes that the adoption of the proposed amendment to AutoCyte's restated certificate of incorporation is advisable and in the best interests of AutoCyte and its stockholders. Accordingly, the board is proposing that Article FIRST of AutoCyte's restated certificate of incorporation be amended to change the name of AutoCyte to "TriPath Imaging, Inc."

     If the amendment is authorized, Article FIRST of AutoCyte's restated certificate of incorporation will be amended to read as follows:

               "The name of the Corporation is TriPath Imaging, Inc."

     The affirmative vote of holders of a majority of the shares of common stock outstanding and entitled to vote at the Meeting is required to approve this proposal and adopt the proposed amendment to AutoCyte's restated certificate of incorporation changing the name of AutoCyte to "Tri-Path Imaging, Inc." For purposes of the vote to amend AutoCyte's restated certificate of incorporation, abstentions and broker non-votes are treated as votes against the proposal.

     If approved by the Stockholders, upon completion of the merger with NeoPath, the change in AutoCyte's name will become effective upon the filing of an amendment to AutoCyte's restated certificate of incorporation with the Secretary of State of the State of Delaware. If the merger with NeoPath is not completed for any reason, AutoCyte's name will not be changed.

        THE BOARD OF DIRECTORS OF AUTOCYTE RECOMMENDS THAT THE AUTOCYTE
          STOCKHOLDERS VOTE IN FAVOR OF THE CHANGE IN AUTOCYTE'S NAME.

                                 LEGAL MATTERS

     Certain legal matters relating to AutoCyte in connection with the merger, including, among other things, certain legal matters with respect to the validity of the securities to be issued, will be passed upon for AutoCyte by Palmer & Dodge LLP, Boston, Massachusetts. Steven N. Farber, a partner at Palmer & Dodge, is the Secretary of AutoCyte, and Marc A. Rubenstein, a partner at Palmer & Dodge, is an Assistant Secretary of AutoCyte.

     Certain legal matters relating to NeoPath in connection with the merger will be passed upon for NeoPath by Perkins Coie LLP, Seattle, Washington.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited AutoCyte's consolidated financial statements as of December 31, 1998 and 1997 and for the years ended December 31, 1998 and 1997 and for the period from November 22, 1996 (inception) to December 31, 1996 and of the Cytology and Pathology Automation Business of Roche Image Analysis Systems as of December 31, 1995 and November 21, 1996 and for the years ended December 31, 1994 and 1995 and for the period from January 1, 1996 to November 21, 1996 as set forth in their report. AutoCyte has included its financial statements in the Prospectus and elsewhere in the Registration Statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited NeoPath's consolidated financial statements and schedule as of December 31, 1998 and 1997 and each of the three years in the period ended December 31, 1998 as set forth in their reports. NeoPath has included its financial statements in the Prospectus and elsewhere in the Registration Statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                     FUTURE AUTOCYTE STOCKHOLDER PROPOSALS

     As noted in AutoCyte's proxy statement for the 1998 annual meeting, the deadline to have stockholder proposals included in the proxy statement for AutoCyte's 2000 annual meeting is January 1, 2000. Proposals of stockholders intended to be presented at such meeting must be received by AutoCyte at its offices at 780 Plantation Drive, Burlington, North Carolina 27215, Attention President, not later than sixty days prior to the meeting. Proposals must comply with the SEC's proxy regulations relating to stockholder proposals in order to be considered for inclusion in AutoCyte's proxy materials.

                      FUTURE NEOPATH SHAREHOLDER PROPOSALS

     Assuming the timing of the consummation of the merger contemplated in the merger agreement requires NeoPath to hold an annual meeting in 2000, proposals of shareholders intended to be presented at such meeting must be received by NeoPath at its offices at 8271 154th Avenue NE, Redmond, Washington 98052,
Attention: President, not later than sixty days prior to the meeting. As noted in NeoPath's proxy statement for NeoPath's 1999 annual meeting, the deadline to have stockholder proposals included in the proxy statement for the 2000 NeoPath annual meeting is December 21, 1999. Proposals must comply with the SEC's proxy regulations relating to stockholder proposals in order to be considered for inclusion in NeoPath's proxy materials.

                                 OTHER MATTERS

     Neither AutoCyte nor NeoPath presently intends to bring before the AutoCyte special meeting or the NeoPath special meeting, respectively, any matters other than those specified, and neither AutoCyte nor NeoPath has any knowledge of any other matters which may be brought up by other persons. However, if any other matters not now known properly come before the AutoCyte special meeting or the NeoPath special meeting or any adjournments of those meetings, the persons named in the enclosed forms of the AutoCyte proxy or NeoPath proxy, as the case may be, including any substitutes, will vote such proxies in accordance with their judgment on that matter.

                      WHERE YOU CAN FIND MORE INFORMATION

     AutoCyte and NeoPath file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. AutoCyte's and NeoPath's SEC filings should also be available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

     If you are a stockholder, AutoCyte and NeoPath may have sent you some of the documents incorporated by reference, but you can obtain any of them through AutoCyte and NeoPath, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from AutoCyte and NeoPath without charge, excluding all exhibits except for exhibits which have been specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

AutoCyte, Inc.                         NeoPath, Inc.
780 Plantation Drive                   8271 154th Avenue NE
Burlington, North Carolina 27215       Redmond, Washington 98052
(336) 222-9707                         (425) 469-7584

     If you would like to request documents from AutoCyte or NeoPath, please do so promptly in order to receive them before the special meetings; but you should do so no later than five business days before the special meetings, which are on September 30, 1999.

     All information contained in or incorporated by reference into this joint proxy statement/prospectus with respect to AutoCyte has been provided by AutoCyte. All information contained in or incorporated by reference into this joint proxy statement/prospectus with respect to NeoPath has been provided by NeoPath. Neither AutoCyte nor NeoPath assumes any responsibility for the accuracy or completeness of the information provided by the other party.

     You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the merger agreement, or the stock issuance. Neither AutoCyte nor NeoPath has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated September 8, 1999. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of AutoCyte's common stock in the merger shall create any implication to the contrary.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
                          AUTOCYTE, INC.
Report of Independent Auditors..............................   F-3
Consolidated Balance Sheets as of December 31, 1998 and 1997
  and June 30, 1999.........................................   F-4
Consolidated Statements of Operations for the Years Ended
  December 31, 1998 and 1997, for the Period from November
  22, 1996 (inception) through December 31, 1996, and for
  the Six Months Ended June 30, 1999 and 1998...............   F-5
Consolidated Statements of Redeemable Convertible Preferred
  Stock and Stockholders' Equity for the Years Ended
  December 31, 1998 and 1997, for the Period from November
  22, 1996 (inception) through December 31, 1996 and for the
  Six Months Ended June 30, 1999............................   F-6
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1998 and 1997, for the Period from November
  22, 1996 (inception) through December 31, 1996, and for
  the Six Months Ended June 30, 1999 and 1998...............   F-7
Notes to Consolidated Financial Statements..................   F-8

CYTOLOGY AND PATHOLOGY AUTOMATION BUSINESS OF ROCHE IMAGE ANALYSIS
                           SYSTEMS, INC.
Report of Independent Auditors..............................  F-21
Balance Sheets as of December 31, 1995 and November 21,
  1996......................................................  F-22
Statements of Operations for the Years Ended December 31,
  1994 and 1995 and for the Period from January 1, 1996 to
  November 21, 1996.........................................  F-23
Statements of Cash Flows for the Years Ended December 31,
  1994 and 1995 and for the Period from January 1, 1996 to
  November 21, 1996.........................................  F-24
Notes to Financial Statements...............................  F-25

  UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS OF
                  AUTOCYTE, INC. AND NEOPATH, INC.
Introduction to Unaudited Pro Forma Combined Condensed
  Financial Statements......................................  F-29
Unaudited Pro Forma Combined Condensed Balance Sheet as of
  June 30, 1999.............................................  F-30
Unaudited Pro Forma Combined Condensed Statement of
  Operations for the Six Months Ended June 30, 1999.........  F-31
Unaudited Pro Forma Combined Condensed Statement of
  Operations for the Six Months Ended June 30, 1998.........  F-31
Unaudited Pro Forma Combined Condensed Statement of
  Operations for the Year Ended December 31, 1998...........  F-32
Unaudited Pro Forma Combined Condensed Statement of
  Operations for the Year Ended December 31, 1997...........  F-32
Unaudited Pro Forma Combined Condensed Statement of
  Operations for the Year Ended December 31, 1996...........  F-33

                          NEOPATH, INC.
Report of Independent Auditors..............................  F-34
Balance Sheets as of December 31, 1998 and 1997.............  F-35
Statements of Operations for the Years Ended December 31,
  1998, 1997, and 1996......................................  F-36
Statements of Shareholders' Equity for the Years Ended
  December 31, 1998, 1997, and 1996.........................  F-37
Statements of Cash Flows for the Years Ended December 31,
  1998, 1997, and 1996......................................  F-38
Notes to Financial Statements...............................  F-39

                                                              PAGE
                                                              ----
         UNAUDITED FINANCIAL STATEMENTS OF NEOPATH, INC.
Unaudited Balance Sheet for the Six Months Ended June 30,
  1999......................................................  F-48
Unaudited Statement of Operations for the Three Months Ended
  June 30, 1999 and 1998 and for the Six Months Ended June
  30, 1999 and 1998.........................................  F-49
Unaudited Statements of Cash Flows for the Six Months Ended
  June 30, 1999 and 1998....................................  F-50
Notes to Unaudited Financial Statements.....................  F-51

                                 AUTOCYTE, INC.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
AutoCyte, Inc.

     We have audited the accompanying consolidated balance sheets of AutoCyte, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity and cash flows for the years ended December 31, 1998 and 1997 and for the period from November 22, 1996 (inception) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AutoCyte, Inc. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for the years ended December 31, 1998 and 1997 and for the period from November 22, 1996 (inception) through December 31, 1996 in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Raleigh, North Carolina
February 5, 1999

                                 AUTOCYTE, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                             DECEMBER 31,
                                                      --------------------------     JUNE 30,
                                                         1998           1997           1999
                                                      -----------    -----------    -----------
                                                                                    (UNAUDITED)
                                            ASSETS
Current assets:
  Cash and cash equivalents.........................  $19,986,107    $28,655,082    $11,817,123
  Accounts receivable...............................      919,211        906,154        980,642
  Inventory.........................................    3,240,869      2,191,995      3,229,746
  Other current assets..............................      353,878        400,510        409,011
                                                      -----------    -----------    -----------
Total current assets................................   24,500,065     32,153,741     16,436,522
Property and equipment..............................    2,762,995      2,018,142      2,601,629
Intangible assets...................................    2,763,075      2,849,113     13,348,886
                                                      -----------    -----------    -----------
Total assets........................................  $30,026,135    $37,020,996    $32,387,037
                                                      ===========    ===========    ===========

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................  $ 1,028,788    $ 1,129,016    $ 1,853,503
  Accrued expenses..................................      534,197        685,998        655,517
  Deferred revenue..................................      630,185        130,000        415,693
  Current portion of long-term debt.................      191,795             --        284,557
                                                      -----------    -----------    -----------
Total current liabilities...........................    2,384,965      1,945,014      3,209,270
Long term debt, less current portion................      689,782             --        833,300
Other long-term liabilities.........................      104,514         48,768         87,240
Stockholders' equity:
Common stock, $0.01 par value; 20,650,000 shares
  authorized; 12,729,925, 12,505,412 and 14,286,392
  shares issued and outstanding at December 31, 1998
  and 1997 and June 30, 1999, respectively..........      127,299        125,054        142,864
Additional paid-in capital..........................   49,598,025     49,553,302     59,068,268
Deferred compensation...............................   (1,880,516)    (2,743,280)    (1,449,134)
Accumulated deficit.................................  (20,997,934)   (11,907,862)   (29,504,771)
                                                      -----------    -----------    -----------
Total stockholders' equity..........................   26,846,874     35,027,214     28,257,227
                                                      -----------    -----------    -----------
Total liabilities and stockholders' equity..........  $30,026,135    $37,020,996    $32,387,037
                                                      ===========    ===========    ===========

                            See accompanying notes.

                                 AUTOCYTE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               PERIOD FROM
                                                               NOVEMBER 22,
                                                                   1996
                                         YEAR ENDED            (INCEPTION)        SIX MONTHS ENDED
                                        DECEMBER 31,             THROUGH              JUNE 30,
                                 ---------------------------   DECEMBER 31,   -------------------------
                                     1998           1997           1996          1999          1998
                                 ------------   ------------   ------------   -----------   -----------
                                                                                     (UNAUDITED)
Sales..........................  $  4,769,686   $  2,667,837    $ 129,189     $ 2,349,410   $ 2,279,518
Cost of sales..................     2,982,198      1,952,691      112,022       1,811,473     1,481,306
                                 ------------   ------------    ---------     -----------   -----------
Gross profit...................     1,787,488        715,146       17,167         537,937       798,212
Operating expenses:
Research and development.......     4,700,003      4,461,881      457,918       2,285,589     2,273,333
Selling, general and
  administrative...............     7,457,968      6,532,551      524,669       3,628,373     3,841,632
Nonrecurring expenses..........            --             --           --       3,481,235            --
                                 ------------   ------------    ---------     -----------   -----------
                                   12,157,971     10,994,432      982,587       9,395,197     6,114,965
                                 ------------   ------------    ---------     -----------   -----------
Operating loss.................   (10,370,483)   (10,279,286)    (965,420)     (8,857,260)   (5,316,753)
Interest income................     1,301,078        772,563       42,431         412,096       721,672
Interest expense, including
  credit agreement commitment
  fee..........................       (20,667)    (1,478,150)          --         (61,673)       (7,831)
                                 ------------   ------------    ---------     -----------   -----------
Net loss.......................  $ (9,090,072)  $(10,984,873)   $(922,989)    $(8,506,837)  $(4,602,912)
                                 ============   ============    =========     ===========   ===========
Net loss per common share
  (basic and diluted)..........  $      (0.72)  $      (1.59)   $   (0.22)    $     (0.65)  $     (0.36)
                                 ============   ============    =========     ===========   ===========
Weighted-average common shares
  outstanding..................    12,664,223      6,903,290    4,279,389      13,163,406    12,637,903
                                 ============   ============    =========     ===========   ===========

                            See accompanying notes.

                                 AUTOCYTE, INC.

       CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
                            AND STOCKHOLDERS' EQUITY

                                     REDEEMABLE                 ADDITIONAL                                      TOTAL
                                     CONVERTIBLE      COMMON      PAID-IN       DEFERRED     ACCUMULATED    STOCKHOLDERS'
                                   PREFERRED STOCK    STOCK       CAPITAL     COMPENSATION     DEFICIT         EQUITY
                                   ---------------   --------   -----------   ------------   ------------   -------------
Balance at Inception.............    $        --     $     --   $        --   $        --    $         --   $         --
  Net assets acquired in exchange
    for common stock.............             --       36,891     5,963,109            --              --      6,000,000
  Issuance of common stock.......             --        5,903       114,097            --              --        120,000
  Issuance of redeemable
    convertible preferred
    stock........................      9,882,000           --            --            --              --             --
  Deferred compensation related
    to issuance of restricted
    stock and grant of stock
    options......................             --           --     1,821,750    (1,821,750)             --             --
  Amortization of deferred
    compensation.................             --           --            --        37,807              --         37,807
  Net loss.......................             --           --            --            --        (922,989)      (922,989)
                                     -----------     --------   -----------   -----------    ------------   ------------
Balance at December 31, 1996.....      9,882,000       42,794     7,898,956    (1,783,943)       (922,989)     5,234,818
  Issuance of redeemable
    convertible preferred stock
    and stock options............        100,000           --       432,000            --              --        432,000
  Issuance of warrants...........             --           --     1,475,002            --              --      1,475,002
  Exercise of warrants...........             --        1,936       282,121            --              --        284,057
  Issuance of common stock.......             --       31,250    27,862,411            --              --     27,893,661
  Conversion of preferred
    stock........................     (9,982,000)      48,819     9,933,181            --              --      9,982,000
  Exercise of stock options......             --          255         4,937            --              --          5,192
  Deferred compensation related
    to grant of stock options....             --           --     1,664,694    (1,664,694)             --             --
  Amortization of deferred
    compensation.................             --           --            --       705,357              --        705,357
  Net loss.......................             --           --            --            --     (10,984,873)   (10,984,873)
                                     -----------     --------   -----------   -----------    ------------   ------------
Balance at December 31, 1997.....             --      125,054    49,553,302    (2,743,280)    (11,907,862)    35,027,214
  Exercise of stock options......             --        2,245        44,723            --              --         46,968
  Amortization of deferred
    compensation.................             --           --            --       862,764              --        862,764
  Net loss.......................             --           --            --            --      (9,090,072)    (9,090,072)
                                     -----------     --------   -----------   -----------    ------------   ------------
Balance at December 31, 1998.....             --      127,299    49,598,025    (1,880,516)    (20,997,934)    26,846,874
  Exercise of stock options......             --        1,565        34,243            --              --         35,808
  Common stock issued in exchange
    for intangible assets........             --       14,000     9,436,000            --              --      9,450,000
  Amortization of deferred
    compensation.................             --           --            --       431,382              --        431,382
  Net loss.......................             --           --            --            --      (8,506,837)    (8,506,837)
                                     -----------     --------   -----------   -----------    ------------   ------------
Balance at June 30, 1999
  (unaudited)....................    $        --     $142,864   $59,068,268   $(1,449,134)   $(29,504,771)  $ 28,257,227
                                     ===========     ========   ===========   ===========    ============   ============

                            See accompanying notes.

                                 AUTOCYTE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   PERIOD FROM
                                                                                   NOVEMBER 22,
                                                                                       1996
                                                            YEAR ENDED             (INCEPTION)          SIX MONTHS ENDED
                                                           DECEMBER 31,              THROUGH                JUNE 30,
                                                    --------------------------     DECEMBER 31,     -------------------------
                                                       1998           1997             1996            1999          1998
                                                    -----------   ------------   ----------------   -----------   -----------
                                                                                                           (UNAUDITED)
OPERATING ACTIVITIES
Net loss..........................................  $(9,090,072)  $(10,984,873)    $  (922,989)     $(8,506,837)  $(4,602,912)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation..................................      857,333        477,686          39,797          534,513       372,105
    Amortization of intangible assets.............      150,000        150,000          15,625          170,800        75,000
    Amortization of deferred compensation.........      862,764        705,357          37,807          431,382       431,382
    Purchased in-process research and
      development.................................           --             --              --        2,922,000            --
    Issuance of preferred stock and stock options
      for services rendered.......................           --        432,000              --               --            --
    Issuance of warrants as consideration for
      credit agreement commitment fee.............           --      1,475,002              --               --            --
    Changes in operating assets and liabilities:
      Accounts receivable.........................      (13,057)      (145,037)        (48,792)         (61,431)     (553,416)
      Inventory...................................   (1,048,874)      (280,589)       (128,674)          11,123      (636,355)
      Other current assets........................       46,632       (351,302)             65          (55,133)       89,706
      Accounts payable............................     (100,228)        56,090         225,511          824,715       371,248
      Accrued expenses............................     (151,801)       192,430         334,785          121,320       (56,885)
      Deferred revenue............................      500,185        130,000              --         (214,492)           --
                                                    -----------   ------------     -----------      -----------   -----------
Net cash used in operating activities.............   (7,987,118)    (8,143,236)       (446,865)      (3,822,040)   (4,510,127)
INVESTING ACTIVITIES
Purchases of property and equipment...............   (1,602,186)    (1,035,896)        (47,889)        (373,147)     (816,179)
Additions to intangible assets....................      (63,962)       (14,738)             --       (4,228,611)      (42,737)
Net cash acquired in acquisition of business......           --             --          10,028               --            --
                                                    -----------   ------------     -----------      -----------   -----------
Net cash used in investing activities.............   (1,666,148)    (1,050,634)        (37,861)      (4,601,758)     (858,916)
FINANCING ACTIVITIES
Net proceeds from issuance of common stock........           --     27,893,661         120,000               --            --
Net proceeds from issuance of redeemable
  convertible preferred stock.....................           --        100,000       9,882,000               --            --
Proceeds from exercise of warrants................           --        284,057              --               --            --
Proceeds from exercise of stock options...........       46,968          5,192              --           35,808        35,227
Increase (decrease) in other long-term
  liabilities.....................................       55,746         48,768              --          (17,274)       (4,037)
Proceeds from long-term debt......................      905,019             --              --          388,505            --
Payments on long-term debt........................      (23,442)            --              --         (152,225)           --
                                                    -----------   ------------     -----------      -----------   -----------
Net cash provided by financing activities.........      984,291     28,331,678      10,002,000          254,814        31,190
                                                    -----------   ------------     -----------      -----------   -----------
Net increase (decrease) in cash and cash
  equivalents.....................................   (8,668,975)    19,137,808       9,517,274       (8,168,984)   (5,337,853)
Cash and cash equivalents at beginning of
  period..........................................   28,655,082      9,517,274              --       19,986,107    28,655,082
                                                    -----------   ------------     -----------      -----------   -----------
Cash and cash equivalents at end of period........  $19,986,107   $ 28,655,082     $ 9,517,274      $11,817,123   $23,317,229
                                                    ===========   ============     ===========      ===========   ===========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest............................  $    20,667   $      3,148     $        --      $    61,673   $     7,831
                                                    ===========   ============     ===========      ===========   ===========

                            See accompanying notes.

                                 AUTOCYTE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY

     AutoCyte, Inc. ("AutoCyte" or the "Company"), a Delaware Corporation, was formed on October 24, 1996 to acquire the cytology and pathology automation business (the "Business") then owned by Roche Image Analysis Systems, Inc. ("RIAS"), a wholly-owned subsidiary of Roche Holding Ltd. ("Roche"). The Company develops, manufactures and markets the only integrated automated sample preparation and image analysis system to support cytology professionals in cervical cancer screening. The Company's integrated system is comprised of the AutoCyte PREP System(TM) for sample preparation and the AutoCyte SCREEN System(TM) for image analysis. The Company's Pathology Workstation product line further integrates AutoCyte's product offerings into tools for data handling of cytology and pathology images, and tools for determining prognosis of disease from cytology and pathology specimens.

     On November 22, 1996, the Company entered into a Contribution Agreement (the "Agreement") with Roche and RIAS whereby the Company acquired the net assets and liabilities of the cytology and pathology automation business of RIAS in exchange for 3,689,129 shares of Common Stock valued at $6.0 million. The transaction was accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations".

     On September 5, 1997, the Company completed an initial public offering of 3,100,000 shares of $0.01 par value Common Stock (the "Offering"). The Offering price was $10 per common share resulting in gross offering proceeds of $31,000,000. Proceeds to the Company, net of underwriters' discount and offering expenses were $27,661,161. Simultaneously with the Offering, the redeemable convertible preferred stock of the Company was automatically converted into 4,881,936 shares of Common Stock. On October 10, 1997, the underwriters exercised a portion of their over-allotment option and purchased an additional 25,000 shares of Common Stock at $10 per share resulting in additional net proceeds of $232,500.

     Revenues from sales of products have not generated sufficient cash to support the Company's operations. Both the Company and its predecessor have incurred substantial losses. The Company has funded its operations primarily through the private sale of equity securities and its September 1997 initial public offering. The Company continues to be subject to certain risks and uncertainties common to early stage medical device companies including the uncertainty of availability of additional financing, extensive government regulation, uncertainty of market acceptance of its products, limited manufacturing, marketing and sales experience and uncertainty of future profitability.

2. SIGNIFICANT ACCOUNTING POLICIES

  UNAUDITED INTERIM FINANCIAL INFORMATION

     The statements of operations and cash flows for the six month periods ended June 30, 1999 and 1998 and the balance sheet as of June 30, 1999 are unaudited and reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows. All information related to the six month periods ended June 30, 1999 and 1998 is unaudited.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of AutoCyte, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

                                 AUTOCYTE, INC.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  CONCENTRATION OF CREDIT RISK

     The Company's principal financial instruments subject to potential concentration of credit risk are cash, cash equivalents and unsecured accounts receivable. The Company invests its funds in highly rated institutions, and limits its investment in any individual debtor to $5 million. The Company provides an allowance for doubtful accounts equal to the estimated losses to be incurred in the collection of accounts receivable, which have historically been minimal and within management's expectations.

  REVENUE RECOGNITION

     Revenue is recognized from product sales and rentals. Product sales revenue is recognized when products are shipped, at which time sales are final, and product rental revenue is recognized as earned.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  INVENTORY

     Inventory is stated at the lower of cost or net realizable value. Cost is determined using the average cost method. Net realizable value of inventory is reviewed in detail on an on-going basis, with consideration given to deterioration, obsolescence and other factors.

  PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives (three to five years) of the individual assets. Depreciation expense amounted to $857,333 during 1998, $477,686 during 1997, $39,797 during the period from November 22, 1996 (inception) through December 31, 1996 and $534,513 and $372,105 during the six months ended June 30, 1999 and 1998, respectively.

     Included in property and equipment is demonstration equipment, which consists of units being used for demonstration purposes by salespeople; being evaluated by clinics, laboratories, hospitals, doctors offices or universities; or being used in clinical trials. A listing of all demonstration equipment is reviewed quarterly by the Company, and, based on various factors, including whether or not the Company continues to market the products being demonstrated, asset impairment reserves are established as necessary.

  INTANGIBLE ASSETS

     Intangible assets consists of patents and core technology acquired from Neuromedical Systems, Inc. and goodwill. Such assets are amortized using the straight-line method over estimated lives ranging from 14 to 20 years.

     The Company periodically reviews the value of its intangible assets to determine if an impairment has occurred. In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", if this review indicates that intangible assets will not be recoverable, as determined based on an analysis of undiscounted cash

                                 AUTOCYTE, INC.

flows over the remaining amortization period, the Company would reduce the carrying value of its intangible assets accordingly.

  RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are charged to operations as incurred.

  DEFERRED REVENUE

     Deferred revenue at June 30, 1999 and December 31, 1998 relates primarily to a worldwide exclusive international distributor agreement for the Company's ImageTiter(R) product. Pursuant to the terms of this agreement, the Company received $1,000,000 as a non-refundable upfront payment for the worldwide exclusive distribution rights for ImageTiter, services to be performed, and as a prepayment for future product shipments. Revenue related to the worldwide exclusive distribution rights will be recognized ratably over the estimated life of the agreement. Revenue related to services was recognized in 1998 as the services were completed. Revenue for product shipments is recognized at the time of shipment.

     Deferred revenue at December 31, 1997 related to customer payments for PREP units sold in 1997 that contained right of return provisions. During 1998 these right of return provisions lapsed and the revenue was recognized.

  INCOME TAXES

     The Company accounts for income taxes using the liability method. Under the liability method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities.

  NET LOSS PER COMMON SHARE

     The Company's calculation of earnings (loss) per share reflects the completion of its initial public offering and the simultaneous conversion of its convertible preferred stock into common stock in September 1997. As the Company incurred losses during all periods presented, the effect of options, warrants and convertible preferred stock is anti-dilutive and accordingly, there is no difference between basic and diluted loss per share.

  STOCK BASED COMPENSATION

     The Company accounts for stock options issued to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, no compensation expense is recognized for stock or stock options issued with an exercise price equivalent to the fair value of the Company's Common Stock. For stock options granted at exercise prices below the deemed fair value, the Company records deferred compensation expense for the difference between the exercise price of the shares and the deemed fair value. Any resulting deferred compensation expense is amortized ratably over the vesting period of the individual options.

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). For companies that continue to account for stock based compensation arrangements under APB 25, SFAS 123 requires disclosure of the pro forma effect on net income
(loss) and earnings (loss) per share as if the fair value based method prescribed by SFAS 123 had been applied. The Company has adopted the pro forma disclosure requirements of SFAS 123.

                                 AUTOCYTE, INC.

  ADVERTISING EXPENSE

     The cost of advertising is expensed as incurred. Advertising and marketing expense, including trade show expense, amounted to $279,531 during 1998, $157,095 during 1997, $3,900 during the period from November 22, 1996 (inception) through December 31, 1996 and $24,720 and $151,953 during the six months ended June 30, 1999 and 1998, respectively.

  RECLASSIFICATION

     Certain amounts in the prior year financial statements have been reclassified to conform to current classifications. These reclassifications had no impact on net loss or stockholders' equity amounts previously reported.

  RECENTLY ISSUED ACCOUNTING STANDARDS

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in financial statements. The application of the new rules did not have an impact on the Company's financial statements since it has no items of other comprehensive income in any period presented.

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial statements to shareholders. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The application of the new rules did not have an impact on the Company's financial statements as the Company operates in only one segment.

     In June 1999, the FASB approved the Exposure Draft to defer for one year the effective date of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which is now effective for years beginning after June 15, 2000. SFAS 133 establishes a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The Company will adopt SFAS 133 in 2001, which may result in additional disclosures. The application of the new rules is not expected to have a significant impact on the Company's financial position or results from operations.

                                 AUTOCYTE, INC.

3. BUSINESS SEGMENTS

     The Company operates in a single business segment and is engaged in the development and sale of cytology and pathology automation systems for use in clinical laboratory applications. Revenues from significant customers, those representing 10% or more of total revenues for the respective periods, are summarized as follows:

                                                             PERIOD FROM         SIX MONTHS
                                          YEAR ENDED      NOVEMBER 22, 1996        ENDED
                                         DECEMBER 31,    (INCEPTION) THROUGH      JUNE 30,
                                         ------------       DECEMBER 31,        ------------
                                         1998    1997           1996            1999    1998
                                         ----    ----    -------------------    ----    ----
Customer 1.............................   30%     --             --              --      22%
Customer 2.............................   13%     --             --              --      11%
Customer 3.............................   --      17%            --              --      --
Customer 4.............................   --      --             70%             --      --
Customer 5.............................   --      --             --              11%     --
Customer 6.............................   --      --             --              21%     --
Customer 7.............................   --      --             --              10%     --

     Sales by geographic region were as follows:

                                                                            SIX MONTHS
                                                            YEAR ENDED        ENDED
                                                           DECEMBER 31,      JUNE 30,
                                                           ------------    ------------
                                                           1998    1997    1999    1998
                                                           ----    ----    ----    ----
United States............................................   37%     59%     35%     41%
Europe...................................................   28%     19%     47%     32%
Asia and Australia.......................................   35%     18%     18%     27%
Other International Sales................................   --       4%     --      --

     There were no international sales during the period from November 22, 1996 (inception) through December 31, 1996.

4. ALLOWANCE FOR DOUBTFUL ACCOUNTS

     A summary of the allowance for doubtful accounts activity is as follows:

                                                                    SIX MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,              JUNE 30,
                                ------------------------------    --------------------
                                  1998       1997       1996        1999        1998
                                --------    -------    -------    --------    --------
Beginning balance.............  $ 85,000    $17,500    $ 7,500    $184,875    $ 85,000
Amounts charged to expense....   102,000     67,500     10,000          --     102,000
Amounts written off...........    (2,125)        --         --          --          --
                                --------    -------    -------    --------    --------
Ending balance................  $184,875    $85,000    $17,500    $184,875    $187,000
                                ========    =======    =======    ========    ========

                                 AUTOCYTE, INC.

5. INVENTORY

     Inventory consists of the following:

                                                       DECEMBER 31,
                                                 ------------------------     JUNE 30,
                                                    1998          1997          1999
                                                 ----------    ----------    ----------
Raw materials..................................  $1,685,495    $1,878,632    $2,120,533
Finished goods.................................   1,555,374       313,363     1,109,213
                                                 ----------    ----------    ----------
                                                 $3,240,869    $2,191,995    $3,229,746
                                                 ==========    ==========    ==========

6. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                     DECEMBER 31,
                                               -------------------------     JUNE 30,
                                                  1998           1997          1999
                                               -----------    ----------    -----------
Demonstration equipment......................  $ 1,291,105    $1,236,161    $ 1,392,417
Rental units.................................    1,172,575       320,607      1,295,144
Machinery and equipment......................      761,536       457,228        825,724
Furniture, fixtures and improvements.........      160,829        87,859        160,829
Computer equipment and software..............      503,045       424,278        541,096
                                               -----------    ----------    -----------
                                                 3,889,090     2,526,133      4,215,210
Less accumulated depreciation................   (1,126,095)     (507,991)    (1,613,581)
                                               -----------    ----------    -----------
                                               $ 2,762,995    $2,018,142    $ 2,601,629
                                               ===========    ==========    ===========

7. INTANGIBLE ASSETS

     Intangible assets consists of the following:

                                                      DECEMBER 31,
                                                ------------------------     JUNE 30,
                                                   1998          1997          1999
                                                ----------    ----------    -----------
Goodwill......................................  $3,000,000    $3,000,000    $ 3,000,000
Patents.......................................      78,700        14,738      9,495,971
Core technology...............................          --            --      1,339,340
                                                ----------    ----------    -----------
                                                 3,078,700     3,014,738     13,835,311
Less accumulated depreciation.................    (315,625)     (165,625)      (486,425)
                                                ----------    ----------    -----------
                                                $2,763,075    $2,849,113    $13,348,886
                                                ==========    ==========    ===========

8. ACCRUED EXPENSES

     Accrued expenses consists of the following:

                                                         DECEMBER 31,
                                                     --------------------    JUNE 30,
                                                       1998        1997        1999
                                                     --------    --------    --------
Accrued payroll and related benefits...............  $161,461    $213,443    $314,909
Accrued warranty costs.............................   202,664     196,709     202,664
Other accrued expenses.............................   170,072     275,846     137,944
                                                     --------    --------    --------
                                                     $534,197    $685,998    $655,517
                                                     ========    ========    ========

                                 AUTOCYTE, INC.

9. CREDIT AGREEMENT

     On June 27, 1997, the Company entered into a credit agreement with certain of its institutional stockholders and the Company's Chief Executive Officer. The agreement provided the Company with access to a credit line of up to $8,000,000 at an interest rate of prime plus 1%. As consideration for this agreement, the Company issued warrants to purchase 207,291 shares of its Common Stock at an exercise price of $2.033 per share. The warrants were immediately exercisable, with an expiration date ten years from the date of issuance. The Company estimated the expense associated with the warrant issuance to be approximately $1,475,000, all of which was expensed at the time of issuance as a credit agreement commitment fee. No borrowings were made under this credit arrangement, which expired upon the completion of the Offering in September 1997. On October 24, 1997, all of the outstanding warrants were exercised.

10. DEBT

     During 1998, the Company entered into an agreement with an equipment financing company to provide the Company with a $5,000,000 line of credit to finance certain of the Company's equipment purchases. At December 31, 1998, the Company had outstanding borrowings of $881,577 under the agreement with a loan term of 48 months. The loan is secured by a security interest in the financed equipment. Interest is calculated based on the four-year Treasury Bill Weekly Average rate (4.447% at December 31, 1998) + 6.121%.

     At December 31, 1998, maturities of the outstanding debt are as follows:

1999......................................................  $191,795
2000......................................................   213,075
2001......................................................   236,715
2002......................................................   239,992
                                                            --------
                                                            $881,577
                                                            ========

     The fair value of the Company's long term debt, which approximates its carrying value, is estimated using discounted cash flow analysis based on the Company's current incremental borrowing rates for similar type borrowing arrangements.

11. LEASES

     The Company leases its office and manufacturing facilities and certain office equipment under operating leases expiring at various times through July 2005.

     At December 31, 1998, future minimum lease payments under these leases are as follows:

1999.....................................................  $  394,026
2000.....................................................     394,183
2001.....................................................     361,183
2002.....................................................     326,863
2003.....................................................     326,863
Thereafter...............................................     519,008
                                                           ----------
                                                           $2,322,126
                                                           ==========

                                 AUTOCYTE, INC.

     Rent expense amounted to $378,004 during 1998, $281,424 during 1997, $25,245 during the period from November 22, 1996 (inception) to December 31, 1996 and $212,905 and $149,106 during the six months ended June 30, 1999 and 1998, respectively.

     Future minimum lease payments under these leases as of June 30, 1999 are $2,125,192.

12. INCOME TAXES

     The Company has cumulative net operating loss carryforwards available to offset future taxable income of approximately $27,557,000 which expire in 2011 - 2014. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Components of deferred taxes are as follows:

                                                   DECEMBER 31,
                                            ---------------------------      JUNE 30,
                                                1998           1997            1999
                                            ------------    -----------    ------------
Deferred tax assets:
  Inventory...............................  $    735,000    $ 1,174,000    $   $662,000
  Property and equipment..................     1,517,000      2,161,000       1,367,000
  Intangible assets.......................       672,000        737,000       1,769,000
  Net operating loss carry forward........     8,728,000      4,429,000      10,747,000
  Other...................................       176,000        189,000         169,000
                                            ------------    -----------    ------------
Total deferred tax asset..................    11,828,000      8,690,000      14,714,000
Valuation allowance for deferred tax
  asset...................................   (11,828,000)    (8,690,000)    (14,714,000)
                                            ------------    -----------    ------------
Net deferred taxes........................  $         --    $        --    $         --
                                            ============    ===========    ============

13. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY

  REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The 9,925,000 shares of Series A Convertible Preferred Stock automatically converted into 4,881,936 shares of Common Stock upon completion of the Offering in September 1997.

     Pursuant to the Company's amended and restated Certificate of Incorporation, the Board of Directors has the authority, without further vote or action by the stockholders, to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the relative rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater that the rights of Common Stock. At December 31, 1998 and June 30, 1999 there were no shares of Preferred Stock outstanding.

  EQUITY INCENTIVE PLANS

     At inception, the Company adopted the Amended and Restated 1996 Equity Incentive Plan under which incentive and non-statutory stock options, stock appreciation rights and restricted stock may be granted to employees or consultants of the Company. Generally, options and restricted stock grants vest ratably over a 48-month term. Stock options expire ten years from the date of grant.

     During 1997, the Board of Directors approved the adoption of the 1997 Director Stock Option Plan and reserved 100,000 shares of common stock for issuance under the plan. Under the terms of this plan, directors who are not employees of the Company are entitled to receive options to acquire shares of

                                 AUTOCYTE, INC.

common stock. During 1999, 20,000 options were granted pursuant to this plan. Options vest 20% per year on the anniversary date of the grant for a period of five years, provided that the optionee is still an AutoCyte director on that date.

     A summary of activity under the plans is as follows:

                                                          OPTIONS OUTSTANDING
                                            -----------------------------------------------
                                            NUMBER OF    EXERCISE PRICE    WEIGHTED-AVERAGE
                                             SHARES          RANGE          EXERCISE PRICE
                                            ---------    --------------    ----------------
Outstanding at December 31, 1996..........    689,836    $         0.20         $0.20
  Options granted.........................    349,962     0.20 -  10.50          1.47
  Options exercised.......................    (25,535)             0.20          0.20
  Options canceled/expired................     (8,353)             0.20          0.20
                                            ---------    --------------         -----
Outstanding at December 31, 1997..........  1,005,910     0.20 -  10.50          0.64
  Options granted.........................    465,176     2.69 -   7.38          4.33
  Options exercised.......................   (224,513)    0.20 -   4.19          0.21
  Options canceled/expired................    (78,092)    0.20 -  10.50          6.35
                                            ---------    --------------         -----
Outstanding at December 31, 1998..........  1,168,481     0.20 -  10.00          1.81
  Options granted.........................    490,282     4.31 -   7.75          4.75
  Options exercised.......................   (156,576)    0.20 -   4.19          0.23
  Options cancelled/expired...............    (19,577)    0.20 -   4.19          2.06
                                            ---------    --------------         -----
Outstanding at June 30, 1999
  (unaudited).............................  1,482,610    $0.20 - $10.00         $2.95
                                            =========    ==============         =====

                                  OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                -------------------------------------------------------   ------------------------------------
                                    WEIGHTED-AVERAGE
                     NUMBER            REMAINING                               NUMBER
                 OUTSTANDING AT     CONTRACTUAL LIFE   WEIGHTED-AVERAGE    EXERCISABLE AT     WEIGHTED-AVERAGE
 PRICE RANGE    DECEMBER 31, 1998       (YEARS)         EXERCISE PRICE    DECEMBER 31, 1998    EXERCISE PRICE
--------------  -----------------   ----------------   ----------------   -----------------   ----------------
         $0.20        718,713             8.0               $0.20              220,169             $0.20
 2.69 -   3.13         24,000             9.7                3.03                1,394              3.06
 4.19 -   6.25        402,157             9.2                4.27              124,391              4.25
 6.56 -   9.75         21,611             9.2                7.44                4,426              7.53
         10.00          2,000             8.9               10.00                  500             10.00
--------------      ---------             ---               -----              -------             -----
$0.20 - $10.00      1,168,481             8.5               $1.81              350,880             $1.76
==============      =========             ===               =====              =======             =====

     The options outstanding as of June 30, 1999 had a weighted-average remaining contractual life of 8.5 years. At June 30, 1999, options to purchase 392,481 shares were exercisable.

     At inception, the Company sold 590,260 shares of restricted Common Stock with a deemed fair value of $1.6264 per share to the Company's Chief Executive Officer at a price of $0.2033 per share. Under the terms of the restricted stock purchase agreement, the shares vest ratably over a 48-month term and are subject to repurchase by the Company at the issuance price if the CEO ceases to be employed by the Company. Under the terms of an amendment to the restricted stock purchase agreement, in the event that the Chief Executive Officer terminates employment with the Company other than for cause, in addition to all other shares that have vested pursuant to the original agreement, 50% of the unvested shares as of the date of departure shall become vested as of that date.

                                 AUTOCYTE, INC.

  SFAS 123

     The Company has adopted the disclosure-only provisions of SFAS 123. In accordance with SFAS 123, the fair value of each option grant was determined by using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                            PERIOD FROM
                                    YEAR ENDED           NOVEMBER 22, 1996     SIX MONTHS
                                   DECEMBER 31,         (INCEPTION) THROUGH      ENDED
                              ----------------------       DECEMBER 31,         JUNE 30,
                                1998         1997              1996               1999
                              ---------    ---------    -------------------    ----------
Risk-free interest rate.....    5.29%        6.20%          5.92%                4.76%
Expected dividend yield.....    0.00%        0.00%          0.00%                0.00%
Expected lives..............  48 months    48 months      48 months            48 months
Expected volatility.........    0.75         0.71            0.60                 0.75
Weighted-average fair value
  of grants.................    $2.46        $5.63          $1.45                $2.80

     Had compensation cost for the Company's stock options been determined based on the fair value at the date of grant consistent with the provisions of SFAS 123, the Company's pro forma net loss and net loss per share would have been:

                                                                 PERIOD FROM
                                                              NOVEMBER 22, 1996    SIX MONTHS
                                 YEAR ENDED DECEMBER 31,     (INCEPTION) THROUGH      ENDED
                                --------------------------      DECEMBER 31,        JUNE 30,
                                   1998           1997              1996              1999
                                -----------   ------------   -------------------   -----------
Net loss:
  As reported.................  $(9,090,072)  $(10,984,873)       $(922,989)       $(8,506,837)
  Pro forma...................  $(9,517,798)  $(10,987,980)       $(929,276)       $(8,754,971)
Net loss per common share
  (basic & diluted):
  As reported.................  $     (0.72)  $      (1.59)       $   (0.22)       $     (0.65)
  Pro forma...................  $     (0.75)  $      (1.59)       $   (0.22)       $     (0.67)

  COMMON STOCK RESERVED FOR FUTURE ISSUANCE

     At December 31, 1998 and June 30, 1999, respectively, the Company has reserved authorized shares of Common Stock for future issuance as follows:

                                                      DECEMBER 31,    JUNE 30,
                                                          1998          1999
                                                      ------------    ---------
Outstanding stock options...........................   1,168,481      1,482,610
Possible future issuance under equity incentive
  plans.............................................     177,536        606,831
                                                       ---------      ---------
          Total shares reserved.....................   1,346,017      2,089,441
                                                       =========      =========

  DEFERRED COMPENSATION

     The Company recorded deferred compensation of $1,664,694 during 1997 and $1,821,750 during the period from November 22, 1996 (inception) through December 31, 1996 for the difference between the exercise price and the deemed fair value of the Company's common stock option and restricted stock grants. The amount is being amortized over the vesting period of the individual options, generally 48 months. Amortization of deferred compensation totaled $862,764 during 1998, $705,357 during 1997,

                                 AUTOCYTE, INC.

$37,807 during the period from November 22, 1996 (inception) through December 31, 1996, and $431,382 during each of the six month periods ended June 30, 1999 and 1998.

14. RELATED PARTY TRANSACTIONS

     The Company has entered into certain ongoing arrangements with Laboratory Corporation of America Holdings, Inc. ("LabCorp"), a public company partially owned by Roche, for selling its products to LabCorp. Roche is a shareholder of the Company and the Company's Chief Executive Officer is a Director of LabCorp. Sales to LabCorp amounted to $634,884 during 1998, $33,354 during 1997, and $8,368 and $248,450 during the six months ended June 30, 1999 and 1998, respectively. There were no sales to LabCorp during the period from November 22, 1996 (inception) through December 31, 1996.

     The Company has a continuing arrangement with LabCorp for leasing a portion of LabCorp's facility in Elon College, North Carolina. Total rent paid to LabCorp amounted to $61,995 during 1998, $111,375 during 1997, $11,600 during the period from November 22, 1996 (inception) through December 31, 1996, and $6,307 and $55,688 during the six months ended June 30, 1999 and 1998, respectively. Additionally, the Company owed approximately $184,000, $249,000 and $348,000 at June 30, 1999, December 31, 1998 and December 31, 1997,
respectively, to Roche or its affiliates for services provided.

15. RETIREMENT PLAN

     The Company has a qualified 401(k) Retirement Plan (the "Plan"). Substantially all full-time employees are eligible to participate and participants may contribute from 1% to 15% of their compensation to the Plan. The Company matches 50% of each participant's contribution up to 6% of the employee's compensation, and may make additional matching contributions at the discretion of management, not to exceed 15% of the employee's compensation. Total expense for the plan was $128,541 during 1998, $82,198 during 1997, $5,572 during the period from November 22, 1996 (inception) through December 31, 1996, and $55,213 and $63,294 during the six months ended June 30, 1999 and 1998, respectively.

                                 AUTOCYTE, INC.

16. PRO FORMA COMBINED RESULTS OF OPERATIONS

     The pro forma combined results of operations as if AutoCyte had acquired the predecessor entity on January 1, 1996 and had been in operation for the entire year as a combined entity would have been as follows:

                                      PERIOD FROM         PERIOD FROM
                                    JANUARY 1, 1996    NOVEMBER 22, 1996
                                        THROUGH             THROUGH             YEAR ENDED
                                   NOVEMBER 21, 1996   DECEMBER 31, 1996    DECEMBER 31, 1996
                                     (PREDECESSOR)        (AUTOCYTE)       (PRO FORMA COMBINED)
                                   -----------------   -----------------   --------------------
Sales............................    $  1,747,209          $ 129,189           $  1,876,398
Cost of goods sold...............       2,796,802            112,022              2,908,824
                                     ------------          ---------           ------------
Gross profit (loss)..............      (1,049,593)            17,167             (1,032,426)
Operating expenses:
Research and development.........       3,907,682            457,918              4,365,600
Selling, general and
  administrative.................      11,965,813            524,669             12,490,482
                                     ------------          ---------           ------------
                                       15,873,495            982,587             16,856,082
                                     ------------          ---------           ------------
Operating loss...................     (16,923,088)          (965,420)           (17,888,508)
Interest income..................              --             42,431                 42,431
                                     ------------          ---------           ------------
Net loss.........................    $(16,923,088)         $(922,989)          $(17,846,077)
                                     ============          =========           ============

     Net loss per share is not disclosed for 1996 since RIAS operated as a wholly owned subsidiary of Roche Holding Ltd. prior to the formation of AutoCyte on November 22, 1996.

17. SUBSEQUENT EVENTS (UNAUDITED)

     On March 25, 1999, AutoCyte entered into a purchase and sale agreement to acquire the intellectual property estate of Neuromedical Systems, Inc. ("NSI"), a developer of interactive, neural net technology for the computer screening of conventional Pap smears. Under the terms of the agreement, AutoCyte agreed to acquire the entire patent estate (including the right to pursue any claims relating to the patent estate), trademarks, regulatory applications, clinical daa and all other intellectual and intangible property rights relating to the business of NSI, which, concurrent with the execution of the agreement, filed a voluntary Chapter 11 petition in the U.S. Bankruptcy Court for the District of Delaware. The bankruptcy court approved this agreement and the transaction was closed on May 17, 1999.

     The purchase price consisted of:

  Cash consideration and transaction costs..............  $ 4,201,340
  Common stock..........................................    9,450,000
                                                          -----------
                                                          $13,651,340
                                                          ===========

     The purchase price was allocated as follows:

  Patents...............................................  $ 9,390,000
  In-process research and development...................    2,922,000
  Core technology.......................................    1,339,340
                                                          -----------
                                                          $13,651,340
                                                          ===========

                                 AUTOCYTE, INC.

     The Company charged to expense at the date of acquisition $2,922,000 relating to the portion of the purchase price allocated to those in-process research and development projects where technological feasibility had not yet been established.

     On June 4, 1999, AutoCyte entered into an agreement to merge with NeoPath, Inc. ("NeoPath") in a transaction expected to be accounted for as a pooling of interests. Under the terms of the agreement, each outstanding share of NeoPath common stock will be exchanged for 0.7903 shares of AutoCyte common stock. Based on a total of approximately 17,440,000 shares of NeoPath common stock outstanding on June 30, 1999, AutoCyte would issue approximately 13,783,000 shares of AutoCyte common stock. This transaction is expected to be completed in the second half of 1999.

                                 AUTOCYTE, INC.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
AutoCyte, Inc.

     We have audited the accompanying balance sheets of the Cytology and Pathology Automation Business of Roche Image Analysis Systems, Inc. (the "Business") as of December 31, 1995 and November 21, 1996, and the related statements of operations and cash flows for the years ended December 31, 1994 and 1995 and for the period from January 1, 1996 to November 21, 1996. These financial statements are the responsibility of the Business's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Cytology and Pathology Automation Business of Roche Image Analysis Systems, Inc. at December 31, 1995 and November 21, 1996, and the results of its operations and its cash flows for the years ended December 31, 1994 and 1995 and for the period from January 1, 1996 to November 21, 1996 in conformity with generally accepted accounting principles.

                                          /s/  ERNST & YOUNG LLP

Raleigh, North Carolina
June 13, 1997

                                 AUTOCYTE, INC.

                   CYTOLOGY AND PATHOLOGY AUTOMATION BUSINESS
                     OF ROCHE IMAGE ANALYSIS SYSTEMS, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,    NOVEMBER 21,
                                                                  1995            1996
                                                              ------------    ------------
                           ASSETS
Current assets:
  Cash......................................................  $     9,530      $   10,028
  Accounts receivable, net..................................      744,288         712,325
  Inventory.................................................    3,508,756       1,782,732
  Other current assets......................................       34,575          49,273
                                                              -----------      ----------
          Total current assets..............................    4,297,149       2,554,358
Property and equipment, net of accumulated depreciation of
  $4,448,000 and $5,732,000 at December 31, 1995 and
  November 21, 1996, respectively...........................    6,416,967       1,451,840
                                                              -----------      ----------
          Total assets......................................  $10,714,116      $4,006,198
                                                              ===========      ==========

              LIABILITIES AND BUSINESS EQUITY
Current liabilities:
  Accounts payable..........................................  $   411,647      $    2,010
  Accrued expenses..........................................      300,231       1,004,188
                                                              -----------      ----------
          Total current liabilities.........................      711,878       1,006,198
          Business equity...................................   10,002,238       3,000,000
                                                              -----------      ----------
          Total liabilities and business equity.............  $10,714,116      $4,006,198
                                                              ===========      ==========

                            See accompanying notes.

                                 AUTOCYTE, INC.

                   CYTOLOGY AND PATHOLOGY AUTOMATION BUSINESS
                     OF ROCHE IMAGE ANALYSIS SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                                                                    PERIOD FROM
                                                   YEAR ENDED DECEMBER 31,       JANUARY 1, 1996 TO
                                                 ----------------------------       NOVEMBER 21,
                                                     1994            1995               1996
                                                 ------------    ------------    ------------------
Net sales to LabCorp and its predecessor.......  $    844,593    $    598,174       $    297,047
Net sales to third parties.....................     2,551,717       2,797,656          1,450,162
                                                 ------------    ------------       ------------
                                                    3,396,310       3,395,830          1,747,209
Cost of goods sold.............................     2,599,859       2,413,886          2,796,802
                                                 ------------    ------------       ------------
  Gross profit (loss)..........................       796,451         981,944         (1,049,593)
Operating expenses:
Research and development.......................     3,604,898       5,073,764          3,907,682
Selling, general and administrative............     8,479,057       7,895,394         11,965,813
                                                 ------------    ------------       ------------
                                                   12,083,955      12,969,158         15,873,495
                                                 ------------    ------------       ------------
  Net loss.....................................  $(11,287,504)   $(11,987,214)      $(16,923,088)
                                                 ============    ============       ============

                            See accompanying notes.

                                 AUTOCYTE, INC.

                   CYTOLOGY AND PATHOLOGY AUTOMATION BUSINESS
                     OF ROCHE IMAGE ANALYSIS SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                    PERIOD FROM
                                                   YEAR ENDED DECEMBER 31,       JANUARY 1, 1996 TO
                                                 ----------------------------       NOVEMBER 21,
                                                     1994            1995               1996
                                                 ------------    ------------    ------------------
Cash flows from operating activities:
  Net loss.....................................  $(11,287,504)   $(11,987,214)      $(16,923,088)
  Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation..............................     1,915,481       2,242,320          1,359,527
     Asset impairment write-down...............     1,980,596         506,241          5,256,680
  Changes in operating assets and liabilities:
     Accounts receivable.......................     1,916,368         105,938             31,963
     Inventory.................................      (162,485)     (1,208,216)           403,810
     Other current assets......................       105,086         (15,150)           (14,698)
     Accounts payable..........................      (477,270)        157,953                417
     Accrued expenses..........................       384,384      (1,024,112)           293,903
                                                 ------------    ------------       ------------
       Net cash used in operating activities...    (5,625,344)    (11,222,240)        (9,591,486)
Cash flows from investing activities:
  Purchases of property and equipment..........    (1,702,032)     (1,800,295)          (328,866)
                                                 ------------    ------------       ------------
     Net cash used in investing activities.....    (1,702,032)     (1,800,295)          (328,866)
Cash flows from financing activities:
  Advances from Roche..........................     7,329,932      13,023,796          9,920,850
                                                 ------------    ------------       ------------
       Net cash provided by financing
          activities...........................     7,329,932      13,023,796          9,920,850
                                                 ------------    ------------       ------------
Net increase in cash and cash equivalents......         2,556           1,261                498
Cash and cash equivalents at beginning of
  period.......................................         5,713           8,269              9,530
                                                 ------------    ------------       ------------
Cash and cash equivalents at end of period.....  $      8,269    $      9,530       $     10,028
                                                 ============    ============       ============

                            See accompanying notes.

                                 AUTOCYTE, INC.

                 CYTOLOGY AND PATHOLOGY AUTOMATION BUSINESS OF
                       ROCHE IMAGE ANALYSIS SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               NOVEMBER 21, 1996

1. DESCRIPTION OF THE BUSINESS

     The Cytology and Pathology Automation Business (the "Business") of Roche Image Analysis Systems, Inc. ("RIAS") was engaged in the manufacturing and marketing of automated pathology workstations, and in the development and marketing of an integrated sample preparation and automated image analysis system to support cytologists in cervical cancer screening. The Business represents the predecessor entity of AutoCyte, Inc. ("AutoCyte"), a company formed in October 1996 to acquire the Business including its two principal product candidates, the AutoCyte PREP ("PREP") sample preparation system and the AutoCyte SCREEN ("SCREEN") automated image analysis system. In addition to this Business, RIAS, a wholly-owned subsidiary of Roche Holding Ltd ("Roche"), was also engaged in the sale of human leukocyte antigen ("HLA") kits used for paternity testing. The HLA business was not acquired by AutoCyte and is thus not included in these predecessor entity financial statements.

     On November 22, 1996, RIAS entered into a Contribution Agreement with AutoCyte and Roche whereby AutoCyte acquired the net assets and liabilities of the Business for 3,689,129 shares of AutoCyte common stock.

2. SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The accompanying financial statements have been prepared as if the Business had existed as a separate, stand-alone entity during the periods presented and include the historical assets, liabilities, revenues and expenses that are directly related to the Business's operations. However, these financial statements are not necessarily indicative of the financial position and results of operations which would have occurred had the Business been an independent company.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  CONCENTRATIONS OF CREDIT RISK

     The Business's principal financial instrument subject to potential concentration of credit risk is unsecured accounts receivable. The Business provides an allowance for doubtful accounts equal to the estimated losses to be incurred in the collection of accounts receivable.

  REVENUE RECOGNITION

     Revenue from product sales is recognized when products are shipped.

  CASH AND CASH EQUIVALENTS

     The Business considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

                                 AUTOCYTE, INC.

                 CYTOLOGY AND PATHOLOGY AUTOMATION BUSINESS OF
                       ROCHE IMAGE ANALYSIS SYSTEMS, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  PRODUCT WARRANTY

     The Business's products generally carry a one year warranty against defects. The Business provides for estimated warranty costs in the period the related sales are made.

  IMPAIRMENT OF LONG-LIVED ASSETS

     The Business adopted the Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of" ("SFAS 21") in the first quarter of 1996. During 1996, the Business decided to focus on its newer generation PREP and SCREEN systems. Accordingly, the Business evaluated the ongoing value of the older model systems and other equipment included in property and equipment. Based on this evaluation, the Business determined that assets with a carrying amount of approximately $5.4 million were impaired and wrote them down by $3.9 million to their estimated fair value. Fair value was based on the estimated price at which the assets could be sold. Additionally, the Business performed similar evaluations of fair values in 1995 and 1994 and wrote-down certain demonstration equipment and other equipment by approximately $500,000 and approximately $2 million, respectively.

  INCOME TAXES

     The results of the Business's operations were included in the consolidated income tax returns of its parent company. No provision for income taxes has been included in these financial statements since the Business's significant operating losses would have precluded recording any deferred tax assets if the Business was a stand-alone taxpayer.

  BUSINESS EQUITY

     Because the Business operated as part of a wholly-owned subsidiary of Roche, its equity accounts have been combined and presented as "Business Equity" which includes net amounts advanced to the Business by Roche (Note 7).

  INVENTORY

     Inventory is stated at the lower of cost or net realizable value. Cost is determined using the average cost method. Consideration is given to deterioration, obsolescence and other factors in evaluating net realizable value.

  PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives (three to five years) of the individual assets. Depreciation expense amounted to $1,915,481, $2,242,320 and $1,359,527 during 1994, 1995 and the period from January 1, 1996 to November 21, 1996, respectively.

     Included in property and equipment is demonstration equipment, which consists of units being used for demonstration purposes by salespeople; being evaluated by clinics, laboratories, hospitals, doctors offices or universities; or being used in clinical trials. As this equipment will likely not be sold within the next year, the amounts are recorded as a component of property and equipment rather than inventory, and are being depreciated over their estimated useful life of four years.

                                 AUTOCYTE, INC.

                 CYTOLOGY AND PATHOLOGY AUTOMATION BUSINESS OF
                       ROCHE IMAGE ANALYSIS SYSTEMS, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are charged to operations as incurred.

  ADVERTISING EXPENSE

     The cost of advertising is expensed as incurred. Advertising expense amounted to $302,444, $478,662 and $405,572 during 1994, 1995 and the period from January 1, 1996 to November 21, 1996, respectively.

3. SALES AND ACCOUNTS RECEIVABLE

     The Business operates in a single industry and is engaged in the development and sale of cytology and pathology automation systems for use in clinical laboratory testing. Revenues from significant customers, those representing 10% or more of total revenues for the respective periods, are summarized as follows:

                                                        YEARS ENDED        PERIOD FROM
                                                        DECEMBER 31,    JANUARY 1, 1996 TO
                                                        ------------       NOVEMBER 21,
                                                        1994    1995           1996
                                                        ----    ----    ------------------
Customer 1............................................  24.9%   17.6%          17.0%
Customer 2............................................  19.5      --             --
Customer 3............................................    --      --           13.7

     The Business sells its products to international customers, however, these sales accounted for less than 10% of total sales during all periods presented.

4. INVENTORY

     Inventory consists of the following:

                                                     DECEMBER 31,    NOVEMBER 21,
                                                         1995            1996
                                                     ------------    ------------
Raw materials......................................   $1,119,173      $  802,580
Finished goods.....................................    2,389,583         980,152
                                                      ----------      ----------
                                                      $3,508,756      $1,782,732
                                                      ==========      ==========

     During 1996, the Business decided to focus on PREP and SCREEN systems. As a result, certain inventory items were written down by approximately $1.4 million to their estimated net realizable values.

5. LEASES

     The Business leases its office and manufacturing facilities and certain equipment under operating leases. Rent expense amounted to $391,684, $480,725 and $421,812 during 1994, 1995 and during the period from January 1, 1996 to November 21, 1996, respectively.

6. CORPORATE ALLOCATIONS

     Roche provided substantial services to the Business, including, but not limited to, general administration, treasury, tax, financial reporting, payroll administration, insurance, human resources and legal functions. Roche has traditionally charged the Business for certain of these services through corporate allocations which were generally based on a percent of sales. The amount of corporate allocations was

                                 AUTOCYTE, INC.

                 CYTOLOGY AND PATHOLOGY AUTOMATION BUSINESS OF
                       ROCHE IMAGE ANALYSIS SYSTEMS, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

dependent upon the total amount of anticipated allocable costs incurred by Roche, less amounts charged as a specific cost or expense rather than by allocation. The amounts allocated are not necessarily indicative of amounts that would have been incurred by the Business had it operated on a stand-alone basis. Management believes that the method of expense allocation is reasonable.

7. BUSINESS EQUITY

     A summary of the Business equity account activity is as follows:

                                              ADVANCES      ACCUMULATED
                                             FROM ROCHE       DEFICIT          TOTAL
                                             -----------    ------------    -----------
Balance at December 31, 1993...............  $22,044,244    $ (9,121,016)   $12,923,228
  Advances from Roche......................    7,329,932              --      7,329,932
  Net loss for year........................           --     (11,287,504)   (11,287,504)
                                             -----------    ------------    -----------
Balance at December 31, 1994...............   29,374,176     (20,408,520)     8,965,656
  Advances from Roche......................   13,023,796              --     13,023,796
  Net loss for year........................           --     (11,987,214)   (11,987,214)
                                             -----------    ------------    -----------
Balance at December 31, 1995...............   42,397,972     (32,395,734)    10,002,238
  Advances from Roche......................    9,920,850              --      9,920,850
  Net loss for period......................           --     (16,923,088)   (16,923,088)
                                             -----------    ------------    -----------
Balance at November 21, 1996...............  $52,318,822    $(49,318,822)   $ 3,000,000
                                             ===========    ============    ===========

8. RELATED PARTY TRANSACTIONS

     The Business entered into certain product sale arrangements with Laboratory Corporation of America Holdings or its predecessor ("LabCorp"), a public company partially owned by Roche. Sales to LabCorp amounted to $844,593, $598,174 and $297,047 during 1994, 1995 and during the period from January 1, 1996 to November 21, 1996, respectively.

     Additionally, the Business rented its office facility from LabCorp. Rent paid to LabCorp amounted to $96,000, $102,500 and $100,000 during 1994, 1995 and during the period from January 1, 1996 to November 21, 1996, respectively.

                              AUTOCYTE AND NEOPATH

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements and explanatory notes are presented to show the impact on the historical financial position and results of operations of AutoCyte assuming the proposed business combination of AutoCyte and NeoPath, which is expected to be accounted for using the pooling of interests method of accounting, had occurred. Both AutoCyte and NeoPath have a calendar year end.

     In the proposed NeoPath business combination, each outstanding share of NeoPath common stock will be exchanged for 0.7903 shares of AutoCyte common stock. Based on a total of approximately 17,440,000 shares of NeoPath common stock outstanding on June 30, 1999, AutoCyte would issue approximately 13,783,000 shares of AutoCyte common stock. AutoCyte will pay cash in lieu of fractional shares. AutoCyte also will convert any remaining unexercised NeoPath stock options into AutoCyte stock options at the exchange ratio.

     The unaudited pro forma combined condensed balance sheet reflects the combined historical balance sheets of AutoCyte and NeoPath at June 30, 1999. The unaudited pro forma combined condensed statements of operations for the years ended December 31, 1998, 1997 and 1996 and for the six months ended June 30, 1999 and 1998 reflect the combined historical operating results of AutoCyte and NeoPath for such periods. The historical operating results of AutoCyte for the year ended December 31, 1996 reflect the operations of its predecessor from January 1, 1996 through November 21, 1996 and the operations of AutoCyte from November 22, 1996 (inception) through December 31, 1996.

     The unaudited pro forma combined condensed results presented do not reflect any incremental direct costs, potential cost savings or revenue enhancements which may result from the consolidation of certain operations of AutoCyte and NeoPath. Therefore, the unaudited pro forma combined condensed statements of operations may not be indicative of the results of future operations. No assurances can be given with respect to the ultimate level of cost savings and/or revenue enhancements that may be realized following consummation of the proposed transaction.

     The unaudited pro forma combined condensed financial data are not necessarily indicative of the results that would have been obtained had the business combination occurred prior to the dates presented. The unaudited pro forma combined condensed financial data should be read in conjunction with the related historical financial statements and notes thereto of AutoCyte and NeoPath appearing in this joint proxy statement/prospectus.

                              AUTOCYTE AND NEOPATH

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 JUNE 30, 1999

                                             HISTORICAL
                                    ----------------------------     PRO FORMA     AUTOCYTE AND NEOPATH
                                      AUTOCYTE        NEOPATH       ADJUSTMENTS         PRO FORMA
                                    ------------   -------------   -------------   --------------------
                                                ASSETS
Current assets:
  Cash, cash equivalents and
     securities
     available-for-sale...........  $ 11,817,123   $   9,910,646   $          --      $  21,727,769
  Accounts receivable.............       980,642       3,017,766              --          3,998,408
  Inventory.......................     3,229,746       8,912,247              --         12,141,993
  Other current assets............       409,011         421,677              --            830,688
                                    ------------   -------------   -------------      -------------
          Total current assets....    16,436,522      22,262,336              --         38,698,858
  Customer use assets.............       858,917      15,087,925              --         15,946,842
  Property and equipment..........     1,742,712       2,543,302              --          4,286,014
  Deposits and other assets.......            --         802,769              --            802,769
  Intangible assets...............    13,348,886              --              --         13,348,886
                                    ------------   -------------   -------------      -------------
          Total assets............  $ 32,387,037   $  40,696,332   $          --      $  73,083,369
                                    ============   =============   =============      =============

                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................  $  1,853,503   $   1,494,461   $   2,600,000(1)   $   5,947,964
  Accrued expenses................       655,517       2,480,458              --          3,135,975
  Deferred revenue................       415,693         265,217              --            680,910
  Current portion of long-term
     debt.........................       284,557       2,534,170              --          2,818,727
                                    ------------   -------------   -------------      -------------
          Total current
            liabilities...........     3,209,270       6,774,306       2,600,000         12,583,576
Long-term debt, less current
  portion.........................       833,300              --              --            833,300
Other long-term liabilities.......        87,240          31,255              --            118,495
Stockholders' equity:
Common stock......................       142,864     156,329,799    (156,191,969)(2)        280,694
Additional paid-in capital........    59,068,268              --     156,191,969(2)     215,260,237
Deferred compensation.............    (1,449,134)             --              --         (1,449,134)
Accumulated deficit...............   (29,504,771)   (122,439,028)     (2,600,000)(1)   (154,543,799)
                                    ------------   -------------   -------------      -------------
          Total stockholders'
            equity................    28,257,227      33,890,771      (2,600,000)        59,547,998
                                    ------------   -------------   -------------      -------------
          Total liabilities and
            stockholders'
            equity................  $ 32,387,037   $  40,696,332   $          --      $  73,083,369
                                    ============   =============   =============      =============

---------------
(1) To accrue additional non-recurring direct transaction costs (as currently estimated by management), which are anticipated to be incurred in connection with the NeoPath transaction.

(2) To reflect that each outstanding share of NeoPath common stock will be exchanged for 0.7903 shares of AutoCyte common stock. Based on a total of approximately 17,440,000 shares of NeoPath common stock outstanding on June 30, 1999. AutoCyte would issue approximately 13,783,000 shares of AutoCyte common stock in the merger. AutoCyte will pay cash in lieu of fractional shares.

                              AUTOCYTE AND NEOPATH

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1999

                                             HISTORICAL
                                      -------------------------     PRO FORMA      AUTOCYTE AND NEOPATH
                                       AUTOCYTE       NEOPATH     ADJUSTMENTS(1)        PRO FORMA
                                      -----------   -----------   --------------   --------------------
Sales...............................  $ 2,349,410   $ 4,965,287   $          --        $  7,314,697
Cost of sales.......................    1,811,473     2,752,375              --           4,563,848
                                      -----------   -----------   -------------        ------------
Gross profit........................      537,937     2,212,912              --           2,750,849
Operating Expenses
  Research and development..........    2,285,589     4,780,220              --           7,065,809
  Selling, general, and
     administrative.................    3,628,373     5,694,641              --           9,323,014
  Nonrecurring expenses.............    3,481,235       495,644              --           3,976,879
                                      -----------   -----------   -------------        ------------
                                        9,395,197    10,970,505              --          20,365,702
                                      -----------   -----------   -------------        ------------
  Operating loss....................   (8,857,260)   (8,757,593)             --         (17,614,853)
  Interest income...................      412,096       300,961              --             713,057
  Interest expense..................      (61,673)     (160,888)             --            (222,561)
                                      -----------   -----------   -------------        ------------
  Net loss..........................  $(8,506,837)  $(8,617,520)  $          --        $(17,124,357)
                                      ===========   ===========   =============        ============
Net loss per common share (basic and
  diluted)..........................  $     (0.65)                                     $      (0.65)
                                      ===========                                      ============
Weighted-average common shares
  outstanding.......................   13,163,406                                        26,443,734
                                      ===========                                      ============

---------------
(1) Additional non-recurring direct transaction costs of approximately $2,600,000 (as currently estimated by management), are anticipated to be incurred in connection with the NeoPath transaction. Such costs will be expensed as incurred, and have not been reflected in the unaudited pro forma combined condensed statement of operations.

                              AUTOCYTE AND NEOPATH

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1998

                                             HISTORICAL
                                     --------------------------     PRO FORMA     AUTOCYTE AND NEOPATH
                                      AUTOCYTE       NEOPATH       ADJUSTMENTS         PRO FORMA
                                     -----------   ------------   -------------   --------------------
Sales..............................  $ 2,279,518   $  7,871,156   $          --       $ 10,150,674
Cost of sales......................    1,481,306      4,412,600              --          5,893,906
                                     -----------   ------------   -------------       ------------
Gross profit.......................      798,212      3,458,556              --          4,256,768
Operating Expenses
  Research and development.........    2,273,333      5,957,243              --          8,230,576
  Selling, general, and
     administrative................    3,841,632      9,835,832              --         13,677,464
                                     -----------   ------------   -------------       ------------
                                       6,114,965     15,793,075              --         21,908,040
                                     -----------   ------------   -------------       ------------
  Operating loss...................   (5,316,753)   (12,334,519)             --        (17,651,272)
  Interest income..................      721,672        633,076              --          1,354,748
  Interest expense.................       (7,831)       (24,567)             --            (32,398)
                                     -----------   ------------   -------------       ------------
  Net loss.........................  $(4,602,912)  $(11,726,010)  $          --       $(16,328,922)
                                     ===========   ============   =============       ============
Net loss per common share (basic
  and diluted).....................  $     (0.36)                                     $      (0.68)
                                     ===========                                      ============
Weighted-average common shares
  outstanding......................   12,637,903                                        24,051,628
                                     ===========                                      ============

                              AUTOCYTE AND NEOPATH

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

                                            HISTORICAL
                                    ---------------------------     PRO FORMA     AUTOCYTE AND NEOPATH
                                      AUTOCYTE       NEOPATH       ADJUSTMENTS         PRO FORMA
                                    ------------   ------------   -------------   --------------------
Sales.............................  $  4,769,686   $ 12,078,936   $          --       $ 16,848,622
Cost of sales.....................     2,982,198      6,711,314              --          9,693,512
                                    ------------   ------------   -------------       ------------
Gross profit......................     1,787,488      5,367,622              --          7,155,110
Operating Expenses
  Research and development........     4,700,003     11,269,363              --         15,969,366
  Selling, general, and
     administrative...............     7,457,968     17,950,151              --         25,408,119
  Write-off of intangible
     assets.......................            --      3,084,289              --          3,084,289
                                    ------------   ------------   -------------       ------------
                                      12,157,971     32,303,803              --         44,461,774
                                    ------------   ------------   -------------       ------------
  Operating loss..................   (10,370,483)   (26,936,181)             --        (37,306,664)
  Interest income.................     1,301,078      1,008,638              --          2,309,716
  Interest expense................       (20,667)      (253,038)             --           (273,705)
                                    ------------   ------------   -------------       ------------
  Net loss........................  $ (9,090,072)  $(26,180,581)  $          --       $(35,270,653)
                                    ============   ============   =============       ============
Net loss per common share (basic
  and diluted)....................  $      (0.72)                                     $      (1.46)
                                    ============                                      ============
Weighted-average common shares
  outstanding.....................    12,664,223                                        24,098,206
                                    ============                                      ============

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

                                            HISTORICAL
                                    ---------------------------     PRO FORMA     AUTOCYTE AND NEOPATH
                                      AUTOCYTE       NEOPATH       ADJUSTMENTS         PRO FORMA
                                    ------------   ------------   -------------   --------------------
Sales.............................  $  2,667,837   $ 10,824,380   $          --       $ 13,492,217
Cost of sales.....................     1,952,691      4,774,920              --          6,727,611
                                    ------------   ------------   -------------       ------------
Gross profit......................       715,146      6,049,460              --          6,764,606
Operating Expenses
  Research and development........     4,461,881     14,248,669              --         18,710,550
  Selling, general, and
     administrative...............     6,532,551     17,745,936              --         24,278,487
                                    ------------   ------------   -------------       ------------
                                      10,994,432     31,994,605              --         42,989,037
                                    ------------   ------------   -------------       ------------
  Operating loss..................   (10,279,286)   (25,945,145)             --        (36,224,431)
  Interest income.................       772,563      2,399,117              --          3,171,680
  Interest expense................    (1,478,150)       (50,884)             --         (1,529,034)
                                    ------------   ------------   -------------       ------------
  Net loss........................  $(10,984,873)  $(23,596,912)  $          --       $(34,581,785)
                                    ============   ============   =============       ============
Net loss per common share (basic
  and diluted)....................  $      (1.59)                                     $      (1.91)
                                    ============                                      ============
Weighted-average common shares
  outstanding.....................     6,903,290                                        18,123,422
                                    ============                                      ============

                              AUTOCYTE AND NEOPATH

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

                                            HISTORICAL
                                    ---------------------------     PRO FORMA     AUTOCYTE AND NEOPATH
                                    AUTOCYTE(1)      NEOPATH       ADJUSTMENTS         PRO FORMA
                                    ------------   ------------   -------------   --------------------
Sales.............................  $  1,876,398   $  3,061,849   $          --       $  4,938,247
Cost of sales.....................     2,908,824      1,904,559              --          4,813,383
                                    ------------   ------------   -------------       ------------
Gross profit......................    (1,032,426)     1,157,290              --            124,864
Operating Expenses
  Research and development........     4,365,600     11,202,375              --         15,567,975
  Selling, general, and
     administrative...............    12,490,482     11,295,228              --         23,785,710
                                    ------------   ------------   -------------       ------------
                                      16,856,082     22,497,603              --         39,353,685
                                    ------------   ------------   -------------       ------------
Operating loss....................   (17,888,508)   (21,340,313)             --        (39,228,821)
Interest income...................        42,431      3,741,843              --          3,784,274
Interest expense..................            --        (56,813)             --            (56,813)
                                    ------------   ------------   -------------       ------------
Net loss(2).......................  $(17,846,077)  $(17,655,283)  $          --       $(35,501,360)
                                    ============   ============   =============       ============

---------------
(1) Reflects the operations of AutoCyte's predecessor from January 1, 1996 through November 21, 1996 and the operations of AutoCyte from November 22, 1996 (inception) through December 31, 1996.

(2) Net loss per share is not disclosed since AutoCyte's predecessor operated as a wholly owned subsidiary of Roche Holding Ltd. prior to the formation of Autocyte in November 1996.

                                 NEOPATH, INC.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
NeoPath, Inc.

     We have audited the accompanying balance sheets of NeoPath, Inc. as of December 31, 1998 and 1997, and the related statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NeoPath, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                            /s/ ERNST & YOUNG LLP

Seattle, Washington
February 9, 1999

                                 NEOPATH, INC.

                                 BALANCE SHEETS

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                  1998             1997
                                                              -------------    ------------
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................  $   5,579,867    $  3,308,970
  Securities available-for-sale.............................      3,374,549      25,409,633
  Accounts receivable, net..................................      3,011,078       3,863,818
  Inventories...............................................      6,744,417       7,514,001
  Other current assets......................................        392,415         187,147
                                                              -------------    ------------
Total current assets........................................     19,102,326      40,283,569
Fee-per-use systems, net....................................     14,602,963       8,564,189
Property and equipment, net.................................      3,530,694       5,979,849
Intangible assets, net......................................             --       3,383,925
Deposits and other assets...................................        913,850         729,280
                                                              -------------    ------------
Total assets................................................  $  38,149,833    $ 58,940,812
                                                              =============    ============

                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   2,944,252    $  2,173,179
  Salaries and wages payable................................      1,681,710       2,357,045
  Customer deposits.........................................        332,485         431,877
  Other accrued liabilities.................................      1,157,077         567,759
  Current portion of long-term obligations..................      2,549,151          80,966
                                                              -------------    ------------
Total current liabilities...................................      8,664,675       5,610,826
Long-term obligations, less current portion.................      1,257,027         101,872
Commitments and contingencies
Shareholders' equity:
  Preferred stock, $.01 par value; 10,000,000 shares
     authorized; none issued and outstanding................             --              --
  Common stock, $.01 par value; 40,000,000 shares
     authorized; 14,504,623 and 14,389,378 shares issued and
     outstanding at December 31, 1998 and 1997,
     respectively...........................................    142,057,561     141,057,881
  Accumulated deficit.......................................   (113,813,699)    (87,633,118)
  Accumulated other comprehensive loss......................        (15,731)       (196,649)
                                                              -------------    ------------
Total shareholders' equity..................................     28,228,131      53,228,114
                                                              -------------    ------------
Total liabilities and shareholders' equity..................  $  38,149,833    $ 58,940,812
                                                              =============    ============

                            See accompanying notes.

                                 NEOPATH, INC.

                            STATEMENTS OF OPERATIONS

                                                             YEAR ENDED DECEMBER 31,
                                                   --------------------------------------------
                                                       1998            1997            1996
                                                   ------------    ------------    ------------
Revenues.........................................  $ 12,078,936    $ 10,824,380    $  3,061,849
Cost of revenues.................................     6,711,314       4,774,920       1,904,559
                                                   ------------    ------------    ------------
  Gross margin...................................     5,367,622       6,049,460       1,157,290
Operating expenses:
  Research and development.......................    11,269,363      14,248,669      11,202,375
  Selling, general and administrative............    17,950,151      17,745,936      11,295,228
  Write-off of intangible assets.................     3,084,289              --              --
                                                   ------------    ------------    ------------
                                                     32,303,803      31,994,605      22,497,603
                                                   ------------    ------------    ------------
Loss from operations.............................   (26,936,181)    (25,945,145)    (21,340,313)
Interest income..................................     1,008,638       2,399,117       3,741,843
Interest expense.................................      (253,038)        (50,884)        (56,813)
                                                   ------------    ------------    ------------
Net loss.........................................  $(26,180,581)   $(23,596,912)   $(17,655,283)
                                                   ============    ============    ============
Basic and diluted net loss per share.............  $      (1.81)   $      (1.66)   $      (1.36)
                                                   ============    ============    ============
Weighted average common shares outstanding.......    14,467,902      14,197,307      13,029,314
                                                   ============    ============    ============

                            See accompanying notes.

                                 NEOPATH, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                      COMMON STOCK                                          ACCUMULATED
                                -------------------------                                      OTHER
                                NUMBER OF                     DEFERRED      ACCUMULATED    COMPREHENSIVE
                                  SHARES        AMOUNT      COMPENSATION      DEFICIT      INCOME (LOSS)      TOTAL
                                ----------   ------------   ------------   -------------   -------------   ------------
Balance at January 1, 1996....   9,819,487   $ 71,649,971    $(175,782)    $ (46,380,923)    $  39,945     $ 25,133,211
  Follow on public offering --
    common stock, net of
    issuance costs of
    $4,384,649................   2,875,000     61,740,351           --                --            --       61,740,351
  Exercise of options and
    warrants..................     957,669      2,889,169           --                --            --        2,889,169
  Amortization of deferred
    compensation..............          --        (23,745)     101,536                --            --           77,791
  Unrealized loss on
    securities
    available-for-sale........          --             --           --                --      (583,103)        (583,103)
  Net loss....................          --             --           --       (17,655,283)           --      (17,655,283)
                                                                                                           ------------
    Comprehensive loss........                                                                              (18,238,386)
                                ----------   ------------    ---------     -------------     ---------     ------------
Balance at December 31,
  1996........................  13,652,156    136,255,746      (74,246)      (64,036,206)     (543,158)      71,602,136
  Exercise of options and
    warrants..................     688,658      3,952,135           --                --            --        3,952,135
  Amortization of deferred
    compensation..............          --             --       74,246                --            --           74,246
  Common stock issued on
    purchase of Pathfinder
    System product line.......      48,564        850,000           --                --            --          850,000
  Unrealized appreciation on
    securities
    available-for-sale........          --             --           --                --       346,509          346,509
  Net loss....................          --             --           --       (23,596,912)           --      (23,596,912)
                                                                                                           ------------
    Comprehensive loss........                                                                              (23,250,403)
                                ----------   ------------    ---------     -------------     ---------     ------------
Balance at December 31,
  1997........................  14,389,378    141,057,881           --       (87,633,118)     (196,649)      53,228,114
  Exercise of options and
    warrants..................      56,520        119,752           --                --            --          119,752
  Release of common stock held
    in escrow.................      42,050        549,278           --                --            --          549,278
  Issuance of common stock
    under employee stock
    purchase plan.............      16,675        130,650           --                --            --          130,650
  Stock-based compensation to
    consultants...............          --        200,000           --                --            --          200,000
  Unrealized appreciation on
    securities
    available-for-sale........          --             --           --                --       180,918          180,918
  Net loss....................          --             --           --       (26,180,581)           --      (26,180,581)
                                                                                                           ------------
    Comprehensive loss........                                                                              (25,999,663)
                                ----------   ------------    ---------     -------------     ---------     ------------
Balance at December 31,
  1998........................  14,504,623   $142,057,561    $      --     $(113,813,699)    $ (15,731)    $ 28,228,131
                                ==========   ============    =========     =============     =========     ============

                            See accompanying notes.

                                 NEOPATH, INC.

                            STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31,
                                                       ------------------------------------------
                                                           1998           1997           1996
                                                       ------------   ------------   ------------
OPERATING ACTIVITIES
Net loss.............................................  $(26,180,581)  $(23,596,912)  $(17,655,283)
  Adjustments to reconcile net loss to net cash used
     in operating activities:
     Write-off of intangible assets..................     3,084,289             --             --
     Depreciation and amortization...................     5,699,537      4,326,157      1,994,064
     Stock-based compensation........................       200,000         74,246         77,791
     Accrued interest on securities
       available-for-sale............................       562,267      1,152,187        660,623
  Net change in operating accounts:
       Accounts receivable...........................       852,740     (3,023,562)      (840,256)
       Inventories and fee-per-use systems...........    (7,048,460)    (8,243,774)   (11,093,253)
       Accounts payable and accrued liabilities......       585,664      1,208,837      1,839,915
     Other...........................................      (364,591)      (594,194)        40,888
                                                       ------------   ------------   ------------
  Net cash used in operating activities..............   (22,609,135)   (28,697,015)   (24,975,511)
INVESTING ACTIVITIES
Purchases of securities available-for-sale...........    (1,743,949)    (5,349,511)   (75,750,434)
Maturities of securities available-for-sale..........    23,397,684     29,750,677     43,169,070
Purchase of Pathfinder System product line...........            --     (2,696,114)            --
Additions to property and equipment..................      (640,689)      (950,424)    (3,325,122)
Other................................................        (6,756)         3,379        166,396
                                                       ------------   ------------   ------------
Net cash provided by (used in) investing
  activities.........................................    21,006,290     20,758,007    (35,740,090)
FINANCING ACTIVITIES
Proceeds from note payable to bank...................     4,950,000             --             --
Payments on note payable to bank.....................    (1,236,369)            --             --
Principal payments on obligations under capital
  leases.............................................       (90,291)       (75,558)      (193,441)
Payment on short-term note payable issued in purchase
  of Pathfinder System product line..................            --       (500,000)            --
Exercise of options and warrants.....................       119,752      3,952,135      2,889,169
Issuance of common stock under employee stock
  purchase plan......................................       130,650             --             --
Issuance of common stock, net........................            --             --     61,740,351
                                                       ------------   ------------   ------------
Net cash provided by financing activities............     3,873,742      3,376,577     64,436,079
                                                       ------------   ------------   ------------
Net increase (decrease) in cash and cash
  equivalents........................................     2,270,897     (4,562,431)     3,720,478
Cash and cash equivalents:
  Beginning of year..................................     3,308,970      7,871,401      4,150,923
                                                       ------------   ------------   ------------
  End of year........................................  $  5,579,867   $  3,308,970   $  7,871,401
                                                       ============   ============   ============
NONCASH TRANSACTIONS
AutoPap Systems reclassified to fee-per-use systems,
  net................................................  $  8,745,621   $  4,152,386   $  6,563,537
AutoPap Systems reclassified to (from) property and
  equipment, net.....................................  $   (663,839)  $  2,457,367   $    729,362

                            See accompanying notes.

                                 NEOPATH, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

NOTE 1  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS NeoPath, Inc. ("NeoPath" or the "Company") develops and markets visual intelligence technology to increase accuracy in medical testing. NeoPath's initial products include two automated screening systems that integrate proprietary high-speed morphology computers, video imaging technology, and sophisticated image interpretation software to capture and analyze thousands of microscopic images from a Papanicolaou ("Pap") smear slide for the early detection of cervical cancer.

     The AutoPap(R) 300 QC Automatic Pap Screener System (the "AutoPap QC") is a rescreening device used for quality control and rescreening of previously screened Pap smear slides. The AutoPap(R) Primary Screening System (the "AutoPap Screener") is an enhanced system that classifies up to 25% of such slides as requiring no further review.

     The "AutoPap System" refers to the AutoPap Screener and the AutoPap QC together.

     REVENUES AND MARKETS NeoPath's primary market includes domestic and foreign clinical laboratories. Domestic revenues are generated primarily through NeoPath's direct sales activities; international revenues are derived primarily through distributors. Approximately 19% of NeoPath's revenues in 1998 were from customers outside of the United States, compared to 51% in 1997 and 45% in 1996. The Company's four largest customers accounted for 41% of total revenues in 1998, compared to 65% in 1997 and 86% in 1996. The Company recognizes revenue on either a product sale or fee-per-use basis (subject to service and license agreements, rental contracts, and minimum payments on certain fee-per-use contracts). Fee-per-use revenues commence in the month an AutoPap System is initially placed in commercial use at the customer site. Sales of AutoPap Systems are generally recognized at date of shipment. In the past three years, sale revenues (including upgrades) have accounted for 61 to 65% of total revenues. Remaining revenues consisted primarily of fee-per-use contract billings.

     CASH EQUIVALENTS Short-term investments with a purchased maturity of three months or less are considered to be cash equivalents. Cash equivalents are carried at cost, which approximates market value.

     SECURITIES AVAILABLE-FOR-SALE NeoPath's investment portfolio is classified as available-for-sale, and such securities are stated at fair value, with the unrealized gains and losses included in other comprehensive income or loss. Interest earned on securities available-for-sale is included in interest income. The amortized cost of investments in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion are included in interest income. The cost of securities sold is calculated using the specific identification method.

     INVENTORIES Inventories are valued at the lower of cost or market (first in, first out basis).

     FEE-PER-USE SYSTEMS AutoPap Systems manufactured for fee-per-use placements are carried in inventories until the AutoPap Systems are shipped, at which time they are reclassified to fee-per-use systems (non-current assets). Fee-per-use systems are depreciated on a straight-line basis over an estimated useful life of four years.

     NeoPath purchases all components for the AutoPap System from outside vendors, including certain components from sole-source or single vendors. The establishment of additional or replacement sources of supply for the AutoPap System could require regulatory approval. In addition, a vendor's inability to supply acceptable components in a timely manner and in the quantity required could delay or halt the Company's manufacture of its products.

                                 NEOPATH, INC.

     PROPERTY AND EQUIPMENT Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives of the related assets, ranging from three to seven years. Leasehold improvements are amortized over the lesser of their estimated useful lives or the term of the lease.

     ASSET IMPAIRMENT In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the discounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. During 1998, the Company recognized such a loss for the write down of intangible assets related to the Pathfinder System product line (see Note 4). There were no such losses recognized in 1997 or 1996.

     STOCK-BASED COMPENSATION NeoPath has elected to follow the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its stock options. Because the exercise price of the Company's stock options generally equals the market price of the underlying stock on the date of grant, no corresponding compensation expense has been recognized since NeoPath's initial public stock offering. (See Note 7 for SFAS No. 123 "Accounting for Stock-Based Compensation" pro forma disclosures.)

     In accordance with applicable accounting standards, NeoPath recognizes compensation expense for options and warrants granted to consultants in lieu of cash payment.

     ADVERTISING EXPENSES Advertising expenses are expensed as incurred. Total advertising expenses incurred during 1998, 1997, and 1996 were $1.1 million, $0.7 million, and $0.3 million, respectively.

     BASIC AND DILUTED NET LOSS PER SHARE Basic and diluted net loss per share is computed based on the weighted average number of shares of common stock outstanding. Because NeoPath's stock options and warrants are not dilutive (due to net losses) there is no difference between basic net loss per share and diluted net loss per share.

     COMPREHENSIVE INCOME As of January 1, 1998, NeoPath adopted SFAS No. 130, "Reporting Comprehensive Income." Statement 130 established new rules for the reporting and display of comprehensive income or loss and its components; however, the adoption of this Statement had no impact on the Company's operating results or shareholders' equity. Statement 130 requires unrealized gains or losses on the Company's securities available-for-sale, which prior to adoption were reported within shareholders' equity, to be included in other comprehensive income or loss. Statement 130 also requires presentation of accumulated other comprehensive income or loss separately in shareholders' equity; accordingly, prior year financial statements have been reclassified to conform to these requirements.

     BUSINESS SEGMENTS NeoPath currently operates in a single business segment -- clinical laboratories -- and management evaluates its operating performance based on this single segment.

     CONCENTRATIONS OF CREDIT RISK The Company invests its excess cash in accordance with guidelines that limit the credit exposure to any one financial institution and to any one type of investment. The guidelines also specify that the financial instruments are issued by institutions with strong credit ratings. The securities are generally not collateralized and mature within two years.

     USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                                 NEOPATH, INC.

NOTE 2  SECURITIES AVAILABLE-FOR-SALE

     Securities available-for-sale consist of the following:

                                                     GROSS         GROSS
                                     AMORTIZED     UNREALIZED    UNREALIZED
DECEMBER 31, 1998                      COST          GAINS         LOSSES      FAIR VALUE
-----------------                   -----------    ----------    ----------    -----------
Corporate bonds...................  $ 3,390,280      $5,608      $ (21,339)    $ 3,374,549
                                    ===========      ======      =========     ===========

                                                     GROSS         GROSS
                                     AMORTIZED     UNREALIZED    UNREALIZED
DECEMBER 31, 1997                      COST          GAINS         LOSSES      FAIR VALUE
-----------------                   -----------    ----------    ----------    -----------
Corporate bonds...................  $17,888,047      $  835      $(112,479)    $17,776,403
Government bonds..................    7,718,235          --        (85,005)      7,633,230
                                    -----------      ------      ---------     -----------
                                    $25,606,282      $  835      $(197,484)    $25,409,633
                                    ===========      ======      =========     ===========

     There were realized gains of $5,092 and realized losses of $43,472 on sales of securities available-for-sale for the year ended December 31, 1998. There were no realized gains or losses on sales of securities available-for-sale for the years ended December 31, 1997 and 1996. The net adjustment for unrealized holding gains and losses on securities available-for-sale, included in other comprehensive income or loss, was a gain of $180,918 in 1998, a gain of $346,509 in 1997, and a loss of $583,103 in 1996. The fair value of securities available-for-sale maturing within one year totals $1,282,882. The fair value of securities available-for-sale maturing between one and two years totals $2,091,667. The Company considers all securities available-for-sale as available for use in current operations.

NOTE 3  BALANCE SHEET INFORMATION

     Detailed balance sheet data is as follows:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
Accounts receivable
  Receivables...............................................  $3,477,196    $4,363,818
     Allowance for doubtful accounts........................    (466,118)     (500,000)
                                                              ----------    ----------
                                                              $3,011,078    $3,863,818
                                                              ==========    ==========
Inventories
  Raw materials.............................................  $2,093,748    $3,819,830
  Work-in-process...........................................   2,365,472     1,061,900
  Finished goods............................................   2,285,197     2,632,271
                                                              ----------    ----------
                                                              $6,744,417    $7,514,001
                                                              ==========    ==========

                                 NEOPATH, INC.

     Finished goods consist of AutoPap Systems that will be reclassified to fee-per-use systems (non-current assets) when placed in commercial use, AutoPap Systems to be sold, and AutoPap Systems used internally on a temporary basis.

Fee-per-use systems
  Systems.................................................  $18,249,245    $10,628,468
     Accumulated depreciation.............................   (3,646,282)    (2,064,279)
                                                            -----------    -----------
                                                            $14,602,963    $ 8,564,189
                                                            ===========    ===========
Property and equipment
  Laboratory and other equipment..........................  $ 7,987,377    $ 8,206,222
  Furniture and fixtures..................................    1,156,863      1,108,168
  Leasehold improvements..................................    1,222,093      1,210,930
                                                            -----------    -----------
     Total property and equipment.........................   10,366,333     10,525,320
  Accumulated depreciation and amortization...............   (6,835,639)    (4,545,471)
                                                            -----------    -----------
                                                            $ 3,530,694    $ 5,979,849
                                                            ===========    ===========

     At December 31, 1998 and 1997, the Company held equipment under capitalized leases with an original cost of $317,594 and $373,432, and a net book value of $73,172 and $147,219, respectively.

Intangible assets
  Intangible assets.........................................  $       --    $3,759,917
     Accumulated amortization...............................  $       --      (375,992)
                                                              ----------    ----------
                                                              $       --    $3,383,925
                                                              ==========    ==========

NOTE 4  PATHFINDER SYSTEM PRODUCT LINE

     In the quarter ended December 31, 1998, NeoPath wrote off $3.1 million of intangible assets related to the Pathfinder System product line. The write-off did not involve any cash expenditure. NeoPath acquired the Pathfinder System product line in June 1997 for an initial purchase price of $4.1 million. The initial purchase price included cash of $2.7 million (including transaction-related expenses), a $500,000 short-term note paid in October 1997, and 48,564 shares of NeoPath common stock. In addition, certain shares of NeoPath common stock were issued and were held in escrow until April 1998, when the Company released the remaining 42,050 shares, which added approximately $550,000 to Pathfinder intangible assets. As a result of the purchase, NeoPath recognized $4.3 million in intangible assets that were to be amortized over five years. As a result of continuing low sales levels of Pathfinder Systems, and related losses attributable directly to the Pathfinder product line, the Company identified indications of impairment in the fourth quarter of 1998 and later decided to discontinue immediate continued development and commercialization of this product line. The Company then compared the carrying value of these intangible assets to expected future cash flows applicable to the Pathfinder product and, as a result, wrote off the remaining balance of intangible assets. Pathfinder product sales accounted for 3% of total revenues in each of the two years ended December 31, 1998 and 1997.

NOTE 5  LONG-TERM OBLIGATIONS AND COMMITMENTS

     NOTE PAYABLE TO BANK In April 1998, NeoPath entered into a loan agreement with a bank pursuant to which the Company could borrow amounts based on the manufacturing cost of AutoPap Systems placed on fee-per-use contracts. Accordingly, in June 1998, NeoPath borrowed $5.0 million under the loan agreement. The bank debt is secured by substantially all of NeoPath's assets, excluding

                                 NEOPATH, INC.

intellectual property, and amounts are repaid over 24 months from the date of each drawdown. In addition, NeoPath must comply with certain financial covenants. As of December 31, 1998, the bank facility was secured by $2.0 million in restricted cash in an interest-bearing account with the bank. The restricted cash is included in cash and cash equivalents on the balance sheet. Borrowings under this agreement bear interest at the bank's prime rate plus 1 percent per annum (8.75% at December 31, 1998).

     LEASE AGREEMENTS NeoPath leases certain property and equipment under capital leases pursuant to master equipment lease agreements. Under such agreements, the Company entered into multiple capital leases for property and equipment. The agreements included lease terms ranging from 36 to 60 months and purchase options at the end of each lease. Interest rates on capitalized leases approximate 10%.

     The Company leases office and operating facilities under operating leases expiring in January 1999 through August 2007, with various renewal options, and other leased items through 2002. Operating lease expense was $833,590 in 1998, compared to $831,983 in 1997, and $620,895 in 1996.

     Minimum future payments as of December 31, 1998 are as follows:

                                                                           LEASES
                                                    NOTE PAYABLE    --------------------
                                                      TO BANK       CAPITAL    OPERATING
                                                    ------------    -------    ---------
1999..............................................   $2,475,000     $80,168    $806,807
2000..............................................    1,238,631      19,050      31,328
2001..............................................           --          --      31,328
2002..............................................           --          --      31,328
2003..............................................           --          --      31,328
Thereafter........................................           --          --      44,926
                                                     ----------     -------    --------
Total minimum payments............................                   99,218    $977,045
                                                                               ========
Less amount representing interest.................                    6,671
                                                                    -------
Present value of minimum payment..................    3,713,631      92,547
Current portion...................................    2,475,000      74,151
                                                     ----------     -------
Long-term obligations, less current portion.......   $1,238,631     $18,396
                                                     ==========     =======

NOTE 6  INCOME TAXES

     As of December 31, 1998, the Company had net operating loss carryforwards of approximately $111.5 million and research and development credit carryforwards of approximately $3.4 million for federal income tax purposes, which expire between 2004 and 2013. Due to the issuance and sale of shares of preferred stock prior to 1995 and the Company's initial public offering completed in 1995, the Company incurred "ownership changes" pursuant to applicable regulations in effect under the Internal Revenue Code of 1986, as amended. Therefore, the Company's use of losses incurred through the date of these ownership changes will be limited during the carryforward period. The Company estimates that the use of approximately $28.0 million of losses incurred prior to one or more of the ownership changes would be limited in the carryforward periods. To the extent that any single-year loss is not utilized to the full amount of the limitation, such unused loss is carried over to subsequent years until the earlier of its utilization or the expiration of the relevant carryforward period. Approximately $5.1 million of the net operating loss carryforward is attributed to the deduction for stock options, the tax effect of which will be credited to common stock when recognized.

                                 NEOPATH, INC.

     Deferred income taxes reflect the net tax effects of temporary differences between the tax basis of assets and liabilities and the corresponding financial statement amounts. Significant components of the Company's deferred income tax assets (liabilities) at December 31, 1998 and 1997 are as follows:

                                                                  DECEMBER 31,
                                                          ----------------------------
                                                              1998            1997
                                                          ------------    ------------
Net operating loss carryforwards........................  $ 37,904,000    $ 29,416,000
Research and development credits........................     3,377,000       2,374,000
Amortization and write-off of intangible assets.........     1,331,000          85,000
Research and development costs..........................       335,000         548,000
Allowance for doubtful accounts.........................       243,000         238,000
Deferred compensation...................................       192,000         168,000
Accrued vacation........................................       155,000         219,000
Charitable contribution carryforwards...................       126,000         125,000
Other...................................................       475,000         387,000
Property and equipment..................................      (501,000)         97,000
Valuation allowance.....................................   (43,637,000)    (33,657,000)
                                                          ------------    ------------
                                                          $         --    $         --
                                                          ============    ============

     Due to the uncertainty of the Company's ability to generate taxable income to realize its deferred tax assets, a valuation allowance has been established for financial reporting purposes equal to the amount of the net deferred tax assets. The Company's valuation allowance increased $10.0 million and $9.5 million for the years ended December 31, 1998 and 1997, respectively.

NOTE 7  SHAREHOLDERS' EQUITY

     COMMON STOCK On February 9, 1999, NeoPath completed a $14.5 million private equity transaction in which the Company issued 2.9 million shares of common stock to investors at a price of $5.00 per share. In connection with the financing, NeoPath issued to Invemed Associates, Inc., a related party, five-year warrants to purchase 100,000 shares of common stock at an exercise price of $5.89 per share.

     STOCK OPTION PLANS The Company has two stock option plans that provide for option grants to employees, directors, and others. The options generally vest over four years or as otherwise determined by the plan administrator. Options to purchase shares expire no later than ten years after the date of grant.

     In May 1998, Neopath's Board of Directors approved a plan to allow all Company personnel the opportunity to surrender previously granted stock options in exchange for a new option at the current market price. In total, 1,357,836 options were surrendered and canceled; a corresponding number of new options were issued with an exercise price of $13.00 per share.

                                 NEOPATH, INC.

     A summary of the Company's stock option activity and related information follows:

                                                OUTSTANDING              EXERCISABLE
                                           ----------------------    -------------------
                                                         WEIGHTED               WEIGHTED
                                                         AVERAGE                AVERAGE
                                                         EXERCISE               EXERCISE
                                             SHARES       PRICE      SHARES      PRICE
                                           ----------    --------    -------    --------
Balance, January 1, 1996.................   1,027,242     $ 6.59     483,974     $ 1.66
                                                                     =======     ======
     Granted.............................     838,218      22.91
     Exercised...........................    (195,429)      2.60
     Canceled............................     (65,811)     10.66
                                           ----------     ------
Balance, December 31, 1996...............   1,604,220      15.39     524,318     $ 5.12
                                                                     =======     ======
     Granted.............................     845,025      16.46
     Exercised...........................    (225,165)      2.07
     Canceled............................    (285,532)     20.18
                                           ----------     ------
Balance, December 31, 1997...............   1,938,548      16.68     655,156     $13.56
                                                                     =======     ======
     Granted.............................   1,785,083      12.35
     Exercised...........................     (51,904)      1.73
     Canceled............................  (1,808,561)     18.01
                                           ==========     ======
Balance, December 31, 1998...............   1,863,166     $11.64     839,279     $11.16
                                           ==========     ======     =======     ======
Available for grant at December 31,
  1998...................................   1,065,020
                                           ==========

     Outstanding and exercisable stock options by price range as of December 31, 1998 are as follows:

                                        OUTSTANDING                       EXERCISABLE
                          ---------------------------------------   ------------------------
                                            WEIGHTED     WEIGHTED                   WEIGHTED
                             SHARES         AVERAGE      AVERAGE       SHARES       AVERAGE
RANGE OF EXERCISE PRICE       AS OF        REMAINING     EXERCISE       AS OF       EXERCISE
       PER SHARE          DEC. 31, 1998   TERM (YEARS)    PRICE     DEC. 31, 1998    PRICE
-----------------------   -------------   ------------   --------   -------------   --------
$ 0.60 - $ 1.20                35,463         4.24        $ 1.15        34,713       $ 1.15
  1.80 -   2.40               136,939         5.53          2.38       136,939         2.38
  4.00 -   6.00               103,128         9.68          4.64        13,178         4.28
  6.50 -   9.00                57,676         9.58          6.88         1,979         8.77
 11.25 -  12.69                51,500         8.36         11.86        16,000        11.25
 13.00 -  13.00             1,385,129         9.41         13.00       558,775        13.00
 13.75 -  23.63                93,331         7.70         19.61        77,695        19.09
                            ---------         ----        ------       -------       ------
$ 0.60 - $23.63             1,863,166         8.93        $11.64       839,279       $11.16
                            =========         ====        ======       =======       ======

     Pro forma information regarding net loss and net loss per share is required by SFAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes multiple option pricing model with the following weighted-average assumptions for 1998, 1997, and 1996, respectively: risk-free interest rates of 5.18%, 6.08%, and 6.01%; dividend yields of 0%; volatility factors of the expected market price of the Company's common stock of 0.8992, 0.6589, and 0.5512; and a weighted-average expected life of the option of 1.47, 1.47, and 1.46 years after vest date.

     The Black-Scholes option value model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models

                                 NEOPATH, INC.

require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                        YEAR ENDED DECEMBER 31,
                                               ------------------------------------------
                                                   1998           1997           1996
                                               ------------   ------------   ------------
Pro forma net loss...........................  $(32,951,440)  $(27,930,575)  $(20,717,024)
Pro forma basic and diluted net loss per
  share......................................         (2.28)         (1.97)         (1.59)

     SFAS No. 123 pro forma disclosures above are not necessarily indicative of future pro forma disclosures because of the manner in which SFAS 123 calculations are phased in over time.

     The weighted average fair value for options granted during 1998, 1997, and 1996 using the Black-Scholes multiple option pricing model is $6.99, $8.81, and $10.86, respectively.

     WARRANTS In 1998, NeoPath issued a warrant to a consultant to purchase 60,000 shares of NeoPath common stock at $4.31 per share, which was the closing price of the Company's common stock on the date of the initial agreement. The Company also issued a comparable stock option grant to the same consultant. As a result, in 1998 the Company recognized $200,000 in non-cash expenses related to the consulting agreement and will continue to recognize non-cash expenses during the one-year agreement.

     Common stock warrants outstanding at December 31, 1998 totaled 278,910 at a weighted average exercise price per share of $6.86. These warrants expire at various dates through 2004.

     During 1998, warrants were exercised to purchase 4,616 shares of NeoPath's common stock. During 1997, warrants were exercised to purchase 463,493 shares of the Company's common stock, of which 13,273 shares were issued through "net exercise" rights, for which the Company received no proceeds. Such rights allow the warrant holder to exercise the warrant and "pay" the warrant price through the intrinsic value of the warrants; therefore, fewer shares of common stock are issued as a result. During 1996, warrants were exercised to purchase 762,240 shares of the Company's common stock, of which 346,468 shares were issued through net exercise rights. The remaining warrants outstanding as of December 31, 1998 have net exercise rights.

     COMMON STOCK RESERVED At December 31, 1998, common stock was reserved for the following purposes:

Stock options.............................................  2,928,186
Common stock warrants.....................................    278,910
Employee stock purchase plan..............................    133,325
                                                            ---------
                                                            3,340,421
                                                            =========

NOTE 8  EMPLOYEE BENEFITS

     The Company has a retirement plan covering substantially all employees that provides for voluntary salary deferral contributions on a pre-tax basis in accordance with Section 401(k) of the Internal Revenue Code of 1986, as amended. To date, the Company has made no contributions to the plan.

                                 NEOPATH, INC.

     In May 1997, NeoPath's shareholders approved the 1997 Employee Stock Purchase Plan (the "ESPP") and authorized the issuance of up to 150,000 shares of the Company's common stock under the plan. The ESPP permits eligible employees of the Company to purchase common stock at not less than 85% of fair market value as defined in the ESPP through payroll deductions of up to 15% of their compensation, provided that no employee may purchase common stock worth more than $25,000 in any calendar year. Participants are required to hold ESPP stock for a minimum of six months following the purchase date. The ESPP will expire in 2007.

NOTE 9  LITIGATION

     On July 15, 1996, Neuromedical Systems, Inc. ("Neuromedical") filed a lawsuit against NeoPath in the United States District Court for the Southern District of New York. The complaint alleges patent infringement, unfair competition, false advertising, and related claims. On September 5, 1996, NeoPath filed its answer and counter claims. In May 1998, a judge in the United States District Court for the Southern District of New York denied Neuromedical's motion for a preliminary injunction against the Company. The parties have agreed to dismiss their claims and counter claims on all but the patent issues, and Neuromedical accordingly served an amended complaint on July 27, 1998 asserting only patent infringement claims. This lawsuit is still in the discovery stage, and a trial date has not been set. The Company believes it has a strong position in this action and continues to defend itself vigorously.

     On March 31, 1997, the Company filed a patent infringement lawsuit against Neuromedical in the United States District Court for the Western District of Washington. The complaint alleges patent infringement and seeks permanent injunctions against Neuromedical. In March and April 1998 this lawsuit was amended, and NeoPath filed an additional related patent lawsuit against Neuromedical. Neuromedical filed a motion for summary judgment, which the court denied in April 1998. In October 1998, Neuromedical filed another motion for summary judgment that the court denied. The Company expects trial on the first Washington lawsuit to begin in 1999. The second Washington lawsuit is currently in the discovery stage.

                                 NEOPATH, INC.

                                 BALANCE SHEETS

                                                                JUNE 30,       DECEMBER 31,
                                                                  1999             1998
                                                              -------------    -------------
                                                               (UNAUDITED)
                                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $   6,320,707    $   5,579,867
  Securities available-for-sale.............................      3,589,939        3,374,549
  Accounts receivable, net..................................      3,017,766        3,011,078
  Inventories...............................................      8,912,247        6,744,417
  Other current assets......................................        421,677          392,415
                                                              -------------    -------------
Total current assets........................................     22,262,336       19,102,326
Fee-per-use systems, net....................................     15,087,925       14,602,963
Property and equipment, net.................................      2,543,302        3,530,694
Deposits and other assets...................................        802,769          913,850
                                                              -------------    -------------
Total assets................................................  $  40,696,332    $  38,149,833
                                                              =============    =============
                            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   1,494,461    $   2,944,252
  Salaries and wages payable................................        887,477        1,681,710
  Customer deposits.........................................        265,217          332,485
  Other accrued liabilities.................................      1,592,981        1,157,077
  Current portion of long-term obligations..................      2,534,170        2,549,151
                                                              -------------    -------------
Total current liabilities...................................      6,774,306        8,664,675
Long-term obligations, less current portion.................         31,255        1,257,027
Shareholders' equity:
  Common stock..............................................    156,329,799      142,057,561
  Accumulated deficit.......................................   (122,431,241)    (113,813,699)
  Accumulated other comprehensive loss......................         (7,787)         (15,731)
                                                              -------------    -------------
Total shareholders' equity..................................     33,890,771       28,228,131
                                                              -------------    -------------
Total liabilities and shareholders' equity..................  $  40,696,332    $  38,149,833
                                                              =============    =============

                            See accompanying notes.

                                 NEOPATH, INC.

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                           THREE MONTHS ENDED             SIX MONTHS ENDED
                                                JUNE 30,                      JUNE 30,
                                       --------------------------    ---------------------------
                                          1999           1998           1999            1998
                                       -----------    -----------    -----------    ------------
Revenues.............................  $ 2,939,429    $ 4,308,465    $ 4,965,287    $  7,871,156
Cost of revenues.....................    1,587,985      2,371,840      2,752,375       4,412,600
                                       -----------    -----------    -----------    ------------
  Gross margin.......................    1,351,444      1,936,625      2,212,912       3,458,556
Operating expenses:
  Research and development...........    2,362,183      2,911,427      4,780,220       5,957,243
  Selling, general and
     administrative..................    2,631,579      5,329,589      6,190,285       9,835,832
                                       -----------    -----------    -----------    ------------
                                         4,993,762      8,241,016     10,970,505      15,793,075
                                       -----------    -----------    -----------    ------------
Loss from operations.................   (3,642,318)    (6,304,391)    (8,757,593)    (12,334,519)
Interest income......................      163,717        267,302        300,961         633,076
Interest expense.....................      (70,903)       (15,288)      (160,888)        (24,567)
                                       -----------    -----------    -----------    ------------
Net loss.............................  $(3,549,504)   $(6,052,377)   $(8,617,520)   $(11,726,010)
                                       ===========    ===========    ===========    ============
Basic and diluted net loss per
  share..............................  $     (0.20)   $     (0.42)   $     (0.51)   $      (0.81)
                                       ===========    ===========    ===========    ============
Weighted average common shares
  Outstanding........................   17,420,160     14,468,686     16,804,161      14,442,269
                                       ===========    ===========    ===========    ============

                            See accompanying notes.

                                 NEOPATH, INC.

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                    SIX MONTHS ENDED
                                                                        JUNE 30,
                                                              ----------------------------
                                                                  1999            1998
                                                              ------------    ------------
OPERATING ACTIVITIES
Net loss....................................................  $ (8,617,520)   $(11,726,010)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................     2,885,176       2,790,942
  Stock-based compensation..................................         7,100              --
  Accrued interest on securities available-for-sale.........       183,206         360,694
  Net change in operating accounts:
     Accounts receivable....................................        (6,688)     (1,008,775)
     Inventories and fee-per-use systems....................    (4,479,262)     (1,474,927)
     Accounts payable and accrued liabilities...............    (2,165,388)       (563,874)
     Other..................................................       102,460        (922,894)
                                                              ------------    ------------
Net cash used in operating activities.......................   (12,090,916)    (12,544,844)
INVESTING ACTIVITIES
Purchases of securities available-for-sale..................    (7,199,372)       (202,310)
Sales and maturities of securities available-for-sale.......     6,808,719      12,934,765
Additions to property and equipment.........................       (58,591)       (531,042)
Other.......................................................        (3,077)             --
                                                              ------------    ------------
Net cash (used in) provided by investing activities.........      (452,321)     12,201,413
FINANCING ACTIVITIES
Proceeds from private equity transaction, net...............    14,442,688              --
Proceeds from note payable to bank..........................            --       4,950,000
Payments on note payable to bank............................    (1,237,500)             --
Issuance of common stock under employee stock purchase
  plan......................................................        38,932          70,482
Exercise of options and warrants............................        73,518          76,660
Principal payments on obligations under capital leases......       (33,561)        (37,656)
                                                              ------------    ------------
Net cash provided by financing activities...................    13,284,077       5,059,486
                                                              ------------    ------------
Net increase in cash and cash equivalents...................       740,840       4,716,055
Cash and cash equivalents:
  Beginning of period.......................................     5,579,867       3,308,970
                                                              ------------    ------------
  End of period.............................................  $  6,320,707    $  8,025,025
                                                              ============    ============
NONCASH TRANSACTIONS AND SUPPLEMENTAL DISCLOSURES
AutoPap Systems reclassified to fee-per-use systems, net....  $  2,426,091    $    441,736

                            See accompanying notes.

                                 NEOPATH, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements have been prepared by NeoPath, Inc. ("NeoPath" or the "Company") in accordance with generally accepted accounting principles for interim financial information and according to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (which include only normal recurring adjustments) considered necessary for a fair presentation have been included. The balance sheet at December 31, 1998 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The results of operations for the three-month and six-month periods ended June 30, 1999, are not necessarily indicative of results to be expected for the entire year ending December 31, 1999 or for any other fiscal period. For further information, refer to the financial statements and footnotes thereto incorporated by reference in the Company's Form 10-K for the year ended December 31, 1998.

NOTE 2 -- REVENUE RECOGNITION

     The Company recognizes revenue on either a product sale or fee-per-use basis. Sales of AutoPap(R) Systems are generally recognized at date of shipment and are subject to continuing service and license agreements for which revenue is recognized over the corresponding contract period. Fee-per-use revenue commences in the month an AutoPap System is initially placed in commercial use at a customer site and consists of per-slide monthly billings, fixed rental billings, and minimum payments due on certain fee-per-use contracts. Fee-per-use revenue is recognized as earned.

NOTE 3 -- COMPREHENSIVE NET LOSS

     Components of comprehensive net loss, as defined by applicable accounting and reporting standards, are as follows:

                                                   THREE MONTHS ENDED JUNE 30,
                                                   ---------------------------
                                                      1999            1998
                                                   -----------    ------------
Net loss.........................................  $(3,549,504)   $ (6,052,377)
Unrealized gain on Securities
  available-for-sale.............................       15,115          41,507
                                                   -----------    ------------
Comprehensive net loss...........................  $(3,534,389)   $ (6,010,870)
                                                   ===========    ============

                                                    SIX MONTHS ENDED JUNE 30,
                                                   ---------------------------
                                                      1999            1998
                                                   -----------    ------------
Net loss.........................................  $(8,617,520)   $(11,726,010)
Unrealized gain on Securities
  available-for-sale.............................        7,944         103,024
                                                   -----------    ------------
Comprehensive net loss...........................  $(8,609,576)   $(11,622,986)
                                                   ===========    ============

                                 NEOPATH, INC.

                                  (UNAUDITED)

NOTE 4 -- INVENTORIES

     Inventories consist of the following:

                                                 JUNE 30, 1999    DECEMBER 31, 1998
                                                 -------------    -----------------
Raw materials..................................   $3,202,689         $2,093,748
Work-in-process................................    1,732,102          2,365,472
Finished goods.................................    3,977,456          2,285,197
                                                  ----------         ----------
                                                  $8,912,247         $6,744,417
                                                  ==========         ==========

NOTE 5 -- PRIVATE EQUITY TRANSACTION

     On February 9, 1999, NeoPath completed a $14.5 million private equity transaction in which the Company issued 2.9 million shares of common stock to investors at a price of $5.00 per share. In connection with the financing, NeoPath issued to Invemed Associates, Inc., a related party, five-year warrants to purchase 100,000 shares of common stock at an exercise price of $5.89 per share. On February 12, 1999, NeoPath filed a shelf registration statement on Form S-3 that will, when declared effective by the Securities and Exchange Commission, allow resale of the newly issued shares. NeoPath must use its best efforts to keep this registration statement effective for two years. Because the registration statement was not declared effective within 120 days of the transaction closing, the agreement specified that the purchase price would be reduced by 2 percent. As a result, NeoPath recognized a liability of $290,000 as of June 30, 1999.

NOTE 6 -- AGREEMENT TO ACQUIRE TECHNOLOGY RIGHTS

     On March 26, 1999, AutoCyte, Inc. announced an agreement to purchase certain Neuromedical, Inc. technology, including patent rights, for $4.0 million in cash and 1.4 million shares of AutoCyte common stock. On April 26, 1999, NeoPath and AutoCyte announced an agreement whereby NeoPath may acquire an undivided interest in the intellectual property estate of Neuromedical that AutoCyte had agreed to acquire. Subject to certain conditions, NeoPath will pay AutoCyte $2.2 million in cash and issue AutoCyte 1.2 million shares of NeoPath common stock at the later of the transaction closing date or September 1, 1999. On May 18, 1999, AutoCyte announced that it had completed its acquisition of the Neuromedical technology.

NOTE 7 -- AGREEMENT TO MERGE WITH AUTOCYTE

     On June 4, 1999, NeoPath and AutoCyte agreed to a merger in which a wholly owned subsidiary of AutoCyte will merge with NeoPath, and NeoPath will become a wholly owned subsidiary of AutoCyte. On the effective date of the merger, each issued and outstanding share of NeoPath common stock will automatically convert into the right to receive 0.7903 shares of AutoCyte common stock. AutoCyte will pay cash in lieu of issuing fractional shares of AutoCyte common stock. Outstanding employee and director options and certain warrants to purchase shares of NeoPath common stock will be converted to AutoCyte options and warrants at the same exchange ratio. The parties expect the merger to be a tax-free reorganization and to be accounted for as a pooling of interests. Completion of the acquisition is subject to approval by AutoCyte's and NeoPath's shareholders and to other customary closing conditions.

NOTE 8 -- LITIGATION

     On July 15, 1996, Neuromedical Systems, Inc. filed a lawsuit against NeoPath in the United States District Court for the Southern District of New York. The complaint alleged patent infringement, unfair

                                 NEOPATH, INC.

                                  (UNAUDITED)

competition, false advertising, and related claims and requested monetary damages and injunctive relief. On September 5, 1996, NeoPath filed its answer and counter claims. In May 1998, a judge in the United States District Court for the Southern District of New York denied Neuromedical's motion for a preliminary injunction against the Company. The parties agreed to dismiss their claims and counterclaims on all but the patent issues, and Neuromedical accordingly served an amended complaint on July 27, 1998 asserting only patent infringement claims. Virtually all of NeoPath's domestic revenues, which represented 90 percent of total revenues in the six months ended June 30, 1999, are derived from products that incorporate technology covered by this patent. NeoPath believes it has a strong position in this action, and will defend itself vigorously against these claims. On March 26, 1999, Neuromedical announced that it had filed a voluntary chapter 11 petition for bankruptcy. On April 6, 1999, the court removed the case from its active docket pending further developments in Neuromedical's bankruptcy proceedings.

     On March 31, 1997, NeoPath filed a patent infringement lawsuit against Neuromedical in the United States District Court for the Western District of Washington. The complaint alleges patent infringement and seeks permanent injunctions against Neuromedical. In March and April 1998 this lawsuit was amended, and NeoPath filed an additional related patent lawsuit against Neuromedical. Neuromedical filed a motion for summary judgment, which the court denied in April 1998. In October 1998, Neuromedical filed another motion for summary judgment that the court denied. By court order on March 30, 1999, proceedings have been stayed pending resolution of Neuromedical's bankruptcy proceedings. Furthermore, the court ordered that these cases be removed from the court's active caseload.

     NeoPath's intellectual property acquisition agreement with AutoCyte provides that the patent infringement litigation between NeoPath and Neuromedical will be terminated.

NOTE 9 -- RECLASSIFICATIONS

     Certain prior-period amounts have been reclassified to conform to the current-period presentation.

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

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                 AUTOCYTE, INC.

                        TRILOGY ACQUISITION CORPORATION,

                                      AND

                                 NEOPATH, INC.

                            DATED AS OF JUNE 4, 1999

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                               TABLE OF CONTENTS

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SECTION 1 -- THE MERGER.....................................      6
  1.1   The Merger..........................................      6
  1.2   Effective Time......................................      6
  1.3   Effects of the Merger...............................      7
  1.4   Certificate of Incorporation and Bylaws.............      7
  1.5   Officers and Directors..............................      7
  1.6   Effect on Capital Stock.............................      7
  1.7   Closing of NeoPath Transfer Books...................      8
  1.8   NeoPath Dissenting Shares...........................      8
  1.9   Issuance of AutoCyte Certificates...................      9
  1.10  Lost, Stolen or Destroyed Certificates..............      9
  1.11  No Further Ownership Rights in NeoPath Common
     Stock..................................................     10
  1.12  Tax and Accounting Consequences.....................     10
SECTION 2 -- REPRESENTATIONS AND WARRANTIES OF NEOPATH......     10
  2.1   Organization and Qualification......................     10
  2.2   Capitalization......................................     10
  2.3   Authority to Execute and Perform Agreements.........     11
  2.4   Subsidiaries and Other Affiliates...................     11
  2.5   Charter and Bylaws; Books and Records...............     11
  2.6   SEC Reports.........................................     11
  2.7   Financial Statements................................     12
  2.8   Absence of Undisclosed Liabilities..................     12
  2.9   No Material Adverse Change..........................     12
  2.10  Tax Matters.........................................     13
  2.11  Compliance with Laws................................     14
  2.12  Consents; No Breach.................................     14
  2.13  Actions and Proceedings.............................     15
  2.14  Contracts and Other Agreements......................     15
  2.15  Real Property; Leases...............................     16
  2.16  Tangible Property...................................     16
  2.17  Intellectual Property...............................     17
  2.18  Title to Assets; Liens..............................     17
  2.19  Employee Benefit Plans..............................     17
  2.20  Employee Relations..................................     18
  2.21  Relationships with Affiliates.......................     18
  2.22  Insurance...........................................     18
  2.23  Brokerage...........................................     19
  2.24  Hazardous Materials.................................     19
  2.25  Registration Statement; Proxy Statement.............     19
  2.26  Opinion of Financial Adviser........................     19
  2.27  Accounting Matters..................................     20
  2.28  Full Disclosure.....................................     20
SECTION 3 -- REPRESENTATIONS AND WARRANTIES OF AUTOCYTE.....     20
  3.1   Organization and Qualification......................     20
  3.2   Capitalization......................................     20
  3.3   Authority to Execute and Perform Agreements.........     21

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
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  3.4   Subsidiaries and Other Affiliates...................     21
  3.5   Charter and By-laws; Books and Records..............     21
  3.6   SEC Reports.........................................     21
  3.7   Financial Statements................................     21
  3.8   Absence of Undisclosed Liabilities..................     22
  3.9   No Material Adverse Change..........................     22
  3.10  Tax Matters.........................................     23
  3.11  Compliance with Laws................................     24
  3.12  Consents; No Breach.................................     24
  3.13  Actions and Proceedings.............................     25
  3.14  Contracts and Other Agreements......................     25
  3.15  Real Property; Leases...............................     26
  3.16  Tangible Property...................................     26
  3.17  Intellectual Property...............................     26
  3.18  Title to Assets; Liens..............................     27
  3.19  Employee Benefit Plans..............................     27
  3.20  Employee Relations..................................     28
  3.21  Relationships with Affiliates.......................     28
  3.22  Insurance...........................................     28
  3.23  Brokerage...........................................     29
  3.24  Hazardous Materials.................................     29
  3.25  Registration Statement; Proxy Statement.............     29
  3.26  Opinion of Financial Adviser........................     29
  3.27  Accounting Matters..................................     29
  3.28  Full Disclosure.....................................     29
SECTION 4 -- COVENANTS AND AGREEMENTS.......................     30
  4.1   Conduct of NeoPath Business.........................     30
  4.2   Conduct of AutoCyte Business........................     31
  4.3   Nasdaq Listing......................................     32
  4.4   Corporate Examinations and Investigations...........     32
  4.5   Agreement not to Entertain Other Offers.............     32
  4.6   Authorization from Others...........................     33
  4.7   Consummation of Agreement...........................     33
  4.8   Further Assurances..................................     34
  4.9   Joint Proxy Statement/Prospectus; Registration
     Statement..............................................     34
  4.10  NeoPath Stockholder Meeting.........................     34
  4.11  AutoCyte Stockholder Meeting........................     34
  4.12  Public Announcements and Confidentiality............     35
  4.13  NeoPath Affiliate Agreements........................     35
  4.14  AutoCyte Affiliate Agreements.......................     35
  4.15  AutoCyte SEC Filings................................     35
  4.16  NeoPath SEC Filings.................................     35
  4.17  Stock Options; Employee Stock Purchase Plan.........     36
  4.18  AutoCyte Form S-8...................................     36
  4.19  FIRPTA..............................................     36
  4.20  Notification of Certain Matters.....................     36
  4.21  Tax-Free Reorganization.............................     37
  4.22  Indemnification.....................................     37

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
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  4.23  Pooling of Interests................................     37
  4.24  Letters of AutoCyte's and NeoPath's Accountants.....     37
  4.25  Employee Benefit Plans; Existing Agreement..........     38
SECTION 5 -- CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH
  PARTY TO CONSUMMATE THE MERGER............................     38
  5.1   Stockholder Approvals...............................     38
  5.2   Government Approvals................................     38
  5.3   Absence of Restraints...............................     38
  5.4   Nasdaq Listing......................................     38
  5.5   Effectiveness of Registration Statement.............     39
  5.6   Tax Opinions........................................     39
  5.7   Pooling Letters.....................................     39
SECTION 6 -- CONDITIONS PRECEDENT TO THE OBLIGATION OF
  AUTOCYTE TO CONSUMMATE THE MERGER.........................     39
  6.1   Representations, Warranties and Covenants...........     39
  6.2   NeoPath Affiliate Agreements........................     39
  6.3   Voting Agreement....................................     39
  6.4   Opinion of Counsel to NeoPath.......................     39
  6.5   Merger Documents....................................     39
  6.6   Consents............................................     39
  6.7   Dissenting Shares...................................     39
  6.8   Certificates........................................     40
SECTION 7 -- CONDITIONS PRECEDENT TO THE OBLIGATION OF
  NEOPATH TO CONSUMMATE THE MERGER..........................     40
  7.1   Representations, Warranties and Covenants...........     40
  7.2   AutoCyte Affiliate Agreements.......................     40
  7.3   Voting Agreement....................................     40
  7.4   Consents............................................     40
  7.5   Opinion of Counsel to AutoCyte......................     40
  7.6   Certificates........................................     40
SECTION 8 -- TERMINATION....................................     40
  8.1   Termination.........................................     40
  8.2   Notice of Termination; Effect of Termination........     42
  8.3   Fees and Expenses...................................     42
SECTION 9 -- MISCELLANEOUS..................................     44
  9.1   Notices.............................................     44
  9.2   Amendment...........................................     45
  9.3   Waiver..............................................     45
  9.4   Entire Agreement....................................     45
  9.5   Governing Law.......................................     45
  9.6   Binding Effect; No Assignment.......................     45
  9.7   Variations in Pronouns..............................     45
  9.8   Counterparts........................................     45
  9.9   Exhibits and Disclosure Schedules...................     45

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                        INDEX OF SCHEDULES AND EXHIBITS

Schedule 1  Officers of AutoCyte Immediately after the Effective Time.

Schedule 2  Board of Directors of AutoCyte Immediately After the Effective Time

AutoCyte Disclosure Schedule

AutoCyte Disclosure Schedule

Exhibit A -- Form of NeoPath Voting Agreement

Exhibit B -- Form of AutoCyte Voting Agreement

Exhibit C -- Form of NeoPath Affiliate Agreement

Exhibit D -- Form of AutoCyte Affiliate Agreement

Exhibit E -- Form of Opinion of Perkins Coie LLP

Exhibit F -- Form of Opinion of Palmer & Dodge LLP

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                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER dated as of June 4, 1999 (this "Agreement") is among AutoCyte, Inc. ("AutoCyte"), a Delaware corporation, Trilogy Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of AutoCyte ("Merger Sub") and NeoPath, Inc. ("NeoPath"), a Washington corporation. The parties wish to effect the combination of NeoPath and AutoCyte through a merger of Merger Sub into NeoPath on the terms and conditions hereof. This Agreement is intended to be a "plan of reorganization" within the meaning of sec.368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                                    RECITALS

     A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL") and the Washington Business Corporation Act (the "WBCA"), AutoCyte, Merger Sub and NeoPath will enter into a business combination transaction pursuant to which Merger Sub will merge with and into NeoPath (the "Merger").

     B. The Board of Directors of AutoCyte (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of AutoCyte and fair to, and in the best interests of, AutoCyte and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has recommended approval of this Agreement by the stockholders of AutoCyte.

     C. The Board of Directors of NeoPath (i) has determined that the merger is consistent with and in furtherance of the long-term business strategy of NeoPath and fair to, and in the best interest of, NeoPath and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has recommended the approval of this Agreement by the stockholders of NeoPath.

     D. Concurrently with the execution of this Agreement, and as a condition and inducement to AutoCyte's willingness to enter into this Agreement, certain affiliates of NeoPath shall each enter into a Voting Agreement in the form attached hereto as Exhibit A (the "NeoPath Voting Agreements").

     E. Concurrently with the execution of this Agreement, and as a condition and inducement to NeoPath's willingness to enter into this Agreement, certain affiliates of AutoCyte shall each enter into a Voting Agreement in the form attached hereto as Exhibit B (the "AutoCyte Voting Agreements").

     F. AutoCyte, Merger Sub and NeoPath desire to make certain representations and warranties and other agreements in connection with the Merger.

     G. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning on Section 368 of the Code.

     Accordingly, in consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

                            SECTION 1 -- THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL and the WBCA, Merger Sub shall be merged with and into NeoPath. The Merger shall occur at the Effective Time (as defined herein). Following the Merger, NeoPath shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Merger Sub shall cease.

     1.2 Effective Time. As soon as practicable after satisfaction or waiver of all conditions to the Merger, the parties shall cause merger documents to be filed in accordance with Section 23B.11.070 of the WBCA and a Certificate of Merger to be filed in accordance with Section 252 of the DGCL (the Washington merger documents and the Certificate of Merger are referred to collectively herein as the

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"Merger Documents") and shall take all such further actions as may be required by law to make the Merger effective. The Merger shall be effective at such time as the Merger Documents are filed, as appropriate, with the Secretary of State of the State of Washington in accordance with the WBCA and with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as is specified in such documents (the "Effective Time"). Immediately prior to the filing of the Merger Documents, a closing (the "Closing") will be held at the offices of Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts (or such other place as the parties may agree) for the purpose of confirming satisfaction or waiver of all conditions to the Merger. Subject to satisfaction or waiver of each of the conditions specified in Sections 5, 6 and 7 hereof, the Closing shall take place within three business days after the last to occur of:

          (a) the day the Merger is approved by the stockholders of NeoPath pursuant to Section 4.10; or

          (b) the day the issuance of the AutoCyte Common Stock (as defined below) is approved by the stockholders of AutoCyte pursuant to Section 4.11;

or on such other date as the parties may agree, but not later than November 30, 1999. The date on which the Closing occurs is referred to herein as the "Closing Date".

     1.3 Effects of the Merger.  The Merger shall have the effects set forth in
Section 23B.11.060 of the WBCA and Sections 259, 260 and 261 of the DGCL.

     1.4 Certificate of Incorporation and Bylaws. The Articles of Incorporation (the "Articles of Incorporation") and Bylaws (the "Bylaws") of NeoPath, in each case as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation immediately after the Effective Time, until duly amended in accordance with applicable law and such Articles of Incorporation.

     1.5 Officers and Directors.

     (a) Officers. Immediately prior to the Effective Time, the persons listed on Schedule 1 attached hereto shall be the officers of AutoCyte and such persons shall be the initial officers of the Surviving Corporation, each person to hold the office set forth opposite each such person's name in accordance with the Certificate of Incorporation and Bylaws of AutoCyte and the Articles of Incorporation and Bylaws of the Surviving Corporation, respectively.

     (b) Directors. Prior to the Effective Time, AutoCyte shall (i) increase the number of the members of the Board of Directors of AutoCyte to seven (7) and
(ii) take such action as may be necessary to ensure that the Board of Directors of AutoCyte, immediately after the Effective Time, is comprised of the persons listed on Schedule 2 attached hereto. The initial directors of the Surviving Corporation shall be the persons listed on Schedule 2.

     1.6 Effect on Capital Stock.

     (a) Conversion of NeoPath Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of AutoCyte or NeoPath:

          (i) each share of Common Stock, $.01 par value, of NeoPath (the "NeoPath Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of NeoPath Common Stock to be cancelled pursuant to Section 1.6(a)(iii) and other than Dissenting Shares (as defined in Section 1.8)) will be cancelled and extinguished and automatically be converted (subject to Section 1.6(b) and (c)) into the right to receive 0.7903 (the "Exchange Ratio") shares of Common Stock, $.01 par value, of AutoCyte (the "AutoCyte Common Stock") upon surrender of the certificate representing such share of NeoPath Common Stock in the manner provided in Section 1.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10);

          (ii) subject to and in accordance with Section 4.17, all options and warrants to purchase NeoPath Stock outstanding immediately prior to the Effective Time, shall be exchanged for options of
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     AutoCyte exercisable for that number of shares of AutoCyte Common Stock which such option or warrant holder would have been entitled to receive if the underlying NeoPath Common Stock had converted in the Merger, at an exercise price per share equal to the aggregate exercise price of the NeoPath option or warrant exchanged divided by the number of shares of AutoCyte Common Stock subject to the new option or warrant, and otherwise having the same terms and conditions as the NeoPath option or warrant and otherwise;

          (iii) all shares of NeoPath Common Stock held at the Effective Time by NeoPath as treasury stock, by AutoCyte or by a subsidiary of either NeoPath or AutoCyte shall be canceled and no payment shall be made with respect thereto; and

          (iv) all Dissenting Shares shall be dealt with in accordance with
     Section 1.8;

     (b) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into AutoCyte Common Stock or NeoPath Common Stock), recapitalization or other like change without receipt of consideration with respect to AutoCyte Common Stock or NeoPath Common Stock occurring on or after the date hereof and prior to the Effective Time. In addition, during the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement or the Effective Time, AutoCyte shall not, without the prior written consent of NeoPath, declare or pay any dividend or distribution on the AutoCyte Common Stock (other than ordinary cash dividends) unless prior thereto either (i) AutoCyte shall have provided that holders of NeoPath Common Stock, upon the Effective Time, shall receive such dividend or distribution to the same extent they would have if their shares of NeoPath Common Stock had been converted to AutoCyte Common Stock immediately prior to the record date of any such dividend or distribution or (ii) AutoCyte and NeoPath shall mutually have agreed upon an adjustment of the Exchange Ratio to fully reflect the effect of any such dividend or distribution.

     (c) Fractional Shares. No fraction of a share of AutoCyte Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of NeoPath Common Stock who would otherwise be entitled to a fraction of a share of AutoCyte Common Stock (after aggregating all fractional shares of AutoCyte Common Stock to be received by such holder) shall receive from AutoCyte an amount of cash (rounded to the nearest whole cent) equal to the product of
(i) such fraction, multiplied by (ii) the average closing price of a share of AutoCyte Common Stock for the ten most recent days that AutoCyte Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

     1.7 Closing of NeoPath Transfer Books. At the Effective Time, the stock transfer books of NeoPath shall be closed and no transfer of NeoPath Common Stock shall thereafter be made. If, after the Effective Time, certificates representing shares of NeoPath Common Stock are presented to the Exchange Agent (as defined in Section 1.9), they shall be canceled and exchanged for certificates representing AutoCyte Common Stock as provided in this Section 1.

     1.8 NeoPath Dissenting Shares. Shares of NeoPath Common Stock held by a stockholder who has properly exercised appraisal rights with respect thereto in accordance with Section 23B.13.020 of the WBCA are referred to herein as "Dissenting Shares". Shares of NeoPath Common Stock that constitute Dissenting Shares shall not be converted into shares of AutoCyte Common Stock and shares of AutoCyte Common Stock shall not be issued pursuant to Section 1.6(a) in exchange therefor. From and after the Effective Time, a stockholder who has properly exercised such appraisal rights shall no longer retain any rights of a stockholder of NeoPath or the Surviving Corporation, except those provided under the WBCA. NeoPath shall give AutoCyte (i) prompt notice of any written notices and demands under Section 23B.13.210 of the WBCA with respect to any shares of capital stock of NeoPath, any withdrawal of any such demands and any other instruments served pursuant to the WBCA and (ii) the right to participate in all negotiations and proceedings with respect to any demands under Section 23B.13.020 of the WBCA with respect to any shares of capital stock of NeoPath. NeoPath shall cooperate with

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AutoCyte concerning, and shall not, except with the prior written consent of
AutoCyte, voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

     1.9 Issuance of AutoCyte Certificates.

     (a) Exchange Agent. Prior to the Effective Time, AutoCyte shall authorize one or more persons to act as Exchange Agent hereunder (the "Exchange Agent") and shall deposit with or for the account of the Exchange Agent certificates representing the number of shares of AutoCyte Common Stock issuable pursuant to
Section 1.6 and cash in lieu of fractional shares of AutoCyte Common Stock.

     (b) Exchange Procedures.  As soon as practicable after the Effective Time,
(i) NeoPath shall deliver to AutoCyte a list of all record holders of NeoPath Common Stock immediately prior to the Effective Time (the "Record Holders"), setting forth each stockholder's name, address and number of shares of NeoPath Common Stock held prior to the Effective Time and such other information as may be reasonably requested by the Exchange Agent, certified by the Chief Executive Officer of NeoPath (the "Stockholder List") and (ii) the Exchange Agent shall be instructed to mail to each Record Holder a form of letter of transmittal which shall specify instructions for use in effecting the surrender of NeoPath Common Stock certificates in exchange for AutoCyte Common Stock certificates and cash in lieu of fractional shares. Upon the Exchange Agent's receipt of the letter of transmittal and any certificate held by a stockholder, each stockholder shall be entitled to receive a certificate representing that number of whole shares of AutoCyte Common Stock into which the shares of NeoPath Common Stock as set forth on the Stockholder List shall have been converted pursuant to the provisions of this Agreement. The shares of NeoPath Common Stock outstanding immediately prior to the Effective Time (and any certificates representing such shares) shall be deemed canceled as of the Effective Time. AutoCyte Common Stock into which NeoPath Common Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time. If any AutoCyte Common Stock certificates are to be issued in a name other than that in which the NeoPath Common Stock was registered immediately prior to the Effective Time, it shall be a condition of such issuance that the person requesting such issuance shall deliver to the Exchange Agent all documents necessary to evidence and effect such transfer and shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of AutoCyte Common Stock in a name other than that of the registered holder of the certificate or surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Neither AutoCyte nor NeoPath shall be liable to any stockholder for shares of stock or any cash in lieu of fractional interests delivered to a public official pursuant to applicable escheat or abandoned property laws.

     (c) Distributions of NeoPath Common Stock. No dividends or other distributions declared or made after the date of this Agreement with respect to AutoCyte Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate of NeoPath Common Stock with respect to the shares of AutoCyte Common Stock represented thereby until the holder of record of such certificate shall surrender such certificate. Subject to applicable law, following surrender of any such certificate, there shall be paid to the record holder thereof certificates representing whole shares of AutoCyte Common Stock issued in exchange therefor, without interest, along with the amount of dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of AutoCyte Common Stock and cash in lieu of any fractional shares in accordance with Section 1.6(c).

     1.10 Lost, Stolen or Destroyed Certificates. In the event any NeoPath Common Stock certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of AutoCyte Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 1.6(c) and any dividends or distributions payable pursuant to Section 1.9(c); provided, however, that AutoCyte may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against AutoCyte or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

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     1.11 No Further Ownership Rights in NeoPath Common Stock.  All shares of
AutoCyte Common Stock issued upon the surrender for exchange of shares of NeoPath Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Sections 1.6(c) and 1.9) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of NeoPath Common Stock, and there shall be no further registration of transfers on the records of AutoCyte of shares of NeoPath Common Stock that were outstanding immediately prior to the Effective Time.

     1.12 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. It is also intended by the parties hereto that the Merger shall be treated as a "pooling of interests" for accounting purposes.

             SECTION 2 -- REPRESENTATIONS AND WARRANTIES OF NEOPATH

     Except as set forth on the disclosure schedule (the "NeoPath Disclosure Schedule") delivered to AutoCyte on the date hereof (regardless of whether the NeoPath Disclosure Schedule is referenced in any particular subsection of this
Section 2), the subsection numbers of which are numbered to correspond to the subsection numbers of this Agreement to which they refer, NeoPath represents and warrants to AutoCyte as set forth below:

     2.1 Organization and Qualification. NeoPath is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of its incorporation and has full corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted. NeoPath is qualified or is otherwise authorized to transact business as a foreign corporation in each jurisdiction (in the United States and outside of the United States) in which the failure to so qualify would have a NeoPath Material Adverse Effect, all of which jurisdictions are identified in Section 2.1 of the NeoPath Disclosure Schedule. A "Material Adverse Effect" on NeoPath or AutoCyte, as the case may be, means (unless otherwise specified) any condition or event that (i) materially adversely affects the assets, business, financial condition, operations or prospects of such party, other than any condition or event (A) relating to the economy in general, (B) relating to the industries in which such party operates in general, (C) arising out of or resulting from actions contemplated by the parties in connection with, or which is attributable to, the announcement of this Agreement and the transactions contemplated hereby (including loss of personnel, customers or suppliers or the delay or cancellation of orders for products) or (D) litigation brought or threatened against such party or any member of their respective Boards of Directors in respect of this Agreement, (ii) materially impairs the ability of such party to perform its obligations under this Agreement or (iii) prevents or materially delays the consummation of the transactions contemplated under this Agreement.

     2.2 Capitalization.

     (a) Outstanding Capital Stock. NeoPath's authorized capital stock consists of 40,000,000 shares of Common Stock, $.01 par value per share, of which 17,414,230 shares are issued and outstanding as of June 4, 1999, and 10,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares are issued and outstanding. Except as disclosed in NeoPath's proxy statement for its annual meeting of stockholders held on May 20, 1999, NeoPath is not aware of any record or beneficial holder of more than five percent (5%) of the outstanding shares of NeoPath Common Stock. The outstanding shares of NeoPath Common Stock are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with all charter documents of NeoPath and all applicable federal and state laws. Except as set forth in this Section 2.2(a), no other capital stock of NeoPath is authorized or outstanding.

     (b) Options or Other Rights. Section 2.2(b) of the NeoPath Disclosure Schedule lists each outstanding option to acquire shares of NeoPath Common Stock under the NeoPath, Inc. 1989 Stock Option Plan (Amended and Restated on February 26, 1998), the NeoPath, Inc. Stock Option Plan for Nonemployee Directors (Amended and Restated on February 27, 1997 or the NeoPath, Inc. 1999 Stock Incentive Compensation Plan (together, the "NeoPath Stock Option Plans") as of the date hereof, the name of the holder of such option, the number of shares subject to such option, the exercise price of such

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option, the number of shares as to which such option will have vested at such date and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, and indicates the extent of acceleration, if any. Except as set forth in the NeoPath Disclosure Schedule, (i) no subscription, warrant, option, preemptive right, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock or other security of NeoPath issued by NeoPath is authorized or outstanding, (ii) there is no commitment or offer by NeoPath to issue or provide any such subscription, warrant, option, preemptive right, convertible security or other right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of NeoPath, (iii) NeoPath has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, (iv) there are no restrictions on the transfer of NeoPath's capital stock other than those arising from securities laws, and (v) there are no voting trusts, proxies or other agreements, instruments or understandings with respect to outstanding shares of NeoPath's capital stock to which NeoPath is a party.

     2.3 Authority to Execute and Perform Agreements. NeoPath has the requisite corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument contemplated by this Agreement to which it is a party and, subject to the requirement to obtain stockholder approval under the WBCA, to consummate the transactions contemplated hereby and thereby and to perform fully its respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each such other agreement, document and instrument to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of NeoPath, subject, in the case of the Merger, to the requirement to obtain stockholder approval under the WBCA. This Agreement and each agreement, document and instrument executed and delivered by NeoPath pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of NeoPath, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

     2.4 Subsidiaries and Other Affiliates. NeoPath does not have any subsidiary or directly or indirectly own or have any investment in any of the capital stock of, or any other interest in, any other person or entity

     2.5 Charter and Bylaws; Books and Records. NeoPath has heretofore delivered or made available to AutoCyte true and complete copies of the Articles of Incorporation (certified by the Secretary of State or comparable authority of its jurisdiction of incorporation) and Bylaws as in effect on the date hereof, and corporate minute books. NeoPath is not in default in the performance, observation or fulfillment of either its charter or Bylaws. The minute books of NeoPath contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors and of the stockholders prior to the date hereof, and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

     2.6 SEC Reports. NeoPath has previously delivered to AutoCyte its (i) Annual Report on Form 10-K for the years ended December 31, 1998 (the "NeoPath 10-K") and 1997, as filed with the Securities and Exchange Commission (the "SEC"), (ii) the proxy statement relating to NeoPath's annual meeting of stockholders held on May 20, 1999 and (iii) all other reports filed by NeoPath with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since January 1, 1998 (the "NeoPath SEC Documents"). As of their respective dates, the NeoPath SEC Documents complied as to form in all material respects with applicable SEC requirements and, except to the extent that information contained in any NeoPath SEC Document has been revised and superseded by a later filed NeoPath SEC Document, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. NeoPath has timely filed with the SEC all reports required to be filed under Sections 13, 14 or 15(d) of the Exchange Act since January 1, 1998.

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     2.7 Financial Statements.  The financial statements contained in the
NeoPath 10-K and in NeoPath's quarterly report on Form 10-Q for the quarter ended March 31, 1999 (the "NeoPath 10-Q") have been prepared from, and are in accordance with, the books and records of NeoPath and fairly present the financial condition, results of operations and cash flows of NeoPath as of the dates and for the periods presented therein, all in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise indicated therein and subject (in the case of the unaudited financial statements included in the NeoPath 10-Q) to normal period-end and audit adjustments and footnote disclosures, which in the aggregate are not material.

     2.8 Absence of Undisclosed Liabilities. Except as set forth in the NeoPath Disclosure Schedule, at December 31, 1998, NeoPath had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 1998 (or the notes thereto) included in the NeoPath 10-K (the "NeoPath Balance Sheet") that were not adequately reflected or reserved against on such balance sheet. Except as set forth in the NeoPath Disclosure Schedule, NeoPath has no such liabilities, except as and to the extent (i) adequately reflected and reserved against in the NeoPath Balance Sheet, (ii) adequately reflected and reserved against in the NeoPath unaudited balance sheet dated March 31, 1999 included in the NeoPath 10-Q (the "NeoPath Interim Balance Sheet"), or (iii) incurred since March 31, 1999 in the ordinary course of business.

     2.9 No Material Adverse Change. Except as set forth in the NeoPath Disclosure Schedule, since March 31, 1999, there has not been:

          (a) any event or occurrence that could reasonably be expected to have a NeoPath Material Adverse Effect;

          (b) any material change in the method of operating the business of NeoPath, in the manner of keeping the books, accounts or records of, or in any accounting method or practice of NeoPath;

          (c) any sale, lease, mortgage, pledge, encumber, abandonment or disposition of, or agreement to sell, lease, mortgage, pledge, encumber, abandon or dispose of, any material assets or properties of NeoPath, other than in the usual and ordinary course of business;

          (d) any material transaction, commitment, contract or agreement entered into by NeoPath, or any relinquishment or abandonment by NeoPath of any material contract or right, or any modification, waiver, amendment, release, recision, or termination of any material term, condition or provision of any contract to which NeoPath is a party and is or should be set forth on the NeoPath Disclosure Schedule in accordance with Section
     2.14 (other than any satisfaction by performance in accordance with the terms thereof), other than in the usual and ordinary course of business;

          (e) any adverse relationships or conditions with employees, suppliers, lenders, customers or governmental agencies that could reasonably be anticipated to have a NeoPath Material Adverse Effect;

          (f) any acquisition by NeoPath (other than property or interests therein acquired in the ordinary course of its business) of all or any part of the assets, properties, capital stock or business of any other person or entity;

          (g) any redemption or other acquisition by NeoPath of any of its capital stock or any declaration, setting aside or payment of any dividend or distribution of any kind with respect to shares of its capital stock;

          (h) any loan or advance by NeoPath to any stockholder, officer, director or consultant, or any other loan or advance other than in the ordinary course of business;

          (i) any cancellation, nonrenewal, material reduction in limits or coverage or material premium increase for all insurance policies maintained by NeoPath;

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          (j) except as set forth in the NeoPath Disclosure Schedule, any new employment or consulting agreement, any increase in compensation, bonus or other benefits payable or to become payable by NeoPath to any director, officer or employee, other than regularly scheduled increases consistent with past practice in the ordinary course of business, or any new grant of severance or termination rights, or increase in rights or benefits payable under existing severance or termination policies or agreements, to any director, officer or employee of NeoPath; or

          (k) commitment, understanding or agreement of NeoPath or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (i) (other than this Agreement).

     2.10 Tax Matters.

          (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities in the nature of a tax including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b) Tax Returns and Audits. Except as set forth in the NeoPath Disclosure Schedule:

             (i) NeoPath has prepared and filed (or received an appropriate extension of time to file) all federal, state, local and foreign returns, forms, estimates, information statements, reports and other documents ("Returns") required to be filed relating to any and all Taxes concerning or attributable to NeoPath or its operations and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

             (ii) NeoPath (A) has paid all Taxes set forth and shown as due on its Returns and (B) has withheld and paid (or will pay at the time required) all Taxes required to be withheld, including with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

             (iii) NeoPath is not delinquent in any material respect in the payment of any Tax nor is there any material Tax deficiency outstanding, proposed or assessed against NeoPath, nor has NeoPath executed any waiver of any statute of limitations on, or any consent extending, the period for the assessment or collection of any Tax.

             (iv) No audit or other examination of any Return of NeoPath is currently in progress, nor has NeoPath been notified of any request for such an audit or other examination.

             (v) NeoPath did not have, as of March 31, 1999, any liabilities, whether asserted or unasserted, contingent or otherwise, for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the NeoPath Interim Balance Sheet, and NeoPath has not incurred any such liabilities since such date except in the ordinary course of business and consistent with past practices.

             (vi) There are (and as of immediately following the Effective Date there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") of a material nature on the assets of NeoPath relating to or attributable to Taxes, except for Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings.

             (vii) NeoPath has not received written or oral notice of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien on the assets of NeoPath.

             (viii) None of NeoPath's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.
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

             (ix) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of NeoPath that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or the limitations in Section 162(m) of the Code.

             (x) NeoPath has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by NeoPath.

             (xi) NeoPath is not a party to any tax sharing or allocation agreements, arrangements or practices nor does NeoPath owe any amount under any such agreement, arrangement or practice.

             (xii) NeoPath is not nor has been at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

             (xiii) NeoPath has not agreed to, or is required to, make any adjustments under Section 481(c) of the Code by reason of a change in accounting method or otherwise.

     2.11 Compliance with Laws.

          (a) NeoPath is not in violation in any material respect of any order, judgment, injunction, award or decree, or any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator, and is in compliance in all material respects with all of the foregoing that are applicable to it, its business or its assets. NeoPath has not received notice of, and there has not been any citation, fine or penalty imposed or asserted against any of them for, any such violation or alleged violation that has not been favorably and fully resolved.

          (b) NeoPath holds all licenses, permits, certificates, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body, that are material to the conduct of NeoPath's business and the uses of its assets necessary to operate its business as presently conducted, other than those (i) which are ministerial in nature and which NeoPath has no reason to believe would not be issued in due course and (ii) which, the failure of NeoPath to possess, would not result in a NeoPath Material Adverse Effect (the "NeoPath Permits"). The NeoPath Disclosure Schedule contains a true and complete list of all such NeoPath Permits as of the date hereof. Such NeoPath Permits are in full force and effect and the validity and effectiveness of such NeoPath Permits will not be affected by the transactions contemplated hereby. No violations are or have been recorded with any governmental or regulatory body in respect of any NeoPath Permit, no proceeding is pending or, to the best knowledge of NeoPath, threatened to revoke or limit any NeoPath Permit, and NeoPath knows of no grounds for any such revocation or limitation.

     2.12 Consents; No Breach. All consents, permits, authorizations and approvals from any person or entity that are required pursuant to applicable law, or agreement or otherwise in connection with the execution, delivery and performance of this Agreement by NeoPath are set forth in Section 2.12 of the NeoPath Disclosure Schedule, other than those which the failure to obtain would reasonably be expected to have a NeoPath Material Adverse Effect. Subject to any prior approval requirements set forth in Section 2.12 of the NeoPath Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation or Bylaws of NeoPath; (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in a material modification of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which NeoPath is a party or to which NeoPath or any of their assets or properties is bound or subject; (iii) violate any statute, law or regulation of any jurisdiction or any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body applicable to or binding upon NeoPath or any of their securities, properties, assets or business; (iv) violate any material Permit; (v) require any filing with,
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notice to, or approval or consent of any foreign, federal, state, local or other governmental or regulatory body or any other person or entity; (vi) give rise to any obligation to make any material payment; or (vii) result in the creation of any material lien or encumbrance on the assets or properties of NeoPath, excluding from the foregoing clauses (ii), (iii), (iv) and (v) any exceptions to the foregoing that, in the aggregate, would not reasonably be expected to have a NeoPath Material Adverse and the following: (y) the filing of the Merger Documents with the Secretary of State of the State of Washington and the Secretary of State of the State of Delaware and (z) the filing with the SEC of
(A) the Proxy Statement (as defined in Section 4.9 below) and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby.

     2.13 Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving NeoPath or any of its securities, assets, or properties. Except as set forth in the NeoPath Disclosure Schedule, there are no actions, suits or claims or legal, judicial, administrative or arbitral proceedings or investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the best knowledge of NeoPath, threatened against or involving NeoPath or any of its securities, assets or properties, that if determined adverse to NeoPath, would have a NeoPath Material Adverse Effect.

     2.14 Contracts and Other Agreements. Section 2.14 of the NeoPath Disclosure Schedule sets forth a correct and complete list all of the following currently effective contracts:

          (a) written contracts and other agreements with or for the benefit of any current or former officer, director, stockholder or employee of NeoPath involving more than $25,000 (provided, in the case of a loan by NeoPath to any such person, the NeoPath Disclosure Schedule shall list all such loan arrangements, whether or not in writing, involving at least $1,000), and contracts and other agreements for the payment of fees or other consideration to any entity in which NeoPath has an interest;

          (b) contracts and other agreements with any labor union or association representing any employee of NeoPath or otherwise providing for any form of collective bargaining;

          (c) contracts and other agreements for the purchase or sale of materials, supplies, equipment, merchandise or services that contain an escalation, renegotiation or redetermination clause or that obligate NeoPath to purchase all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

          (d) contracts and other agreements for the sale of any of the assets or properties of NeoPath other than in the ordinary course of business or for the grant to any person of any options, rights of first refusal, or preferential or similar rights to purchase any of such assets or properties;

          (e) partnership or joint venture agreements;

          (f) contracts with agents or foreign representatives regarding the sales or marketing of the services or products of NeoPath;

          (g) contracts or other agreements under which NeoPath agrees to act as surety or guarantor for or to indemnify any party (other than required indemnification provisions in customer contracts) or to share the tax liability of any party;

          (h) contracts, options, outstanding purchase orders and other agreements for the purchase of any material asset, tangible or intangible;

          (i) contracts and other agreements with customers, suppliers or other parties for the sharing of fees, the rebating of charges or other similar arrangements other than such contracts entered into in the normal course of business;

          (j) contracts and other agreements containing obligations or liabilities of any kind to holders of the securities of NeoPath as such (including, without limitation, an obligation to register any of such
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     securities under any federal or state securities laws) and contracts obligating NeoPath to issue or repurchase any securities;

          (k) contracts and other agreements containing covenants of NeoPath not to compete in any line of business or with any person or entity or covenants of any other person or entity not to compete with NeoPath in any line of business;

          (l) contracts and other agreements relating to the acquisition by NeoPath of any operating business or the capital stock of any other person or entity;

          (m) contracts and other agreements requiring the payment to any party of a brokerage or sales commission or a finder's or referral fee;

          (n) contracts, indentures, mortgages, promissory notes, debentures loan agreements, guaranties, security agreements, pledge agreements, and other agreements and instruments relating to the borrowing or lending of money or securing any such liability in an amount greater than $50,000;

          (o) any agreement or series of related agreements requiring aggregate payments by or to NeoPath of more than $50,000;

          (p) contracts under which NeoPath will acquire or has acquired ownership of, or license to, intangible property, including software other than commercially available end-user licenses; and

          (q) any other contract or other agreement whether or not made in the ordinary course of business, the absence of which would have a NeoPath Material Adverse Effect.

     There have been delivered or made available to AutoCyte true and complete copies of all of the contracts and other agreements (and all amendments, waivers or other modifications thereto) set forth in Section 2.14 of the NeoPath Disclosure Schedule. All of such contracts and other agreements are valid, subsisting, in full force and effect, binding upon NeoPath (as the case may be), and to the best knowledge of NeoPath, binding upon the other parties thereto in accordance with their terms. Other than defaults which would not, either singly or in the aggregate, have a NeoPath Material Adverse Effect, NeoPath is not in default under any of such scheduled contracts, nor, to the best knowledge of NeoPath, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that constitutes or with notice or lapse of time or both would constitute a default thereunder.

     2.15 Real Property; Leases. NeoPath does not own any real property or any buildings or other structures or has any options or any contractual obligations to purchase or acquire any interest in real property. Section 2.15 of the NeoPath Disclosure Schedule sets forth a correct and complete list of all leases of real property to which NeoPath is a party (collectively, the "NeoPath Leases"). True and complete copies of the NeoPath Leases and all amendments, modifications and supplemental agreements thereto have been delivered by NeoPath to AutoCyte. The NeoPath Leases are in full force and effect and, to the best knowledge of NeoPath, are binding and enforceable against each of the parties thereto in accordance with their respective terms. To the best knowledge of NeoPath, no party to any NeoPath Lease has given notice to any other party thereto claiming the existence or occurrence of a breach or default thereunder and there has not occurred any event or circumstances which constitutes, or with the passage of time or the giving of notice or both would constitute, a breach or default thereunder, other than defaults which would not, either singly or in the aggregate, have a NeoPath Material Adverse Effect.

     2.16 Tangible Property. NeoPath has good and marketable title to, free and clear of all encumbrances, or otherwise has the unrestricted right to use, each item of equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property material to the business of NeoPath ("NeoPath Tangible Property"). All such NeoPath Tangible Property is in good and sufficient operating condition and repair, ordinary wear and tear excepted, and, to the best knowledge of NeoPath, NeoPath has not received notice that any of the NeoPath Tangible Property is in violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

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     2.17 Intellectual Property.

          (a) NeoPath owns, or is licensed to use, or otherwise has the right to use all patents, trademarks, service marks, trade names, trade secrets, logos, franchises, and copyrights, and all applications for any of the foregoing, and all technology, inventions, trade secrets, know-how, computer software and processes that are material in the conduct of its business as now conducted (collectively, the "NeoPath Proprietary Rights"). NeoPath has previously delivered to AutoCyte a list of all such patents and registered copyrights and trademarks, and all applications therefor (the "NeoPath Registered Rights"). All of the NeoPath Registered Rights owned by NeoPath, and to the best knowledge of NeoPath, all NeoPath Registered Rights licensed to NeoPath have been registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified in Section 2.17 of the NeoPath Disclosure Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and in each such other jurisdiction.

          (b) To the best knowledge of NeoPath, (i) the businesses of NeoPath as currently conducted does not infringe upon the proprietary rights of others, nor has NeoPath received any notice or claim from any third party of such infringement by NeoPath, (ii) there is not any material unlicensed infringement by any third party on, or any issued competing claim of right to use or own any of, the NeoPath Proprietary Rights and (iii) none of the activities of the employees of NeoPath on behalf of NeoPath violates any agreements or arrangements that any such employees have with former employers.

     2.18 Title to Assets; Liens. NeoPath owns outright, leases or rents, and has good title to all of its material assets and properties, including, without limitation, all of the assets and properties reflected on the NeoPath Interim Balance Sheet, free and clear of any encumbrance, except for (i) assets and properties disposed of in the ordinary course of business and as disclosed on the NeoPath Disclosure Schedule, (ii) encumbrances securing the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, (iii) liens for taxes not yet due and payable or for taxes being contested in good faith by appropriate proceedings or (iv) encumbrances reflected on the NeoPath Interim Balance Sheet.

     2.19 Employee Benefit Plans. Section 2.19 of the NeoPath Disclosure Schedule sets forth a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and similar plans, programs or arrangements, including without limitation all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") with respect to which NeoPath is the "Plan Sponsor" within the meaning of Section 3(16)(B) of ERISA, or in which NeoPath participates (the "NeoPath Plans"). Each NeoPath Plan which is intended to be qualified under Section 401(a) or 501(c)(9) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service that remains in effect. Each NeoPath Plan has been maintained, operated, funded and administered in all material respects in accordance with the terms of such NeoPath Plan and the provisions of any and all applicable statutes, orders or governmental rules and regulations, including without limitation ERISA and the Code. To the best knowledge of NeoPath, nothing has occurred or failed to occur with respect to any NeoPath Plan which is intended to comply with Section 401(a) or 501(c)(9) of the Code that would adversely affect the qualified status of such NeoPath Plan or result in any material liability on the part of NeoPath including, without limitation, under Title I of ERISA or Section 4975 of the Code (other than changes in applicable law for which the remedial amendment period has not yet expired). All material reports, returns, notices and documents required to be filed with respect to all NeoPath Plans, including without limitation annual reports on Form 5500, have been timely filed, except for any failures as could not reasonably be expected to result in a material liability (either individually or in the aggregate) to NeoPath. All contributions required by law or the terms of any NeoPath Plan have been made. All claims for welfare benefits incurred by employees of NeoPath on or before the Closing are or will be fully covered by third-party insurance policies or programs. Neither NeoPath nor any of its ERISA Affiliates maintains or contributes to, or has ever
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maintained or contributed to (or been obligated to contribute to), any multiemployer plan as defined in Section 4001(a)(3) of ERISA, any employee benefit plan that is subject to Section 412 of the Code or Section 302 of ERISA or any employee benefit plan that is subject to Title IV of ERISA. Neither NeoPath nor any NeoPath Plan provides or has any obligation to provide (or contribute toward the cost of) health benefits with respect to any current or former, officer, employee, agent, director or independent contractor of NeoPath or any other entity beyond such individual's retirement or other termination of service, other than as required by applicable law, including without limitation,
Section 4980B(f) of the Code and Sections 601 through 608 of ERISA. There are no actions, suits or claims (other than routine claims for benefits) pending or, to the best knowledge of NeoPath, threatened with respect to (or against the assets of) any NeoPath Plan, nor, to the best knowledge of NeoPath, is there a reasonable basis for any such action, suit or claim. No NeoPath Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the Department of Labor (the "DOL") or any other governmental entity or agency, and, to the best knowledge of NeoPath, no such action is contemplated or under consideration by the IRS, the DOL or any other governmental entity or agency. Complete copies of the following documents with respect to each NeoPath Plan (as applicable) have been delivered to AutoCyte: (i) each relevant NeoPath Plan document, as currently in effect, and subsequent amendment thereto; (ii) each trust agreement, group annuity contract, insurance policy or contract, as currently in effect; (iii) each Form 5500 series annual report with each required schedule and attachment for each of the three (3) most recent plan years; (iv) the most recent IRS determination letter; and (v) the most recent summary plan description and each summary of material modification thereto. An "ERISA Affiliate" of NeoPath means any corporation, trade, business or other entity (whether or not incorporated) that together with NeoPath would have been deemed a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code at any time within the five-year period ending on the Closing Date.

     2.20 Employee Relations. NeoPath has approximately 150 full-time equivalent employees and generally enjoys good employer-employee relations. NeoPath's employees are not represented by any labor union. NeoPath is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees or consultants. Neither NeoPath, AutoCyte nor the Surviving Corporation will by reason of the Merger or anything done prior to the Closing be liable to any NeoPath employee for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with NeoPath's normal policies) in the event any such employees are terminated. Each employee of NeoPath has executed NeoPath's standard form of Confidential Information, Inventions and Noncompetition Agreement. Correct and complete information as to all current directors, officers, employees or consultants of NeoPath including, in each case, name, current job title and annual rate of compensation has been provided by NeoPath to AutoCyte.

     2.21 Relationships with Affiliates. To the best knowledge of NeoPath, no officer or director of NeoPath has directly or indirectly any interest in (i) any property or assets of NeoPath (except as a stockholder of NeoPath), (ii) any competitor or customer of NeoPath, (iii) any supplier or lender to NeoPath or
(iv) any party to any material contract or agreement with NeoPath.

     2.22 Insurance. Section 2.22 of the NeoPath Disclosure Schedule sets forth a correct and complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors' and officers' and other insurance held by or on behalf of NeoPath specifying in each case the type and scope of coverage, the amount of coverage, the premium, the insurer, the expiration date and all claims made thereunder within the past three years. Such policies and binders are in full force and effect, are reasonably believed to be adequate for the businesses engaged in by NeoPath, are in conformity with the requirements of all leases or other agreements to which NeoPath is a party and are valid and enforceable in accordance with their terms. All premiums due under such policies and binders have been paid, and NeoPath is not in default with respect to any provision contained in any such policy or binder nor has NeoPath failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. NeoPath has not

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received notice of cancellation or non-renewal of, or any material amendment to, or any material increase in deductibles or premiums under, any such policy or binder. Correct and complete copies of certificates of insurance with respect to all such policies and binders have been provided by NeoPath to AutoCyte.

     2.23 Brokerage. Except as set forth in the NeoPath Disclosure Schedule, no broker, finder, agent or similar intermediary has acted on behalf of NeoPath in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with, or any action taken by NeoPath.

     2.24 Hazardous Materials. NeoPath has not generated, used or handled any Hazardous Materials (as defined below), nor has NeoPath treated, stored or disposed of any Hazardous Materials at any site owned or leased at any time by NeoPath or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility, except in compliance with all applicable laws. To the best knowledge of NeoPath, no other person has generated, used, handled, stored or disposed of any Hazardous Materials at any site owned or premises leased by NeoPath at any time or at any site in which NeoPath presently holds a mortgage or similar interest, nor has there been or is there threatened any release of any Hazardous Materials on or at any such site or premises. NeoPath does not presently operate or lease, nor has it operated or leased, any site on which underground storage tanks are or were located and which tanks are the responsibility of NeoPath to operate. To the best knowledge of NeoPath, without investigation, no lien has been imposed by any governmental agency in connection with the presence of any Hazardous Materials on any property, facility, machinery, or equipment operated or leased by NeoPath or in which NeoPath holds any mortgage, lien, or similar interest. For purposes of this Section 2.24, "Hazardous Materials" shall mean and include any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act, 42 U.S.C. sec. 6901, or regulations adopted pursuant to said Act, and also any "hazardous substances" or "hazardous materials" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sec. 9601, but excludes ordinary and customary materials in quantities reasonably required to be used by NeoPath in the ordinary course of NeoPath's business.

     2.25 Registration Statement; Proxy Statement. The information supplied or to be supplied by NeoPath specifically for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 4.9 below) to be filed with the SEC by AutoCyte in connection with the issuance of AutoCyte Common Stock in the Merger will not, at the time the Registration Statement becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement (as defined in Section 4.9 below) will not, at the date it is first mailed to the stockholders of NeoPath and at the time of the special meeting of stockholders of NeoPath held pursuant to Section 4.10 hereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding this Section 2.25, no representation or warranty is made by NeoPath with respect to statements made or incorporated by reference therein based on information supplied by AutoCyte specifically for inclusion or incorporation by reference in the Proxy Statement.

     2.26 Opinion of Financial Adviser. NeoPath has received the opinion of Credit Suisse First Boston Corporation, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the matters set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of NeoPath Common Stock (other than AutoCyte and its Subsidiaries), a signed copy of which opinion has been or will promptly be delivered to AutoCyte.

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     2.27 Accounting Matters.  To the best knowledge of NeoPath, neither NeoPath nor any of its affiliates has taken or agreed to take any action that would prevent the business combination to be effected by the Merger to be accounted for as a pooling of interests.

     2.28 Full Disclosure. No representation, warranty or statement of NeoPath made in this Agreement or in any Exhibit or the NeoPath Disclosure Schedule attached hereto or in any document, statement or certificate furnished to AutoCyte pursuant to this Agreement, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in light of the circumstance under which they were made, not false or misleading.

            SECTION 3 -- REPRESENTATIONS AND WARRANTIES OF AUTOCYTE

     Except as set forth on the disclosure schedule (the "AutoCyte Disclosure Schedule") delivered to NeoPath on the date hereof (regardless of whether the AutoCyte Disclosure Schedule is referenced in any particular subsection of this
Section 3), the subsection numbers of which are numbered to correspond to the subsection numbers of this Agreement to which they refer, AutoCyte and Merger Sub represent and warrant to NeoPath as set forth below:

     3.1 Organization and Qualification. Each of AutoCyte and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of its incorporation and has full corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted. AutoCyte is qualified or is otherwise authorized to transact business as a foreign corporation in each jurisdiction (in the United States and outside of the United States) in which the failure to so qualify would have an AutoCyte Material Adverse Effect, all of which jurisdictions are identified in Section
3.1 of the AutoCyte Disclosure Schedule.

     3.2 Capitalization.

          (a) Outstanding Capital Stock. AutoCyte's authorized capital stock consists of 20,650,000 shares of Common Stock, $.01 par value per share, of which 14,282,676 shares are issued and outstanding as of June 3, 1999, and 1,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares are issued and outstanding. Merger Sub's authorized capital stock consists of 1,000 shares of Common Stock, $.01 par value per share, all of which are issued and outstanding as of June 3, 1999. All of the outstanding shares of Merger Sub are owned by AutoCyte. Except as disclosed in AutoCyte's proxy statement for its annual meeting of stockholders held on May 26, 1999, AutoCyte is not aware of any record or beneficial holder of more than five percent (5%) of the outstanding shares of AutoCyte Stock. The outstanding shares of AutoCyte Stock and Merger Sub capital stock are duly authorized, validly issued, fully paid, and nonassessable and have been issued in compliance with all charter documents of AutoCyte and Merger Sub, respectively, and all applicable federal and state laws. Except as set forth in this Section 4.2(a), no other capital stock of AutoCyte or Merger Sub is authorized or outstanding.

          (b) Options or Other Rights. Section 3.2(b) of the AutoCyte Disclosure Schedule lists each outstanding option to acquire shares of AutoCyte Common Stock under the AutoCyte, Inc. Amended and Restated 1996 Equity Incentive Plan or the AutoCyte, Inc. 1997 Director Stock Option Plan as of the date hereof, the name of the holder of such option, the number of shares subject to such option, the exercise price of such option, the number of shares as to which such option will have vested at such date and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, and indicates the extent of acceleration, if any. Except as set forth in the AutoCyte Disclosure Schedule, (i) no subscription, warrant, option, preemptive right, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock or other security of AutoCyte or Merger Sub issued by AutoCyte or Merger Sub is authorized or outstanding, (ii) there is no commitment or offer by

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     AutoCyte or Merger Sub to issue or provide any such subscription, warrant, option, preemptive right, convertible security or other right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of AutoCyte or Merger Sub, (iii) neither AutoCyte nor Merger Sub has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, (iv) there are no restrictions on the transfer of capital stock of AutoCyte or Merger Sub other than those arising from securities laws, and
     (v) there are no voting trusts, proxies or other agreements, instruments or understandings with respect to outstanding shares of AutoCyte's or Merger Sub's capital stock to which AutoCyte or Merger Sub is a party.

     3.3 Authority to Execute and Perform Agreements. Each of AutoCyte and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument contemplated by this Agreement to which it is a party and, subject to the requirement to obtain stockholder approval under the DGCL and the Marketplace Rules of the Nasdaq Stock Market, to consummate the transactions contemplated hereby and thereby and to perform fully its respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each such other agreement, document and instrument to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of AutoCyte and Merger Sub, as appropriate, subject, in the case of the Merger, to the requirement to obtain stockholder approval under the DGCL and the Marketplace Rules of the Nasdaq Stock Market. This Agreement and each agreement, document and instrument executed and delivered by AutoCyte and Merger Sub pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of AutoCyte and Merger Sub, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

     3.4 Subsidiaries and Other Affiliates. Except as set forth in the AutoCyte Disclosure Schedule, AutoCyte does not have any subsidiary or directly or indirectly own or have any investment in any of the capital stock of, or any other interest in, any other person or entity other than Merger Sub.

     3.5 Charter and By-laws; Books and Records. Each of AutoCyte and Merger Sub has heretofore delivered or made available to NeoPath true and complete copies of its Certificate of Incorporation (certified by the Secretary of State or comparable authority of its jurisdiction of incorporation) and Bylaws as in effect on the date hereof, and corporate minute books. Neither AutoCyte nor Merger Sub is in default in the performance, observation or fulfillment of either its charter or Bylaws. The minute books of AutoCyte and Merger Sub contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors and of the stockholders of AutoCyte and Merger Sub, respectively, prior to the date hereof, and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

     3.6 SEC Reports. AutoCyte has previously delivered to NeoPath its (i) Annual Report on Form 10-K for the year ended December 31, 1998 (the "AutoCyte 10-K") and 1997, as filed with SEC, (ii) the proxy statement relating to AutoCyte's annual meeting of stockholders held on May 26, 1999 and (iii) all other reports filed by AutoCyte with the SEC under the Exchange Act, since January 1, 1998 (the "AutoCyte SEC Documents"). As of their respective dates, the AutoCyte SEC Documents complied as to form in all material respects with applicable SEC requirements and, except to the extent that information contained in the AutoCyte SEC Documents has been revised and superseded by a later filed AutoCyte SEC Document, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. AutoCyte has timely filed with the SEC all reports required to be filed under Sections 13, 14 or 15(d) of the Exchange Act since January 1, 1998.

     3.7 Financial Statements. The consolidated financial statements contained in the AutoCyte 10-K and in AutoCyte's quarterly report on Form 10-Q for the quarter ended March 31, 1999 (the "AutoCyte

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10-Q") have been prepared from, and are in accordance with, the books and records of AutoCyte and fairly present the consolidated financial condition, results of operations and cash flows of AutoCyte as of the dates and for the periods presented therein, all in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise indicated therein and subject (in the case of the unaudited financial statements included in the AutoCyte 10-Q) to normal period-end and audit adjustments and footnote disclosures, which in the aggregate are not material.

     3.8 Absence of Undisclosed Liabilities. Except as set forth in the AutoCyte Disclosure Schedule, at December 31, 1998, AutoCyte had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 1998 (or the notes thereto) included in the AutoCyte 10-K (the "AutoCyte Balance Sheet") that were not adequately reflected or reserved against on such balance sheet. Except as set forth in the AutoCyte Disclosure Schedule, AutoCyte has no such liabilities, except as and to the extent (i) adequately reflected and reserved against in the AutoCyte Balance Sheet, (ii)adequately reflected and reserved against in the AutoCyte unaudited balance sheet dated March 31, 1999 included in the AutoCyte 10-Q (the "AutoCyte Interim Balance Sheet") or (iii) incurred since December 31, 1998 in the ordinary course of business.

     3.9 No Material Adverse Change. Except as set forth in the AutoCyte Disclosure Schedule, since March 31, 1999, except as set forth in the AutoCyte Disclosure Schedule, there has not been:

          (a) any event or occurrence that could reasonably be expected to have an AutoCyte Material Adverse Effect;

          (b) any material change in the method of operating the business of AutoCyte or Merger Sub, in the manner of keeping the books, accounts or records of AutoCyte or Merger Sub, or in any accounting method or practice of AutoCyte or Merger Sub;

          (c) any sale, lease, mortgage, pledge, encumber, abandonment or disposition of, or agreement to sell, lease, mortgage, pledge, encumber, abandon or dispose of, any material assets or properties of AutoCyte or Merger Sub, other than in the usual and ordinary course of business;

          (d) any material transaction, commitment, contract or agreement entered into by AutoCyte or Merger Sub, or any relinquishment or abandonment by AutoCyte or Merger Sub of any material contract or right, or any modification, waiver, amendment, release, recision, or termination of any material term, condition or provision of any contract to which AutoCyte or Merger Sub is a party and is or should be set forth on the AutoCyte Disclosure Schedule in accordance with Section 3.14 (other than any satisfaction by performance in accordance with the terms thereof), other than in the usual and ordinary course of business;

          (e) any adverse relationships or conditions with employees, suppliers, lenders, customers or governmental agencies that could reasonably be anticipated to have an AutoCyte Material Adverse Effect;

          (f) any acquisition by AutoCyte or Merger Sub (other than property or interests therein acquired in the ordinary course of its lending business) of all or any part of the assets, properties, capital stock or business of any other person or entity;

          (g) any redemption or other acquisition by AutoCyte or Merger Sub of any of its capital stock or any declaration, setting aside or payment of any dividend or distribution of any kind with respect to shares of its capital stock;

          (h) any loan or advance by AutoCyte or Merger Sub to any stockholder, officer, director or consultant, or any other loan or advance other than in the ordinary course of business;

          (i) any cancellation, nonrenewal, material reduction in limits or coverage or material premium increase for all insurance policies maintained by AutoCyte;

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          (j) except as set forth in the AutoCyte Disclosure Schedule, any new employment or consulting agreement, any increase in compensation, bonus or other benefits payable or to become payable by AutoCyte or Merger Sub to any director, officer or employee, other than regularly scheduled increases consistent with past practice in the ordinary course of business, or any new grant of severance or termination rights, or increase in rights or benefits payable under existing severance or termination policies or agreements, to any director, officer or employee of AutoCyte or Merger Sub; or

          (k) commitment, understanding or agreement by AutoCyte nor Merger Sub or any of its officers or employees to do any of the things described in the preceding classes (a) through (i) (other than this Agreement).

     3.10 Tax Matters.  Except as set forth in the AutoCyte Disclosure Schedule:

          (a) AutoCyte has prepared and filed (or received an appropriate extension of time to file) all Returns required to be filed relating to any and all Taxes concerning or attributable to AutoCyte or its operations and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

          (b) AutoCyte (i) has paid all Taxes shown as due on its Returns and
     (ii) has withheld and paid (or will pay at the time required) all Taxes required to be withheld, including with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

          (c) AutoCyte is not delinquent in any material respect in the payment of any Tax nor is there any material Tax deficiency outstanding, proposed or assessed against AutoCyte, nor has AutoCyte executed any waiver of any statute of limitations on, or any consent extending, the period for the assessment or collection of any Tax.

          (d) No audit or other examination of any Return of AutoCyte is currently in progress, nor has AutoCyte been notified of any request for such an audit or other examination.

          (e) AutoCyte did not have, as of March 31, 1999, any liabilities, whether asserted or unasserted, contingent or otherwise, for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the AutoCyte Interim Balance Sheet, and AutoCyte has not incurred any such liabilities since such date except in the ordinary course of business and consistent with past practices.

          (f) There are (and as of immediately following the Effective Date there will be) no Liens of a material nature on the assets of AutoCyte relating to or attributable to Taxes, except for Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings.

          (g) AutoCyte has not received written or oral notice of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien on the assets of AutoCyte.

          (h) None of AutoCyte's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (i) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of AutoCyte that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or the limitations in Section 162(m) of the Code.

          (j) AutoCyte has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by AutoCyte.

          (k) AutoCyte is not a party to any tax sharing or allocation agreements, arrangements or practices nor does AutoCyte owe any amount under any such agreement, arrangement or practice.

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          (l) AutoCyte is not nor has been at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

          (m) AutoCyte has not agreed to, nor is it required to, make any adjustments under Section 481(c) of the Code by reason of a change in accounting method or otherwise.

     3.11 Compliance with Laws.

          (a) Neither AutoCyte nor Merger Sub is in violation in any material respect of any order, judgment, injunction, award or decree, or any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator, and is in compliance in all material respects with all of the foregoing that are applicable to it, its business or its assets. Neither AutoCyte nor Merger Sub has received notice of, and there has not been any citation, fine or penalty imposed or asserted against any of them for, any such violation or alleged violation that has not been favorably and fully resolved.

          (b) Each of AutoCyte and Merger Sub holds all licenses, permits, certificates, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body, that are material to the conduct of AutoCyte's business and the uses of its assets necessary to operate its business as presently conducted, other than those (i) which are ministerial in nature and which AutoCyte has no reason to believe would not be issued in due course and (ii) which, the failure of AutoCyte or Merger Sub to possess, would result in an AutoCyte Material Adverse Effect (the "AutoCyte Permits"). The AutoCyte Disclosure Schedule contains a true and complete list of all such AutoCyte Permits as of the date hereof. Such AutoCyte Permits are in full force and effect and the validity and effectiveness of such AutoCyte Permits will not be affected by the transactions contemplated hereby. No violations are or have been recorded with any governmental or regulatory body in respect of any AutoCyte Permit, no proceeding is pending or, to the best knowledge of AutoCyte, threatened to revoke or limit any AutoCyte Permit, and AutoCyte knows of no grounds for any such revocation or limitation.

     3.12 Consents; No Breach. All consents, permits, authorizations and approvals from any person or entity that are required pursuant to applicable law, or agreement or otherwise in connection with the execution, delivery and performance of this Agreement by AutoCyte and Merger Sub are set forth in
Section 3.12 of the AutoCyte Disclosure Schedule, other than those which the failure to obtain would reasonably be expected to have an AutoCyte Material Adverse Effect. Subject to any prior approval requirements set forth in Section
3.12 of the AutoCyte Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or Bylaws of AutoCyte or Merger Sub; (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in a material modification of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which AutoCyte or Merger Sub is a party or to which either of AutoCyte or Merger Sub or any of its assets or properties is bound or subject;
(iii) violate any statute, law or regulation of any jurisdiction or any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body applicable to or binding upon AutoCyte or Merger Sub or its securities, properties, assets or business; (iv) violate any material AutoCyte Permit; (v) require any filing with, notice to, or approval or consent of any foreign, federal, state, local or other governmental or regulatory body or any other person or entity; (vi) give rise to any obligation to make any material payment; or (vii) result in the creation of any material lien or encumbrance on the assets or properties of AutoCyte or Merger Sub, excluding from the foregoing clauses (ii), (iii), (iv) and (v) any exceptions to the foregoing that, in the aggregate, would not reasonably to expected to have an AutoCyte Material Adverse Effect and the following: (w) the filing of the Merger Documents with the Secretary of State of the State of Washington and the Secretary of State of the State of Delaware, (x) filings with various state blue sky authorities, (y) the filing with Nasdaq of an application for listing of the shares of AutoCyte Common Stock to be issued in the Merger and (z) the filing with the SEC of (A) the Proxy Statement (as defined in Section 4.9 below), (B) the

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Registration Statement (as defined in Section 4.9 below) and (C) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transaction contemplated hereby and thereby.

     3.13 Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving AutoCyte or Merger Sub or any of its securities, assets, or properties. There are no actions, suits or claims or legal, judicial, administrative or arbitral proceedings or investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the best knowledge of AutoCyte, threatened against or involving AutoCyte or Merger Sub or any of its securities, assets or properties that if determined adverse to AutoCyte or Merger Sub would have an AutoCyte Material Adverse Effect.

     3.14 Contracts and Other Agreements. Section 3.14 of the AutoCyte Disclosure Schedule sets forth a correct and complete list all of the following currently effective contracts:

          (a) written contracts and other agreements with or for the benefit of any current or former officer, director, stockholder or employee of AutoCyte involving more than $25,000 (provided, in the case of a loan by AutoCyte to any such person, the AutoCyte Disclosure Schedule shall list all such loan arrangements, whether or not in writing, involving at least $1,000), and contracts and other agreements for the payment of fees or other consideration to any entity in which AutoCyte has an interest;

          (b) contracts and other agreements with any labor union or association representing any employee of AutoCyte or otherwise providing for any form of collective bargaining;

          (c) contracts and other agreements for the purchase or sale of materials, supplies, equipment, merchandise or services that contain an escalation, renegotiation or redetermination clause or that obligate AutoCyte to purchase all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

          (d) contracts and other agreements for the sale of any of the assets or properties of AutoCyte other than in the ordinary course of business or for the grant to any person of any options, rights of first refusal, or preferential or similar rights to purchase any of such assets or properties;

          (e) partnership or joint venture agreements;

          (f) contracts with agents or foreign representatives regarding the sales or marketing of AutoCyte's services or products;

          (g) contracts or other agreements under which AutoCyte agrees to act as surety or guarantor for or to indemnify any party (other than required indemnification provisions in customer contracts) or to share the tax liability of any party;

          (h) contracts, options, outstanding purchase orders and other agreements for the purchase of any material asset, tangible or intangible;

          (i) contracts and other agreements with customers, suppliers or other parties for the sharing of fees, the rebating of charges or other similar arrangements other than such contracts entered into in the normal course of business;

          (j) contracts and other agreements containing obligations or liabilities of any kind to holders of the securities of AutoCyte as such (including, without limitation, an obligation to register any of such securities under any federal or state securities laws) and contracts obligating AutoCyte to issue or repurchase any AutoCyte securities;

          (k) contracts and other agreements containing covenants of AutoCyte not to compete in any line of business or with any person or entity or covenants of any other person or entity not to compete with AutoCyte in any line of business;

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          (l) contracts and other agreements relating to the acquisition by
     AutoCyte of any operating business or the capital stock of any other person or entity;

          (m) contracts and other agreements requiring the payment to any party of a brokerage or sales commission or a finder's or referral fee;

          (n) contracts, indentures, mortgages, promissory notes, debentures loan agreements, guaranties, security agreements, pledge agreements, and other agreements and instruments relating to the borrowing or lending of money or securing any such liability in an amount greater than $50,000;

          (o) any agreement or series of related agreements requiring aggregate payments by or to AutoCyte of more than $50,000;

          (p) contracts under which AutoCyte will acquire or has acquired ownership of, or license to, intangible property, including software other than commercially available end-user licenses; and

          (q) any other material contract or other agreement whether or not made in the ordinary course of business, the absence of which would have an AutoCyte Material Adverse Effect.

     Merger Sub is not a party to any contract or agreement other than the agreement contemplated hereby. There have been delivered or made available to NeoPath true and complete copies of all of the contracts and other agreements (and all amendments, waivers or other modifications thereto) set forth in
Section 3.14 of the AutoCyte Disclosure Schedule. All of such contracts and other agreements are valid, subsisting, in full force and effect, binding upon AutoCyte, and to the best knowledge of AutoCyte, binding upon the other parties thereto in accordance with their terms. Other than defaults which would not, either singly or in the aggregate, have an AutoCyte Material Adverse Effect, AutoCyte is not in default under any of such scheduled contracts, nor, to the best knowledge of AutoCyte, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that constitutes or with notice or lapse of time or both would constitute a default thereunder.

     3.15 Real Property; Leases. Neither AutoCyte nor Merger Sub owns any real property or any buildings or other structures and does not have any options or any contractual obligations to purchase or acquire any interest in real property. Section 3.15 of the AutoCyte Disclosure Schedule sets forth a correct and complete list of all leases of real property to which AutoCyte or Merger Sub is a party (collectively, the "AutoCyte Leases"). True and complete copies of the AutoCyte Leases and all amendments, modifications and supplemental agreements thereto have been delivered by AutoCyte to NeoPath. The AutoCyte Leases are in full force and effect and, to the best knowledge of AutoCyte, are binding and enforceable against each of the parties thereto in accordance with their respective terms. To the best knowledge of AutoCyte, no party to any AutoCyte Lease has given notice to any other party thereto claiming the existence or occurrence of a breach or default thereunder and there has not occurred any event or circumstances which constitutes, or with the passage of time or the giving of notice or both would constitute, a breach or default thereunder, other than defaults which would not, either singly or in the aggregate, have an AutoCyte Material Adverse Effect.

     3.16 Tangible Property. Each of AutoCyte and Merger Sub has good and marketable title to, free and clear of all encumbrances, or otherwise has the unrestricted right to use, each item of equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property material to the business of AutoCyte ("AutoCyte Tangible Property"). All such AutoCyte Tangible Property is in good and sufficient operating condition and repair, ordinary wear and tear excepted, and, to the best knowledge of AutoCyte, AutoCyte has not received notice that any of the AutoCyte Tangible Property is in violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

     3.17 Intellectual Property.

          (a) AutoCyte owns, or is licensed to use, or otherwise has the right to use all patents, trademarks, service marks, trade names, trade secrets, logos, franchises, and copyrights, and all applications for any of the foregoing, and all technology, inventions, trade secrets, know-how,
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     computer software and processes that are material in the conduct of its business as now conducted (collectively, the "AutoCyte Proprietary Rights"). AutoCyte has previously delivered to NeoPath a list of all such patents and registered copyrights and trademarks, and all applications therefor (the "AutoCyte Registered Rights"). All of the AutoCyte Registered Rights owned by AutoCyte, and to the best knowledge of AutoCyte, all AutoCyte Registered Rights licensed to AutoCyte, have been registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified in Section 3.17 of the AutoCyte Disclosure Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and in each such other jurisdiction.

          (b) To the best knowledge of AutoCyte, (i) the business of AutoCyte as currently conducted does not infringe upon the proprietary rights of others, nor has AutoCyte received any notice or claim from any third party of such infringement by AutoCyte, (ii) there is not any material unlicensed infringement by any third party on, or any issued competing claim of right to use or own any of, the AutoCyte Proprietary Rights of AutoCyte and (iii) none of the activities of the employees of AutoCyte on behalf of AutoCyte violates any agreements or arrangements that any such employees have with former employers.

     3.18 Title to Assets; Liens. AutoCyte owns outright, leases or rents, and has good title to all of its material assets and properties, including, without limitation, all of the assets and properties reflected on the AutoCyte Interim Balance Sheet, free and clear of any encumbrance, except for (i) assets and properties disposed of in the ordinary course of business and as disclosed in the AutoCyte Disclosure Schedule, (ii) encumbrances securing the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, (iii) liens for taxes not yet due and payable or for taxes being contested in good faith by appropriate proceedings or (iv) encumbrances reflected on the AutoCyte Interim Balance Sheet.

     3.19 Employee Benefit Plans. Section 4.19 of the AutoCyte Disclosure Schedule sets forth a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and similar plans, programs or arrangements, including without limitation all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") with respect to which AutoCyte is the "Plan Sponsor" within the meaning of Section 3(16)(B) of ERISA, or in which AutoCyte participates (the "AutoCyte Plans"). Each AutoCyte Plan which is intended to be qualified under
Section 401(a) or 501(c)(9) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service that remains in effect. Each AutoCyte Plan has been maintained, operated, funded and administered in all material respects in accordance with the terms of such AutoCyte Plan and the provisions of any and all applicable statutes, orders or governmental rules and regulations, including without limitation ERISA and the Code. To the best knowledge of AutoCyte, nothing has occurred or failed to occur with respect to any AutoCyte Plan which is intended to comply with Section 401(a) or 501(c)(9) of the Code that would adversely affect the qualified status of such AutoCyte Plan or result in any material liability on the part of AutoCyte including, without limitation, under Title I of ERISA or Section 4975 of the Code (other than changes in applicable law for which the remedial amendment period has not yet expired). All material reports, returns, notices and documents required to be filed with respect to all AutoCyte Plans, including without limitation annual reports on Form 5500, have been timely filed, except for any failures as could not reasonably be expected to result in a material liability (either individually or in the aggregate) to AutoCyte. All contributions required by law or the terms of any AutoCyte Plan have been made. All claims for welfare benefits incurred by employees of AutoCyte on or before the Closing are or will be fully covered by third-party insurance policies or programs. Neither AutoCyte nor any of its ERISA Affiliates maintains or contributes to, or has ever maintained or contributed to (or been obligated to contribute to), any multiemployer plan as defined in Section 4001(a)(3) of ERISA, any employee benefit plan that is subject to Section 412 of the Code or Section 302 of ERISA or any employee benefit plan that is subject to Title IV of ERISA. Neither AutoCyte nor any AutoCyte Plan provides or has any obligation to provide (or contribute toward the cost

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of) health benefits with respect to any current or former, officer, employee, agent, director or independent contractor of AutoCyte or any other entity beyond such individual's retirement or other termination of service, other than as required by applicable law, including without limitation, Section 4980B(f) of the Code and Sections 601 through 608 of ERISA. There are no actions, suits or claims (other than routine claims for benefits) pending or, to the best knowledge of AutoCyte, threatened with respect to (or against the assets of) any AutoCyte Plan, nor, to the best knowledge of AutoCyte, is there a reasonable basis for any such action, suit or claim. No AutoCyte Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the DOL or any other governmental entity or agency, and, to the best knowledge of AutoCyte, no such action is contemplated or under consideration by the IRS, the DOL or any other governmental entity or agency. Complete copies of the following documents with respect to each AutoCyte Plan (as applicable) have been delivered to
NeoPath: (i) each relevant AutoCyte Plan document, as currently in effect, and subsequent amendment thereto; (ii) each trust agreement, group annuity contract, insurance policy or contract, as currently in effect; (iii) each Form 5500 series annual report with each required schedule and attachment for each of the three (3) most recent plan years; (iv) the most recent IRS determination letter; and (v) the most recent summary plan description and each summary of material modification thereto. An "ERISA Affiliate" of AutoCyte means any corporation, trade, business or other entity (whether or not incorporated) that together with AutoCyte would have been deemed a "single employer" within the meaning of
Section 414(b), (c), (m) or (o) of the Code at any time within the five-year period ending on the Closing Date.

     3.20 Employee Relations. AutoCyte has approximately 83 full-time equivalent employees and generally enjoys good employer-employee relations. None of AutoCyte's employees are represented by any labor union. AutoCyte is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees or consultants. AutoCyte will not by reason of the Merger or anything done prior to the Closing be liable to any AutoCyte employees for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with AutoCyte's normal policies) in the event any such employees are terminated. Each employee of AutoCyte has executed AutoCyte's standard form of Confidentiality and Assignment of Inventions Agreement. Correct and complete information as to all current directors, officers, employees or consultants of AutoCyte including, in each case, name, current job title and annual rate of compensation has been provided by AutoCyte to NeoPath.

     3.21 Relationships with Affiliates. Except as set forth in Section 3.21 of the AutoCyte Disclosure Schedule, to the best knowledge of AutoCyte, no officer or director of AutoCyte has directly or indirectly any interest in (i) any property or assets of AutoCyte (except as a stockholder of AutoCyte), (ii) any competitor or customer of AutoCyte, (iii) any supplier or lender to AutoCyte or
(iv) any party to any material contract or agreement with AutoCyte.

     3.22 Insurance. Section 3.22 of the AutoCyte Disclosure Schedule sets forth a correct and complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors' and officers' and other insurance held by or on behalf of AutoCyte specifying in each case the type and scope of coverage, the amount of coverage, the premium, the insurer, the expiration date and all claims made thereunder within the past three years. Such policies and binders are in full force and effect, are reasonably believed to be adequate for the businesses engaged in by AutoCyte, are in conformity with the requirements of all leases or other agreements to which AutoCyte is a party and are valid and enforceable in accordance with their terms. All premiums due under such policies and binders have been paid, and AutoCyte is not in default with respect to any provision contained in any such policy or binder nor has AutoCyte failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. AutoCyte has not received notice of cancellation or non-renewal of, or any material amendment to, or any material increase in deductibles or premiums under, any such policy or binder. Correct and complete copies of certificates of insurance with respect to all such policies and binders have been provided by AutoCyte to NeoPath.

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     3.23 Brokerage.  No broker, finder, agent or similar intermediary has acted on behalf of AutoCyte or Merger Sub in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with, or any action taken by AutoCyte or Merger Sub.

     3.24 Hazardous Materials. Neither AutoCyte nor Merger Sub has generated, used or handled any Hazardous Materials (as defined below), nor has AutoCyte or Merger Sub treated, stored or disposed of any Hazardous Materials at any site owned or leased at any time by AutoCyte or Merger Sub or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility, except in compliance with all applicable laws. To the knowledge of AutoCyte, no other person has generated, used, handled, stored or disposed of any Hazardous Materials at any site owned or premises leased by AutoCyte or Merger Sub at any time or at any site in which AutoCyte or Merger Sub presently holds a mortgage or similar interest, nor has there been or is there threatened any release of any Hazardous Materials on or at any such site or premises. Neither AutoCyte nor Merger Sub presently operates or leases, nor has either operated or leased, any site on which underground storage tanks are or were located and which tanks are the responsibility of AutoCyte or Merger Sub to operate. To the best knowledge of AutoCyte, without investigation, no lien has been imposed by any governmental agency in connection with the presence of any Hazardous Materials on any property, facility, machinery, or equipment operated or leased by AutoCyte or Merger Sub or in which AutoCyte or Merger Sub holds any mortgage, lien, or similar interest. For purposes of this Section 3.24, "Hazardous Materials" shall mean and include any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act, 42 U.S.C. sec.6901, or regulations adopted pursuant to said Act, and also any "hazardous substances" or "hazardous materials" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sec.9601, but excludes ordinary and customary materials in quantities reasonably required to be used by AutoCyte in the ordinary course of AutoCyte's business.

     3.25 Registration Statement; Proxy Statement. The information supplied or to be supplied by AutoCyte specifically for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 4.9 below) to be filed with the SEC by AutoCyte in connection with the issuance of AutoCyte Common Stock in the Merger will not, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement (as defined in Section 4.9 below) will not, at the date it is first mailed to the stockholders of AutoCyte and at the time of the special meeting of stockholders of AutoCyte held pursuant to Section 4.11 hereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding this Section 3.25, no representation or warranty is made by AutoCyte with respect to statements made or incorporated by reference therein based on information supplied by NeoPath specifically for inclusion or incorporation by reference in the Proxy Statement.

     3.26 Opinion of Financial Adviser. AutoCyte has received the opinion of Warburg Dillon Read LLC, dated the date of this Agreement, to the effect that, as of such date, the Merger is fair from a financial point of view to the holders of AutoCyte Common Stock (other than NeoPath and its affiliates), a signed copy of which opinion has been or will promptly be delivered to NeoPath.

     3.27 Accounting Matters. To the best knowledge of AutoCyte, neither AutoCyte nor any of its affiliates has taken or agreed to take any action that would prevent the business combination to be effected by the Merger to be accounted for as a pooling of interests.

     3.28 Full Disclosure. No representation, warranty or statement of AutoCyte or Merger Sub made in this Agreement or in any Exhibit or the AutoCyte Disclosure Schedule attached hereto or in any document, statement or certificate furnished to NeoPath pursuant to this Agreement, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact required to be

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stated therein or necessary to make the statements made, in light of the circumstance under which they were made, not false or misleading.

                     SECTION 4 -- COVENANTS AND AGREEMENTS

     The parties covenant and agree as follows:

     4.1 Conduct of NeoPath Business. Except with the prior written consent of AutoCyte and except as otherwise contemplated herein or as set forth in the NeoPath Disclosure Schedule, during the period from the date hereof to the Closing Date, NeoPath shall observe the following covenants:

          (a) Affirmative Covenants Pending Closing.  NeoPath will:

             (i) Preservation of Personnel. Use all reasonable efforts to preserve intact their business organizations and keep available the services of present employees, in each case in accordance with past practice, it being understood that termination of employees with poor performance ratings shall not constitute a violation of this covenant;

             (ii) Insurance. Use all reasonable efforts to keep in effect all insurance coverage that was in force as of March 31, 1999, including, but not limited to (A) policies insuring loss or destruction of, or damage to, property, (B) third party liability policies such as, but not limited to, commercial general liability, automobile liability, employers liability, and umbrella liability, (C) workers compensation insurance, (D) directors and officers liability, (E) policies insuring employees for health, dental, life and accident benefits on a group basis;

             (iii) Preservation of the Business; Maintenance of Properties, Contracts. Use all reasonable efforts to preserve their businesses, advertise, promote and market their services, keep their properties intact, preserve their goodwill and maintain all physical properties in good operating condition;

             (iv) Intellectual Property Rights. Use all reasonable efforts to preserve and protect the NeoPath Proprietary Rights; and

             (v) Ordinary Course of Business. Operate their businesses diligently and in the ordinary course.

          (b) Negative Covenants Pending Closing.  NeoPath will not:

             (i) Disposition of Assets. Sell or transfer, or mortgage, pledge or create or permit to be created any encumbrance on, any of their assets, other than sales or transfers in the ordinary course of business and liens existing under arrangements disclosed herein or permitted under Section 2.18;

             (ii) Liabilities. (A) voluntarily incur any obligation or liability other than in the ordinary course of their business (provided that NeoPath may incur reasonable and appropriate expenses in connection with this transaction), (B) incur any indebtedness for borrowed money or enter into any contracts or commitments involving payments by NeoPath of $50,000 or more, other than purchase orders or commitments for inventory materials and supplies in the ordinary course of business;

             (iii) Compensation. (A) change the compensation or fringe benefits of any officer, director or employee, or (B) enter into or modify any Plan or any employment, severance or other agreement with any officer, director or employee of NeoPath other than changes required by law to maintain the tax-qualified status of any Plan or as otherwise required by law;

             (iv) Capital Stock. (A) Grant or accelerate the exercisability of, any option, warrant or other right to purchase, or to convert any obligation into, shares of its capital stock, (B) declare or pay any dividend or other distribution with respect to any shares of its capital stock, (C) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or
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        indirectly, any of its capital stock or (D) issue any shares of its capital stock, except upon the exercise of options outstanding on the date hereof;

             (v) Articles of Incorporation and Bylaws. Amend the Articles of Incorporation or Bylaws of NeoPath;

             (vi) Acquisitions. Acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or acquire any material amount of assets or property other than in the ordinary course of NeoPath's business;

             (vii) Material Agreements. Enter into or modify any material agreement with any other person or entity (other than agreements in the ordinary course of its business involving payments by NeoPath of less than $50,000); or

             (viii) Other. Agree in writing or otherwise to take any of the actions described in this Section 4.1(b).

     4.2 Conduct of AutoCyte Business. Except with the prior written consent of NeoPath and except as otherwise contemplated herein or as set forth in the AutoCyte Disclosure Schedule, during the period from the date hereof to the Closing Date, AutoCyte and Merger Sub shall observe the following covenants:

          (a) Affirmative Covenants Pending Closing. Each of AutoCyte and Merger Sub will:

             (i) Preservation of Personnel. Use all reasonable efforts to preserve intact their business organizations and keep available the services of present employees, in each case in accordance with past practice, it being understood that termination of employees with poor performance ratings shall not constitute a violation of this covenant;

             (ii) Insurance. Use all reasonable efforts to keep in effect all insurance coverage that was in force as of March 31, 1999, including, but not limited to (A) policies insuring loss or destruction of, or damage to, property, (B) third party liability policies such as, but not limited to, commercial general liability, automobile liability, employers liability, and umbrella liability, (C) workers compensation insurance, (D) directors and officers liability, (E) policies insuring employees for health, dental, life and accident benefits on a group basis;

             (iii) Preservation of the Business; Maintenance of Properties, Contracts. Use all reasonable efforts to preserve their businesses, advertise, promote and market their services, keep their properties intact, preserve their goodwill and maintain all physical properties in good operating condition;

             (iv) Intellectual Property Rights. Use all reasonable efforts to preserve and protect the AutoCyte Proprietary Rights; and

             (v) Ordinary Course of Business. Operate its business diligently and in the ordinary course.

          (b) Negative Covenants Pending Closing. Neither AutoCyte nor Merger Sub will:

             (i) Disposition of Assets. Sell or transfer, or mortgage, pledge or create or permit to be created any encumbrance on, any of its assets, other than sales or transfers in the ordinary course of business and liens existing under arrangements disclosed herein or of the type permitted under Section 3.18;

             (ii) Liabilities.  (A) voluntarily incur any obligation or liability other than in the ordinary course of their business (provided that AutoCyte may incur reasonable and appropriate expenses in connection with this transaction), (B) incur any indebtedness for borrowed money or enter into any contracts or commitments involving payments by AutoCyte of $50,000 or more, other than purchase orders or commitments for inventory materials and supplies in the ordinary course of business;
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             (iii) Compensation.  (A) Change the compensation or fringe benefits of any officer, director or employee, or (B) enter into or modify any Plan or any employment, severance or other agreement with any officer, director or employee of AutoCyte other than changes required by law to maintain the tax-qualified status of any Plan or as otherwise required by law;

             (iv) Capital Stock. (A) Grant or accelerate the exercisability of, any option, warrant or other right to purchase, or to convert any obligation into, shares of its capital stock, (B) declare or pay any dividend or other distribution with respect to any shares of its capital stock, (C) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or
        (D) issue any shares of its capital stock, except (i) upon the exercise of options outstanding on the date hereof or (ii) in connection with the consummation of the transaction contemplated by the Asset Purchase Agreement dated as of March 25, 1999 (the "Asset Purchase Agreement") between AutoCyte and Neuromedical Systems, Inc. ("NSI");

             (v) Certification of Incorporation and ByLaws. Amend the Certification of Incorporation or Bylaws of AutoCyte;

             (vi) Acquisitions. Acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or acquire any material amount of assets or property other than
        (i) the acquisition of the certain assets of NSI that are the subject of the Asset Purchase Agreement or (ii) an acquisition (by stock or asset purchase, merger or otherwise) of Cell Analysis Systems, Inc. or other acquisitions in the ordinary course of AutoCyte's business;

             (vii) Material Agreements. Enter into or modify any material agreement with any other person or entity, other than in the ordinary course of its business; or

             (viii) Other. Agree in writing or otherwise to take any of the actions described in this Section 4.2(b).

     4.3 Nasdaq Listing. AutoCyte shall take such actions as may be necessary to cause the shares of AutoCyte Common Stock to be issued hereunder to be approved for quotation on the Nasdaq National Market.

     4.4 Corporate Examinations and Investigations. Prior to the Effective Time, each of AutoCyte and NeoPath shall be entitled, through its employees and representatives, to have such access to the assets, properties, business, books, records and operations of the other as AutoCyte or NeoPath, as the case may be, shall reasonably request in connection with such party's investigation of the other with respect to the transaction contemplated hereby. Any such investigation or examination shall be conducted at reasonable times and the party being investigated shall cooperate fully therein. For the purposes of this Agreement, actual knowledge shall mean the conscious knowledge of the executive officers of a party who have given substantive attention to this transaction. In order that each of AutoCyte and NeoPath may have full opportunity to make such investigation, the party being investigated shall furnish the representatives of the other during such period with all such information and copies of such documents concerning the affairs of the party being investigated as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation.

     4.5 Agreement not to Entertain Other Offers.

          (a) In consideration of the efforts and expenses undertaken by both parties in pursuing the Merger and other valuable consideration, the receipt and adequacy of which are acknowledged, AutoCyte and NeoPath agree that until the Closing Date or until this Agreement is otherwise

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     terminated pursuant to Section 8, neither AutoCyte nor NeoPath nor any of their authorized representatives shall:

             (i) directly or indirectly, solicit any proposal relating to the acquisition by another party of all or any portion of the capital stock of such company or substantially all of the assets of such company (whether by merger or otherwise);

             (ii) directly or indirectly, engage in any discussions or negotiations with any other party regarding any such acquisition, or otherwise encourage or facilitate any efforts by any other party to engage in such an acquisition; or

             (iii) sell, transfer or dispose of all or any portion of the capital stock of such company or substantially all of the assets of such company (whether by merger or otherwise);

     including, without limitation, furnishing to any other person information with respect to, any effort or attempt by any other person to do or to seek any such transaction identified in any of the foregoing clauses (i) through
     (iii); provided, however, that, notwithstanding the foregoing, each of AutoCyte and NeoPath and its authorized representatives may participate in discussions or negotiations with, provide information to, and consummate a transaction with, a third party that would otherwise be prohibited by this section, if (A) such discussions or negotiations had been commenced prior to the date hereof or if commenced after the date hereof, were not solicited by or on behalf of such company and (B) such discussions or negotiations were being continued or initiated after the Board of Directors of such company determines in good faith (after consultation with independent counsel, which may be the company's regular outside counsel) that such action is necessary for such Board to comply with its fiduciary duties to its stockholders under applicable law.

          (b) AutoCyte and NeoPath each agree to inform the other orally and in writing in reasonable detail (including without limitation the applicable terms and conditions and identity of the other person) within one business day of receipt of any offer, proposal or inquiry relating to any of the transactions identified in Section 4.5(a) and of any modification thereof or any proposed agreement and to promptly furnish to the other copies of any written communications or documents received with respect to the foregoing.

     4.6 Authorization from Others. Prior to the Closing Date, the parties shall use all reasonable efforts to obtain all authorizations, consents and permits required to permit the consummation of the transactions contemplated by this Agreement, including without limitation all consents required from third parties who have contractual relationships with NeoPath.

     4.7 Consummation of Agreement. Each party shall use all reasonable efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement and to ensure that to the extent within its control or capable of influence by it, no breach of any of the respective representations, warranties and agreements hereunder occurs or exists on or prior to the Effective Time, all to the end that the transactions contemplated by this Agreement shall be fully carried out in a timely fashion. Without limiting the generality of the foregoing, each party shall (i) use all reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed and (ii) (A) use all reasonable efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (B) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

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     4.8 Further Assurances.  Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

     4.9 Joint Proxy Statement/Prospectus; Registration Statement. As soon as practicable after the date of this Agreement, AutoCyte and NeoPath shall jointly prepare and file with the SEC, subject to the prior approval of the other party, which approval shall not be unreasonably withheld, preliminary joint proxy materials relating to the special meetings of the stockholders of NeoPath and AutoCyte held in accordance with Sections 4.10 and 4.11 hereof, respectively, and as required by the Exchange Act, and a Registration Statement on Form S-4 (as amended or supplemented, the "Registration Statement") relating to the registration under the Securities Act of the shares of AutoCyte Common Stock to be issued in the Merger. Each of AutoCyte and NeoPath shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. AutoCyte shall also use all reasonable efforts to qualify the shares of AutoCyte Common Stock to be issued in the Merger under the securities or "blue sky" laws of every state necessary to offer and issue the shares of AutoCyte Common Stock issuable pursuant to Section 1.6(a) to the stockholders of NeoPath at the Closing, except any such state with respect to which counsel for AutoCyte has determined that such qualification is not required under the securities or "blue sky" laws of such state, and except that in no event shall AutoCyte be obligated to qualify as a foreign corporation or to execute a general consent to service of process in any state in which it has not previously so qualified or has not previously so consented. The joint proxy statement/prospectus included in the Registration Statement at the time it initially is mailed to the stockholders of AutoCyte and shareholders of NeoPath and all duly filed supplements, amendments or revisions made thereto, if any, similarly mailed are hereinafter referred to as the "Proxy Statement." No filing of, or amendment or supplement to, the Registration Statement will be made by AutoCyte, or the Proxy Statement will be made by NeoPath or AutoCyte, without providing the other party the opportunity to review and comment thereon. If, at any time prior to the Effective Time, any event relating to either AutoCyte or NeoPath or any of its affiliates, officers or directors is discovered that is required to be set forth in an amendment to the Registration Statement or filings under blue sky laws or a supplement to the Proxy Statement, such party will promptly inform the other party, and such amendment or supplement will be promptly filed with the SEC and appropriate state securities administrators and disseminated to the stockholders of AutoCyte and NeoPath, to the extent required by applicable federal and state securities laws.

     4.10 NeoPath Stockholder Meeting. NeoPath, acting through its Board of Directors, shall, in accordance with applicable law and its Articles of Incorporation and Bylaws:

          (a) at a special meeting of stockholders of NeoPath and at any adjournment thereof, submit to the stockholders a proposal to consider and act on this Agreement to obtain such approval required under the WBCA for the consummation of the transactions contemplated hereby;

          (b) include in the Proxy Statement to be delivered to the stockholders of NeoPath soliciting their approval of the transactions contemplated hereby the recommendation of its Board of Directors that the stockholders vote in favor of the adoption of this Agreement; and

          (c) use all reasonable efforts (i) to obtain and furnish the information required to be included by it in the Proxy Statement, (ii) to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the effectiveness of the Registration Statement and
     (iii) to obtain the necessary approvals by its stockholders of the transactions contemplated hereby.

     4.11 AutoCyte Stockholder Meeting. AutoCyte, acting through its Board of Directors, shall, in accordance with applicable law and its Certificate of Incorporation and Bylaws:

          (a) at a special meeting of stockholders of AutoCyte and at any adjournment thereof, submit to the stockholders a proposal to obtain such approval required pursuant to the Nasdaq Market Rules;

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          (b) include in the Proxy Statement to be delivered to the stockholders of AutoCyte soliciting their approval of this Agreement and the transactions contemplated hereby the recommendation of its Board of Directors that the stockholders vote in favor of such transactions; and

          (c) use all reasonable efforts (i) to obtain and furnish the information required to be included by it in the Proxy Statement, (ii) to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the effectiveness of the Registration Statement and
     (iii) to obtain the necessary approvals by its stockholders of this Agreement, the Merger and the transactions contemplated hereby.

     4.12 Public Announcements and Confidentiality. Any press release or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby shall require the prior approval of AutoCyte and NeoPath, which approval shall not be unreasonably withheld, provided that a party shall not be prevented from making such disclosure as it shall be advised by counsel is required by law or any listing agreement with a national security exchange or the Nasdaq National Market. The parties acknowledge that AutoCyte and NeoPath have previously executed a Confidentiality/Non-Disclosure Agreement, dated April 29, 1999 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, except as is necessary to comply with the terms of this Agreement.

     4.13 NeoPath Affiliate Agreements. Set forth on Section 4.13 of the NeoPath Disclosure Schedule is a list of those persons who, at the time of the vote of NeoPath's stockholders on the Merger, NeoPath believes may be "affiliates" of NeoPath within the meaning of Rule 145 under the Securities Act or applicable SEC accounting releases with respect to "pooling of interests" accounting treatment. NeoPath shall use all reasonable efforts to provide AutoCyte with such information as AutoCyte shall reasonably request for purposes of reviewing such list. NeoPath shall use its best efforts to deliver or cause to be delivered to AutoCyte promptly after the date hereof from each of the affiliates listed in Section 4.13 of the NeoPath Disclosure Schedule an Affiliate Agreement in substantially the form attached as Exhibit C hereto (the "NeoPath Affiliate Agreement"), each of which will be in full force and effect as of the Effective Time. AutoCyte will be entitled to place appropriate legends on the certificates evidencing any AutoCyte Common Stock to be received by any such affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the AutoCyte Common Stock, consistent with the terms of the Affiliate Agreement.

     4.14 AutoCyte Affiliate Agreements. Set forth on Section 4.14 of the AutoCyte Disclosure Schedule is a list of those persons who, at the time of the vote of AutoCyte's stockholders on the Merger, AutoCyte believes may be "affiliates" of AutoCyte within the meaning of applicable SEC accounting releases with respect to "pooling of interests" accounting treatment. AutoCyte shall use all reasonable efforts to provide NeoPath with such information as NeoPath shall reasonably request for purposes of reviewing such list. AutoCyte shall use its best efforts to deliver or cause to be delivered to NeoPath promptly after the date hereof from each of the affiliates listed in Section
4.14 of the AutoCyte Disclosure Schedule an Affiliate Agreement in substantially the form attached as Exhibit D hereto (the "AutoCyte Affiliate Agreement"), each of which will be in full force and effect as of the Effective Time.

     4.15 AutoCyte SEC Filings. Until the Closing Date, AutoCyte shall furnish NeoPath with a copy of each periodic or current report filed by AutoCyte under the Exchange Act promptly after filing the same. All filings made by AutoCyte after the date hereof pursuant to the Exchange Act will be made in a timely fashion, will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.16 NeoPath SEC Filings. Until the Closing Date, NeoPath shall furnish AutoCyte with a copy of each periodic or current report filed by NeoPath under the Exchange Act promptly after filing the same. All filings made by NeoPath after the date hereof pursuant to the Exchange Act will be made in a timely fashion, will comply as to form in all material respects with the applicable provisions of the Exchange Act
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and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.17 Stock Options; Employee Stock Purchase Plan.

          (a) At the Effective Time, each outstanding option to purchase shares of NeoPath Common Stock (each a "NeoPath Stock Option") under the NeoPath Stock Option Plans, whether or not exercisable, will be assumed by AutoCyte. Each NeoPath Stock Option so assumed by AutoCyte under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable NeoPath Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each NeoPath Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of AutoCyte Common Stock equal to the product of the number of shares of NeoPath Common Stock that were issuable upon exercise of such NeoPath Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of AutoCyte Common Stock, and (ii) the per share exercise price for the shares of AutoCyte Common Stock issuable upon exercise of such assumed NeoPath Stock Option will be equal to the quotient determined by dividing the exercise price per share of NeoPath Common Stock at which such NeoPath Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, AutoCyte will issue to each holder of an outstanding NeoPath Stock Option a notice describing the foregoing assumption of such NeoPath Stock Option by AutoCyte.

          (b) It is the intention of the parties that NeoPath Stock Options assumed by AutoCyte qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent NeoPath Stock Options qualified as incentive stock options immediately prior to the Effective Time; and that notwithstanding anything contained in Section 1.6(a)(ii) or Section 4.17 hereof, or any other provision of this Agreement, the exercise price, the number of shares purchasable and the terms and conditions applicable to any NeoPath Stock Options shall be determined so as to comply with Sections 422 and 424 of the Code and the regulations promulgated thereunder.

          (c) The Board of Directors of NeoPath shall, prior to or as of the Effective Time, take appropriate action to approve the deemed cancellation of the NeoPath Stock Options for purposes of Section 16(b) of the Exchange Act. The Board of Directors of AutoCyte shall, prior to or as of the Effective Time, take appropriate action to approve the deemed grant of options to purchase AutoCyte Common Stock under the NeoPath Stock Options (as converted pursuant to this Section 4.17) for purposes of Section 16(b) of the Exchange Act.

          (d) AutoCyte will reserve sufficient shares of AutoCyte Common Stock for issuance under Section 4.17(a) and under Section 1.6(a)(ii) hereof.

          (e) NeoPath shall not commence any offering under its Employee Stock Purchase Plan after the date hereof.

     4.18 AutoCyte Form S-8. AutoCyte agrees to file a registration statement on Form S-8 for the shares of AutoCyte Common Stock issuable with respect to the assumed NeoPath Stock Options no later than three business days after the Effective Time and shall keep such registration statement effective for so long as any such NeoPath Stock Options remain outstanding.

     4.19 FIRPTA. At or prior to the Closing, NeoPath, if requested by AutoCyte and in a form specified by AutoCyte, shall deliver to the IRS a notice that the NeoPath Common Stock is not a "U.S. Real Property Interest" as defined and in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

     4.20 Notification of Certain Matters. AutoCyte will give prompt notice to NeoPath, and NeoPath will give prompt notice to AutoCyte, of the occurrence, or failure to occur, of any event, which occurrence

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or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time or (b) any material failure of AutoCyte or NeoPath, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

     4.21 Tax-Free Reorganization. AutoCyte and NeoPath will each use all reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code. AutoCyte and NeoPath will each make available to the other party and their respective legal counsel copies of all Returns reasonably requested by the other party. AutoCyte and NeoPath will make such representations as reasonably requested by legal counsel for the purpose of rendering the opinions contemplated by Section 5.7.

     4.22 Indemnification. (a) From and after the Effective Time, AutoCyte shall fulfill and honor in all respects the obligations of NeoPath to indemnify each person who is or was a director or officer (an "Indemnified Party") of NeoPath pursuant to any indemnification provisions of NeoPath's Articles of Incorporation or Bylaws as each is in effect on the date hereof.

     (b) For a period of six years after the Effective Time, AutoCyte shall cause to be maintained in effect the current officers' and directors' liability insurance maintained by NeoPath with respect to the Indemnified Parties (provided that AutoCyte may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the Indemnified parties than such existing insurance) covering acts or omissions occurring prior to the Effective Time; provided, that AutoCyte shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of the current annual premium paid by NeoPath for its existing coverage or, alternatively, a single payment in excess of six times the current annual premium paid by NeoPath for its existing coverage (the "Cap"); and provided, further, that if existing coverage cannot be maintained or equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, AutoCyte shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap. The current annual premium paid by NeoPath for its existing coverage is set forth in Section 4.22(a) of the NeoPath Disclosure Schedule.

     (c) This Section 4.22 shall survive the closing of all the transactions contemplated hereby, is intended to benefit the Indemnified Parties and their respective heirs and personal representatives to the extent that the provisions of NeoPath's Articles of Incorporation or Bylaws and NeoPath's current officers' and directors' liability insurance benefit such individuals (each of which shall be entitled to enforce this Section 4.22 against AutoCyte as a third-party beneficiary of this Agreement to such extent).

     4.23 Pooling of Interests. Each of AutoCyte and NeoPath shall use all reasonable efforts to cause the transaction contemplated by this Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and AutoCyte's and NeoPath's respective management's conclusion that such accounting treatment is appropriate for the Merger to be concurred with by each of AutoCyte's and NeoPath's auditors and by the SEC, respectively, and neither AutoCyte nor NeoPath shall voluntarily take any action that would cause such accounting treatment not to be obtained.

     4.24 Letters of AutoCyte's and NeoPath's Accountants. (a) AutoCyte shall use all reasonable efforts to cause its independent public accountants to deliver to NeoPath a letter, dated a date within two business days before the Closing Date, addressed to NeoPath, in form and substance reasonably satisfactory to NeoPath and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. AutoCyte shall also provide reasonable cooperation to each of AutoCyte's and NeoPath's independent public accountants to enable them to issue the letters referred to in Section 5.7.

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     (b) NeoPath shall use all reasonable efforts to cause its independent public accountants to deliver to AutoCyte a letter, dated a date within two business days before the Closing Date, addressed to AutoCyte, in form and substance reasonably satisfactory to AutoCyte and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. NeoPath shall also provide reasonable cooperation to each of NeoPath's and AutoCyte's independent public accountants to enable them to issue the letters referred to in Section 5.7.

     4.25 Employee Benefit Plans; Existing Agreement. (a) As soon as practicable after the Effective Time (the "Benefits Date"), AutoCyte shall provide, or cause to be provided, to each employee of NeoPath employee benefit plans, programs and arrangements that are the same as those made generally available to similarly situated non-represented employees of AutoCyte who are hired by AutoCyte after December 31, 1998. From the Effective Time to the Benefits Date (which the parties acknowledge may occur on different dates with respect to different plans, programs or arrangements of NeoPath) (the "Continuation Period"), AutoCyte shall provide, or cause to be provided, the employee benefit plans, programs and arrangements of NeoPath provided to employees of NeoPath as of the date hereof.

     (b) With respect to each benefit plan, program practice, policy or arrangement maintained by AutoCyte (the "AutoCyte Plans") in which employees of NeoPath subsequently participate, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of benefits), service with NeoPath (or predecessor employers to the extent NeoPath provides past service credit) shall be treated as service with AutoCyte; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Each AutoCyte Plan shall waive pre-existing condition limitations to the same extent waived under the applicable NeoPath benefit plan. NeoPath employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductible, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the AutoCyte Plan.

              SECTION 5 -- CONDITIONS PRECEDENT TO THE OBLIGATIONS
                     OF EACH PARTY TO CONSUMMATE THE MERGER

     The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver, at or before the Effective Time, of each of the following conditions:

     5.1 Stockholder Approvals. All required approvals of the stockholders of NeoPath, AutoCyte and Merger Sub shall have been obtained.

     5.2 Government Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, any governmental or regulatory authority, domestic or foreign, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have a Material Adverse Effect on AutoCyte or NeoPath, assuming the Merger had taken place, shall have been obtained, made or occurred.

     5.3 Absence of Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition (collectively, "restraints") shall be in effect, and there shall not be pending any suit, action or proceeding by any governmental entity (i) preventing the consummation of the Merger or (ii) which otherwise is reasonably likely to have a Material Adverse Effect on AutoCyte or NeoPath, as applicable; provided, that each of the parties shall have used all reasonable efforts to prevent the entry of any such restraints and to appeal as promptly as possible any such restraints that may be entered.

     5.4 Nasdaq Listing. The shares of AutoCyte Common Stock to be issued in the Merger shall have been approved for quotation on the Nasdaq National Market.
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     5.5 Effectiveness of Registration Statement.  The Registration Statement
shall have been declared effective by the SEC and there shall not be any stop order in effect with respect to the Registration Statement.

     5.6 Tax Opinions. AutoCyte and NeoPath each shall have received substantially identical written opinions from their counsel, Palmer & Dodge LLP and Perkins & Coie LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; provided that if the respective counsel to AutoCyte or NeoPath does not render such opinion, this condition shall nonetheless be deemed satisfied with respect to such party if counsel to the other party renders such opinion to such party.

     5.7 Pooling Letters. Each of AutoCyte and NeoPath shall have received letters, dated as of the Closing Date, in each case addressed to AutoCyte and NeoPath, from Ernst & Young LLP stating in substance that pooling of interests accounting is appropriate for the Merger under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

              SECTION 6 -- CONDITIONS PRECEDENT TO THE OBLIGATION
                      OF AUTOCYTE TO CONSUMMATE THE MERGER

     The obligation of AutoCyte to consummate the Merger is subject to the satisfaction or waiver by AutoCyte, at or before the Effective Time, of the following conditions:

     6.1 Representations, Warranties and Covenants. Each of the representations and warranties of NeoPath contained in this Agreement to the extent it is qualified by NeoPath Material Adverse Effect shall be true and correct and each of the representations and warranties to the extent it is not so qualified by NeoPath Material Adverse Effect shall be true and correct in all material respects, in each case, on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (with such exceptions as may be permitted under or contemplated by this Agreement and except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date). NeoPath shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Effective Time. AutoCyte shall have received from NeoPath a certificate, dated the Closing Date, to the foregoing effect signed on behalf of NeoPath by the Chief Executive Officer of NeoPath.

     6.2 NeoPath Affiliate Agreements. Except as set forth thereon, each of the individuals and entities listed on Section 4.13 of the NeoPath Disclosure Schedule shall have entered into a NeoPath Affiliate Agreement in the form attached hereto as Exhibit C, and such agreements are in full force and effect.

     6.3 Voting Agreement.  Each of the individuals and entities listed on
Section 4.13 of the NeoPath Disclosure Schedule shall have entered into a Voting Agreement with AutoCyte in the form attached hereto as Exhibit A, and such agreements shall be in full force and effect.

     6.4 Opinion of Counsel to NeoPath. AutoCyte shall have received a legal opinion from Perkins & Coie LLP, counsel to NeoPath, dated the Closing Date and in form and substance reasonably acceptable to Palmer & Dodge LLP, counsel to AutoCyte, as to the matters set forth in Exhibit E hereto.

     6.5 Merger Documents. NeoPath shall have executed and delivered the Merger Documents referred to in Section 1.2.

     6.6 Consents. NeoPath shall have received all necessary consents or waivers from the other parties to each contract, lease or agreement to which NeoPath is a party, except where the failure to receive such consent would not reasonably be expected, individually or in the aggregate, to have a NeoPath Material Adverse Effect.

     6.7 Dissenting Shares. The Dissenting Shares shall not exceed five percent (5%) of the shares of the NeoPath Common Stock issued and outstanding or issuable on the Closing Date.

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     6.8 Certificates.  NeoPath shall have furnished AutoCyte with such documents and certificates as may be reasonably requested by AutoCyte.

              SECTION 7 -- CONDITIONS PRECEDENT TO THE OBLIGATION
                      OF NEOPATH TO CONSUMMATE THE MERGER

     The obligation of NeoPath to consummate the Merger is subject to the satisfaction or waiver by NeoPath, at or before the Effective Time, of the following conditions:

     7.1 Representations, Warranties and Covenants. Each of the representations and warranties of AutoCyte and Merger Sub contained in this Agreement to the extent it is qualified by AutoCyte Material Adverse Effect shall be true and correct and each of the representations and warranties to the extent it is not so qualified by AutoCyte Material Adverse Effect, shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (with such exceptions as may be permitted under or contemplated by this Agreement and except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date). AutoCyte shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. NeoPath shall have received from AutoCyte a certificate, dated the Closing Date, to the foregoing effect signed on behalf of AutoCyte by the Chief Executive Officer of AutoCyte.

     7.2 AutoCyte Affiliate Agreements. Except as set forth thereon, each of the individuals and entities listed on Section 4.14 of the AutoCyte Disclosure Schedule shall have entered into an AutoCyte Affiliate Agreement in the form attached hereto as Exhibit D, and such agreements are in full force and effect.

     7.3 Voting Agreement. Each of Richard Charpie, Robert Curry and James Powell shall have entered into a Voting Agreement with AutoCyte on behalf of himself and all other entities of which such individuals exercise voting control in the form attached hereto as Exhibit B, and such agreements shall be in full force and effect.

     7.4 Consents. AutoCyte shall have received all necessary consents or waivers from the other parties to each contract, lease or agreement to which AutoCyte is a party, except where the failure to receive such consent would not reasonably be expected, individually or in the aggregate, to have an AutoCyte Material Adverse Effect.

     7.5 Opinion of Counsel to AutoCyte. NeoPath shall have received a legal opinion from Palmer & Dodge LLP, counsel to AutoCyte, dated the Closing Date and in form and substance reasonably acceptable to Perkins & Coie LLP, counsel to NeoPath, as to the matters set forth in Exhibit F hereto.

     7.6 Certificates. AutoCyte shall have furnished NeoPath with such documents and certificates as may be reasonably requested by NeoPath.

                            SECTION 8 -- TERMINATION

     8.1 Termination. This Agreement may be terminated at any time on or prior to the Effective Time of the Merger, whether prior to or after approval by NeoPath's stockholders or AutoCyte's stockholders, as follows:

          (a) by AutoCyte or NeoPath if, without fault of the terminating party, the Closing Date shall not have occurred on or before November 30, 1999, which date may be extended by mutual consent of the parties;

          (b) by AutoCyte upon written notice to NeoPath if any representation or warranty made herein by NeoPath was not true and correct in all material respects when made or NeoPath has materially breached any covenant contained herein and has not cured such breach within ten (10) business days of receipt of written notice from AutoCyte or by the Closing Date, whichever occurs first;

          (c) by NeoPath upon written notice to AutoCyte if any representation or warranty of AutoCyte made herein was not true and correct in all material respects when made or AutoCyte has materially breached any covenant contained herein and has not cured such breach within ten (10) business days of receipt of written notice from NeoPath or by the Closing Date, whichever occurs first;

          (d) by AutoCyte or NeoPath if any court of competent jurisdiction or governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree or ruling shall have become final and nonappealable;

          (e) by AutoCyte or NeoPath if either the AutoCyte or NeoPath stockholders vote and fail to approve the Merger as required by the DGCL or WBCA, respectively;

          (f) by AutoCyte if NeoPath's Board of Directors (i) fails to include in the Proxy Statement its recommendation that NeoPath stockholders vote in favor of the adoption of this Agreement or (ii) withdraws its recommendation that stockholders vote in favor (other than in connection with exercising NeoPath's rights to terminate this Agreement pursuant to subsection (c) or (d) of this Section 9.1);

          (g) by NeoPath if AutoCyte's Board of Directors (i) fails to include in the Proxy Statement its recommendation that AutoCyte stockholders vote in favor of the adoption of this Agreement or (ii) withdraws its recommendation that stockholders vote in favor (other than in connection with exercising AutoCyte rights to terminate this Agreement pursuant to Subsection (b) or (d) of this Section 9.1);

          (h) at any time with the written consent of AutoCyte and NeoPath duly authorized by their respective Boards of Directors;

          (i) by AutoCyte, if there shall have occurred any event or condition that constitutes a NeoPath Material Adverse Effect since the date of this Agreement, which condition or event shall not have been ameliorated such that it is no longer a NeoPath Material Adverse Effect within ten (10) business days following receipt by NeoPath of notice from AutoCyte;

          (j) by NeoPath, if there shall have occurred any event or condition that constitutes an AutoCyte Material Adverse Effect since the date of this Agreement, which condition or event shall not have been ameliorated such that it is no longer an AutoCyte Material Adverse Effect within ten (10) business days following receipt by AutoCyte of notice from NeoPath;

          (k) by AutoCyte or NeoPath, in the event that it receives written notice from either Ernst & Young LLP or the SEC that, in the opinion of the entity giving such notice, the Merger will not qualify for pooling of interests accounting treatment;

          (l) by NeoPath, if the Board of Directors of NeoPath shall have, pursuant to Section 4.5, recommended or resolved to recommend to the shareholders of NeoPath a proposal for an Alternative Transaction (as defined in Section 8.3(d)) under circumstances where the Board of Directors determines in good faith (after consultation with legal counsel, which may be NeoPath's regular outside counsel) that acceptance of such proposal is necessary for such Board to comply with its fiduciary duties to its stockholders under applicable law, but only after the third business day following AutoCyte's receipt of written notice advising AutoCyte that such Board is prepared to accept a proposal for an Alternative Transaction and identifying the terms of the Alternative Transaction and the Person making the proposal for an Alternative Transaction and NeoPath makes the payment required pursuant to Section 8.3 of this Agreement; and

          (m) by AutoCyte, if the Board of Directors of AutoCyte shall have, pursuant to Section 4.5, recommended or resolved to recommend to the shareholders of AutoCyte a proposal for an Alternative Transaction (as defined in Section 8.3(d)) under circumstances where the Board of Directors determines in good faith (after consultation with legal counsel, which may be AutoCyte's regular outside counsel) that acceptance of such proposal is necessary for such Board to comply with its fiduciary duties to its stockholders under applicable law, but only after the third business day following NeoPath's receipt of written notice advising NeoPath that such Board is prepared to accept a proposal for an Alternative Transaction and identifying the terms of the Alternative Transaction and the Person making the proposal for an Alternative Transaction and AutoCyte makes the payment required pursuant to Section 8.3 of this Agreement.

     8.2 Notice of Termination; Effect of Termination. If this Agreement is terminated as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without further obligation on the part of any party, its directors, officers or stockholders following the date of such termination other than the provisions of this Section 8.2, Section 8.3 and Section 9 (Miscellaneous); provided, however, that nothing herein shall relieve any party from liability for the willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided further, however, that if either party has received the fee contemplated by Section 8.3(b) or (c), the party receiving such fee shall not assert or pursue in any manner, directly or indirectly, any claim or cause of action against the party paying such fee or any of its officers or directors based in whole or in part upon its or their receipt, consideration, recommendation or approval of a proposal for a Alternative Transaction or the exercise of the right of the party paying such fee to terminate this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     8.3 Fees and Expenses.

          (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that AutoCyte and NeoPath shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto. Notwithstanding the foregoing, in order to induce the other party to enter into this Agreement and to reimburse the other party for its costs and expenses and loss of other opportunities related to negotiating and entering into this Agreement and investigating the desirability of and seeking to consummate the transactions contemplated by this Agreement, AutoCyte and NeoPath agree to make cash payments to each other in the circumstances, and in the amounts, set forth in Sections 8.3(b) and (c).

          (b) NeoPath shall pay AutoCyte a termination fee in an amount equal to the sum of (x) two million eight hundred thousand dollars ($2,800,000) and
     (y) all of AutoCyte's fees and expenses reasonably incurred in connection with this Agreement and the transactions contemplated hereby, upon the earliest to occur of the following events:

             (i) the termination of this Agreement by NeoPath pursuant to
        Section 8.1(l);

             (ii) the termination of this Agreement by AutoCyte pursuant to
        Section 8.1(e) (but only if the AutoCyte stockholders shall have approved the Merger as required by the DGCL and the WBCA) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the stockholders of NeoPath at the NeoPath stockholders' meeting if, at the time of such failure,

                (A) there shall have been announced or commenced an Alternative Transaction (as defined in Section 8.3(d)) and NeoPath shall have either (x) executed an agreement to engage in the same or (y) the NeoPath Board of Directors shall not have recommended against such Alternative Transaction affirmatively or, if the NeoPath Board of Directors has recommended against such Alternative Transaction, the NeoPath Board of Directors shall have withdrawn such recommendation against such Alternative Transaction or modified such recommendation in a manner adverse to AutoCyte, or

                (B) there shall have been announced or commenced an Alternative Transaction (as defined in Section 8.3(d)) and (x) NeoPath shall have engaged in, or entered into an agreement to engage in, an Alternative Transaction with such Third Party or any affiliate thereof within twelve months after the date of the NeoPath stockholders' meeting or (y) the NeoPath Board of Directors shall have recommended an Alternative Transaction with the Third Party proposing such Alternative Transaction or any affiliate thereof within twelve months after the date of the NeoPath stockholders' meeting; or

             (iii) the termination of this Agreement by AutoCyte pursuant to
        Section 8.1(f) if before such termination or within twelve months thereafter NeoPath shall have entered into an agreement to engage in or shall have engaged in an Alternative Transaction.

     The expenses and fees, if applicable, payable pursuant to this Section 8.3(b) shall be paid within five business days after the first to occur of the events described in clauses (ii) or (iii) and prior to the exercise by NeoPath of its rights as described in clause (i); provided that, (I) despite the foregoing provision, if NeoPath is obligated to pay a termination fee to AutoCyte pursuant to Section 8.3(b)(ii)(B) or 8.3(b)(iii), then the fees payable by NeoPath to AutoCyte pursuant to Section 8.3(b)(ii) or 8.3(b)(iii) shall be paid within five business days after the occurrence of the transaction or recommendation occurring or continuing after the NeoPath stockholders' meeting which gives rise to the rights to receive the termination fee and (II) in no event shall NeoPath be required to pay any expenses or termination fees to AutoCyte if, immediately prior to the termination of this Agreement, AutoCyte was in breach of any of its material obligations under this Agreement.

          (c) AutoCyte shall pay NeoPath a termination fee in an amount equal to the sum of (x) two million eight hundred thousand dollars ($2,800,000) and
     (y) all of NeoPath's fees and expenses reasonably incurred in connection with this Agreement and the transactions contemplated hereby, upon the earliest to occur of the following events:

             (i) the termination of this Agreement by AutoCyte pursuant to
        Section 8.1(m);

             (ii) the termination of this Agreement by NeoPath pursuant to
        Section 8.1(e) (but only if the NeoPath stockholders shall have approved the Merger as required by the DGCL and the WBCA) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the stockholders of AutoCyte at the AutoCyte stockholders' meeting if, at the time of such failure,

                (A) there shall have been announced or commenced an Alternative Transaction (as defined in Section 8.3(d)) and AutoCyte shall have either (x) executed an agreement to engage in the same or (y) the AutoCyte Board of Directors shall not have recommended against such Alternative Transaction affirmatively or, if the AutoCyte Board of Directors has recommended against such Alternative Transaction, the AutoCyte Board of Directors shall have withdrawn such recommendation against such Alternative Transaction or modified such recommendation in a manner adverse to NeoPath, or

                (B) there shall have been announced or commenced an Alternative Transaction (as defined in Section 8.3(d)) and (x) AutoCyte shall have engaged in, or entered into an agreement to engage in, an Alternative Transaction with such Third Party or any affiliate thereof within twelve months after the date of the AutoCyte stockholders' meeting or (y) the AutoCyte Board of Directors shall have recommended an Alternative Transaction with the Third Party proposing such Alternative Transaction or any affiliate thereof within twelve months after the date of the AutoCyte stockholders' meeting; or

             (iii) the termination of this Agreement by NeoPath pursuant to
        Section 8.1(g) if before such termination or within twelve months thereafter AutoCyte shall have entered into an agreement to engage in or shall have engaged in an Alternative Transaction.

     The expenses and fees, if applicable, payable pursuant to this Section 8.3(c) shall be paid within five business days after the first to occur of the events described in clauses (ii) or (iii) and prior to the exercise by AutoCyte of its rights as described in clause (i); provided that, (I) despite the foregoing provision, if AutoCyte is obligated to pay a termination fee to NeoPath pursuant to Section 8.3(b)(ii)(B) or 8.3(b)(iii), then the fees payable by AutoCyte to NeoPath pursuant to Section 8.3(b)(ii) or 8.3(b)(iii) shall be paid within five business days after the occurrence of the transaction or recommendation occurring or continuing after the AutoCyte stockholders' meeting which gives rise to the rights to receive the termination fee and (II) in no event shall AutoCyte be required to pay any expenses or termination fees to NeoPath if, immediately prior to the termination of this Agreement, NeoPath was in breach of any of its material obligations under this Agreement.

          (d) As used in this Agreement, "Alternative Transaction" means either
     (i) a transaction pursuant to which any person (or group of persons) other than AutoCyte or NeoPath, or either of their respective affiliates (a "Third Party"), acquires more than 15% of the outstanding shares of AutoCyte Common Stock or NeoPath Common Stock, as applicable, pursuant to a tender offer or exchange offer of otherwise, (ii) a merger or other business combination involving either AutoCyte or NeoPath, as applicable, pursuant to which any Third Party acquires more than 15% of the outstanding equity securities of AutoCyte or NeoPath, as applicable, or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets of AutoCyte or NeoPath having a fair market value (as determined by the Board of Directors of AutoCyte or NeoPath, as applicable, in good faith) equal to more than 15% of the fair market value of all the assets of AutoCyte or NeoPath, as applicable, immediately prior to such transaction ("Material Assets"), or
     (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                           SECTION 9 -- MISCELLANEOUS

     9.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

        (a) if to AutoCyte or Merger Sub, to:

           AutoCyte, Inc.
           780 Plantation Drive
           Burlington, NC 27215
           Attention: President
           Tel: (336) 222-9707
           Fax: (336) 513-0411

        with a copy to:

           Palmer & Dodge LLP
           One Beacon Street
           Boston, Massachusetts 02108
           Attention: Steven N. Farber
                      Marc A. Rubenstein
           Tel: (617) 573-0100
           Fax: (617) 227-4420

        (b) if to NeoPath, to:

           NeoPath, Inc.
           8271 154th Avenue NE
           Redmond, WA 98052
           Attention: President
           Tel: (425) 869-7284
           Fax: (425) 556-3064
        with a copy to:

           Perkins & Coie LLP
           1201 Third Avenue, 40th Floor
           Seattle, WA 98101-3099
           Attention: Michael E. Stansbury
           Tel: (206) 583-8888
           Fax: (206) 583-8500

Any party may by notice given in accordance with this Section 9.1 to the other parties designate another address or person for receipt of notices hereunder.

     9.2 Amendment. This Agreement may not be amended except by an instrument signed by each party hereto.

     9.3 Waiver.  At any time prior to the Effective Time, any party hereto may,
(a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

     9.4 Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, with respect thereto, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement.

     9.5 Governing Law. This Agreement is governed by the laws of the State of Delaware without regard to its conflict of law provisions.

     9.6 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

     9.7 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

     9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     9.9 Exhibits and Disclosure Schedules. The Exhibits and Disclosure Schedules are a part of this Agreement as if fully set forth herein.

     IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first stated above.

                                          AUTOCYTE, INC.

                                          By       /s/ JAMES B. POWELL

                                            ------------------------------------
                                             Name: James B. Powell
                                             Title: President and Chief
                                             Executive Officer

                                          NEOPATH, INC.

                                          By       /s/ ALAN C. NELSON

                                            ------------------------------------
                                             Name: Alan C. Nelson
                                             Title: Chairman

                                          TRILOGY ACQUISITION CORPORATION

                                          By       /s/ JAMES B. POWELL

                                            ------------------------------------
                                             Name: James B. Powell
                                             Title: President

                                                                      SCHEDULE 1

                  BOARD OF DIRECTORS OF SURVIVING CORPORATION
                      IMMEDIATELY AFTER THE EFFECTIVE TIME

        Thomas A. Bonfiglio
        Richard A. Charpie
        Robert E. Curry
        Alan C. Nelson
        James B. Powell
        David A. Thompson
        [outside director to be determined]

                                                                      SCHEDULE 2

                       OFFICERS OF SURVIVING CORPORATION
                      IMMEDIATELY AFTER THE EFFECTIVE TIME

        James B. Powell, President and Chief Executive Officer
        Ernest A. Knesel, Executive Vice President
        Thomas Gahm, Vice President of Cytology Research and Development
        Eric W. Linsley, Chief Financial Officer, Vice President of Finance and Treasurer
        Shih-Jong James Lee, Vice President and Corporate Partner Advance Development
        Steven C. McPhail, Vice President of Sales and Marketing
        Mary K. Norton, Vice President of Regulatory Affairs and Quality
        Assurance
        David H. Robison, Vice President of Operations

                                                                      APPENDIX B

           CHAPTER 23B.13 OF THE WASHINGTON BUSINESS CORPORATION ACT
                              (DISSENTERS' RIGHTS)

23B.13.010 DEFINITIONS

     As used in this chapter:

          (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

          (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

          (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

          (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (7) "Shareholder" means the record shareholder or the beneficial shareholder.

23B.13.020 RIGHT TO DISSENT

     (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

          (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

     (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

          (a) The proposed corporate action is abandoned or rescinded;

          (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

          (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

23B.13.030 DISSENT BY NOMINEES AND BENEFICIAL OWNERS

     (1) A record shareholder may assert dissenters' rights as to fewer than all shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

          (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200 NOTICE OF DISSENTERS' RIGHTS

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

23B.13.210 NOTICE OF INTENT TO DEMAND PAYMENT

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

     (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

23B.13.220 DISSENTERS' NOTICE

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

     (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

          (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

          (e) Be accompanied by a copy of this chapter.

23B.13.230 DUTY TO DEMAND PAYMENT

     (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

     (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

     (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

23B.13.240 SHARE RESTRICTIONS

     (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

     (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250 PAYMENT

     (1) Except as provided in RC 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

     (2) The payment must be accompanied by:

          (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (b) An explanation of how the corporation estimated the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

          (e) A copy of this chapter.

23B.13.260 FAILURE TO TAKE ACTION

     (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

23B.13.270 AFTER-ACQUIRED SHARES

     (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

23B.13.280 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

     (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

          (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

          (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

          (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

23B. 13.300 COURT ACTION

     (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

     (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (6) Each dissenter made a party to the proceeding is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310 COURT COSTS AND COUNSEL FEES

     (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

          (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

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

                                                                         ANNEX C

LOGO

WARBURG DILLON READ LLC

299 Park Avenue

New York, NY 10171-0026

Telephone 212 821-4000

www.wdr.com

                                                                    June 4, 1999

The Board of Directors
AutoCyte, Inc.
780 Plantation Drive
Burlington, NC 27215

Dear Member of the Board:

     We understand that AutoCyte, Inc., a Delaware corporation ("AutoCyte" or the "Company"), is considering a transaction whereby pursuant to the terms of a draft Agreement and Plan of Merger (the "Merger Agreement") the Company will undertake a series of transactions whereby NeoPath, Inc., a Washington corporation ("NeoPath"), will become a wholly owned subsidiary of the Company (the "Transaction"). Pursuant to the terms of the Merger Agreement all of the issued and outstanding shares of the capital stock of NeoPath, $0.10 par value, will be converted, in the aggregate, into 13.8 million shares of Common Stock, $0.01 par value, of the Company (the "Exchange Ratio"). No Company Common Stock will be issued to holders of fractional shares of NeoPath Common Stock. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

     You have requested our opinion as to the fairness to the Company from a financial point of view of the Consideration to be paid by the Company to the shareholders of NeoPath in the Transaction.

     In the past, Warburg Dillon Read LLC ("WDR") and its predecessors have provided investment banking services to the Company and received customary compensation for the rendering of such services. In the ordinary course of business, WDR, its successors and affiliates may have traded securities of the Company or NeoPath for their own accounts and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion does not address the Company's underlying business decision to effect the Transaction or constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the form of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Merger Agreement does not differ in any material respect from the draft that we have examined, and that the Company and NeoPath will comply with all the material terms of the Merger Agreement.

WARBURG DILLON READ LLC IS A SUBSIDIARY OF UBS AG.

WARBURG DILLON READ IS THE INVESTMENT BANKING DIVISION OF UBS AG.

MEMBER SIPC

MEMBER NEW YORK STOCK EXCHANGE

AND OTHER PRINCIPAL EXCHANGES

     In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company and NeoPath, (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of NeoPath, including estimates and financial forecasts prepared by the management of the Company and NeoPath and not publicly available, (iv) conducted discussions with members of the senior managements of the Company and NeoPath, (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company and NeoPath, (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (vii) considered certain pro forma effects of the Transaction on the Company's financial statements, (viii) reviewed drafts of the Merger Agreement, and (ix) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

     In connection with our review, at your direction, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, at your direction, relied on its being complete and accurate in all material respects. In addition, at your direction, we have not made or received any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or NeoPath, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, and pro forma effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future performance of their respective companies. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of the date hereof.

     In rendering our opinion, we have assumed, with your consent, that the Transaction will receive pooling-of-interests accounting treatment and will qualify as a tax-free reorganization.

     Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Exchange Ratio to be offered by the Company to the shareholders of NeoPath in the Transaction is fair, from a financial point of view, to the Company.

                                          Very truly yours,

                                          WARBURG DILLON READ LLC

                                                                         ANNEX D

LOGO

CREDIT SUISSE FIRST BOSTON CORPORATION

ELEVEN MADISON AVENUE                                     TELEPHONE 212 325-2000

NEW YORK, NY 10010-3629

June 4, 1999

Board of Directors
NeoPath, Inc.
8271-154th Avenue NE
Redmond, WA 98052

     Dear Members of the Board:

     You have asked us to advise you with respect to the fairness to the stockholders of NeoPath, Inc. (the "Company"), other than AutoCyte, Inc. (the "Acquiror") and its subsidiaries, from a financial point of view of the Exchange Ratio (as defined below) provided for in the Agreement and Plan of Merger, dated as of June 4, 1999 (the "Merger Agreement"), between the Acquiror, Trilogy Acquisition Corporation ("Sub") and the Company. The Merger Agreement provides for the merger (the "Merger") of Sub with and into the Company pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") will be converted into the right to receive 0.790 of a share (the "Exchange Ratio") of common stock, par value $0.01 per share, of the Acquiror (the "Acquiror Common Stock").

     In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and the Acquiror, as well as the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and the Acquiror, and have met with the Company's and the Acquiror's managements to discuss the business and prospects of the Company and the Acquiror.

     We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared those data with similar data for other publicly held companies in businesses similar to those of the Company and the Acquiror and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We have had discussions with managements of the Company and the Acquiror concerning the business, operational and strategic benefits and implications of the Merger, and the synergistic values and operating cost savings expected to be achieved through the combination of the operations of the Company and the Acquiror. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and the Acquiror's managements as to the future financial performance of the Company and the Acquiror. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of the Acquiror Common Stock when issued to the Company's stockholders pursuant to the Merger or the prices at which such Acquiror Common Stock will trade subsequent to Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. We have assumed with your consent that the Merger

Board of Directors
June 4, 1999
Page  2

will be accounted for as a "pooling of interests" under Accounting Principles Board Opinion No. 16 and will qualify as a tax-free "plan of reorganization" pursuant to Section 368 of the Internal Revenue Code of 1986, as amended.

     We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In the past, we have performed certain investment banking services for the Company and have received customary fees for such services.

     In the ordinary course of our business, we and our affiliates may actively trade the equity securities of both the Company and the Acquiror for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the stockholders of the Company, other than the Acquiror and its subsidiaries, from a financial point of view.

                                          Very truly yours,

                                          CREDIT SUISSE FIRST BOSTON
                                            CORPORATION

                                                                    EXHIBIT 99.2

[FRONT]

                                  NEOPATH, INC.
                              8271 154th Avenue NE
                            Redmond, Washington 98052
                                 (619) 550-3900


                    Proxy for Special Meeting of Shareholders
               to be held at 10:00 a.m. on September 30, 1999

           This Proxy is solicited on behalf of the Board of Directors


The undersigned hereby appoints Ronald R. Bromfield and Robert C. Bateman, and each of them, the true and lawful attorneys and proxies, with full power of substitution in the name, place and stead of the undersigned to vote at a Special Meeting of Shareholders (the "Meeting") of NeoPath, Inc. (the "Company") to be held on September 30, 1999 at 10:00 a.m., or at any adjournment or postponement thereof, in the manner designated below, all shares of the Company's common stock that the undersigned would be entitled to vote if personally present upon the following matters.

[BACK]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AGREEMENT AND PLAN OF MERGER.

1.       To approve the Agreement and Plan of Merger.

         [ ]      FOR       [ ]      AGAINST         [ ]      ABSTAIN

2. To consider and act upon such other business as may properly come before the Meeting or any adjournment or postponement thereof.

  Please sign and date exactly as your name(s) appear(s) and return in the enclosed envelope. When shares are held jointly, both holders should sign. When signing as an attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate the capacity in which signing.

Signature:_____________________               Date:______________, 1999

Signature:_____________________               Date:______________, 1999